     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1999



                                                      REGISTRATION NO. 333-69997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                 POST-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1

                        REGISTRATION STATEMENT UNDER THE
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               NATIONSRENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7353                              31-1570069
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                    450 EAST LAS OLAS BOULEVARD, SUITE 1400
                         FT. LAUDERDALE, FLORIDA 33301
                                 (954) 760-6550
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               JOSEPH H. IZHAKOFF
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               NATIONSRENT, INC.
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301
                                 (954) 760-6550
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:
                             STEPHEN K. RODDENBERRY
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                       ONE S.E. THIRD AVENUE, 28TH FLOOR
                           MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            --------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ----------------------------------------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ----------------------------------------------------
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS                             REGISTRATION STATEMENT FILE NO. 333-69997



                               51,529,357 SHARES

                            (NATIONSRENT, INC. LOGO)
                                  COMMON STOCK


     The selling stockholders identified in this Prospectus may offer from time to time 51,529,357 shares of common stock of NationsRent, Inc. The selling stockholders have acquired the shares of common stock offered by this Prospectus in private placement transactions and in connection with business acquisitions we have made. The shares of common stock offered by this Prospectus include 8,848,832 shares which certain of the selling stockholders may acquire pursuant to the conversion of convertible promissory notes or the exercise of warrants. Registering these shares of common stock will allow the selling stockholders to publicly sell or otherwise distribute their shares of common stock.



     The selling stockholders may offer these shares of common stock in one or more transactions on the New York Stock Exchange at prices then prevailing, in negotiated transactions or otherwise. The selling stockholders and brokers through whom the sale of the shares of common stock are made may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling stockholders or such brokers on the sale of shares of common stock may be deemed to be underwriting commissions under the Securities Act. This Prospectus also may be used, with our prior consent, by donees of the selling stockholders, or by other persons acquiring these shares and who wish to offer and sell the shares under circumstances requiring or making desirable its use. The price at which any of the shares of common stock may be sold and the commissions paid in connection with any sale may vary from transaction to transaction. We will pay certain expenses of this offering.


                         ------------------------------


     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                         ------------------------------

                                 Trading Symbol
                         New York Stock Exchange -- NRI

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

              The date of this Prospectus is              , 1999.

                               PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information regarding our company and our financial statements and the accompanying notes appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to "NationsRent," the "company," "we," "us" or "our" include NationsRent, Inc. and its subsidiaries. Unless otherwise indicated all historical share information contained in this Prospectus has been adjusted to reflect a 2,500 for 1 split of the common stock which occurred on June 2, 1998 which we refer to as the "stock split."


                                  THE COMPANY

WHO WE ARE

     NationsRent is one of the fastest growing equipment rental companies in the United States. We have acquired a platform of equipment rental businesses concentrated in selected markets and are building a network of nationally branded locations. We have become a leading provider of rental equipment as a result of our strategy to acquire core businesses, open or acquire additional locations concentrated around those businesses and expand our rental fleet. We believe that this "cluster" strategy enables us to increase profitability in our acquired stores and achieve profitability in our newly opened locations more quickly than our competitors. By implementing the cluster strategy and expanding our fleet of rental equipment, we are able to provide a full range of rental equipment to customers with a wide variety of equipment rental needs.

WHAT WE DO

     We offer a comprehensive line of equipment for rental primarily to a broad range of construction and industrial customers, including heavy highway contractors, general contractors, subcontractors, manufacturing plants and distribution centers. We also sell used and new equipment, spare parts and supplies, and provide maintenance and repair services. Our locations offer a full range of high quality, well-maintained rental equipment, including the following:

                                 - aerial lifts and work
- backhoes                         platforms                    - articulated trucks
- bulldozers                     - compressors and generators   - excavators
- skid steer loaders             - specialized hand tools       - wheel loaders

HOW WE HAVE DONE


     As of June 3, 1999, we have acquired 41 equipment rental businesses and operate 136 locations in 22 states. For the twelve months ended December 31, 1998, we had approximate revenue of $236.4 million and operating income of $42.7 million.


                               INDUSTRY OVERVIEW

     We are capitalizing on the current dynamics in the equipment rental industry. According to industry sources, the United States equipment rental industry grew from an estimated $614.0 million in revenue in 1982 to an estimated $21.0 billion in 1998, which represents a compound annual growth rate of more than 24%. Construction and industrial companies primarily have driven this growth by increasingly outsourcing their equipment needs to reduce investment in non-core assets and convert costs from fixed to variable. According to industry sources, the United States equipment rental industry is expected to grow to an estimated range of $50.0 billion to $80.0 billion in annual revenue by the year 2008 due to the overall growth in the economy and a continuing trend to rent rather than buy equipment. In addition, the United States equipment rental industry is highly fragmented, with more than 14,000 equipment rental locations. According to industry sources, in 1998 the 100 largest equipment rental companies in the United States had a combined market share of approximately 25% and no single equipment rental company in the United States had a market share greater than 4%. We are taking advantage of the fragmentation in the equipment rental industry and the absence of an equipment rental company with significant market share by creating an integrated network of nationally branded locations offering broad product selection and superior customer service.


                             COMPETITIVE STRENGTHS

     We believe we have several competitive strengths that will enable us to continue to increase growth and profitability, including the following:

          Strong Market Position. We have achieved a leading market position in selected markets and expect to continue to increase revenue as a result of our cluster strategy. We believe this strategy enables us to more effectively serve our customers, broaden our customer base, pool rental equipment inventory, offer a broader selection and greater availability of equipment and maintain a high rental equipment utilization rate. By offering a full range of rental equipment from each location, we believe that customers who currently use multiple rental equipment providers will prefer to fill their rental needs through the NationsRent network of locations. In addition, we believe that we have other advantages relative to smaller operators, including greater purchasing power and a lower cost of capital.


          Full Range of Rental Equipment. By offering a full range of rental equipment, we can serve a diverse customer base and respond to customer demand across each geographic region in which we operate. We offer a comprehensive selection of light, medium and heavy rental equipment serving the short-, medium- and long-term requirements of contractors, commercial customers and industrial customers.



          National Brand. We have entered selected markets with the goal of establishing a nationally recognized brand throughout the United States. Since our formation in August 1997, we have expanded into 22 states across the United States. This expansion provides us with a substantial base from which to roll out our branding strategy. This strategy includes expanding our fleet of rental equipment, implementing standard operating procedures and best practices and creating a distinctive store format and marketing program. We believe that we are able to increase revenue by offering an extensive inventory of rental equipment in a customer-oriented atmosphere and a brand name known for consistent quality. We believe this branding strategy enables us to expand our customer base and attract a broader range of customers, including large customers with operations in a variety of geographic markets.


          Distinctive Operating Format. We have designed and are implementing a format for our locations which we believe differentiates us from our competitors. Distinguishing characteristics of this format include drive-through lanes, clearly marked equipment aisles and attractive, well organized and clean store facilities. Our larger locations are typically on a six to 12 acre site in a heavily trafficked area with a 20,000 to 40,000 square foot facility housing a repair and maintenance center and a broad selection and extensive inventory of equipment and supplies. Our smaller locations are typically on a two to six acre site in a high-visibility commercial area with a 7,500 to 11,000 square foot facility, with maintenance and delivery capabilities and inventory and supplies targeted to the customer base in that area.

          Focus on Customer Service. We are differentiating ourself from our competitors with innovations designed to increase customer satisfaction. We generally offer more convenient access, faster check-in and check-out procedures and shorter required lead time for rentals than our competitors. We also offer on-time equipment delivery and pick-up, on-site repair service, 24-hour customer assistance and written instruction materials for equipment usage and safety. In addition, as part of our plan to provide one-stop shopping to customers, each location sells parts and supplies to complement equipment rentals and sales.


          Experienced Management Team. We believe that we have one of the most experienced and growth-oriented executive management teams among publicly-traded companies in the equipment rental industry. James L. Kirk, our Chairman and Chief Executive Officer, founded OHM Corporation, a New York Stock Exchange listed company, in 1969 and served in various senior executive positions with OHM, growing it into a leading environmental construction company with an inventory of heavy and light equipment having an original cost of over $100 million. In October 1998, Don R. O'Neal joined us as President and Chief Operating Officer. Prior to joining us, Mr. O'Neal served as President of Ray L. O'Neal, Inc. and Arenco, LLC, which operate collectively as A-1 Rentals in Fort Worth, Texas, one of the largest independent equipment rental businesses in the United States. We acquired substantially all the assets of A-1 Rentals in October 1998. Mr. O'Neal was a second-generation owner of A-1 Rentals and has been in the equipment rental business for over 30 years. In addition, we benefit from the experience of H. Wayne Huizenga, one of our directors and principal investors, who serves as Chairman and Co-Chief Executive Officer of AutoNation, Inc. and who co-founded and served in various senior executive positions with Waste Management, Inc. and Blockbuster Entertainment Corporation, each of which is a leading consolidator in its respective industry. The other members of our senior management team have previously worked closely with Mr. Kirk in senior management positions at OHM, and other key employees and consultants have worked with Mr. Huizenga in various positions at AutoNation, Waste Management or Blockbuster. The NationsRent management team is supported by operating, marketing and business development managers with an average of more than 15 years of experience in the equipment rental industry.


                               BUSINESS STRATEGY

     Our objectives are to increase revenue, profitability, market share and cash flow by building a nationally branded network of locations that offer a comprehensive selection of high quality rental equipment in convenient and accessible locations to customers in the construction and industrial markets. Key elements of our growth strategy are as follows:

     Enhance Operations.  We enhance the operations at our locations by:

        - increasing the breadth and depth of rental inventory and sharing rental equipment among locations;

        - implementing the NationsRent customer service approach;


        - linking locations to the NationsRent management information system;


        - branding locations and rental inventory with the NationsRent logo, colors and distinctive store appearance; and

        - increasing awareness of our brand through targeted local and national marketing.

     Expand National Presence. We expect to continue to acquire leading companies to implement our cluster strategy and position NationsRent to achieve significant market share. We target businesses that have one or more of the following characteristics:

        - strong positions in their geographic market;

        - experienced local management teams that will continue to work with us following the acquisition;

        - high quality inventory of equipment rental; and

        - physical and operating characteristics that are suited to conversion to the NationsRent format.

Once we have entered a particular market, we seek to acquire additional rental businesses in that market or adjacent markets with locations and equipment selection that complement our existing operations, thus enabling us to further penetrate that market.


     Open New Rental Locations. Once we have established a presence in a particular market, we seek to open new locations in that geographic area or adjacent areas to enable us to offer a greater selection and availability of equipment, maximize our equipment inventory utilization rates and achieve economies of scale. We believe that this strategy allows our new locations to achieve profitability at a faster rate than our competitors because these locations (1) generate revenue more quickly as a result of the pre-existing market presence, name recognition and referrals from existing locations and (2) have lower overhead costs due to the sharing of service, maintenance, administrative functions and personnel with our already-established locations. Since August 1997, we have opened eight new locations, two of which have been opened since January 1, 1999.


     Further Penetrate Industrial Rental Market. We believe that the equipment needs of industrial customers are under served by the existing equipment rental market in the United States and that there are significant opportunities to further penetrate this market segment. We also believe that by offering a comprehensive selection and available supply of rental equipment throughout an integrated nationally branded network of locations, industrial customers will become increasingly aware of the advantages of equipment rental relative to ownership. Such advantages include reduced capital investment, reduced storage and maintenance expense and greater access to the most modern equipment.


     In furtherance of our growth strategy, as of June 3, 1999, we have acquired 41 equipment rental businesses and operate 136 locations in 22 states. We believe that each of the equipment rental businesses which we have acquired meets one or more of our acquisition criteria and promotes our cluster strategy. Furthermore, each of these acquired businesses allows us to better meet the needs of the broad range of construction and industrial customers to whom we primarily market our products and services. To this end, many of the businesses we have acquired have been doing business in their respective markets for more than 35 years.


                              RECENT DEVELOPMENTS


     In May 1999, we entered into a Termination and Release Agreement with Rental Service Corporation, a Delaware corporation, pursuant to which we and Rental Service mutually agreed to terminate our Agreement and Plan of Merger, dated as of January 20, 1999 and to abandon our proposed merger. As part of the Termination and Release Agreement, Rental Service paid us $6.0 million as reimbursement of out-of-pocket costs and expenses incurred in connection with or relating to the Agreement and Plan of Merger and the Termination and Release Agreement and the performance of our obligations thereunder through May 1999. We also separately entered into a Stock Option Termination Agreement with Rental Service pursuant to which we and Rental Service agreed to terminate the reciprocal stock options that each party had granted to the other in connection with the Agreement and Plan of Merger.


     NationsRent was incorporated in the State of Delaware in August 1997. Our principal executive offices are located at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 and our telephone number is (954) 760-6550.

                                  THE OFFERING


Common stock being offered...............................  51,529,357 shares(1)(2)
Common stock to be outstanding after the offering........  64,608,329 shares(3)
Listing..................................................  Our common stock is listed on the New York Stock Exchange
                                                           under the symbol "NRI".


---------------


(1) The common stock being offered by this Prospectus was issued to the selling stockholders identified herein in private placement transactions and in connection with business acquisitions we have made.



(2) Includes 8,848,832 shares that are issuable upon the conversion of convertible promissory notes or the exercise of warrants.



(3) Includes 8,848,832 shares that are issuable upon the conversion of convertible promissory notes or the exercise of warrants. Does not include
    (a) approximately 1,200,000 shares issuable upon the exercise of outstanding options granted outside of our 1998 Stock Option Plan and (b) 5,000,000 shares reserved for issuance in connection with options that may be granted under our 1998 Stock Option Plan.


                                  RISK FACTORS


     You should carefully consider the risk factors set forth under "Risk Factors" beginning on page 8 and the other information included in this Prospectus prior to making a decision to invest in the shares of common stock offered by this Prospectus.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                              DECEMBER 31,    ----------------------
                                                                1998(1)        1998         1999
                                                              ------------    -------    -----------
                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue...............................................    $236,398      $ 9,039     $102,315
Gross profit(2).............................................      94,396        3,050       43,212
Operating income(2).........................................      42,719          845       19,640
Interest expense............................................      21,063          808       14,446
Income before provision for income taxes....................      22,262          160        7,379
Net income..................................................      12,654           93        4,317
Basic and diluted earnings per share........................        0.37         0.00         0.08

OTHER DATA:
Gross margin................................................        39.9%        33.7%        42.2%
Operating margin............................................        18.1%         9.3%        19.2%
Rental equipment purchases(3)...............................    $118,798      $19,584     $ 49,760
Amortization of goodwill(2).................................       5,038          259        3,158
Depreciation and other amortization.........................      26,691        1,264       13,032



                                                                 AS OF           AS OF
                                                              DECEMBER 31,     MARCH 31,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
SELECTED BALANCE SHEET DATA:
Rental equipment, net.......................................   $  382,573     $  404,832
Goodwill, net...............................................      523,785        522,899
Total assets................................................    1,075,812      1,097,340
Total debt..................................................      678,035        715,204
Stockholders' equity........................................      282,230        287,547


---------------


(1)The acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statement of operations data and other data from the date of acquisition.


(2)The amortization period for rental equipment depreciation ranges from two to ten years. The amortization period for goodwill is 40 years.


(3)Rental equipment purchases represent the purchase price of rental equipment inventory acquired during the period.

                                  RISK FACTORS


     You should carefully consider the risk factors set forth below, as well as the other information appearing elsewhere in this Prospectus, before making an investment in our common stock. The risks described below are not the only ones that we face. Additional risks about which we do not yet know or that we currently think are immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.



     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including in particular the statements about our plans, strategies and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth below.



WE HAVE SUBSTANTIAL INDEBTEDNESS AND OUR ABILITY TO GENERATE CASH IN ORDER TO SERVICE OUR INDEBTEDNESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL



     Our leverage is significant in relation to our equity. At March 31, 1999, we had total debt and stockholders' equity as set forth in the table below (dollars in thousands):



                                                           AT MARCH 31, 1999
                                                           -----------------
                                                              (UNAUDITED)
Total debt...............................................      $715,204
Stockholders' equity.....................................       287,547



     The level of our indebtedness could have important consequences to us, including the following:



     - our ability to obtain any necessary financing in the future for capital expenditures, working capital, debt service requirements, acquisitions or other purposes may be limited;



     - a substantial portion of our cash flow from operations must be dedicated to the payment of principal of and interest on our indebtedness and other obligations;



     - significant levels of indebtedness could limit our flexibility in planning for, or reacting to changes in, our business;



     - we will be more highly leveraged than some of our competitors; and



     - our high degree of indebtedness will make us more vulnerable to a default and the consequences (such as a bankruptcy or workout) in the event of a downturn in our business.



WE MAY NOT BE ABLE TO EXECUTE OUR GROWTH STRATEGY



     A principal component of our growth strategy is to expand through additional acquisitions and to open new locations. We expect our growth strategy will affect short-term cash flow and net income as we increase our indebtedness and incur expenses to open new locations, make acquisitions and expand our rental fleet. As a result, revenue and operating results may fluctuate. Our future growth will depend on a number of factors including our ability to:



     - identify acceptable acquisition candidates and suitable start-up locations;



     - complete acquisitions and obtain sites for start-up locations on favorable terms;

     - promptly and successfully integrate acquired businesses and newly opened locations with our existing operations;



     - expand our customer base; and



     - obtain financing to support expansion.



     We cannot assure you that we will successfully expand or that any expansion will result in profitability. The failure to effectively identify, evaluate and integrate acquired businesses and newly opened locations could adversely affect our growth prospects. We also cannot assure success in entering new geographic markets, which may have different competitive conditions, seasonality and demographic characteristics than our current markets.



     As we expand through acquisitions and the opening of new locations, we expect to increase the number of our employees, the scope of our operating and financial systems and the geographic area of our operations. This growth will increase the complexity of operations and the level of responsibility for both existing and new management personnel. We may not be able to attract and retain qualified management and employees and our current operating and financial systems and controls may not be adequate to support our expected growth.



OUR FUTURE GROWTH WILL DEPEND ON OBTAINING ADDITIONAL CAPITAL



     Our ability to remain competitive, sustain our growth and expand our operations through new locations and acquisitions largely depends on our access to capital. We must also make ongoing capital expenditures to maintain the condition of our rental fleet in order to remain competitive and provide our customers with high-quality equipment. Historically, we financed capital expenditures, acquisitions and start-up locations primarily through the issuance of equity securities, secured bank borrowings, financing from equipment suppliers, the issuance of senior subordinated notes and internally generated cash flow. As of March 31, 1999, we had senior credit facilities consisting of a $180.0 million term loan due September 2004 and a $320.0 million revolving line of credit due June 2001 of which $175.9 million was outstanding under the line of credit. To implement our growth strategy and meet our capital needs, we plan to issue additional equity securities and incur additional indebtedness in the future. We cannot assure you that we will be able to obtain additional capital, if and when required, on acceptable terms, or at all. If we cannot obtain sufficient additional capital in the future, we will have to curtail growth or delay capital expenditures, which would have a material adverse effect on our business, financial condition or results of operations.



THE TERMS OF OUR EXISTING INDEBTEDNESS MAY RESTRICT OUR ABILITY TO GROW



     Our senior credit facilities contain a number of covenants that limit our ability to dispose of assets or merge, incur debt, pay dividends, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The Indenture governing our 10 3/8% senior subordinated notes due 2008 also contains a number of similar restrictive covenants. As a result of these covenants, our ability to respond to changing business and economic conditions and to secure additional financing may be significantly restricted.



THE EQUIPMENT RENTAL INDUSTRY IS HIGHLY COMPETITIVE



     Our competitors include large national rental companies, equipment manufacturers, regional corporations, smaller independent businesses and equipment vendors and dealers who both sell and rent equipment to customers. Some of our competitors have greater financial resources, are more geographically diverse and have greater name recognition than we have. We may encounter increased competition from existing competitors or new market entrants, such as equipment manufacturers, that may be significantly larger and have greater financial and marketing resources than we have. Competitors may compete not only for customers but also for acquisition candidates and start-up locations that could have the effect of increasing prices for acquisitions and limiting available expansion locations.



WE HAVE A LIMITED OPERATING HISTORY



     We were formed in August 1997 and commenced operations in September 1997 with our acquisition of Sam's Equipment Rental, Inc. and Gabriel Trailer Manufacturing Company, Inc., considered our predecessor company. Accordingly, you can only evaluate us, our growth strategy and our prospects based upon our limited operating history. You must evaluate our company's prospects in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development. Although we have recently experienced growth in revenue and net income, we cannot assure you that this growth can or will be sustained or that our strategy of building a network of nationally branded equipment rental locations will lead to continued growth in revenue and net income.



OUR REVENUE AND OPERATING RESULTS ARE LIKELY TO CONTINUE TO FLUCTUATE



     Our revenue and operating results have varied from quarter to quarter and we expect that they will continue to fluctuate in the future due to:



     - general economic conditions in our markets;



     - adverse weather conditions;



     - the timing and cost of acquisitions and start-up locations;



     - the effectiveness of integrating acquired businesses and start-up locations;



     - the timing of fleet expansion capital expenditures;



     - the realization of targeted equipment utilization rates;



     - seasonal rental and purchasing patterns of our customers; and



     - price changes in response to competitive factors.



     In addition, persistence of any of these factors over an extended period could materially affect our revenue and operating results over a longer period. We will incur various costs in establishing or integrating newly acquired locations or start-ups, and the profitability of a new location is generally expected to be lower in the initial period of its operation.



WE MUST COMPLY WITH VARIOUS SAFETY AND ENVIRONMENTAL REGULATIONS THAT MAY INCREASE EXPENSES AND LIABILITIES



     Our equipment, facilities and operations are subject to federal, state and local laws and regulations governing occupational health and safety and environmental protection. Under these laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of hazardous substances located on such property. These laws often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous substances. Some of our existing and former locations use and have used such substances and currently generate or have generated or disposed of wastes, which are or may be considered hazardous or otherwise are subject to applicable environmental requirements. We use hazardous materials such as solvents to clean and maintain our rental fleets. We also generate and dispose waste such as used motor oil, radiator fluid and solvents, and we may be liable under various federal, state and local laws for environmental contamination at facilities where our waste is or has been disposed. In addition, we dispense petroleum products from underground and above-ground storage tanks located at certain rental locations that we own or lease. We incur ongoing expenses associated with the removal of older underground storage tanks and other activities in order to comply with environmental laws and we also perform remediation at certain of our locations. We cannot assure you that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future, or that we will not indemnify other parties for adverse environmental conditions that are currently known to us. Such future changes or interpretations, or the indemnification for such adverse environmental conditions, could result in additional environmental compliance or remediation costs not currently anticipated by us, which could have a material adverse effect on our business, financial condition or results of operations.



WE MAY INCUR UNANTICIPATED LIABILITIES ASSOCIATED WITH ACQUISITIONS



     There may be liabilities that we fail or are unable to discover in the course of performing due diligence investigations on each business we have acquired or may acquire in the future. These liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with applicable federal, state or local environmental requirements by prior owners for which a successor owner may be responsible. We try to minimize these risks by conducting such due diligence as we deem appropriate under the circumstances. However, we cannot assure you that we have identified or, in the case of future acquisitions, will identify, all existing or potential risks, or that indemnification obtained from a seller, if any, will be enforceable, collectible or sufficient in amounts, scope or duration to fully offset the possible liabilities associated with the business acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition or results of operations.



SOME OF OUR LIABILITIES MAY NOT BE COVERED BY INSURANCE



     Our business exposes us to possible claims for personal injury or death resulting from the use of equipment we rent or sell and from injuries caused in motor vehicle accidents in which delivery or service personnel are involved. We carry comprehensive insurance subject to a deductible. We cannot assure that existing or future claims will not exceed the level of our insurance, or that our insurance will continue to be available on economically reasonable terms, if at all.



OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE A CONTROLLING INTEREST IN OUR COMPANY



     As of June 4, 1999, our executive officers and directors, including H. Wayne Huizenga, beneficially owned approximately 36.7% of our common stock. In addition, H. Family Investments, Inc., a Florida corporation controlled by H. Wayne Huizenga, Jr., Mr. Huizenga's son, owned approximately 21.5% of our outstanding common stock. As a result, our executive officers and directors are, together with H. Family Investments, Inc., able to exercise controlling influence over the outcome of matters submitted to our stockholders for approval, including the election of directors.



THE VALUE OF YOUR COMMON STOCK MAY BE DILUTED DUE TO FUTURE STOCK ISSUANCES



     You may experience dilution as a result of shares of common stock which may be issued in connection with future capital raising transactions and business acquisitions and as a result of the issuance and exercise of stock options.



THE PRICE OF OUR COMMON STOCK IS SUBJECT TO VOLATILITY



     The market price of the common stock could be subject to significant fluctuations due to variation in our operating results, changes in earnings estimates by investment analysts, the success or failure of our growth strategy, and changes in business or regulatory conditions affecting us. In addition, the stock market has from time to time experienced extreme price fluctuations which have often been unrelated to the operating performance of the affected companies. Such fluctuations could materially adversely affect the market price of the common stock.

WE ARE RESTRICTED IN OUR ABILITY TO PAY DIVIDENDS



     Our senior credit facilities and the Indenture governing our 10 3/8% senior subordinated notes due 2008 restrict us from paying dividends on our common stock. We do not expect to pay dividends on our common stock in the foreseeable future.



SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT MARKET PRICES OF OUR COMMON STOCK



     As of June 4, 1999, we had 55,759,497 shares of common stock outstanding. Pursuant to this Prospectus, we are registering 51,529,357 shares of common stock which includes 8,848,832 shares of common stock issuable upon the conversion of promissory notes or upon the exercise of warrants. In addition, we have registered under the Securities Act pursuant to a separate registration statement approximately 6,200,000 shares of common stock reserved for issuance pursuant to options granted and which may be granted to our employees. We cannot make any predictions as to the effect, if any, that market sales of shares of our common stock or the availability of the shares of common stock for sale will have on the market price for shares of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market could adversely affect the market price of the common stock and could impair our ability to raise capital through an offering of equity securities.



THE YEAR 2000 ISSUE MAY ADVERSELY AFFECT OUR COMPUTER SYSTEMS



     We are aware of the issues associated with the programming code in existing computer software systems as the Year 2000 approaches. The Year 2000 problem is pervasive and complex, and virtually every computer operation could be affected in some way by the rollover of the two-digit year value to "00." The issue is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize this information could generate erroneous data or cause complete system failures. Our management information system has been developed and is being tested to ensure that it is Year 2000 compliant. We expect to convert all of the information systems of the businesses we acquire to our management information system as soon as practicable after each acquisition is completed. However, we cannot assure you that all such systems will be converted prior to December 31, 1999. Although we do not anticipate any material adverse effects from the Year 2000 issue, we cannot assure you that we, or any business we acquire, or any of our customers or vendors will not experience interruptions of operations because of Year 2000 problems. Although we do not expect to incur significant expense to address the Year 2000 issue beyond our capital investment in the management information system, Year 2000 problems might require us to incur unanticipated expenses and such expenses could have a material adverse effect on our business, financial condition, results of operations or prospects.

                                USE OF PROCEEDS


     We will not receive any proceeds from the sale of our common stock offered by the selling stockholders pursuant to this Prospectus.


                                DIVIDEND POLICY


     We have not paid any dividends in the past and presently anticipate that earnings, if any, will be retained for the development of our business and that we will not declare dividends on the common stock in the foreseeable future. In addition, the terms of the our senior credit facilities as well as the terms of the Indenture governing our 10 3/8 senior subordinated notes due 2008 restrict our ability to declare or pay dividends. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and general business conditions.

                        SELECTED CONSOLIDATED HISTORICAL

                   FINANCIAL INFORMATION AND OPERATIONS DATA


     The following selected consolidated financial information summarizes (i) the statement of operations data and balance sheet data for Gabriel Trailer Manufacturing Company, Inc., considered our predecessor company, as of and for the fiscal years ended March 31, 1995, and the selected balance sheet data as of March 31, 1996, which have been derived from the unaudited consolidated financial statements of our predecessor company not included herein, (ii) the statement of operations data for our predecessor company for the fiscal years ended March 31, 1996 and 1997 and the five months ended August 31, 1997 and the selected balance sheet data as of March 31, 1997 and August 31, 1997, which have been derived from the audited consolidated financial statements of our predecessor company included elsewhere in this Prospectus, (iii) the statement of operations data of our company for the period from August 14, 1997 (inception) through December 31, 1997, and selected balance sheet data as of December 31, 1997, which have been derived from the audited consolidated financial statements of our company appearing elsewhere in this Prospectus and
(iv) the consolidated statement of operations data of our company for the three months ended March 31, 1999 and 1998 and the selected balance sheet data as of March 31, 1999, which have been derived from the unaudited consolidated financial statements of our company included elsewhere in this Prospectus which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations and financial position at such date and for such period. The other data has been derived from the consolidated financial statements referred to above for the applicable periods. The selected consolidated historical financial information and operations data presented below should be read in conjunction with our Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                             PREDECESSOR COMPANY                                THE COMPANY(1)
                                   ---------------------------------------   ----------------------------------------------------
                                                                              AUGUST 14
                                       FISCAL YEAR ENDED         APRIL 1     (INCEPTION)                     THREE MONTHS ENDED
                                           MARCH 31,             THROUGH       THROUGH       YEAR ENDED           MARCH 31,
                                   --------------------------   AUGUST 31,   DECEMBER 31,   DECEMBER 31,    ---------------------
                                    1995     1996      1997        1997          1997           1998         1998          1999
                                   ------   -------   -------   ----------   ------------   ------------    -------      --------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
 Equipment rentals...............  $7,237   $11,871   $15,328    $ 8,515       $ 7,410       $  150,668     $ 5,911      $ 75,100
 Sales of equipment, merchandise,
   services, parts and
   supplies......................   2,367     4,302     4,177      1,205         1,895           85,730       3,128        27,215
                                   ------   -------   -------    -------       -------       ----------     -------      --------
       Total revenue.............   9,604    16,173    19,505      9,720         9,305          236,398       9,039       102,315
Cost of revenue:
 Cost of equipment rentals,
   excluding depreciation........   3,442     4,380     6,029      2,193         2,196           56,084       2,661        29,312
 Rental equipment
   depreciation(2)...............   1,842     2,053     3,465      1,848         1,526           24,463       1,076        11,625
 Cost of sales of equipment,
   merchandise, services, parts
   and supplies..................   1,156     4,491     2,791        984         1,691           61,455       2,252        18,166
                                   ------   -------   -------    -------       -------       ----------     -------      --------
       Total cost of revenue.....   6,440    10,924    12,285      5,025         5,413          142,002       5,989        59,103
                                   ------   -------   -------    -------       -------       ----------     -------      --------
Gross profit.....................   3,164     5,249     7,220      4,695         3,892           94,396       3,050        43,212
Selling, general and
 administrative expenses.........   1,634     2,972     3,564      1,683         1,081           44,411       1,758        19,007
Non-rental equipment depreciation
 and amortization(2).............     162       180       238        115           284            7,266         447         4,565
                                   ------   -------   -------    -------       -------       ----------     -------      --------
Operating income.................   1,368     2,097     3,418      2,897         2,527           42,719         845        19,640
                                   ------   -------   -------    -------       -------       ----------     -------      --------
Other (income)/expense:
 Interest expense................     239       583       866        580           760           21,063         808        14,446
 Other (income)/expense, net.....    (353)     (196)     (203)        62            --             (606)       (123)       (2,185)
                                   ------   -------   -------    -------       -------       ----------     -------      --------
                                     (114)      387       663        642           760           20,457         685        12,261
                                   ------   -------   -------    -------       -------       ----------     -------      --------
Income before provision for
 income taxes....................   1,482     1,710     2,755      2,255         1,767           22,262         160         7,379
 Provision for income taxes......     593       732     1,128        939           766            9,608          67         3,062
                                   ------   -------   -------    -------       -------       ----------     -------      --------
Net income.......................  $  889   $   978   $ 1,627    $ 1,316       $ 1,001       $   12,654     $    93      $  4,317
                                   ======   =======   =======    =======       =======       ==========     =======      ========
Basic and diluted earnings per
 share(3)........................                                              $  0.04       $     0.37     $  0.00      $   0.08
                                   ======   =======   =======    =======       =======       ==========     =======      ========
OTHER DATA:
 Gross margin....................    32.9%     32.5%     37.0%      48.3%         41.8%            39.9%       33.7%         42.2%
 Operating margin................    14.2%     13.0%     17.5%      29.8%         27.2%            18.1%        9.3%         19.2%
 Rental equipment purchases(4)...  $   --   $ 8,799   $ 8,101    $ 1,775       $ 2,461       $  118,798     $19,584      $ 49,760
 Amortization of goodwill(2).....      --        --        --         --           166            5,038         259         3,158
 Depreciation and other
   amortization..................   2,004     2,233     3,703      1,963         1,644           26,691       1,264        13,032



                                                      PREDECESSOR COMPANY                             THE COMPANY
                                            ----------------------------------------   ------------------------------------------
                                                  AS OF MARCH 31,           AS OF         AS OF          AS OF          AS OF
                                            ---------------------------   AUGUST 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                             1995      1996      1997        1997          1997           1998           1999
                                            -------   -------   -------   ----------   ------------   ------------   ------------
                                                                           (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
 Rental equipment, net....................  $ 8,907   $14,722   $21,789    $21,886       $30,619       $  382,573     $  404,832
 Goodwill, net............................       --        --        --         --        36,686          523,785        522,899
 Total assets.............................   10,948    17,423    27,614     29,088        79,157        1,075,812      1,097,340
 Total debt...............................    5,871     9,944    16,100     16,559        42,928          678,035        715,204
 Stockholders' equity.....................    1,862     2,840     4,467      5,768        26,001          282,230        287,547


---------------


(1) Our acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statement of operations data and other data from the date of acquisition.


(2) The amortization period for rental equipment depreciation ranges from two to ten years. The amortization period for goodwill is 40 years.


(3) Earnings per share data is not included for our predecessor company on a historical basis as such information would not be representative of the capital structure of our company.


(4) Rental equipment purchases represent the purchase price of rental equipment inventory acquired during the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis of our consolidated results of operations and financial condition should be read in conjunction with our Consolidated Financial Statements and the "Selected Consolidated Historical Financial Information and Operations Data" included elsewhere in this Prospectus.



GENERAL



     NationsRent is one of the fastest growing equipment rental companies in the United States. We have acquired a platform of equipment rental businesses concentrated in selected markets and are building a network of nationally branded locations. As of June 3, 1999, we operated 136 equipment rental locations in 22 states. We have become a leading provider of rental equipment as a result of our strategy to acquire core businesses, open or acquire additional locations concentrated around those businesses, and expand our rental fleet. We believe that this cluster strategy enables us to increase profitability in our acquired stores and achieve profitability in our newly opened locations more quickly than our competitors. By implementing the cluster strategy and expanding our fleet of rental equipment, we are able to provide a full range of rental equipment to customers with a wide variety of equipment rental needs.


     NationsRent seeks to acquire businesses that have:


          -     strong positions in their geographic market;



          - experienced local management teams that will continue to work with us following the acquisition;



          -     high quality inventory of rental equipment; and



          - physical and operating characteristics that are suited to conversion to the NationsRent format.



     During the period from January 1, 1999 through June 3, 1999, we have acquired four equipment rental businesses. We paid an aggregate of approximately $22.7 million for these four acquisitions which consisted of approximately:



          -     $15.5 million in cash, and



          -     $7.2 million of convertible subordinated debt.


     We funded the cash portion of the consideration paid for these acquisitions with borrowings under our senior credit facilities. The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair values as of the date of acquisition. Purchase accounting values for certain acquisitions have been assigned on a preliminary basis, and are subject to adjustment when additional information as to the fair values of the net assets acquired is available. We are awaiting information from third-party appraisers as to the fair value of certain rental equipment acquired and the final determination of certain liabilities assumed. We do not believe the final assignment of the fair value of the net assets acquired will have a significant impact on future operating results.

     After making an acquisition, we convert acquired locations to the NationsRent format. Distinguishing characteristics of this format include drive-through lanes, clearly marked equipment aisles, prominent use of the NationsRent logo and colors, and attractive, well-organized and clean store facilities. The cost of converting an acquired location to the NationsRent format varies depending on the physical properties of the acquired location and the condition, breadth and depth of rental equipment inventory at such location, which are factors considered in the selection and pricing of acquisition candidates. Once we have established a presence in a particular market, we may open new locations in that geographic area or adjacent areas. Since August 1997, we have opened eight new locations two of which have been opened since January 1, 1999. We plan to open eight to 12 new locations in 1999 and continue to evaluate the need for new locations as we acquire equipment rental companies in new markets. The cost of opening our new locations has varied depending on whether we leased or purchased the underlying real property, the size of the location, and the breadth and depth of inventory at each location. See "-- Liquidity and Capital Resources."

     We derive our revenue from equipment rental, sales of new and used equipment, spare parts and supplies, and maintenance and repair services. Rental revenue is dependent on several factors including demand for rental equipment, the amount and quality of equipment available for rent, rental rates, and general economic conditions. Revenue generated from the sale of used equipment is affected by price, general economic conditions, and the condition of the equipment. Revenue from the sale of new equipment is affected by price and general economic conditions. Revenue from the sale of spare parts and supplies as well as maintenance and repair services is primarily affected by equipment rental and sales volume.

     The principal components of our cost of revenue include depreciation of rental equipment, costs of new and used equipment sold, personnel costs, occupancy costs, the cost of rental equipment under operating leases, repair and maintenance costs, and vehicle operations. Rental equipment depreciation is calculated using the straight-line method over the estimated useful life of such equipment. The range of useful lives estimated by management for rental equipment is primarily three to ten years and is depreciated to a salvage value ranging from zero to ten percent of original cost.

     Selling, general and administrative expenses include management salaries, advertising and marketing, travel, administrative and clerical salaries, and data processing.

     Non-rental equipment depreciation and amortization includes the depreciation of fixed assets that are not offered for rent, amortization of leasehold improvements, and amortization of intangible assets related to the acquired businesses.


     In May 1999, we entered into a Termination and Release Agreement with Rental Service Corporation, a Delaware corporation, pursuant to which we and Rental Service mutually agreed to terminate our Agreement and Plan of Merger, dated as of January 20, 1999, and to abandon the proposed merger. As part of the Termination and Release Agreement, Rental Service paid us $6.0 million as reimbursement of out-of-pocket costs and expenses incurred in connection with or relating to the Agreement and Plan of Merger and the Termination and Release Agreement along with the performance of our obligations thereunder through May 1999. We also separately entered into a Stock Option Termination Agreement with Rental Service pursuant to which we and Rental Service agreed to terminate the reciprocal stock options that each party had granted to the other in connection with the Agreement and Plan of Merger. We expect to record a charge to earnings during the second quarter of 1999 related to expenses incurred in connection with the merger agreement, which will be partially offset by the $6.0 million payment received from RSC.

HISTORICAL RESULTS OF OPERATIONS



THREE MONTHS ENDED MARCH 31, 1999 AND 1998



     Revenue. The following table sets forth our revenue by type for the three months ended March 31, 1999 and March 31, 1998 (in thousands, except percentages):


                                                      THREE MONTHS ENDED MARCH 31,
                                                  ------------------------------------
                                                        1999                1998
                                                  -----------------    ---------------
  Equipment rentals.............................  $ 75,100     73.4%   $5,911     65.4%
  Sales of equipment, merchandise, service,
     parts and supplies.........................    27,215     26.6%    3,128     34.6%
                                                  --------    -----    ------    -----
                                                  $102,315    100.0%   $9,039    100.0%
                                                  ========    =====    ======    =====

     Total revenue for the three months ended March 31, 1999 increased to $102.3 million from $9.0 million for the three months ended March 31, 1998. This increase was due primarily to the inclusion of revenue from businesses acquired since March 31, 1998. Also contributing to the growth in revenue was an increase in revenue from equipment rentals resulting from the expansion of our rental fleet at existing locations and the opening of eight new locations since March 31, 1998. Equipment rental revenue as a percentage of total revenue was 73.4% for the three months ended March 31, 1999 up from 65.4% for the three months ended March 31, 1998. The higher mix of rental revenue in the 1999 period is due primarily to the mix of revenue of companies acquired and growth in equipment rentals. It also is the result of a decrease in the sales of new equipment, parts and service resulting from the sale in January 1999 of a lift truck dealership that derived the majority of its revenue from sales of new equipment and related parts and service.

     Gross Profit. Gross profit for the three months ended March 31, 1999 increased to $43.2 million compared with $3.0 million for the three months ended March 31, 1998 due primarily to the increase in revenue. Gross profit as a percentage of revenue increased to 42.2% for the three months ended March 31, 1999 compared with 33.7% for the same period in 1998. The increase in gross profit as a percentage of revenue was due to the growth in revenue from equipment rentals and the resulting increase in the percentage of revenue from equipment rentals that have higher margins than revenue from sales of equipment, merchandise, service, parts and supplies.

     Operating Expenses. Selling, general and administrative expenses for the three months ended March 31, 1999 increased to $19.0 million compared with $1.8 million for the three months ended March 31, 1998. The increase was due primarily to the inclusion of such costs from companies acquired since March 31, 1998 and additional corporate expenses including costs associated with our strategic marketing initiatives launched during the quarter. Selling, general and administrative expenses for the three months ended March 31, 1999 as a percentage of revenue declined to 18.6% from 19.4% for the three months ended March 31, 1998 due primarily to the increase in revenue.

     Non-rental equipment depreciation and amortization for the three months ended March 31, 1999 increased to $4.6 million from $0.4 million for the same period in 1998 due primarily to the increase in goodwill amortization in connection with acquisitions completed since March 31, 1998.

     Operating Income. Operating income for the three months ended March 31, 1999 increased to $19.6 million compared with $0.8 million for the three months ended March 31, 1998 due primarily to the increase in revenue. Operating income as a percentage of revenue for the three months ended March 31, 1999 increased to 19.2% from 9.3% for the comparable 1998 period due primarily to the increase in revenue and the higher percentage of revenue from equipment rentals.

     Other Income and Expense. Interest expense for the three months ended March 31, 1999 increased to $14.4 million compared with $0.8 million for the three months ended March 31, 1998 due primarily to the increase in debt incurred to finance acquisitions and expansion of our rental fleet since March 31, 1998. Interest expense is primarily attributable to borrowings under our senior credit facilities, notes issued to finance the purchase of equipment, subordinated notes issued to sellers of businesses we acquired and our senior subordinated notes issued in December 1998.


     Other income for the three months ended March 31, 1999 included a pre-tax gain of approximately $1.8 million from the sale of a lift truck dealership during the quarter. See Note 6 to the Consolidated Financial Statements.


     Income Taxes. Our effective income tax rate for the three months ended March 31, 1999 was 41.5%. The amount above statutory income tax rates is attributable primarily to non-deductible goodwill amortization for federal income tax purposes.


     The acquisitions completed to date have significantly altered our cost structure primarily due to changes to owners' compensation, depreciation methodologies, interest expense and real estate costs. We believe that the pre-acquisition historical results of the acquired businesses are not indicative of future results. In addition, because we were only in operation for approximately four months during 1997 and have acquired 32 businesses in 1998, meaningful comparison to the prior year cannot be made. As such, the following discussion of the historical results of operations does not set forth any prior year comparisons.


  Year Ended December 31, 1998

     Revenue. The following table sets forth our revenue by type for the year ended December 31, 1998 (in thousands, except percentages):

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
Equipment rentals...........................................  $150,668     63.7%
Sale of used equipment......................................    36,602     15.5
Sale of new equipment.......................................    24,205     10.2
Sale of parts, supplies, maintenance and repair.............    24,923     10.6
                                                              --------    -----
                                                              $236,398    100.0%
                                                              ========    =====

     Equipment rental revenue as a percentage of total revenue was 63.7% for the year ended December 31, 1998 due primarily to the mix of revenue of companies acquired during the year. We continue to expand our rental equipment inventory at our current locations and continue to target equipment rental revenue as a percentage of total revenue to be greater than 60%.


     Gross Profit. Gross profit for the year ended December 31, 1998 was $94.4 million or 39.9% of revenue. Our rental equipment depreciation as a percent of rental revenue was 16.2% for 1998. We financed approximately $115.1 million of our rental fleet with operating leases during 1998 resulting in reported depreciation expense below what it would have been had such fleet been purchased.


     Operating Expenses. Selling, general and administrative expenses for the year ended December 31, 1998 were $44.4 million or 18.8% of revenue. Non-rental equipment depreciation and amortization for the year ended December 31, 1998 was $7.3 million or 3.1% of revenue.


     Operating Income. Operating income for the year ended December 31, 1998 was $42.7 million or 18.1% of total revenue.

     Other Income and Expense. Net interest expense for the year ended December 31, 1998 was $20.9 million or 8.8% of revenue. Interest expense is primarily attributable to borrowings under our senior credit facilities for acquisitions and capital expenditures, the issuance of notes to finance the purchase of equipment, the issuance of subordinated notes to sellers in acquisitions and the issuance of senior subordinated notes.


     Income Taxes. Our effective income tax rate for the year ended December 31, 1998 was 43.2%. The amount above statutory income tax rates is attributable primarily to non-deductible goodwill amortization for federal income tax purposes.


HISTORICAL RESULTS OF OPERATIONS -- PREDECESSOR COMPANY


 Fiscal Year Ended March 31, 1997 ("Fiscal 1997") as Compared to
  Fiscal Year Ended March 31, 1996 ("Fiscal 1996")

     Revenue. Total revenue for Fiscal 1997 increased 20.6% to $19.5 million from $16.2 million in Fiscal 1996. This increase was primarily attributable to a 29.1% increase in equipment rental revenue. Equipment rental revenue increased as a result of the increased selection and availability of rental equipment and from the opening of two new locations during Fiscal 1997.

     Gross Profit. Gross profit for Fiscal 1997 increased 37.6% to $7.2 million from $5.2 million in Fiscal 1996. Gross margin increased from 32.5% in Fiscal 1996 to 37.0% in Fiscal 1997. This improvement primarily resulted from increased margins on the sale of used equipment.


     Total Selling, General and Administrative Expenses. Selling, general and administrative expenses for Fiscal 1997 increased 20.6% to $3.8 million from $3.2 million in Fiscal 1996. As a percentage of total revenue, these costs were 19.5% in Fiscal 1996 compared with 19.5% in Fiscal 1997. The increase in selling, general and administrative expenses was primarily attributable to additional administrative staff hired and growth in business volume during Fiscal 1997. In addition, we incurred additional non-rental depreciation expense attributable to an increase in property, plant and equipment as a result of the two locations opened during Fiscal 1997.


     Operating Income. As a result of the foregoing, operating income increased 63.0% from $2.1 million for Fiscal 1996 to $3.4 million in Fiscal 1997. Operating income margin increased from 13.0% in Fiscal 1996 to 17.5% in Fiscal 1997.


     Other Expense. Other expense for Fiscal 1997 increased to $0.7 million from $0.4 million in Fiscal 1996. This increase was primarily attributable to an increase in debt and related interest expense which resulted from our increased financing of rental equipment asset purchases.



     Income Tax Expense. Income tax expense was $1.1 million for Fiscal 1997, compared to $0.7 million in Fiscal 1996. Our effective tax rate was 40.9% for Fiscal 1997, compared to 42.8% for the same period in Fiscal 1996.


     Net Income. Net income for Fiscal 1997 increased 66.4% to $1.6 million from $1.0 million for Fiscal 1996 for the aforementioned reasons. Net income as a percentage of revenue was 8.3% for Fiscal 1997 compared with 6.1% for Fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES


     Our primary uses of cash have been the funding of acquisitions and capital expenditures. To date, we have funded our cash requirements primarily with borrowings under our senior credit facilities, proceeds from the issuance of debt and equity securities, equity contributions from our founding stockholders, and cash provided by operations.

     Our net cash used by operations was $12.7 million for the three months ended March 31, 1999 compared to net cash provided by operations of $8.6 million for the same period in 1998. The increase in cash used by operations was due primarily to an increase in the working capital required as a result of the acquisitions and to fund our internal growth. Net cash used in investing activities was $29.5 million for the three months ended March 31, 1999. Cash used in investing activities in the period was primarily a result of cash consideration of $5.0 million for the acquisition of a business and expenditures made in connection with the then pending merger with Rental Service Corporation, offset by $23.2 million of net proceeds from the sale of the lift truck dealership; $49.8 million for purchases of rental equipment partially offset by $12.6 million of proceeds from the sale of used equipment, and $10.6 million for purchases of and improvements to property and equipment. Cash provided by financing activities was $35.6 million for the three months ended March 31, 1999 net of the repayment of debt assumed in connection with an acquired business, and was primarily a result of net borrowings under our senior credit facilities.


     In February 1999, we increased our senior credit facilities to $500.0 million consisting of a $180.0 million term loan due September 2004 and a $320.0 million revolving line of credit due June 2001. The credit facilities can be used to complete permitted acquisitions, make capital expenditures, enter into standby letters of credit, or for working capital and other general corporate purposes. Borrowings under the revolving line of credit bear interest at either the BankBoston, N.A. base rate plus a percentage ranging from 0.00% to 0.50% or, at our option, the Eurodollar market rate plus a percentage ranging from 2.00% to 2.75%. The term loan bears interest ranging from 3.00% to 3.25% over the Eurodollar market rate. The percentage over the BankBoston, N.A. base rate or the Eurodollar market rate is based on our financial performance as measured by the total funded debt ratio. The credit facilities are secured by a security interest in substantially all of our assets. The credit facilities also impose, among other covenants, a tangible assets to senior debt covenant, a restriction on all of our retained earnings including cash dividends, consent requirements on certain acquisitions, and a restriction on the ratio of total funded debt to earnings before interest, income taxes, depreciation and amortization. On March 31, 1999, $175.9 million and $180.0 million of cash borrowings were outstanding under the revolving line of credit and term loan, respectively.


     In December 1998, we offered and sold at par, $175.0 million aggregate principal amount of 10 3/8% senior subordinated notes due 2008. Net proceeds from the offering of the senior subordinated notes were approximately $168.8 million and were used to repay subordinated acquisition debt and outstanding indebtedness under our senior credit facilities. The senior subordinated notes call for semi-annual interest payments on June 15 and December 15 of each year beginning in June 1999 and mature December 15, 2008. The senior subordinated notes are guaranteed by substantially all of our current and future domestic subsidiaries. The Indenture governing the senior subordinated notes contains covenants restricting additional indebtedness, certain payments, asset sales, liens, mergers and consolidations and transactions with affiliates.


     During the three months ended March 31, 1999, we added $47.7 million of new equipment to our rental equipment fleet using operating leases. These operating leases have terms expiring over the next seven years.

     Our short-term cash requirements for our existing operations consist primarily of:


          - capital expenditures to maintain, modernize and expand our rental equipment inventory;



          -     working capital requirements; and

          - repair and maintenance of rental equipment, purchase of merchandise inventory, and other operating activities.


     We estimate that equipment expenditures over the next 12 months for our existing locations and for new store openings will be in the range of $175.0 million to $225.0 million, net of proceeds from used equipment sales. Approximately one-third of the estimated net capital expenditures is to replace existing rental equipment. We believe that we will be able to finance our short-term cash needs through borrowings under the senior credit facilities, the use of equipment leases, and cash generated from operations. We estimate that such sources will be sufficient to fund the cash required for our existing operations for at least 12 months.

     During the three months ended March 31, 1999, we opened two new locations in markets where we already have a presence. We estimate that the aggregate capital costs associated with each such new location were in the range of $2.0 million to $4.5 million. We expect to open eight to 12 new locations in 1999. We believe that cash generated from operations and borrowings under our senior credit facilities will be sufficient to fund these costs without the issuance of additional debt or equity securities.


     We are developing a management information system in which certain of the components became operational during the fourth quarter of 1998. We estimate the total cost to complete development and installation of the system at our existing locations will range from $6.0 million to $8.0 million over the next several years and we believe cash generated from operations and borrowings under our senior credit facilities will be sufficient to fund these costs.


     We plan to continue our acquisition strategy and believe that, in connection with new acquisitions, we will be required to make additional expenditures to expand and modernize rental equipment of acquired companies. We expect to finance future acquisitions and related rental equipment expenditures using cash, capital stock, notes, and/or assumption of indebtedness. To fully implement our growth strategy and meet the resulting capital requirements, we will be required to increase amounts available under our senior credit facilities or raise additional capital through issuance of additional debt or equity securities. There can be no assurance that additional capital, if and when required, will be available on terms satisfactory to us, or at all.

     There may be liabilities that we fail or are unable to discover in the course of performing due diligence investigations on each company or business we have acquired or seek to acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with applicable federal, state, or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. We try to minimize these risks by conducting such due diligence, including employee benefit and environmental reviews, as we deem appropriate under the circumstances. However, we cannot assure that we have identified, or in the case of future acquisitions, will identify, all existing or potential risks. We also generally require each seller of acquired businesses or properties to indemnify us against undisclosed liabilities. In some cases this indemnification obligation may be supported by deferring payment of a portion of the purchase price or other appropriate security. However, we cannot assure that the indemnification, even if obtained, will be enforceable, collectible, or sufficient in amount, scope, or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition or results of operations.

SEASONALITY AND FLUCTUATIONS IN OPERATING RESULTS

     Our revenue and income are dependent upon activity in the construction industry in the markets we serve. Construction activity is dependent upon weather and other seasonal factors affecting construction in the geographic areas where we have operations. Because of this variability in demand, our quarterly revenue may fluctuate, and revenue for the first quarter of each year can be expected to be lower than the remaining quarters. Although we believe that the historical trend in quarterly revenue for the second, third and fourth quarters of each year is generally higher than the first quarter, there can be no assurance that this will occur in future periods. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any other quarter or for a full year.

     Operating results may fluctuate due to other factors including, but not limited to:


          - changes in general economic conditions including changes in national, regional, or local construction or industrial activities;



          -     the timing of acquisitions and opening of new locations;



          - the timing of expenditures for new rental equipment and the disposition of used equipment;



          -     competitive pricing pressures; and



          -     changes in interest rates.


     We will incur significant expenses in opening new locations, such as employee training, marketing and facility set-up costs. Initially, new locations may generate lower operating margins than established locations and may operate at a loss for a period of time. Our new locations have on average achieved profitability within approximately five months of their opening. In addition, when we purchase new rental equipment, the depreciation related to such equipment may contribute to near-term margin decline, because such equipment may not initially generate revenue at a rate that is sufficient to match such increased depreciation expense. As such, the opening of new rental locations and the purchase of new equipment to expand our current rental equipment inventory may reduce our operating margins during a start-up period.


INFLATION


     We do not believe that inflation has been a significant factor to the cost of our operations.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS



     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. SOP 98-1 is effective for all transactions entered into in fiscal years beginning after December 15, 1998. We adopted SOP 98-1 prospectively effective January 1, 1999. The adoption of SOP 98-1 did not have a material effect on our financial position or results of operations.


     In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all non-governmental entities expense costs of start-up activities, including pre-operating, pre-opening and organization activities, as those costs are incurred. We adopted SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 did not have a material effect on our financial position or results of operations.



YEAR 2000


     Since many computer systems and other equipment with embedded chips or microprocessors use only two digits to represent the year, these systems may be unable to process accurately certain data before, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or systems failures causing disruptions in their business operations. This is commonly known as the "Year 2000" issue. We may be affected by Year 2000 issues in our own information technology ("IT") systems or non-IT systems, as well as by Year 2000 issues related to IT and non-IT systems operated by third parties.


STATE OF READINESS


     Our plan to address the Year 2000 issue is structured in five phases: inventory, assessment, correction, testing, and implementation. The inventory phase is an investigation of all our operations to identify the software and hardware of all of our systems. The assessment phase is an analysis of each component of each system to determine date sensitivity to the year 2000. The correction phase is the effort to correct, replace, upgrade, or eliminate non-compliant hardware and software. The testing phase involves verifying that corrections to our systems are Year 2000 compliant. Finally, the implementation phase is the effort to deploy the corrected and verified systems throughout our current operations.


     IT SYSTEMS. Our current state of progress with our IT systems is as follows:



          - Inventory and Assessment. Since our inception, we have acquired 41 equipment rental companies, each with its own information system for rental counter operations, inventory control, and financial reporting. In assessing the systems of the companies that we acquired, we determined that there was no one system that could manage our projected growth and that was Year 2000 compliant. We determined, therefore, that we needed to develop our own Year 2000 compliant management information system. We believe the inventory and assessment phases of our IT systems are complete.



          - Correction and Testing. During the second quarter of 1998, we began developing our own management information system that included software modules for rental counter operations, inventory control, database, and financial reporting to replace the information systems of businesses we have acquired. Certain of these software modules are licensed from third-party vendors while others have been developed internally. We selected our third-party vendors for the software modules and hardware components of our new system based on their certification of Year 2000 compliance. Each of the software modules internally developed or selected to be used in our system has either been tested by us or certified by the vendor to be Year 2000 compliant. We are reviewing all of the Year 2000 testing programs of vendors who have provided us with certifications to determine the quality of their testing and whether additional testing will be required. We believe we are 85% complete with testing of all of the components. We are not currently aware of any Year 2000 problems relating to our IT system or the systems and hardware supplied by third parties which would have a material effect on our business, results of operations, or financial condition. To date, we have handled our Year 2000 plan with our own internal personnel and have not engaged any third-party consultants.

          - Implementation. Our implementation phase consists of the conversion and replacement of the non-Year 2000 compliant systems of our acquired businesses with the moduler comprising our management information system. During October 1998, we began converting our operations to our management information system. Currently, we operate 136 locations. We have converted 70 of these locations to the financial reporting component of our system and 46 locations to one of the rental counter components of our system. We expect to have all of our current operations fully converted to all components of our system by September 30, 1999.



     NON-IT SYSTEMS. We are at the initial inventory phase for our non-IT systems such as chips and microprocessors that may be embedded in our facilities and equipment. We believe there is a minimal amount of dependence of our critical operations on non-IT systems. However, since we have not completed our inventory and assessment, we cannot currently determine if there are any potential Year 2000 problems that would cause a material adverse effect on our business, results of operations, or financial condition. We expect to complete all five phases of our Year 2000 plan for our non-IT systems by September 30, 1999.


     THIRD-PARTY SYSTEMS. We rely on third-party suppliers for operating supplies, merchandise for resale, utilities, transportation, equipment for rent and retail sales and other key services. Interruption of any such third-party's operations due to Year 2000 issues could have a material adverse effect on our business, results of operations or financial condition. We have begun efforts to evaluate the progress of our critical third-party suppliers relative to their Year 2000 issues. Letters and questionnaires are being sent to all essential third parties with which we do business to assess their Year 2000 readiness. To the extent necessary, we will seek alternative third-party relationships if circumstances warrant. We have begun efforts to evaluate the progress of our critical customers' relative to their Year 2000 issues. We expect to complete all five phases of our Year 2000 plan for our third-party systems by September 30, 1999.

COSTS


     The majority of our costs to address the Year 2000 issue are related to the development of our new management information system. Such costs principally consist of licensing and developing software and purchasing hardware. As of March 31, 1999, we have spent a total of approximately $6.1 million for the new system, of which approximately $4.8 million was related to software development and approximately $1.3 million was related to purchases of hardware. Such costs have been capitalized in accordance with generally accepted accounting principles. We expect to incur in the range of approximately $1.5 million to $2.0 million in additional software and hardware costs installing the new IT system at the rest of our current locations in 1999. The aggregate cost of conversion and training employees to the new IT system, which will be charged to expense in the period incurred, is expected to range from $0.7 million to $1.0 million. Although we do not expect to incur significant expenses to address the Year 2000 issue beyond our capital investment in the new IT system software and hardware, Year 2000 problems may require us to incur unanticipated expenses which could have a material adverse effect on our business, financial condition, or results of operations. These costs account for approximately 90% of our information technology budget for 1999. To date, the development of our management information system has run concurrent with and been a part of our Year 2000 compliance efforts. No other major projects have been deferred as a result of the system development effort. The source of the funds for our Year 2000 compliance efforts has been cash generated from operations and borrowings under our senior credit facilities.

RISKS RELATING TO THE COMPANY'S FAILURE TO BECOME YEAR 2000 COMPLIANT

     Our worst case scenarios resulting from the Year 2000 issue include:


          - interruptions in our customers' operations which could prevent them from renting our equipment, using our services or paying for equipment rented or services rendered;



          - disruptions to our utilities and other service providers which could prevent our locations from operating in the normal course of business;



          - failure of our suppliers' operations which could result in our inability to obtain rental equipment and other supplies to meet the demands of our customers;



          - failure to convert all of our locations to our new management information system before December 31, 1999 which could prevent such locations from processing invoices from our counter systems and tracking accounts receivable, equipment utilization and other critical financial data. This could also prevent our locations from sharing equipment and data to service our customers in a timely manner; and



          - failure to convert all of the systems of the businesses we acquire during 1999 to our system prior to the year 2000 which could prevent these locations from being integrated into the rest of our operations.


     Such failures could materially and adversely affect our business, results of operations and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time what our most reasonably likely worst case scenario would be or whether the consequences of Year 2000 failures will have a material adverse impact on our results of operations, liquidity, or financial condition. As we complete all of the phases of our Year 2000 compliance plan, we expect to have a better understanding of our most reasonably likely worst case scenarios and will tailor our contingency plans accordingly.

CONTINGENCY PLANS

     Our Year 2000 efforts are ongoing and our overall plan, as well as the consideration of contingency plans, will continue to evolve as new information becomes available. Contingency plans for Year 2000-related interruptions are being developed and will include emergency backup and recovery procedures for lost data, manual invoicing, billing and collection procedures, identification of alternate suppliers, acceleration of conversion times to our management information system and increasing inventory levels of critical supplies and rental equipment. All plans are expected to be completed by the end of the third quarter of 1999. These activities are intended to provide a means of managing risk, but cannot eliminate the potential for disruption due to third-party failure.

     We are currently considering what our final contingency plans will be in the event that we are not able to bring all of our existing and acquired systems into Year 2000 compliance by the end of 1999. We currently plan to complete such contingency plans by September 30, 1999.

                                    BUSINESS


INTRODUCTION



     NationsRent is one of the fastest growing equipment rental companies in the United States. We have acquired a platform of equipment rental businesses concentrated in selected markets and are building a network of nationally branded locations. As of June 3, 1999, we operate 136 locations in 22 states across the United States. We have become a leading provider of rental equipment as a result of our strategy to acquire core businesses, open or acquire additional locations concentrated around those businesses and expand our rental fleet. We believe that this "cluster" strategy enables us to increase profitability in our acquired stores and achieve profitability in our newly opened locations more quickly than our competitors. By implementing the cluster strategy and expanding our fleet of rental equipment, we are able to provide a full range of rental equipment to customers with a wide variety of equipment rental needs.



     We offer a comprehensive line of equipment for rental primarily to a broad range of construction and industrial customers, including heavy highway contractors, general contractors, subcontractors, manufacturing plants and distribution centers. We also sell used and new equipment, spare parts and supplies, and provide maintenance and repair services. Our locations offer a full range of high quality, well-maintained rental equipment, including the following:



    - backhoes                      - aerial lifts and work platforms        - articulated trucks
    - bulldozers                    - compressors and generators             - excavators
    - skid steer loaders            - specialized hand tools                 - wheel loaders



     We serve over 140,000 active accounts primarily in the construction and industrial segments of the equipment rental industry. Construction customers include heavy highway contractors, general contractors, speciality contractors, subcontractors, excavating contractors and trade contractors (such as electricians and plumbers). Construction customers rent equipment for all manner of construction activities, typically on a daily, weekly or monthly basis, with relatively little lead time due to their need to react quickly to changes in project scheduling. Industrial customers include operators of manufacturing plants, petrochemical plants, distribution centers and transportation facilities. Industrial customers typically rent equipment for maintenance-oriented purposes on a weekly or monthly basis and are more likely to place orders for rental equipment in advance of their regularly scheduled maintenance requirements. In addition to construction and industrial customers, we rent equipment to homeowners and other general rental customers.



     As of June 3, 1999, we have acquired 41 equipment rental businesses operating in 22 states, and we operate 136 locations. For the twelve months ended December 31, 1998, we had approximate revenue of $236.4 million and operating income of $42.7 million.


INDUSTRY OVERVIEW


     According to industry sources, the United States equipment rental industry grew from an estimated $614.0 million in revenue in 1982 to an estimated $21.0 billion in 1998, which represents a compound annual growth rate of more than 24%. Construction and industrial companies primarily have driven this growth by increasingly outsourcing their equipment needs to reduce investment in non-core assets and convert costs from fixed to variable. According to industry sources, the United States equipment rental industry is expected to grow to an estimated range of $50.0 billion to $80.0 billion in annual revenue by the year 2008 due to the overall growth in the economy and a continuing trend to rent rather than buy equipment. In addition, the United States equipment rental industry is highly fragmented, with more than 14,000 equipment rental locations. According to industry sources, in 1998 the 100 largest equipment rental companies in the United States had a combined market share of approximately 25% and no single equipment rental company in the United States had a market share greater than 4%. We are taking advantage of the fragmentation in the equipment rental industry and the absence of an equipment rental company with significant market share by creating an integrated network of nationally branded locations offering broad product selection and superior customer service.



COMPETITIVE STRENGTHS


     We believe we have several competitive strengths that will enable us to continue to increase growth and profitability, including the following:

          Strong Market Position. We have achieved a leading market position in selected markets and expect to continue to increase revenue as a result of our cluster strategy. We believe this strategy enables us to more effectively serve our customers, broaden our customer base, pool rental equipment inventory, offer a broader selection and greater availability of equipment and maintain a high rental equipment utilization rate. By offering a full range of rental equipment from each location, we believe that customers who currently use multiple rental equipment providers will prefer to fill their rental needs through the NationsRent network of locations. In addition, we believe that we have other advantages relative to smaller operators, including greater purchasing power and a lower cost of capital.


          Full Range of Rental Equipment. By offering a full range of rental equipment, we can serve a diverse customer base and respond to customer demand across each geographic region in which we operate. We offer a comprehensive selection of light, medium and heavy rental equipment serving the short-, medium- and long-term requirements of contractors, commercial customers and industrial customers.



          National Brand. We have entered selected markets with the goal of establishing a nationally recognized brand throughout the United States. Since our formation in August 1997, we have expanded into 22 states across the United States. This expansion provides us with a substantial base from which to roll out our branding strategy. This strategy includes expanding our fleet of rental equipment, implementing standard operating procedures and best practices and creating a distinctive store format and marketing program. We believe that we are able to increase revenue by offering an extensive inventory of rental equipment in a customer-oriented atmosphere and a brand name known for consistent quality. We believe this branding strategy enables us to expand our customer base and attract a broader range of customers, including large customers with operations in a variety of geographic markets.


          Distinctive Operating Format. We have designed and are implementing a format for our locations which we believe differentiates us from our competitors. Distinguishing characteristics of this format include drive-through lanes, clearly marked equipment aisles and attractive, well-organized and clean store facilities. Our larger locations are typically on a six to 12 acre site in a heavily trafficked area with a 20,000 to 40,000 square foot facility housing a repair and maintenance center and a broad selection and extensive inventory of equipment and supplies. Our smaller locations are typically on a two to six acre site in a high-visibility commercial area with a 7,500 to 11,000 square foot facility, with maintenance and delivery capabilities and inventory and supplies targeted to the customer base in that area.

          Focus on Customer Service. We are differentiating ourself from our competitors with innovations designed to increase customer satisfaction. We generally offer more convenient access, faster check-in and check-out procedures and shorter required lead time for rentals than our competitors. We also offer on-time equipment delivery and pick-up, on-site repair service, 24-hour customer assistance and written instruction materials for equipment usage and safety. In addition, as part of our plan to provide one-stop shopping to customers, each location sells parts and supplies to complement equipment rentals and sales.


          Experienced Management Team. We believe that we have one of the most experienced and growth-oriented executive management teams among publicly-traded companies in the equipment rental industry. James L. Kirk, our Chairman and Chief Executive Officer, founded OHM Corporation, a New York Stock Exchange listed company, in 1969 and served in various senior executive positions with OHM, growing it into a leading environmental construction company with an inventory of heavy and light equipment having an original cost of over $100 million. In October 1998, Don R. O'Neal joined us as President and Chief Operating Officer. Prior to joining us, Mr. O'Neal served as President of Ray L. O'Neal, Inc. and Arenco, LLC, which operated collectively as A-1 Rentals in Fort Worth, Texas, one of the largest independent equipment rental businesses in the United States. We acquired substantially all the assets of A-1 Rentals in October 1998. Mr. O'Neal was a second-generation owner of A-1 Rentals and has been in the equipment rental business for over 30 years. In addition, we benefit from the experience of H. Wayne Huizenga, one of our directors and principal investors, who serves as Chairman and Co-Chief Executive Officer of AutoNation, Inc. and who co-founded and served in various senior executive positions with Waste Management, Inc. and Blockbuster Entertainment Corporation, each of which is a leading consolidator in its respective industry. The other members of our senior management team have previously worked closely with Mr. Kirk in senior management positions at OHM, and other key employees and consultants have worked with Mr. Huizenga in various positions at AutoNation, Waste Management or Blockbuster. The NationsRent management team is supported by operating, marketing and business development managers with an average of more than 15 years of experience in the equipment rental industry.


BUSINESS STRATEGY

     Our objectives are to increase revenue, profitability, market share and cash flow by building a nationally branded network of locations that offer a comprehensive selection of high quality rental equipment in convenient and accessible locations to customers in the construction and industrial markets. Key elements of our growth strategy are as follows:

     Enhance Operations.  We enhance the operations at our locations by:

        - increasing the breadth and depth of rental inventory and sharing rental equipment among locations;

        - implementing the NationsRent customer service approach;


        - linking locations to the NationsRent management information system;


        - branding locations and rental inventory with the NationsRent logo, colors and distinctive store appearance; and

        - increasing awareness of our brand through targeted local and national marketing.

     Expand National Presence. We expect to continue to acquire leading companies to implement our cluster strategy and position NationsRent to achieve significant market share. We target businesses that have one or more of the following characteristics:

        - strong positions in their geographic market;

        - experienced local management teams that will continue to work with us following the acquisition;

        - high quality inventory of equipment rental; and

        - physical and operating characteristics that are suited to conversion to the NationsRent format.

Once we have entered a particular market, we seek to acquire additional rental businesses in that market or adjacent markets with locations and equipment selection that complement our existing operations, thus enabling us to further penetrate that market.


     Open New Rental Locations. Once we have established a presence in a particular market, we seek to open new locations in that geographic area or adjacent areas to enable us to offer a greater selection and availability of equipment, maximize our equipment inventory utilization rates and achieve economies of scale. We believe that this strategy allows our new locations to achieve profitability at a faster rate than our competitors because these locations (1) generate revenue more quickly as a result of the pre-existing market presence, name recognition and referrals from existing locations and (2) have lower overhead costs due to the sharing of service, maintenance, administrative functions and personnel with our already-established locations. Since August 1997, we have opened eight new locations two of which have been opened since January 1, 1999.


     Further Penetrate Industrial Rental Market. We believe that the equipment needs of industrial customers are under served by the existing equipment rental market in the United States and that there are significant opportunities to further penetrate this market segment. We also believe that by offering a comprehensive selection and available supply of rental equipment throughout an integrated nationally branded network of locations, industrial customers will become increasingly aware of the advantages of equipment rental relative to ownership. Such advantages include reduced capital investment, reduced storage and maintenance expense and greater access to the most modern equipment.


ACQUISITIONS



     In furtherance of our growth strategy, as of June 3, 1999 we have acquired 41 equipment rental businesses and operate 136 locations in 22 states. These locations are concentrated in the following five geographic regions: Midwest Region, the Southeast Region, the Central Region, the Northeast Region, and the West Region. We believe that each of the equipment rental businesses which we have acquired or contracted to acquire meets our acquisition criteria and promotes our cluster strategy. Furthermore, each of these acquired businesses allows us to better meet the needs of the broad range of construction and industrial customers to whom we primarily market our products and services. To this end, many of the businesses we have acquired have been doing business in their respective markets for more than 35 years.



     In May 1999, we entered into a Termination and Release Agreement with Rental Service Corporation, a Delaware corporation, pursuant to which we and Rental Service mutually agreed to terminate our Agreement and Plan of Merger, dated as of January 20, 1999, and to abandon our proposed merger. As part of the Termination and Release Agreement, Rental Service paid us $6.0 million as reimbursement of out-of-pocket costs and expenses incurred in connection with or relating to the Agreement and Plan of Merger and the Termination and Release Agreement along with the performance of our obligations thereunder through May 1999. We also separately entered into a Stock Option Termination Agreement with Rental Service pursuant to which we and Rental

Service agreed to terminate the reciprocal stock options that each party had granted to the other in connection with the Agreement and Plan of Merger.

OPERATIONS


     We are one of the fastest growing equipment rental companies in the United States, operating 136 locations as of June 3, 1999. Our operations primarily consist of:


        - renting a full range of equipment to construction and industrial customers;

        - selling our used equipment inventory;

        - selling new equipment as a distributor or dealer on behalf of several nationally known equipment manufacturers; and

        - selling parts, supplies and merchandise and providing repair and maintenance services to complement our equipment rentals and sales.

     Equipment Rentals. We rent on a daily, weekly and monthly basis a broad variety of light, medium and heavy equipment serving the long-term requirements of contractors, the short and medium-term requirements of commercial customers, and short through long-term requirements of industrial customers. Our rental inventory includes such equipment as aerial lifts and work platforms, air compressors, backhoes, boom lifts, bulldozers, ditching equipment, forklifts, generators, articulated trucks, excavators, wheel loaders and skid loaders, pumps and scissor lifts. The mix of equipment offered from each of our locations varies based on the needs of the local market.

     We make capital investments in new equipment, engage in periodic sales of used equipment and conduct preventive maintenance. These practices are designed to increase equipment utilization, enhance resale values and extend the useful life of equipment.

     We have developed operating initiatives that we are in the process of introducing at all of our locations to offer our rental customers more convenient access, faster check-in and check-out procedures, reduced equipment downtime and shorter lead times for rentals than our competitors. For example, all of our new locations are being designed with drive-through lanes to speed up equipment loading and unloading. In addition, our rental equipment is being outfitted with universal trailer hitches designed to accept a broad range of towing mechanisms to ease customer transport of equipment. To reduce the downtime associated with flat tires, we fill the tires of equipment used in areas prone to flats with foam instead of air. Our rental locations also offer equipment delivery and pick-up, on-site repair service within two hours of customer request, 24-hour customer assistance, and written instructional materials for equipment usage and safety.

     Used Equipment Sales. We periodically sell used equipment to adjust the size and composition of our rental equipment inventory in response to changing market conditions and to maintain the quality and low average age of our rental equipment. We attempt to balance the revenue obtainable from used equipment sales with the revenue obtainable from continued equipment rentals. We are generally able to achieve favorable resale prices for our used equipment due to a preventive maintenance program and practice of selling used equipment before it becomes obsolete or irreparable. We believe that the proactive management of new equipment purchases and used equipment sales allows us to maximize utilization rates and respond to changing economic conditions.

     New Equipment Sales. We are a distributor of new equipment on behalf of several nationally known equipment manufacturers. We have dealership arrangements in certain geographic areas with various equipment manufacturers. Typically, dealership agreements do not have a specific term and may be terminated by either party upon specific events and/or written notice. In the future we may continue, amend or terminate dealership arrangements, if any, of businesses we acquire or we may enter into new dealership agreements or arrangements, depending on market conditions in the area and other factors.

     Parts, Supplies and Service. We sell a full complement of parts, supplies and merchandise to our customers in conjunction with our equipment rental and sales business. We provide repair service to rental customers and, as part of our focus on customer service, we generally respond to rental equipment service requests within two hours. We also offer maintenance service to customers who own equipment and generate revenue from damage waiver charges and delivery charges. We believe that revenue from parts and service is more stable than equipment sales revenue because of the recurring nature of the parts and service business. We also believe that during economic downturns the parts and service business may increase as customers postpone new equipment purchases and instead attempt to maintain their existing equipment.


CUSTOMERS



     We serve over 200,000 active accounts primarily in the construction and industrial segments of the equipment rental industry. No single customer accounted for more than 10% of our 1998 revenue. Our customers vary in size from large Fortune 500 companies to small construction contractors, subcontractors, machine operators and homeowners.


     We do not provide purchase financing to customers. We rent equipment, sell parts and provide repair services on account to customers who are screened through a credit application process. Customers can arrange financing of purchases of large equipment through a variety of creditors including manufacturers, banks, finance companies and other financial institutions. We plan to enter into agreements with one or more financing sources to provide financing to our customers for the purchase of new and used equipment.

SALES AND MARKETING

     We maintain a strong marketing and sales orientation throughout our organization in order to better understand and serve our customers and increase our customer base. We undertake sales and marketing initiatives designed to increase revenue and market share and build brand awareness. We prepare marketing analyses which address key business issues such as market/industry history, opportunities, company philosophy, sales trends, consumer behavior trends, distribution channels, pricing issues, target markets, advertising and media analysis, competitive situations and selling strategies. Based on the results of our analyses, we develop marketing and sales strategies. To assist us in implementing our marketing and sales strategies, we have retained a national advertising agency.

     Our regional managers are responsible for training, supervising and directing the selling activities of the NationsRent sales force in their markets. In addition, regional managers are also responsible for overseeing the mix of equipment at their locations, keeping abreast of local construction and industrial activity and monitoring competitors in their respective markets.


     We employ over 235 equipment rental salespeople who utilize targeted local marketing strategies to address specific customer needs and respond to competitive pressures. To remain informed of local market activity, salespeople track construction projects and new equipment sales in their area through Equipment Data Reports, F.W. Dodge Reports and PEC Reports (Planning, Engineering and Construction), follow up on referrals and visit construction sites and potential equipment users who are new to the area.


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

TRADEMARKS

     We have applied to the United States Patent and Trademark Office to register the service mark "NationsRent."

STORE LAYOUT AND DESIGN


     Many of our locations are situated in high-visibility commercial areas and are designed to offer easy and convenient access to customers. Our larger locations are typically on a six to 12 acre site in a heavily trafficked area with a 20,000 to 40,000 square foot facility housing a repair and maintenance center and a broad selection and extensive inventory of equipment and supplies. Our smaller locations are typically on a two to six acre lot in a high-visibility commercial area with a 7,500 to 11,000 square foot facility with maintenance and delivery capabilities and inventory and supplies that are targeted to the customer base in that area. Depending on the type of equipment rented at a particular location and the needs of the local market, our locations may include sales and administrative offices, a customer showroom displaying equipment and parts, an equipment service area and outdoor and indoor equipment storage facilities.


PURCHASING

     We acquire equipment from vendors with reputations for product quality and reliability. Our size and the quantity of equipment we acquire enable us to purchase most equipment directly from manufacturers pursuant to national purchasing agreements at lower prices and on more favorable terms than many smaller competitors. We maintain close relationships with our vendors to ensure the timely delivery of new equipment. We believe that we have sufficient alternative sources of supply for the equipment we purchase in each of our principal product categories. We acquire our rental equipment inventory through a combination of purchase and lease arrangements.

     We select the type and quantity of rental equipment to be purchased for each of our locations based on the expected needs of the local market. We determine rental rates for each type of equipment based on the cost and expected utilization of the equipment, and adjust rental rates at each location for demand, length of rental, volume of equipment rented and other competitive considerations.

COMPETITION

     The equipment rental industry is highly fragmented and competitive. We compete with independent third parties in all of the markets in which we operate. Most of our competitors in the rental business tend to operate in specific, limited geographic areas, although some larger competitors compete on a national basis. We also compete with equipment manufacturers which sell and rent equipment directly to customers. Some of our competitors have greater financial resources and name recognition than our company.

ENVIRONMENTAL AND SAFETY REGULATION

     Our equipment, facilities and operations are subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality and the remediation of contamination associated with the release of hazardous substances. For example, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, provides for, among other things, the remediation of sites from which there is a release or threatened release of a hazardous substance into the environment and may impose liability for the costs of cleanup and for damages to natural resources upon past and current owners and operators of such sites. In addition, the Federal Water Pollution Control Act of 1972 regulates the discharge of pollutants into streams, rivers and other waters and may require that we obtain discharge permits. The Occupational Safety and Health Act of 1970 authorizes the promulgation of occupational safety and health standards which apply to our facilities and operations. In addition to federal environmental and safety regulations, the states and certain localities in which we operate have their own laws and regulations governing solid waste disposal, water pollution and, in most cases, releases and cleanup of hazardous substances as well as liability for such matters, which may be applicable to our facilities and operations.

     Certain of our existing and former locations use and have used substances, and currently generate or have generated or disposed of wastes, which are or may be considered hazardous or otherwise are subject to applicable environmental requirements. In particular, we store and dispense, or in the past we or the prior owners or operators have stored or dispensed, petroleum products from above-ground storage tanks and, in certain cases, underground storage tanks. We also operate locations which in the past used hazardous materials, including solvents, to clean and maintain equipment, and generate and dispose of solid and hazardous wastes, including batteries, used motor oil, radiator fluid and solvents. In connection with such activities, we have incurred certain capital expenditures and other compliance costs which are expensed on a current basis and which, to date, have not been material to our financial condition or results of operations.

     Additionally, in connection with acquisitions of equipment rental businesses, we undertake environmental assessments of substantially all locations that we will continue to operate following the acquisitions and expect to continue to do so before acquiring any additional sites. We also undertake environmental assessments at all facilities prior to leasing them for new locations. We do not currently maintain comprehensive insurance covering environmental liabilities at our sites. However, the sellers of each of the equipment rental businesses which we have acquired and the landlords of facilities we have leased have indemnified us with respect to environmental liabilities associated with such businesses or facilities. Based on currently available information, we believe that it is unlikely that we will have to incur material capital expenditures or other material compliance or remediation costs for environmental and safety matters in the foreseeable future. We cannot assure you, however, that federal, state or local environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. We also cannot assure you that in connection with acquisitions or leasing new facilities we will identify all existing adverse environmental conditions or that indemnification from sellers or landlords will be enforceable or sufficient to cover such conditions. Such future changes or interpretations, or the identification of adverse environmental conditions following the time we begin operating a site, could result in additional environmental compliance or remediation costs which we do not currently anticipate, which could be material to our financial condition or results of operations.

EMPLOYEES


     As of May 31, 1999, we employed approximately 2,400 persons, approximately 50 of which are covered by a collective bargaining agreement. We believe our relations with our employees are good.


PROPERTIES


     Our corporate headquarters are located in Fort Lauderdale, Florida, in leased premises. Certain of our property and equipment are subject to liens securing payment of portions of our indebtedness. As of June 3, 1999, we operated 136 rental locations located in 22 states: Alabama, California, Florida, Georgia, Indiana, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Nevada, New Hampshire, New York, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah,

Vermont and West Virginia. We lease the real estate for all but two of our locations and also lease certain of our equipment. We believe that all of our facilities are sufficient for our current needs.

LEGAL PROCEEDINGS


     In connection with our proposed merger with Rental Service Corporation (which merger was abandoned in May 1999), on April 5, 1999, United Rentals, Inc. (together with one of its subsidiaries) commenced a tender offer for all the issued and outstanding shares of Rental Service's common stock, at a price of $22.75 per share in cash. On April 13, 1999, United Rentals commenced a consent solicitation of Rental Service stockholders to remove the board of directors of Rental Service and replace the board with nominees of United Rentals. On April 16, 1999, the Rental Service board of directors determined that United Rental's tender offer was inadequate and was not in the best interests of Rental Service or its stockholders. The Rental Service board of directors recommended that Rental Service stockholders reject the tender offer and not tender their shares of Rental Service common stock pursuant to the tender offer.



     On April 5, 1999, United Rentals also filed a complaint against our company, Rental Service and Rental Service's board of directors, in the Court of Chancery of the State of Delaware, which seeks, among other things, a determination that the termination and expense amounts provided for in the Agreement and Plan of Merger between us and Rental Service and the stock option granted by Rental Service to our company to purchase 19.9% of Rental Service's outstanding common stock under certain circumstances are excessive, unlawful, invalid and void. On April 6, 1999, United Rentals filed a motion seeking, among other things, to preliminarily enjoin the operation of the termination and expense provisions of the Agreement and Plan of Merger and the stock option and seeking an order requiring Rental Service to provide United Rentals with a fair and equal opportunity to acquire Rental Service. On April 14, 1999, we filed our answer in the litigation with the Delaware Chancery Court. A hearing on United Rental's motion for a preliminary injunction was held on May 17, 1999. Effective as of May 20, 1999, we abandoned our merger with Rental Service and the parties so advised the court. Accordingly, no decision was rendered by the Delaware Court of Chancery on the motion. As a result of the termination of the merger between our company and Rental Service, on May 21, 1999, we filed a motion to dismiss the litigation on several grounds, including that (1) the complaint fails to state a claim against our company, (2) the claims asserted in the complaint are moot in light of the termination of the merger and (3) the plaintiffs lack standing to assert the claims in the complaint and otherwise failed to comply with applicable standards for assertion of such claims. The Court has not ruled on nor have the parties submitted briefs in connection with this motion. We believe the litigation is without merit.



     We are party to other pending legal proceedings arising in the ordinary course of business. While the results of such proceedings cannot be predicted with certainty, we do not believe that any of these matters are material to our financial condition or results of operations.


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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The table below sets forth the names and ages of our executive officers and directors as well as the positions and offices held by such persons.


                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
James L. Kirk.............................   49    Chairman of the Board and Chief Executive Officer
Don R. O'Neal.............................   52    President and Chief Operating Officer
Gene J. Ostrow............................   44    Executive Vice President and Chief Financial
                                                   Officer
Philip V. Petrocelli......................   40    Executive Vice President
Kris E. Hansel............................   41    Vice President and Controller
Pamela K.M. Beall.........................   42    Vice President, Treasurer and Assistant Secretary
Joseph H. Izhakoff........................   33    Vice President, Secretary and General Counsel
H. Wayne Huizenga.........................   61    Director
Harris W. Hudson..........................   56    Director
Gary L. Gabriel...........................   56    Director
Thomas H. Bruinooge.......................   55    Director
Ivan W. Gorr..............................   69    Director



     JAMES L. KIRK is a co-founder of our company, together with H. Family Investments, Inc. and Mr. Ostrow, and has served as the Chairman of the Board of our company since August 1997 and as our Chief Executive Officer since April 1998. Mr. Kirk also served as our President from April 1998 through October 1998. From 1985 to February 1998, Mr. Kirk was Chairman of the Board, President and Chief Executive Officer of OHM, a leading environmental construction company.



     DON R. O'NEAL joined our company as President and Chief Operating Officer in October 1998. From 1985 to October 1998, Mr. O'Neal served as President of A-1 Rentals, which we acquired in October 1998. Mr. O'Neal has served on the Board of Directors of the American Rental Association and has served as President of the Texas Rental Association. Mr. O'Neal has been in the equipment rental business for over 30 years.



     GENE J. OSTROW is a co-founder of our company, together with H. Family Investments, Inc. and Mr. Kirk, and has served as its Executive Vice President and Chief Financial Officer since August 1997. From August 1997 to April 1998, Mr. Ostrow served as Secretary and Treasurer of our company. From March 1997 to October 1997, Mr. Ostrow was Vice President of Corporate Development of OHM. From November 1994 to March 1997, Mr. Ostrow was a Senior Vice President, Corporate Finance with Raymond James and Associates and from July 1996 to March 1997, Mr. Ostrow was co-head of that firm's mergers and acquisitions practice. From October 1993 to November 1994, Mr. Ostrow was Vice President and Chief Financial Officer of Ecoscience Corporation. Mr. Ostrow was employed by OHM and its affiliates from February 1986 to October 1993 in various positions, including Vice President and Chief Financial Officer of OHM from February 1986 through September 1991, and as Executive Vice President and Chief Financial Officer of NSC Corporation (an affiliate of OHM) from July 1988 through October 1993. Mr. Ostrow is also a Certified Public Accountant.



     PHILIP V. PETROCELLI joined our company as Executive Vice President in February 1998. From August 1993 to February 1998, Mr. Petrocelli was Vice President -- Western Region of OHM. Before joining OHM, Mr. Petrocelli was a Regional Director and acting Vice President-Analytical Labs with IT Corporation, a provider of engineering services, since September 1988.

     KRIS E. HANSEL joined our company as Vice President and Controller in March 1998. Prior to joining us, Mr. Hansel served in various positions of increasing responsibility at OHM since 1988, most recently as Vice President and Controller. Prior to joining OHM, Mr. Hansel was General Accounting Manager of WearEver-Proctor Silex, Inc.



     PAMELA K.M. BEALL joined our company as Vice President and Treasurer in April 1998. Ms. Beall also served as Secretary from April to October 1998 and currently serves as Assistant Secretary. From June 1985 to April 1998, Ms. Beall served as Treasurer of OHM and in various positions of increasing responsibility at OHM, most recently as Vice President and Assistant Secretary. Before joining OHM, Ms. Beall was General Manager, Treasury Services for USX Corporation, and previous to that she was with Marathon Oil Company. From November 1996 to February 1998, Ms. Beall served as a director of NSC Corporation, an affiliate of OHM. Since May 1996, Ms. Beall has served as a director of System One Services, Inc.



     JOSEPH H. IZHAKOFF joined our company as Vice President and General Counsel in September 1998. Commencing October 1998, Mr. Izhakoff also began serving as Secretary. Prior to joining us, Mr. Izhakoff was an attorney at Akerman, Senterfitt & Eidson, P.A. since August 1995, most recently as a shareholder, where his practice focused on corporate and securities matters and mergers and acquisitions. From September 1990 to July 1993, Mr. Izhakoff was an attorney at Paul, Weiss, Rifkind, Wharton & Garrison and from September 1993 to July 1995, Mr. Izhakoff was an attorney at Thomson Muraro Razook & Hart, P.A.



     H. WAYNE HUIZENGA joined our company as a director in June 1998. Since May 1998, Mr. Huizenga has served as Chairman of the Board of Republic Services, Inc., a leading provider of non-hazardous solid waste collection and disposal services. From May 1998 to December 1998, Mr. Huizenga served as the Chief Executive Officer of Republic Services. Since August 1995, Mr. Huizenga has served as Chairman of the Board of AutoNation, Inc., which owns the nation's largest chain of franchised automotive dealerships, is building a chain of used vehicle megastores and owns National Car Rental and Alamo Rent-A-Car. Since October 1996, Mr. Huizenga has served as Co-Chief Executive Officer of AutoNation and from August 1995 until October 1996, Mr. Huizenga served as Chief Executive Officer of AutoNation. Since September 1996, Mr. Huizenga has served as the Chairman of the Board of Florida Panthers Holdings, Inc., a leisure, recreation and entertainment company which owns and operates certain luxury resort hotels and the Florida Panthers professional sports franchise. Since January 1995, Mr. Huizenga also has served as the Chairman of the Board of Extended Stay America, Inc., an operator of extended stay lodging facilities. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc., a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation, during which time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins professional sports franchise, as well as Pro Player Stadium in South Florida and is director of theglobe.com, an internet on-line community. Mr. Huizenga is the brother-in-law of Mr. Hudson.



     HARRIS W. HUDSON joined our company as a director in June 1998. Since May 1998, Mr. Hudson has served as Vice Chairman and a director of Republic Services. Mr. Hudson has served as a director of AutoNation since August 1995 and as Vice Chairman of AutoNation since October 1996. Mr. Hudson served as Chairman of Republic Services' Solid Waste Group since October 1996 until July 1998. From August 1995 until October 1996, Mr. Hudson served as President of AutoNation. From May 1995 until August 1995, Mr. Hudson served as a consultant to AutoNation. From 1983 until August 1995, Mr. Hudson founded and served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company, which was acquired by AutoNation in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management and its predecessor. Mr. Hudson also serves as a director of Panthers Holdings. Mr. Hudson is the brother-in-law of Mr. Huizenga.



     GARY L. GABRIEL joined our company as a director in June 1998. Since September 1997, Mr. Gabriel has provided consulting services to our company on operational and business development matters. From January 1978 to September 1997, Mr. Gabriel served as President of Sam's Equipment Rental, Inc. and Gabriel Trailer Manufacturing Company, Inc., which was acquired by our company in September 1997. In 1961, Mr. Gabriel co-founded a predecessor company of Sam's.



     THOMAS H. BRUINOOGE joined our company as a director in June 1998. Mr. Bruinooge is an attorney who has been in private practice since 1968 and has practiced with the firm of Bruinooge & Associates since 1987.



     IVAN W. GORR joined our company as a director in June 1999. Mr. Gorr served as Chairman of the Board of Directors and Chief Executive Officer of Cooper Tire & Rubber Company, a manufacturer of tires and other rubber products, from 1989 until he retired in October 1994. Mr. Gorr also serves as a director of Amcast Industrial Corporation, Arvin Industries, Inc. and Borg-Warner Automotive, Inc.



     Our executive officers are selected by and serve at the discretion of the Board. Our directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.



THE BOARD OF DIRECTORS AND COMMITTEES



     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of our company. Messrs. Kirk, Huizenga, Gabriel, Bruinooge, Hudson and Gorr are the members of the Board. In August 1998, at the time of our initial public offering, the Board established an Executive Committee, an Audit Committee and a Compensation Committee to assist it in carrying out its duties.



     The Executive Committee has the same powers and authority as the Board of Directors, subject to the limitations of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. Messrs. Kirk and Huizenga are the members of the Executive Committee.



     The Audit Committee recommends the annual appointment of our auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by our company in financial reporting, internal auditing procedures and the adequacy of our company's internal control procedures. Messrs. Bruinooge and Gorr serve as the members of the Audit Committee.

     The Compensation Committee administers the 1998 Stock Option Plan and makes recommendations to the Board of Directors regarding compensation for our company's executive officers. Messrs. Hudson and Bruinooge are the members of the Compensation Committee.


COMPENSATION OF DIRECTORS


     The 1998 Stock Option Plan provides for an automatic grant of options to purchase 50,000 shares of common stock to each member of the Board who joins the Board as a non-employee director. In addition, the 1998 Stock Option Plan provides for an additional automatic grant of options to purchase 10,000 shares of common stock at the beginning of each fiscal year to each non-employee director continuing to serve on the Board at such time. The 1998 Stock Option Plan also provided for the automatic grant of options to purchase 50,000 shares of common stock to each member of the Board who was a non-employee director at the time of our initial public offering. All options granted automatically to a non-employee director will be fully vested and immediately exercisable. In addition, each automatic grant of options to a non-employee director will remain exercisable for a term of ten years from the date of grant so long as such person remains a member of the Board. Each automatic grant of options to a non-employee director serving on the Board at the time of our initial public offering has an exercise price per share equal to the initial public offering price of $8.00, and each automatic grant thereafter is exercisable at a price per share equal to the closing price of a share of common stock on the NYSE, on the date immediately prior to the automatic grant date. In addition to such automatic option grant, we expect to reimburse directors for their reasonable expenses incurred in connection with their attendance at Board and Committee meetings.



     In September 1997, in connection with the acquisition of Sam's, we entered into an agreement with Gary L. Gabriel pursuant to which Mr. Gabriel provides certain consulting services to our company. See "Certain Relationships and Transactions."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     No member of the Compensation Committee was an officer or employee of our company or of any of its subsidiaries during the prior year or was formerly an officer of our company or of any of our subsidiaries. During the last fiscal year, none of our executive officers has served on the board of directors or compensation committee of any other entity, any of whose officers served either on our Board or on our Compensation Committee.

EXECUTIVE COMPENSATION


     We were formed in August 1997 and did not pay any compensation to our Chief Executive Officer and did not pay salary and bonus in excess of $100,000 to any of our executive officers for the period from August 14, 1997 (inception) to December 31, 1997. The following table sets forth the annual base salaries and other compensation that we paid for the year ending December 31, 1998 to the named executive officers below (the "Named Executive Officers") and certain options to purchase common stock which we have granted to the Named Executive
Officers:


                           SUMMARY COMPENSATION TABLE


                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                       -------------------
                                                  ANNUAL COMPENSATION                      SECURITIES
                                    ------------------------------------------------   UNDERLYING OPTIONS
                                                                        OTHER ANNUAL   TO PURCHASE SHARES
   NAME AND PRINCIPAL POSITION      FISCAL YEAR    SALARY     BONUS     COMPENSATION     OF COMMON STOCK
----------------------------------  -----------   --------   --------   ------------   -------------------
James L. Kirk(1)..................     1998       $109,616         --      188,510(2)        250,000(3)
  Chairman of the Board and
  Chief Executive Officer
Gene J. Ostrow....................     1998        196,154         --           --           100,000(3)
  Executive Vice President and
  Chief Financial Officer
Philip V. Petrocelli(5)...........     1998        166,923         --       62,199(2)        346,472(4)
  Executive Vice President
Kris E. Hansel(5).................     1998        101,923         --           --           112,569(6)
  Vice President and Controller


---------------


(1) We began paying compensation to Mr. Kirk in August 1998.


(2) Consists solely of relocation expenses paid by our company in connection with the Named Executive Officers' initial employment with us.


(3) These options have an exercise price of $8.00 per share and vest over a four-year period at the rate of 25% per year commencing August 6, 1999. These options become immediately exercisable upon a change of control of our company (as defined in the 1998 Stock Option Plan).


(4) These options have an exercise price of $5.77 per share and vest over a four-year period at the rate of 25% per year commencing on February 24, 1999. These options become immediately exercisable upon a change of control of our company (as defined in the option agreement related to such options).


(5) Mr. Petrocelli joined our company in February 1998 and Mr. Hansel joined our company in March 1998.


(6) These options have an exercise price of $6.66 per share and vest over a four-year period at the rate of 25% per year commencing on March 9, 1999. These options become immediately exercisable upon a change of control of our company (as defined in the option agreement related to such options).

                               OPTION GRANT TABLE

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1998.

                                                                                      POTENTIAL REALIZABLE
                                               % OF TOTAL                               VALUE AT ASSUMED
                                NUMBER OF        OPTIONS                              ANNUAL RATES OF STOCK
                                SECURITIES     GRANTED TO                              PRICE APPRECIATION
                                UNDERLYING      EMPLOYEES                                FOR OPTION TERM
                                 OPTIONS           IN        EXERCISE   EXPIRATION   -----------------------
NAME                             GRANTED       FISCAL YEAR    PRICE        DATE          5%          10%
----------------------------  --------------   -----------   --------   ----------   ----------   ----------
James L. Kirk...............  250,000 shares     6.9  %       $8.00      08/06/08    $1,257,789   $3,187,484
  Chairman of the Board and
  Chief Executive Officer
Gene J. Ostrow..............  100,000 shares     2.8  %       $8.00      08/06/08    $  503,115   $1,274,993
  Executive Vice President
     and
  Chief Financial Officer
Philip V. Petrocelli........  346,472 shares     9.6  %       $5.77      02/24/08    $1,257,790   $3,187,489
  Executive Vice President
Kris E. Hansel..............  112,569 shares     3.1  %       $6.66      03/09/08    $  471,672   $1,195,310
  Vice President and
     Controller


     Some of our executive officers and employees have been granted stock options to purchase shares of our common stock prior to the adoption of the 1998 Stock Option Plan. As of December 31, 1998, there were outstanding options, granted prior to the adoption of the plan, to purchase 992,569 shares at exercise prices ranging from $2.96 per share to $6.67 per share of which 70,632 were immediately exercisable at that time. These options vest over a four-year period at the rate of 25% per year commencing on the first anniversary of the date of grant. Also, these options become immediately exercisable upon a change in control of our company. A "change in control" of our company occurs when any person becomes the beneficial owner of or acquires voting control with respect to more than 50% of the common stock or any person has the ability to elect or to cause the election of directors consisting at the time of such election of a majority of the Board.



     The executive officers of our company receive health benefits which do not exceed 10% of their respective salaries. These benefits are also provided to other employees of our company. See "-- Stock Option Plan." In October 1998, in connection with our acquisition of A-1 Rentals, Don R. O'Neal entered into an employment agreement to serve as our President and Chief Operating Officer. See "Certain Relationships and Transactions."


STOCK OPTION PLAN


     The Board of Directors and stockholders adopted the 1998 Stock Option Plan, effective August 6, 1998. Pursuant to the 1998 Stock Option Plan, options to acquire a maximum of 5,000,000 shares of common stock may be granted to employees, directors (including employee and non-employee directors) and certain independent contractors and consultants of our company or any subsidiary, as defined in the plan. As of December 31, 1998, there were outstanding options to purchase 2,679,127 shares at exercise prices ranging from $5.50 per share to $8.00 per share granted under the 1998 Stock Option Plan, 200,000 of which were immediately exercisable at that time.



     The Compensation Committee administers the 1998 Stock Option Plan. The Compensation Committee determines which persons will receive options and the number of options to be granted to such persons. The 1998 Stock Option Plan also provides for annual mandatory grants of options to non-employee directors. See
" -- Compensation of Directors." The Board of Directors or the

Compensation Committee, as the case may be, will make all determinations that it may deem necessary or advisable for the administration of the 1998 Stock Option Plan.



     Pursuant to the 1998 Stock Option Plan, we may grant incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options, not intended to qualify under Section 422 of the Internal Revenue Code. The price at which our common stock may be purchased upon the exercise of options granted under the 1998 Stock Option Plan will be required to be not less than the per share fair market value of the common stock on the date the particular options are granted. Options granted under the 1998 Stock Option Plan may have maximum terms of not more than ten years and are not transferable, except by will or the laws of descent and distribution. None of the incentive stock options under the 1998 Stock Option Plan may be granted to an individual owning more than 10% of the total combined voting power of all classes of stock issued by our company unless the purchase price of the common stock under such option is at least 110% of the fair market value of the shares issuable on exercise of the option determined as of the date the option is granted, and such option is not exercisable more than five years after the grant date.



     Generally, options granted under the 1998 Stock Option Plan terminate upon the date the person to whom such options were granted is no longer employed or retained by us or serving on our Board of Directors other than by reason of permanent and total disability as that term is defined in the Plan.



     Options granted pursuant to the 1998 Stock Option Plan, unless otherwise determined by the Board of Directors, vest over a four-year period at the rate of 25% per year commencing on the first anniversary of the date of grant. These options become immediately exercisable upon a change in control of our company. A "change in control" of our company occurs when any person becomes the beneficial owner of or acquires more than 50% of the total combined voting power, with respect to the election of directors, of our issued and outstanding capital stock.



     The 1998 Stock Option Plan also provides that, upon the death or permanent and total disability of an optionee, the optionee's estate or the optionee has three years, from the date of such death or disability and prior to the termination of the option period, to exercise the number of vested options held by the optionee on the date of death or disability.



     Incentive stock options granted under the 1998 Stock Option Plan are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.



     The 1998 Stock Option Plan provides for appropriate adjustments in the number and type of shares covered by the plan and options granted under the plan in the event of any reorganization, dissolution, liquidation, recapitalization or certain other transactions involving our company.


401(K) PLAN


     Our 401(k) Retirement Savings Plan provides retirement and other benefits to our employees and permits employees a means to save for their retirement. The 401(k) plan is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code.


LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION


     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. Our Certificate of Incorporation limits the liability of our directors to our company or our stockholders to the fullest extent permitted by Delaware law.

Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability
(1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in our Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our company and its stockholders. This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our directors from compliance with federal or state securities laws.



     Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that he is or was a director or officer of our company, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with a proceeding described above. In addition, we have obtained director and officer liability insurance that insures our directors and officers against certain liabilities.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS


     In August 1997, H. Family Investments, Inc. and Messrs. Kirk and Ostrow founded our company and committed an aggregate of $48.4 million in equity capital to our company which was funded at various times from September 1997 through June 2, 1998 as required to complete acquisitions. Our founders entered into lock-up agreements with the underwriters of our initial public offering pursuant to which they agreed not to offer, sell or otherwise dispose of any shares of common stock or any security, convertible into, exercisable for or exchangeable for shares of common stock until February 1999. In August 1998, we registered with the SEC for resale, subject to the founders' lock-up agreements, under the Securities Act and applicable state securities laws the shares of common stock held by our founders. We paid registration expenses incidental to such registration, excluding underwriters' commissions and deductions.



     In September 1997, we acquired Sam's for $23.4 million from Gary L. Gabriel, Troy L. Gabriel and certain trusts controlled by them. We paid a portion of the purchase price to Gary L. Gabriel and certain trusts controlled by him in the form of (1) unsecured promissory notes in the aggregate original principal amount of approximately $2.6 million which bear interest at the rate of 8.5% per annum, (2) an unsecured convertible promissory note, as amended, in the original principal amount of approximately $0.7 million which bears interest at the rate of 8.0% per annum, and (3) unsecured contingent convertible promissory notes, as amended, in the aggregate original principal amount of $3.0 million which bear interest at the rate of 8.0% per annum. As of December 31, 1998, the aggregate principal amount remaining outstanding under the promissory notes was $3.3 million. As part of the Sam's acquisition, we entered into four leases on four properties used in Sam's operations from TTG Properties, an Ohio general partnership, of which Gary L. Gabriel and Troy L. Gabriel are general partners. Each of the four leases to which our company and TTG are a party commenced on October 1, 1997, provides for an initial term of 10 years, with three automatic five-year extensions. Under the leases, we have the option to purchase the leased premises at any time within the last five years of the initial lease term at a fixed price. The aggregate monthly rental payment to TTG under the leases on the four properties is $57,000. In addition, we have entered into leases for two facilities in Ohio, from TTG, each with a ten-year term and two automatic five-year extensions. The aggregate monthly rental payment to TTG under these leases is $23,190. Also, in connection with the Sam's acquisition, Sam's entered into an agreement with Gary L. Gabriel pursuant to which Mr. Gabriel provides certain consulting services to our company. This agreement has a three-year term which automatically renews for an additional one year term. This agreement provides for annual compensation of $100,000, the use of a leased vehicle and the rent-free personal use of rental equipment for up to $30,000 per year. The agreement provides that if Mr. Gabriel's services are terminated at any time without cause, he will be entitled to receive one year's annual compensation as severance.



     In May 1998, we received an unsecured subordinated loan in the amount of $17.4 million from Huizenga Investments Limited Partnership. This loan represented bridge financing to complete certain acquisitions until H. Family Investments, Inc. and Messrs. Kirk and Ostrow, as our founders, could fund the final portion of their original capital commitments. The principal amount of the loan was repaid on June 3, 1998 from an additional equity contribution of $17.4 million from our founders. Interest in the amount of approximately $124,000 accrued on this loan and was paid by our company on June 3, 1998.



     On June 2, 1998, we sold an aggregate of 5,118,694 shares of common stock in a private placement for aggregate proceeds of $27.6 million which represented approximately 17.0% of our common stock outstanding following the transaction. The table below sets forth our officers and directors who participated in such private placement and the number of shares of common stock acquired in such transaction:



                                                               NUMBER OF
                                                               SHARES OF
                            NAME                              COMMON STOCK
                            ----                              ------------
H. Wayne Huizenga...........................................   1,632,047(1)
Harris W. Hudson............................................     463,650
Philip V. Petrocelli........................................     111,276
Pamela K. M. Beall..........................................      92,730
Kris E. Hansel..............................................      37,092
Thomas H. Bruinooge.........................................      37,092


------------------------


(1) These shares are held by Huizenga Investments Limited Partnership.



     The holders of the shares of common stock issued in the June 1998 private placement entered into lock-up agreements, which expired in February 1998, with the underwriters of our initial public offering similar to the founders' lock-up agreements described above. We registered with the SEC for resale, subject to the lock-up agreements, under the Securities Act and applicable state securities laws the shares of common stock issued in the June 1998 private placement. We paid the registration expenses incidental to such registration, excluding underwriters' commissions and discounts.



     In October 1998, we acquired substantially all of the assets of A-1 Rentals for approximately $178.8 million, $100.7 million of which was paid in cash and $78.1 million which was paid in the form of unsecured subordinated convertible and non-convertible promissory notes. In December 1998, we converted the entire $50.0 million of the unsecured subordinated convertible promissory notes held by Mr. O'Neal, members of Mr. O'Neal's family and certain trusts controlled by them into an aggregate of 6,956,517 shares of common stock, at a price of $7 3/16 per share. Each of these convertible promissory notes had a six-year term and bore interest at 6.00% per year. Approximately $28.1 million of the proceeds of the offering of our 10 3/8% senior subordinated notes due 2008 was used to repay the entire outstanding principal amount of the non-convertible promissory notes. Each of the non-convertible promissory notes had a four-year term and bore interest at 8.00% per year. Upon the satisfaction of earnings targets, we may pay to A-1 Rentals additional consideration of $10.0 million in cash and $10.0 million in shares of common stock.



     In connection with the acquisition of A-1 Rentals, Mr. O'Neal entered into a two-year employment agreement to serve as our President and Chief Operating Officer for a minimum annual salary of $250,000. Also, in connection with the acquisition of A-1 Rentals, we entered into leases with entities affiliated with Mr. O'Neal for 15 properties used in connection with the business of A-1 Rentals. The lease agreements, which have initial terms ranging from one to five years, required aggregate monthly rental payments of approximately $120,000.



     We have entered into contracts for building construction with Alvada Construction, Inc., an entity controlled by Mr. Kirk's brother. As of December 31, 1998, the aggregate amount paid under these contracts was approximately $1.2 million.



     We lease the office space and parking for our corporate headquarters from Panthers Holdings. We pay approximately $44,000 in monthly lease payments, which amount includes a share of the operating expenses for this location based upon estimated usage. In addition, we license from Panthers Holdings the use of an executive suite at the Broward County Arena, which is operated by Panthers Holdings, for a fee of $95,000 per annum for a term of seven years. We may also enter into a sponsorship agreement with Panthers Holdings for certain sponsorship, marketing and advertising services. Mr. Huizenga is Chairman of the Board of Panthers Holdings and controls a majority of the voting interests of Panthers Holdings. Mr. Hudson is also a director of Panthers Holdings.



     In addition, we have entered into a license agreement with South Florida Stadium Corporation at Pro Player Stadium, a professional sports stadium in South Florida which is owned by Mr. Huizenga, for the use of an executive suite at Pro Player Stadium for a fee of approximately $166,000 per year for a term of seven years.



     With respect to transactions discussed in this section, no independent determination has been made as to the fairness or reasonableness of the terms thereof. We believe, however, based on our prior experience, that the terms of each transaction were as favorable to us as we could have obtained from an unaffiliated party.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of June 4, 1999, information with respect to the beneficial ownership of the common stock by (1) each person or entity known to us to beneficially own more than 5% of the outstanding shares of common stock, (2) each director of our company and each Named Executive Officer, and (3) all directors and executive officers of our company as a group. Unless otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder. Percentages of shares beneficially owned are based upon 55,759,497 shares of common stock outstanding as of the date first set forth above in this paragraph, plus for each person named below any shares of common stock that may be acquired by such person within 60 days of such date upon exercise of outstanding options or other rights.



                                                                  NUMBER OF
                                                                    SHARES             PERCENT OF
                            NAME                              BENEFICIALLY OWNED      COMMON STOCK
                            ----                              ------------------      ------------
H. Family Investments, Inc.(1)..............................      12,000,000              21.5%
  450 East Las Olas Blvd.
  Ft. Lauderdale, Florida 33301
James L. Kirk...............................................      12,000,100(2)           21.5
Don R. O'Neal...............................................       4,024,302(3)            7.2
Gene J. Ostrow..............................................       1,000,000               1.8
Philip V. Petrocelli........................................         210,394(4)              *
Kris Hansel.................................................          65,234(5)              *
H. Wayne Huizenga...........................................       1,692,047(6)(7)         3.0
Harris W. Hudson............................................       1,023,650(7)(8)         1.8
Gary L. Gabriel.............................................         471,250(7)(9)           *
Thomas H. Bruinooge.........................................          97,092(7)              *
Ivan W. Gorr................................................          55,700(10)             *
All executive officers and directors as a group (12
  persons)..................................................      20,761,875(9)(11)       36.7


---------------
 *  Less than 1%


 (1) H. Family Investments, Inc. is a Florida corporation controlled by H. Wayne Huizenga, Jr., the son of Mr. Huizenga.


 (2) 12,000,000 of these shares are held by Kirk Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Kirk.


 (3) Includes 621,392 shares of common stock owned by Don R. O'Neal's spouse, as to which Mr. O'Neal disclaims beneficial ownership. Also includes 1,966,000 shares of common stock in the name of the 1997 Ray L. O'Neal and Ellen M. O'Neal irrevocable trust for Don R. O'Neal of which Don R. O'Neal is a trustee.


 (4) Includes 86,618 shares of common stock issuable upon exercise of options, which are immediately exercisable.


 (5) Includes 28,142 shares of common stock issuable upon exercise of options, which are immediately exercisable.


 (6) 1,632,047 of these shares are held by Huizenga Investments Limited Partnership. The number of shares of common stock beneficially owned by Mr. Huizenga does not include the 12,000,000 shares of common stock held by H. Family Investments, Inc. because Mr. Huizenga does not share voting or dispositive control of such shares and disclaims beneficial ownership of such shares.


 (7) Includes 60,000 shares of common stock issuable upon exercise of options, which are immediately exercisable.


 (8) Includes 250,000 shares of common stock owned by Mr. Hudson's spouse, as to which Mr. Hudson disclaims beneficial ownership.


 (9) Includes 411,250 shares of common stock issuable upon conversion of convertible promissory notes in an aggregate principal amount of $3.29 million, which are convertible at a price of $8.00 per share of common stock.


(10) Includes 50,000 shares of common stock issuable upon exercise of options, which are immediately exercisable and which were granted to Mr. Gorr upon his joining our Board of Directors on June 17, 1999.


(11) Includes an aggregate of 434,137 shares of common stock issuable upon exercise of options held by certain executive officers and directors, which are immediately exercisable.

                              SELLING STOCKHOLDERS


     The following table sets forth the name of each selling stockholder, the aggregate number of shares of common stock beneficially owned by each selling stockholder as of the date of this Prospectus and the aggregate number of shares of common stock registered by this Prospectus that each selling stockholder may offer and sell pursuant to this Prospectus. Because the selling stockholders may offer all or a portion of the shares offered under this Prospectus at any time and from time to time after the date of this Prospectus, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, if all of the shares offered under this Prospectus are sold by the selling stockholders, then unless otherwise noted, after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding. Of the 51,529,357 shares offered by this Prospectus, 42,680,525 shares are issued and outstanding as of the date of this Prospectus and 8,848,832 shares have been reserved for issuance by our company to certain selling stockholders upon the conversion of outstanding convertible promissory notes and upon the exercise of outstanding warrants as set forth in the endnotes to the following table. To our knowledge, none of the selling stockholders has had within the past three years any material relationship with our company or any of its predecessors or affiliates except as set forth in the endnotes to the following table.



                                                                   NUMBER OF
                                                              SHARES BENEFICIALLY      SHARES TO BE OFFERED
                                                                OWNED PRIOR TO          FOR THE ACCOUNT OF
                    SELLING STOCKHOLDERS                        THE OFFERING(1)        SELLING STOCKHOLDERS
                    --------------------                      -------------------      --------------------
1997 Ray L. and Ellen M. O'Neal Irrevocable Trust for Don R.
  O'Neal(2).................................................       1,966,000                 1,966,000
1997 Ray L. and Ellen M. O'Neal Irrevocable Trust for Linda
  O. Moore(2)...............................................       1,966,000                 1,966,000
Action Equipment Company, Inc...............................         653,020(3)                653,020(3)
Action Supply Co., Inc......................................          28,420(4)                 28,420(4)
Kenneth D. Acton(5).........................................           5,965(6)                  5,965(6)
Tiffany O. Alvarez(2).......................................         104,347                   104,347
Pamela K.M. Beall & John M. Beall, Tenants by the
  Entireties(7).............................................          46,365                    46,365
Pamela K.M. Beall, Trustee Pamela K.M. Beall Trust dated
  February 20, 1998(7)......................................          46,365                    46,365
Berrard Holdings Limited Partnership........................         463,650                   463,650
Robert V. Berthold, Jr.(8)..................................          22,581(6)                 22,581(6)
Byron H. Black(8)...........................................          28,226(6)                 28,226(6)
Bode-Finn Limited Partnership(9)............................       1,090,800(10)             1,090,800(10)
Gary A. Bonds(11)...........................................          76,250(12)                76,250(12)
Cris V. Branden.............................................         185,460                   185,460
Thomas H. Bruinooge(13).....................................          37,092                    37,092
Randy Burden(14)............................................          41,108(15)                41,108(15)
C&E Rental and Service, Inc.(16)............................         250,000(6)                250,000(6)
J. Ronald Castell...........................................          92,730                    92,730
Charleigh R. Davis(17)......................................         119,047(18)               119,047(18)
Finally Limited Partnership.................................         463,650                   463,650
GDJ, Jr. Investments Limited Partnership....................         463,650                   463,650
Gary L. Gabriel(19).........................................         325,000(6)                325,000(6)
Gary L. Gabriel as Trustee of the Gary L. Gabriel Grantor
  Retained Annuity Trust Theta(19)..........................          86,250(6)                 86,250(6)
Troy L. Gabriel as Trustee of the Gary L. Gabriel Grantor
  Retained Annuity Trust Alpha(19)..........................         250,000(6)                250,000(6)
H. Family Investments, Inc.(20).............................      12,000,000                12,000,000
Richard L. Handley..........................................          92,730                    92,730
Kris E. Hansel(21)..........................................          37,092                    37,092
Harris W. Hudson Limited Partnership(22)....................         463,650                   463,650
Huizenga Investments Limited Partnership(23)................       1,632,047                 1,632,047
Kent E. Jackfert(8).........................................          22,581(6)                 22,581(6)
Kady Investment Group.......................................          74,184                    74,184
James E. Kelly and Virginia M. Kelly(24)....................         312,500(6)                312,500(6)
Kirk Holdings Limited Partnership(25).......................      12,000,100                12,000,000
M. Steven Langman...........................................          37,092                    37,092
James B. Lathrop(5).........................................          69,534(6)                 69,534(6)

                                                                   NUMBER OF
                                                              SHARES BENEFICIALLY      SHARES TO BE OFFERED
                                                                OWNED PRIOR TO          FOR THE ACCOUNT OF
                    SELLING STOCKHOLDERS                        THE OFFERING(1)        SELLING STOCKHOLDERS
                    --------------------                      -------------------      --------------------
Bill Lewis(26)..............................................         206,957                   206,957
Gary Lewis(26)..............................................         285,067                   285,067
Steven Lewis(26)............................................         128,813                   128,813
Tim Lewis(26)...............................................         206,990                   206,990
Linda S. Moore(2)...........................................         323,632                   323,632
Alex Muxo Jr. & Bonnie Muxo.................................          92,730                    92,730
Naples Rent -- All and Sales Company, Inc.(27)..............         125,000(6)                125,000(6)
Michael O'Bryan(5)..........................................         189,228(6)                189,228(6)
O'Neal Revocable Trust(2)...................................         436,889                   436,889
Don R. O'Neal(2)............................................       1,436,910                 1,433,910
Elizabeth M. O'Neal(2)......................................         621,392                   621,392
Michael R. O'Neal(2)........................................         104,347                   104,347
Robert Orders(8)............................................          11,290(6)                 11,290(6)
Gene J. Ostrow(28)..........................................       1,000,000                 1,000,000
Kenneth D. Petty and Ted L. Petty(29).......................         376,762(30)               376,762(30)
Philip Vincent Petrocelli & Emilie Cohen Petrocelli (or
  their successor(s)), Trustees, Emilie and Philip
  Petrocelli, 1998 Family Trust dated February 18,
  1998(31)..................................................         111,276                   111,276
William M. Pierce...........................................         278,190                   278,190
Linda Raymond(5)............................................         343,690(6)                343,690(6)
Oliver Raymond(5)...........................................         883,470(6)                883,470(6)
Raymond E. Mason Foundation(9)..............................         259,200(10)               259,200(10)
Reliable Rental and Supply Co., Inc.........................         265,111(32)               265,111(32)
Revco Equipment Rentals, Inc.(33)...........................         112,500(6)                112,500(6)
River City Rentals..........................................       1,147,572(34)             1,147,572(34)
Thomas Richardson as Trustee of the Gary L. Gabriel Grantor
  Retained Annuity Trust Beta(19)...........................         250,000(6)                250,000(6)
Bryan T. Rich(35)...........................................       3,156,337(36)             3,156,337(36)
Mary Sue Rozum(37)..........................................           1,938(6)                  1,938(6)
John C. Scherer(38).........................................          27,819                    27,819
Joseph R. Scherzinger(39)...................................         125,899(40)               125,899(40)
Francis E. Scozio, Sr.(37)..................................           1,938(6)                  1,938(6)
Sheffield Equipment Co., Inc................................         109,536(41)               109,536(41)
Lynda Short(42).............................................         128,282                   128,282
Fred Silhanek(37)...........................................          55,412(6)                 55,412(6)
Rose Silhanek(37)...........................................          65,712(6)                 65,712(6)
Douglas M. Suliman(43)......................................         789,084(44)               789,084(44)
Andrew W. Sweet.............................................           9,273                     9,273
Andrew Teeter(8)............................................          11,290(6)                 11,290(6)
Donald P. Tewell(5).........................................           8,112(6)                  8,112(6)
William O. Tracy, III(8)....................................          45,161(6)                 45,161(6)
Gary Tripp(14)..............................................          41,108(15)                41,108(15)
Fred W. Truman(8)...........................................          22,581(6)                 22,581(6)
U-Rent It Company, Inc.(45).................................          62,500                    62,500
Frank Villella(42)..........................................         173,802                   173,802
Thomas Villella(42).........................................         111,730                   111,730
Thomas J. Watts, Sr.(46)....................................       1,250,000(6)              1,250,000(6)
Weezor I Limited Partnership................................         463,650                   463,650
Robert M. Yager(47).........................................         109,501(48)               109,501(48)
Samuel Yerrid(8)............................................          11,290(6)                 11,290(6)


---------------


 (1) As used in this Prospectus, beneficial ownership means the power to vote or dispose of a security or the power to direct the voting or disposition of a security.


 (2) Held an ownership interest in Ray L. O'Neal, Inc. and Arenco, LLC prior to our acquisition of the ownership interests in these companies.


 (3) Includes 237,520 shares of common stock issuable upon conversion of promissory notes which are convertible at $12.50 per share.


 (4) Includes 10,320 shares of common stock issuable upon conversion of promissory notes which are convertible at $12.50 per share.


 (5) Served as an officer and/or director of and/or held an equity interest in Raymond Equipment Company Inc. prior to our acquisition of Raymond Equipment.


 (6) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $8.00.


 (7) Ms. Beall currently serves as our Vice President, Assistant Secretary and Treasurer.

 (8) Served as an officer and/or director of and/or held an equity interest in Titan Rentals, Inc. prior to our acquisition of Titan. Mr. Tracy currently serves as a Manager, District Operations of our company.


 (9) Held an equity interest in Bode-Finn Limited Partnership prior to our acquisition of Bode-Finn.


(10) Consists of shares of common stock issuable upon conversion of promissory notes and upon exercise of warrants which are convertible or exercisable, as the case may be, at $8.00 per share.


(11) Held an ownership interest in Advanced Construction Equipment, Inc. prior to our acquisition of the ownership interests of Advanced Construction.


(12) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $8.00 per share.


(13) Mr. Bruinooge currently serves as a director of our company.


(14) Held an ownership interest in Southeast Rental and Leasing, Inc. prior to our acquisition of the ownership interests in Southeast Rental.


(15) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $8.21 per share.


(16) We have acquired all of the assets of C&E Rental and Service, Inc.


(17) Held an ownership interest in EP Company, Inc. (d/b/a AA Rent Village) prior to our acquisition of the ownership interests in EP Company.


(18) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $8.40 per share.


(19) Served as an officer and/or director of and/or held an equity interest in Sam's prior to our acquisition of Sam's. Gary L. Gabriel currently serves as director of our company and provides certain consulting services to our company. Troy L. Gabriel currently serves as a regional vice president, business development of our company. Mr. Richardson currently serves as a vice president, district operations of our company.


(20) H. Family Investments is one of our co-founders and is controlled by H. Wayne Huizenga, Jr. who served as a director of our company until June 1998.


(21) Mr. Hansel currently serves as our Vice President and Controller.


(22) Harris W. Hudson Limited Partnership is a Nevada Limited partnership controlled by Harris W. Hudson who currently serves as a director of our company.


(23) Huizenga Investments Limited Partnership is a Nevada limited partnership controlled by H. Wayne Huizenga who currently serves as a director of our company.


(24) Served as an officer and/or director of and/or held an equity interest in James E. Kelly and Virginia M. Kelly prior to our acquisition of J. Kelly.


(25) Kirk Holdings Limited Partnership, a Nevada Limited partnership, is affiliated with James L. Kirk, one of the co-founders of our company who currently serves as our Chairman and Chief Executive Officer.


(26) Held ownership interests in Agstar, Inc. and Lightnin' Truck Rental, Inc. prior to our acquisition of the ownership interests of Agstar and Lightnin' Truck.


(27) We have acquired all of the assets of Naples Rent-All and Sales Company, Inc.


(28) Mr. Ostrow is one of the co-founders of our company and currently serves as an Executive Vice President and Chief Financial Officer of our company.


(29) Held an ownership interest in Tennessee Tool and Supply, Inc. prior to our acquisition of the ownership interests of Tennessee Tool.


(30) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $8.23 per share.


(31) Mr. Petrocelli currently serves as an Executive Vice President of our company.


(32) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $9.43 per share.


(33) We have acquired all of the assets of Revco Equipment Rentals, Inc.


(34) Includes 550,000 shares of common stock issuable upon conversion of promissory notes which are convertible at $10.00 per share.


(35) Served as an officer and held an ownership interest in Logan Equipment Corporation prior to our acquisition of the ownership interests of Logan. Currently serves as a regional vice president of our company.


(36) Includes 540,337 shares of common stock issuable upon conversion of promissory notes which are convertible at $12.50 per share.


(37) Served as an officer and/or director of and/or held an equity interest in Action Equipment Company, Inc. and Action Supply Co., Inc. prior to our acquisition of A-Action.


(38) Mr. Scherer currently serves as an officer of our company.


(39) Held an ownership interest in Prime Enterprises, Inc. d/b/a Total Equipment Rental and Supply Co. prior to our acquisition of the ownership interests of Prime Enterprises, Inc.


(40) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $8.34 per share.


(41) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $7.76 per share.

(42) Held an ownership interest in Villella Holding Company prior to our acquisition of the ownership interests of Villella Holding.


(43) Held an ownership interest in Logan prior to our acquisition of the ownership interests of Logan.


(44) Includes 135,084 shares of common stock issuable upon conversion of promissory notes which are convertible at $12.50 per share.


(45) We have acquired all of the assets of U-Rent-It Company, Inc.


(46) Served as an officer and director of and held all of the equity interests in Associated Rental Equipment Management Company, Inc. prior to our acquisition of Associated.


(47) Held an ownership interest in Acme Rental, Inc. prior to our acquisition of the ownership interests of Acme Rental.


(48) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $10.00 per share.

                              PLAN OF DISTRIBUTION



     The selling stockholders or pledgees may sell or distribute some or all of the shares offered by this Prospectus from time to time through dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE or other exchanges on which the common stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or other agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, or other agent might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with our consent, by donees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of selling stockholders and any other material information with respect to the plan of distribution not previously disclosed.



     The selling stockholders and ay such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder and any other selling stockholder, broker, dealer or other agent relating to the sale or distribution of the shares offered by this Prospectus.



     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares offered by this Prospectus may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the common stock.



     We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. Each selling stockholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We may agree to indemnify the selling stockholders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.



     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     Our Certificate of Incorporation authorizes capital stock consisting of 5,000,000 shares of preferred stock, par value $0.01 per share, and 250,000,000 shares of common stock. As of June 4, 1999, we had 55,759,497 shares of common stock and no shares of preferred stock outstanding. The following summary description of our capital stock is qualified in its entirety by reference to our Certificate of Incorporation, the Bylaws and the agreements governing such instruments, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus is a part.



COMMON STOCK



     The holders of the common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or our Certificate of Incorporation, the holders of such shares will possess all voting power. Our Certificate of Incorporation will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board of Directors from time to time, the holders of the common stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of our company available for distribution to such holders. See "Dividend Policy."


PREFERRED STOCK


     Our Certificate of Incorporation authorizes the Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including
(1) the designation of the series, (2) the number of shares of the series, which number the Board of Directors may (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares of preferred stock then outstanding), (3) whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative, (4) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable, (5) the redemption rights and price or prices, if any, for shares of the series, (6) the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of the series, (7) the rights and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, (8) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, prices or rates of conversion or exchange and all other terms and conditions upon which such conversion or exchange may be made, (9) restrictions on the issuance of shares of the same series or of any other class or series, (10) the voting rights, if any, of the holders of the shares of the series and (11) any other relative rights, preferences and limitations of such series.



     We believe that the ability of the Board of Directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Subject to certain exceptions, the NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock or voting securities outstanding by at least 20%. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the Board of Directors may determine not to seek stockholder approval.



     Although the Board of Directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of our company and its stockholders. The Board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.



INDEMNIFICATION



     Our Certificate of Incorporation provides that our company shall indemnify each director, officer, employee or agent of our company to the fullest extent permitted by law. The Certificate of Incorporation limits the liability of our directors for monetary damages in certain circumstances. Our Bylaws also provide that we may purchase insurance on behalf of our directors, officers, employees and agents against certain liabilities asserted against or incurred by them in such capacity, whether or not our company would have the power to indemnify against such liabilities.


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the common stock is Boston EquiServe.

                                 LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for our company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. currently own shares of common stock.


                                    EXPERTS


     The financial statements of our company, Gabriel Trailer Manufacturing Company, Inc., The Bode-Finn Company, RFL Enterprises, Inc., Naples Rent-All & Sales Company, Inc., Raymond Equipment Company, Inc., The Florida Panhandle and Southeast Texas Divisions of General Rental, Inc., Associated Rental Equipment Management Company, Inc., Revco Equipment Rentals, Inc., High Reach Company, Inc. and High Reach Leasing Company, Reliable Rental & Supply Co., Inc., Ray L. O'Neal, Inc. and Arenco, LLC, and Action Equipment Company, Inc. and Action Supply Co., Inc., included in this Prospectus and Registration Statement and the Schedule of our company included elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of the firm as experts in giving said reports.



     The financial statements of Logan Equipment Corporation as of December 31, 1997 and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied, without charge, at the Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The public may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on the SEC's web site on the Internet at http://www.sec.gov.

                               NATIONSRENT, INC.



            INDEX TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                                              PAGE
                                                              ----
NATIONSRENT, INC.
     Introduction to Pro Forma Consolidated Statements of
  Operations................................................  PF-2
     Pro Forma Consolidated Statements of Operations for the
  year ended December 31, 1998..............................  PF-4
     Notes to Pro Forma Consolidated Statements of
  Operations................................................  PF-5

                               NATIONSRENT, INC.



        INTRODUCTION TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



     The following pro forma consolidated statements of operations for the year ended December 31, 1998 have been adjusted to give effect to each acquisition completed subsequent to January 1, 1998 or currently pending, as if such acquisition had occurred on January 1, 1998.



     The acquisitions included in the pro forma consolidated statements of operations include the twelve listed below for which stand-alone financial information is presented herein and the other acquisitions listed below which either have been completed subsequent to January 1, 1998 or are currently pending.



     -     R.F.L. Enterprises, Inc. ("RFL")


     -     The Bode-Finn Company ("Bode-Finn")


     -     Naples Rent-All and Sales Company, Inc. ("Naples")


     -     Raymond Equipment Company, Inc. ("Jobs")


     -     Revco Equipment Rentals, Inc. ("Revco")


     -     General Rental, Inc. ("General")


     -     Associated Rental Equipment Management Company, Inc. ("Associated")


     -     High Reach Company, Inc. and High Reach Leasing Company ("High
           Reach")


     -     Reliable Rental & Supply Co., Inc. ("Reliable")


     -     Ray L. O'Neal, Inc. and Arenco, LLC d/b/a A-1 Rentals ("A-1")


     -     Action Equipment Company, Inc. ("Action")


     -     Logan Equipment Corporation ("Logan")



                               OTHER ACQUISITIONS



     -     Central Rent-All, Inc.              -     Gold Coast Aerial Lift, Inc.
     -     U-Rent-It Company, Inc.             -     Central Alabama Rental Center, Inc.
     -     A-Action Rental, Inc.               -     Tennessee Tool and Supply, Inc.
     -     The J. Kelly Co., Inc.              -     Southeast Rental & Leasing, Inc.
     -     A to Z Rents It, Inc.               -     Acme Rental, Inc.
     -     Big "R" Rents Corporation           -     EP Company, Inc.
     -     Agstar, Inc. and Lightnin' Truck    -     River City Rentals, Inc.
           Rental, Inc.                        -     Advanced Construction Equipment, Inc.
     -     Witt Equipment Company              -     Prime Enterprises, Inc.
     -     Louisiana Rentals of Houma, Inc.    -     Placer Equipment Rentals, Inc.
     -     Sheffield Equipment Co., Inc.       -     Pierce & Associates, Inc.
     -     Hudson Rental Center, Inc.
     -     J.R. Equipment, Inc. d/b/a Howe
           Rental and Sales



                              PENDING ACQUISITION



     -     Chapman Equipment Company



     In addition to the above acquisitions, the pro forma consolidated statements of operations give effect to the change in interest expense resulting from reductions in outstanding debt upon the application of the net proceeds from the following financing transactions in each case as if such transactions had occurred on January 1, 1998:

     - the sale of 13,000,000 shares of common stock in August 1998 at a price of $8.00 per share (the "Common Stock Offering");



     - the sale in a private placement of 5,118,694 shares of common stock in June 1998 at a price of $5.39 per share (the "Private Placement");



     - the issuance of $175,000,000 10 3/8% Senior Subordinated Notes due 2008 in December 1998 (the "Notes Offering");



     - an additional equity contribution of $17.4 million from our founders (the "Founders' Additional Contribution").



     These adjustments represent, in the opinion of management, all adjustments necessary to present fairly our pro forma consolidated results of operations and are based upon available information and certain assumptions considered reasonable under the circumstances. The pro forma consolidated statements of operations presented herein do not purport to present what our results of operations would actually have been had such events leading to the pro forma adjustments in fact occurred at the beginning of the period indicated or to project our results of operations for any future period.



     The pro forma consolidated statements of operations should be read in conjunction with our consolidated financial statements and the notes thereto and management's discussion thereof included elsewhere in this prospectus.

                               NATIONSRENT, INC.



                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                   UNAUDITED




                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                HISTORICAL            BODE
                                                 COMPANY      RFL     FINN     NAPLES    JOBS    REVCO   GENERAL   ASSOCIATED
                                                ----------   -----   -------   ------   ------   -----   -------   ----------
Revenue:
 Equipment rentals............................   $150,668    $ 228   $ 6,336   $ 513    $4,086   $493    $4,494     $15,242
 Sale of equipment, merchandise, service,
   parts and supplies.........................     85,730      481    16,971     892     4,258     40       657       7,432
                                                 --------    -----   -------   ------   ------   -----   ------     -------
      Total revenue...........................    236,398      709    23,307   1,405     8,344    533     5,151      22,674
Cost of revenue:
 Cost of equipment rentals, excluding
   depreciation...............................     56,084      129     1,363     395     1,073    189     2,519       4,999
 Rental equipment depreciation................     24,463       73     2,493      94     2,022    140       589       5,815
 Cost of sales of equipment, merchandise,
   service, parts and supplies................     61,455      328    11,940     687     3,342     27       204       5,699
                                                 --------    -----   -------   ------   ------   -----   ------     -------
      Total cost of revenue...................    142,002      530    15,796   1,176     6,437    356     3,312      16,513
                                                 --------    -----   -------   ------   ------   -----   ------     -------
Gross profit..................................     94,396      179     7,511     229     1,907    177     1,839       6,161
Operating expenses:
 Selling, general and administrative
   expenses...................................     44,411       26     6,615     120     1,473     79       640       2,250
 Non-rental equipment depreciation and
   amortization...............................      7,266        6        82       9        94      1       197         240
                                                 --------    -----   -------   ------   ------   -----   ------     -------
      Total operating expenses................     51,677       32     6,697     129     1,567     80       837       2,490
                                                 --------    -----   -------   ------   ------   -----   ------     -------
Operating income (loss).......................     42,719      147       814     100       340     97     1,002       3,671
Other (income)/expense
 Interest expense, net........................     21,063       18       506       4       738     31       381       2,804
 Other (income)/expense, net..................       (606)      --       126     (13)       --     --        --         (78)
                                                 --------    -----   -------   ------   ------   -----   ------     -------
      Total other (income)/expense............     20,457       18       632      (9)      738     31       381       2,726
                                                 --------    -----   -------   ------   ------   -----   ------     -------
Income before provision for income taxes......     22,262      129       182     109      (398)    66       621         945
 Provision for income taxes...................      9,608       56        79      44      (172)    26       257         378
                                                 --------    -----   -------   ------   ------   -----   ------     -------
Net income (loss).............................   $ 12,654    $  73   $   103   $  65    $ (226)  $ 40    $  364     $   567
                                                 ========    =====   =======   ======   ======   =====   ======     =======
Basic net income per share....................   $   0.37
                                                 ========
Diluted net income per share..................   $   0.37
                                                 ========

                                                 HIGH                                                 OTHER         PROBABLE
                                                 REACH    RELIABLE     A-1     ACTION     LOGAN    ACQUISITIONS   ACQUISITIONS
                                                -------   --------   -------   -------   -------   ------------   ------------
Revenue:
 Equipment rentals............................  $13,434    $6,423    $37,440   $ 6,224   $15,527     $56,920        $14,583
 Sale of equipment, merchandise, service,
   parts and supplies.........................    1,982     1,200      7,306     5,737    20,173      19,546          6,232
                                                -------    ------    -------   -------   -------     -------        -------
      Total revenue...........................   15,416     7,623     44,746    11,961    35,700      76,466         20,815
Cost of revenue:
 Cost of equipment rentals, excluding
   depreciation...............................    5,396     2,970     12,750     3,413     3,153      29,296         10,665
 Rental equipment depreciation................    2,825       993     13,762       896     3,776      12,664            154
 Cost of sales of equipment, merchandise,
   service, parts and supplies................    1,473       421      1,958     4,931    15,135      13,059          3,495
                                                -------    ------    -------   -------   -------     -------        -------
      Total cost of revenue...................    9,694     4,384     28,470     9,240    22,064      55,019         14,314
                                                -------    ------    -------   -------   -------     -------        -------
Gross profit..................................    5,722     3,239     16,276     2,721    13,636      21,447          6,501
Operating expenses:
 Selling, general and administrative
   expenses...................................    2,367     1,736      3,960     2,592     8,324      12,167          3,805
 Non-rental equipment depreciation and
   amortization...............................      263       231        238       153       214         829             93
                                                -------    ------    -------   -------   -------     -------        -------
      Total operating expenses................    2,630     1,967      4,198     2,745     8,538      12,996          3,898
                                                -------    ------    -------   -------   -------     -------        -------
Operating income (loss).......................    3,092     1,272     12,078       (24)    5,098       8,451          2,603
Other (income)/expense
 Interest expense, net........................    2,089       288        789     2,489     2,227       3,433             --
 Other (income)/expense, net..................      205       (17)      (297)      (15)       --          33            (55)
                                                -------    ------    -------   -------   -------     -------        -------
      Total other (income)/expense............    2,294       271        492     2,474     2,227       3,466            (55)
                                                -------    ------    -------   -------   -------     -------        -------
Income before provision for income taxes......      798     1,001     11,586    (2,498)    2,871       4,985          2,658
 Provision for income taxes...................      345       432      5,005    (1,079)    1,240       2,153          1,148
                                                -------    ------    -------   -------   -------     -------        -------
Net income (loss).............................  $   453    $  569    $ 6,581   $(1,419)  $ 1,631     $ 2,832        $ 1,510
                                                =======    ======    =======   =======   =======     =======        =======
Basic net income per share....................
Diluted net income per share..................

                                                ACQUISITION    PRO FORMA
                                                ADJUSTMENTS    COMBINED
                                                -----------    ---------
Revenue:
 Equipment rentals............................   $   (963)(a)  $331,648
 Sale of equipment, merchandise, service,
   parts and supplies.........................         --       178,637
                                                 --------      --------
      Total revenue...........................       (963)      510,285
Cost of revenue:
 Cost of equipment rentals, excluding
   depreciation...............................     (7,086)(b)   126,646
                                                     (325)(c)
                                                     (337)(a)
 Rental equipment depreciation................    (21,697)(d)    52,819
                                                    3,825(e)
                                                      (68)(a)
 Cost of sales of equipment, merchandise,
   service, parts and supplies................         (5)(a)   124,149
                                                 --------      --------
      Total cost of revenue...................    (25,693)      303,614
                                                 --------      --------
Gross profit..................................     24,730       206,671
Operating expenses:
 Selling, general and administrative
   expenses...................................     (3,672)(f)    86,141
                                                      516(g)
                                                     (801)(h)
                                                     (467)(a)
 Non-rental equipment depreciation and
   amortization...............................       (600)(i)    18,342
                                                    9,026(j)
                                                 --------      --------
      Total operating expenses................      4,002       104,483
                                                 --------      --------
Operating income (loss).......................     20,728       102,188
Other (income)/expense
 Interest expense, net........................     26,765(k)     62,626
                                                     (960)(l)
                                                      (39)(a)
 Other (income)/expense, net..................         71(m)       (646)
                                                 --------      --------
      Total other (income)/expense............     25,837        61,980
                                                 --------      --------
Income before provision for income taxes......     (5,109)       40,208
 Provision for income taxes...................     (2,150)(n)    17,370
                                                 --------      --------
Net income (loss).............................   $ (2,959)     $ 22,838
                                                 ========      ========
Basic net income per share....................                 $   0.41
                                                               ========
Diluted net income per share..................                 $   0.40
                                                               ========

                               NATIONSRENT, INC.



                        NOTES TO PRO FORMA CONSOLIDATED


                            STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



1. BASIS OF PRESENTATION



     The pro forma consolidated statements of operations for the year ended December 31, 1998 give effect to each acquisition completed after January 1, 1998 or currently pending and the financing of each such acquisition, as if all such transactions had occurred on January 1, 1998. The pro forma consolidated statements of operations also give effect to the Common Stock Offering, the Private Placement, the Notes Offering and the Founder's Additional Contributions, as if all such transactions had occurred on January 1, 1998.



     The historical financial data presented in the pro forma consolidated statements of operations represents the historical results of the acquisitions prior to their acquisition. Results of the acquisitions subsequent to the dates of their acquisition are included in our historical results from the effective date of each respective acquisition.



2. PRO FORMA ADJUSTMENTS



     a. Represents the elimination of the operations of a division of one of the acquired businesses not purchased.



     b. Represents the elimination of historical operating lease expense on rental equipment resulting from the buyout of certain leases in connection with certain of the acquisitions.



     c. Represents the elimination of rental equipment that was charged to expense historically that exceeds our capitalization policy threshold.



     d. Represents the elimination of the historical rental equipment depreciation and the estimate for depreciation assuming the rental fleet acquired was adjusted to fair market value at the beginning of the period presented.



     e. Represents an increase in rental equipment depreciation expense as a result of the buyout of operating leases in connection with certain of the acquisitions.



     f. Represents the elimination of historical compensation expense, benefits and other payments to officers and/or stockholders of certain acquired businesses, as such officers and/or stockholders were employed at lower contractual rates after the acquisition of their business. Also represents the elimination of certain private company business expenses.



     g. Represents an adjustment to historical facility lease expense to reflect the increase in current lease payments in excess of historical amounts.



     h. Represents the elimination of historical management fee expense charged by the parent company of a certain acquired business that will not impact us in the future.



     i. Represents the elimination of expense for the historical depreciation and amortization, excluding equipment rental depreciation, and the estimate for depreciation excluding those assets not acquired and assuming the assets acquired were adjusted to fair market value at the beginning of the period presented.

                               NATIONSRENT, INC.



                        NOTES TO PRO FORMA CONSOLIDATED


                    STATEMENTS OF OPERATIONS -- (CONTINUED)


                                  (UNAUDITED)



     j. Represents the estimate of amortization of goodwill and covenants not to compete as if such acquisitions were consummated at the beginning of the period presented. We believe that 40 years is a reasonable life for goodwill in light of the characteristics of the equipment rental industry such as the lack of dependence on technological change, the many years that the industry has been in existence, the current trend towards the outsourcing of equipment, the recent double digit annual growth rate and the stable nature of the customer base. In addition, we have focused on acquiring well-established companies that have been in existence for many years.



     k. Represents the elimination of historical interest expense and the addition of interest expense on borrowings under the senior credit facilities and notes issued to former owners of the acquired businesses to fund the acquisitions as if the transactions were consummated at the beginning of the period presented.



     l. Represents (1) $5,140,000 of additional interest expense and amortization of debt issuance costs associated with the Notes Offering and (2) reductions to interest expense of $4,565,000, $942,000 and $593,000 for the proceeds from the issuance of common stock in connection with the Common Stock Offering, the Private Placement and the Founders' Additional Contribution, respectively.



     m. Represents the elimination of income earned on assets not acquired in connection with certain of the acquisitions.



     n. Represents the adjustment to provide for income taxes at our historical effective tax rate (43.2% in 1998).



     o. Pro forma earnings per share is calculated based on the weighted average shares outstanding for the applicable period, as well as giving effect to the issuance of common stock in connection with the acquisitions, the Common Stock Offering, the Private Placement and the conversion to equity of certain subordinated acquisition debt in the original principal amount of $50,000,000, as if these shares were outstanding at the beginning of the period presented. Diluted earnings per share includes an add back of $3,329,000 of interest expense, net of income taxes, on our convertible subordinated debt.

                               NATIONSRENT, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
THE REGISTRANT
NATIONSRENT, INC.
Report of Independent Certified Public Accountants..........    F-5
Consolidated Balance Sheets at December 31, 1998 and 1997...    F-6
Consolidated Statements of Income for the year ended
  December 31, 1998 and the period from August 14, 1997
  (inception) to December 31, 1997..........................    F-7
Consolidated Statement of Stockholders' Equity..............    F-8
Consolidated Statements of Cash Flows for the year ended
  December 31, 1998 and the period from August 14, 1997
  (inception) to December 31, 1997..........................    F-9
Notes to Consolidated Financial Statements..................   F-10
Financial Statement Schedule:
  Schedule II -- Valuation and Qualifying Accounts for the
     periods ended December 31, 1998 and 1997...............   F-27
NATIONSRENT, INC. -- UNAUDITED CONSOLIDATED FINANCIAL
  STATEMENTS
Consolidated Balance Sheets as of March 31, 1999 and
  December 31, 1998.........................................   F-28
Consolidated Statements of Income for the Three Months
  Ended March 31, 1999 and 1998.............................   F-29
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 1999 and 1998.............................   F-30
Notes to Consolidated Financial Statements..................   F-31
THE PREDECESSOR COMPANY
GABRIEL TRAILER MANUFACTURING COMPANY, INC. ("SAM'S")
Report of Independent Certified Public Accountants..........   F-35
Consolidated Balance Sheets as of March 31, 1997 and August
  31, 1997..................................................   F-36
Consolidated Statements of Income for the year ended March
  31, 1997 and the period from
  April 1, 1997 to August 31, 1997..........................   F-37
Consolidated Statements of Stockholders' Equity for the year ended March 31, 1997 and the period from April 1, 1997 to
  August 31, 1997...........................................   F-38
Consolidated Statements of Cash Flows for the year ended
  March 31, 1997 and the period from April 1, 1997 to August
  31, 1997..................................................   F-39
Notes to Consolidated Financial Statements..................   F-40
THE BODE-FINN COMPANY
  Report of Independent Certified Public Accountants........   F-45
  Balance Sheets as of December 31, 1996 and 1997 and March
     31, 1998 (unaudited)...................................   F-46
  Statements of Income for the years ended December 31,
     1995, 1996 and 1997 and for the three month periods
     ended March 31, 1997 and 1998 (unaudited)..............   F-47
  Statements of Stockholders' Equity for the years ended
     December 31, 1995, 1996 and 1997 and for the three
     month period ended March 31, 1998 (unaudited)..........   F-48
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997 and for the three month periods
     ended March 31, 1997 and 1998 (unaudited)..............   F-49
  Notes to Financial Statements.............................   F-50

                                                              PAGE
                                                              -----
RFL ENTERPRISES, INC.
  Report of Independent Certified Public Accountants........   F-57
  Balance Sheets as of December 31, 1997 and March 31, 1998
     (unaudited)............................................   F-58
  Statements of Income for the year ended December 31, 1997
     and for the three month periods ended March 31, 1997
     and 1998 (unaudited)...................................   F-59
  Statements of Stockholder's Equity for the year ended
     December 31, 1997 and for the three month period ended
     March 31, 1998 (unaudited).............................   F-60
  Statements of Cash Flows for the year ended December 31,
     1997 and for the three month periods ended March 31,
     1997 and 1998 (unaudited)..............................   F-61
  Notes to Financial Statements.............................   F-62
NAPLES RENT-ALL & SALES COMPANY, INC.
  Report of Independent Certified Public Accountants........   F-66
  Balance Sheets as of December 31, 1997 and March 31, 1998
     (unaudited)............................................   F-67
  Statements of Income for the year ended December 31, 1997
     and for the three month periods ended March 31, 1997
     and 1998 (unaudited)...................................   F-68
  Statements of Stockholder's Equity for the year ended
     December 31, 1997 and for the three month period ended
     March 31, 1998 (unaudited).............................   F-69
  Statements of Cash Flows for the year ended December 31,
     1997 and for the three month periods ended March 31,
     1997 and 1998 (unaudited)..............................   F-70
  Notes to Financial Statements.............................   F-71
RAYMOND EQUIPMENT COMPANY, INC. ("JOBS")
  Report of Independent Certified Public Accountants........   F-76
  Balance Sheets as of June 30, 1996 and 1997 and March 31,
     1998 (unaudited).......................................   F-77
  Statements of Income for the years ended June 30, 1996 and
     1997 and for the nine month periods ended March 31,
     1997 and 1998 (unaudited)..............................   F-78
  Statements of Stockholders' Equity for the years ended
     June 30, 1996 and 1997 and for the nine month period
     ended March 31, 1998 (unaudited).......................   F-79
  Statements of Cash Flows for the years ended June 30, 1996 and 1997 and for the nine month periods ended March 31,
     1997 and 1998 (unaudited)..............................   F-80
  Notes to Financial Statements.............................   F-81
THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS OF
  GENERAL RENTAL, INC.
  Report of Independent Certified Public Accountants........   F-86
  Division Balance Sheets as of December 31, 1997 and June
     30, 1998 (unaudited)...................................   F-87
  Statements of Division Operations for the year ended
     December 31, 1997 and for the six month periods ended
     June 30, 1997 and 1998 (unaudited).....................   F-88
  Statements of Division Equity for the year ended December
     31, 1997 and for the six month period ended June 30,
     1998 (unaudited).......................................   F-89
  Statements of Division Cash Flows for the year ended
     December 31, 1997 and for the six month periods ended
     June 30, 1997 and 1998 (unaudited).....................   F-90
  Notes to Division Financial Statements....................   F-91

                                                              PAGE
                                                              -----
ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.
  Report of Independent Certified Public Accountants........   F-97
  Balance Sheets as of December 31, 1996 and 1997 and June
     30, 1998 (unaudited)...................................   F-98
  Statements of Income for the years ended December 31,
     1995, 1996 and 1997 and for the six month periods ended
     June 30, 1997 and 1998 (unaudited).....................   F-99
  Statements of Stockholder's Equity for the years ended
     December 31, 1995, 1996 and 1997 and for the six month
     period ended June 30, 1998 (unaudited).................  F-100
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997 and for the six month periods ended
     June 30, 1997 and 1998 (unaudited).....................  F-101
  Notes to Financial Statements.............................  F-102
REVCO EQUIPMENT RENTALS, INC.
  Report of Independent Certified Public Accountants........  F-110
  Balance Sheets as of December 31, 1997 and March 31, 1998
     (unaudited)............................................  F-111
  Statements of Income for the year ended December 31, 1997
     and for the three month periods ended March 31, 1997
     and 1998 (unaudited)...................................  F-112
  Statements of Stockholders' Equity for the year ended
     December 31, 1997 and for the three month period ended
     March 31, 1998 (unaudited).............................  F-113
  Statements of Cash Flows for the year ended December 31,
     1997 and for the three month periods ended March 31,
     1997 and 1998 (unaudited)..............................  F-114
  Notes to Financial Statements.............................  F-115
HIGH REACH COMPANY, INC. AND HIGH REACH LEASING COMPANY
  Report of Independent Certified Public Accountants........  F-119
  Combined Balance Sheets as of September 30, 1997 and June
     30, 1998 (unaudited)...................................  F-120
  Combined Statements of Income for the year ended September
     30, 1997 and for the nine months ended June 30, 1997
     and 1998 (unaudited)...................................  F-121
  Combined Statements of Stockholder's Equity and Owner's
     Capital for the year ended September 30, 1997 and for
     the nine months ended June 30, 1998 (unaudited)........  F-122
  Combined Statements of Cash Flows for the year ended
     September 30, 1997 and for the nine month period ended
     June 30, 1997 and 1998 (unaudited).....................  F-123
  Notes to Combined Financial Statements....................  F-124
RELIABLE RENTAL & SUPPLY CO, INC.
  Report of Independent Certified Public Accountants........  F-132
  Balance Sheets as of December 31, 1997 and June 30, 1998
     (unaudited)............................................  F-133
  Statements of Income for the year ended December 31, 1997
     and for the six month period ended June 30, 1997 and
     1998 (unaudited).......................................  F-134
  Statements of Stockholders' Equity for the year ended
     December 31, 1997 and for the six months ended June 30,
     1998 (unaudited).......................................  F-135
  Statements of Cash Flows for the year ended December 31,
     1997 and for the six month period ended June 30, 1997
     and 1998 (unaudited)...................................  F-136
  Notes to Financial Statements.............................  F-137

                                                              PAGE
                                                              -----
RAY L. O'NEAL, INC. AND ARENCO, LLC
  Report of Independent Certified Public Accountants........  F-142
  Combined Balance Sheets as of December 31, 1996 and 1997
     and September 30, 1998 (unaudited).....................  F-143
  Combined Statements of Income for the years ended December
     31, 1995, 1996 and 1997 and for the nine month periods
     ended September 30, 1997 and 1998 (unaudited)..........  F-144
  Combined Statements of Stockholders' Equity for the years
     ended December 31, 1995, 1996 and 1997 and for the nine
     month period ended September 30, 1998 (unaudited)......  F-145
  Combined Statements of Cash Flows for the years ended
     December 31, 1995, 1996, and 1997 and for the nine
     month periods ended September 30, 1997 and 1998
     (unaudited)............................................  F-146
  Notes to Combined Financial Statements....................  F-148
ACTION EQUIPMENT COMPANY, INC. AND ACTION SUPPLY CO., INC.
  Report of Independent Public Accountants..................  F-154
  Combined Balance Sheets as of December 31, 1997 and
     September 30, 1998 (unaudited).........................  F-155
  Combined Statements of Operations for the year ended
     December 31, 1997 and for the nine months ended
     September 30, 1997 and 1998 (unaudited)................  F-156
  Combined Statements of Stockholders' Deficit for the year
     ended December 31, 1997 and for the nine months ended
     September 30, 1998 (unaudited).........................  F-157
  Combined Statements of Cash Flows for the year ended
     December 31, 1997 and for the nine months ended
     September 30, 1997 and 1998 (unaudited)................  F-158
  Notes to Combined Financial Statements....................  F-159
LOGAN EQUIPMENT CORPORATION
  Report of Independent Auditors............................  F-167
  Balance Sheets as of December 31, 1997 and September 30,
     1998 (unaudited).......................................  F-168
  Statements of Income for the year ended December 31, 1997
     and for the nine months ended September 30, 1997 and
     1998 (unaudited).......................................  F-169
  Statements of Changes in Stockholders' Equity for the year ended December 31, 1997 and for the nine months ended
     September 30, 1998 (unaudited).........................  F-170
  Statements of Cash Flows for the year ended December 31,
     1997 and for the nine month period ended September 30,
     1997 and 1998 (unaudited)..............................  F-171
  Notes to Consolidated Financial Statements................  F-172

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To NationsRent, Inc.:

     We have audited the accompanying consolidated balance sheets of NationsRent, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1998 and for the period from August 14, 1997 (inception) to December 31, 1997. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NationsRent, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998 and for the period from August 14, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,

  February 19, 1999 (except with respect to


  the matter referred to in the


  first paragraph of Note 13, as


  to which the date is May 20, 1999).

                               NATIONSRENT, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                  DECEMBER 31,
                                                              --------------------
                                                                 1998       1997
                                                              ----------   -------
ASSETS
Cash and cash equivalents...................................  $   10,597   $ 1,493
Accounts receivable, net of allowance for doubtful accounts
  of $4,732 and $587 at December 31, 1998 and 1997,
  respectively..............................................      72,951     5,008
Inventories.................................................      23,147     1,840
Prepaid expenses and other assets...........................      24,451       755
Rental equipment, net.......................................     382,573    30,619
Property and equipment, net.................................      37,839     2,334
Intangible assets related to acquired businesses, net.......     524,254    37,108
                                                              ----------   -------
     Total Assets...........................................  $1,075,812   $79,157
                                                              ==========   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..........................................  $   68,177   $ 3,253
  Accrued compensation and related taxes....................       4,901       328
  Accrued expenses and other liabilities....................      32,970     2,579
  Debt......................................................     678,035    42,928
  Income taxes payable......................................       3,115     1,523
  Deferred income taxes.....................................       6,384     2,545
                                                              ----------   -------
     Total liabilities......................................     793,582    53,156
                                                              ----------   -------
Commitments and Contingencies (Note 11)
Stockholders' Equity:
  Preferred stock -- $0.01 par value, 5,000,000 shares
     authorized, no shares issued and outstanding...........          --        --
  Common stock -- $0.01 par value, 250,000,000 shares
     authorized, 55,618,023 and 25,000,000 shares issued and
     outstanding at December 31, 1998 and 1997,
     respectively...........................................         556       250
  Additional paid-in capital................................     268,019    24,750
  Retained earnings.........................................      13,655     1,001
                                                              ----------   -------
     Total stockholders' equity.............................     282,230    26,001
                                                              ----------   -------
     Total Liabilities and Stockholders' Equity.............  $1,075,812   $79,157
                                                              ==========   =======


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                               NATIONSRENT, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   FROM
                                                                              AUGUST 14, 1997
                                                               YEAR ENDED       (INCEPTION)
                                                              DECEMBER 31,        THROUGH
                                                                  1998       DECEMBER 31, 1997
                                                              ------------   -----------------
Revenue:
  Equipment rentals.........................................    $150,668         $  7,410
  Sales of equipment, merchandise, service, parts and
     supplies...............................................      85,730            1,895
                                                                --------         --------
          Total revenue.....................................     236,398            9,305
                                                                --------         --------
Cost of revenue:
  Cost of equipment rentals, excluding depreciation.........      56,084            2,196
  Rental equipment depreciation.............................      24,463            1,526
  Cost of sales of equipment, merchandise, service, parts
     and supplies...........................................      61,455            1,691
                                                                --------         --------
          Total cost of revenue.............................     142,002            5,413
                                                                --------         --------
Gross profit................................................      94,396            3,892
Operating expenses:
  Selling, general and administrative expenses..............      44,411            1,081
  Non-rental equipment depreciation and amortization........       7,266              284
                                                                --------         --------
Operating income............................................      42,719            2,527
                                                                --------         --------
Other (income)/expense:
  Interest expense..........................................      21,063              760
  Interest income...........................................        (205)             (29)
  Other, net................................................        (401)              29
                                                                --------         --------
                                                                  20,457              760
                                                                --------         --------
Income before provision for income taxes....................      22,262            1,767
  Provision for income taxes................................       9,608              766
                                                                --------         --------
Net income..................................................    $ 12,654         $  1,001
                                                                ========         ========
Net income per share -- basic and diluted...................    $   0.37         $   0.04
                                                                ========         ========
Weighted average common shares outstanding:
  Basic.....................................................      33,999           25,000
                                                                ========         ========
  Diluted...................................................      38,545           25,007
                                                                ========         ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                               NATIONSRENT, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                  COMMON STOCK
                                               -------------------   ADDITIONAL
                                               NUMBER OF              PAID-IN     RETAINED
                                                 SHARES     AMOUNT    CAPITAL     EARNINGS    TOTAL
                                               ----------   ------   ----------   --------   --------
Balance, August 14, 1997 (Inception).........          --    $ --    $      --    $    --    $     --
  Issuance of common stock (after giving
     effect to the stock split discussed in
     Note 1).................................  25,000,000     250       24,750         --      25,000
  Net income.................................          --      --           --      1,001       1,001
                                               ----------    ----    ---------    -------    --------
Balance, December 31, 1997...................  25,000,000     250       24,750      1,001      26,001
  Additional capital contributions of the
     Company's founders......................          --      --       23,400         --      23,400
  Proceeds from sale of common stock in a
     private placement.......................   5,118,694      51       27,549         --      27,600
  Proceeds from sale of common stock, less
     issuance cost of $9,605.................  13,000,000     130       94,265         --      94,395
  Issuance of common stock, options and
     warrants in connection with
     acquisitions............................   5,542,812      55       48,125         --      48,180
  Conversion of unsecured subordinated
     convertible promissory notes............   6,956,517      70       49,930         --      50,000
  Net income.................................          --      --           --     12,654      12,654
                                               ----------    ----    ---------    -------    --------
Balance, December 31, 1998...................  55,618,023    $556    $ 268,019    $13,655    $282,230
                                               ==========    ====    =========    =======    ========


          The accompanying notes to consolidated financial statements are an integral part of this statement.

                               NATIONSRENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                   FROM
                                                                              AUGUST 14, 1997
                                                               YEAR ENDED       (INCEPTION)
                                                              DECEMBER 31,        THROUGH
                                                                  1998       DECEMBER 31, 1997
                                                              ------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $  12,654         $  1,001
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      32,180            1,810
  Gain on sale of rental equipment..........................      (9,530)             (59)
  Deferred income tax provision.............................       6,709              357
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (17,485)             334
    Inventories.............................................        (342)              83
    Prepaid expenses and other assets.......................      (8,312)            (296)
    Accounts payable........................................      43,412              776
    Accrued expenses and other liabilities..................         719             (428)
    Income taxes payable....................................         453              117
                                                               ---------         --------
    Net cash provided by operating activities...............      60,458            3,695
                                                               ---------         --------
CASH FLOWS FROM INVESTING ACTIVITIES, NET OF ACQUISITIONS:
  Acquisitions of businesses, net of cash acquired..........    (345,845)         (34,137)
  Purchases of rental equipment.............................    (118,798)          (2,461)
  Purchases of property and equipment.......................     (15,305)            (963)
  Proceeds from sale of rental equipment....................      36,602            1,159
  Decrease in notes receivable from affiliates..............          --            1,358
                                                               ---------         --------
    Net cash used in investing activities...................    (443,346)         (35,044)
                                                               ---------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................     121,995           25,000
  Capital contributions.....................................      23,400               --
  Proceeds from debt........................................     909,952           21,917
  Payment of debt issuance costs............................      (9,172)              --
  Repayments of debt........................................    (654,183)         (14,075)
                                                               ---------         --------
    Net cash provided by financing activities...............     391,992           32,842
                                                               ---------         --------
Net increase in cash and cash equivalents...................       9,104            1,493
Cash and cash equivalents, beginning of period..............       1,493               --
                                                               ---------         --------
Cash and cash equivalents, end of period....................   $  10,597         $  1,493
                                                               =========         ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................   $  13,737         $    621
                                                               =========         ========
  Cash paid for income taxes................................   $   3,033         $    390
                                                               =========         ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
    The Company acquired the net assets and assumed certain
      liabilities of certain businesses as follows:
      Fair value of assets acquired, net of cash acquired...   $ 875,711         $ 78,629
      Total liabilities assumed.............................    (331,996)         (27,311)
    Amounts paid through the issuance of debt and future
      cash commitments......................................    (149,690)         (17,181)
    Amounts paid through the issuance of stock, options and
      warrants..............................................     (48,180)              --
                                                               ---------         --------
    Net cash paid...........................................   $ 345,845         $ 34,137
                                                               =========         ========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                               NATIONSRENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. ACCOUNTING POLICIES

  Basis of Presentation

     NationsRent, Inc. (the "Company") was incorporated in the state of Delaware on August 14, 1997 for the purpose of creating a nationally branded network of equipment rental locations offering a broad selection of equipment primarily to the construction and industrial segments of the equipment rental industry in the United States. The Company also sells used and new equipment, spare parts, merchandise and supplies, and provides maintenance and repair services.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Cash Equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 1998 and 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Inventories

     Inventories, which consist of equipment, tools, parts and related merchandise supply items, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Provision is made to reduce excess or obsolete inventories to their estimated net realizable value.

  Rental Equipment


     Rental equipment purchased by the Company is recorded at cost and depreciated over the estimated useful life of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is three to ten years. Rental equipment is depreciated to a salvage value ranging from zero to ten percent of cost. Rental equipment having a cost of $500 or less generally has a useful life of less than one year and therefore is charged to expense at the time of purchase. Accumulated depreciation on rental equipment was $22,785,000 and $1,526,000 at December 31, 1998 and 1997, respectively. Ordinary maintenance and repair costs are charged to operations as incurred. Expenditures that extend the useful life or increase the capacity, efficiency or safety of rental equipment are capitalized.

                               NATIONSRENT, INC.

  Property and Equipment

     Property and equipment purchased new by the Company is recorded at cost. Property and equipment obtained through the acquisition of a business is recorded at the estimated fair market value at the time of acquisition. Depreciation and amortization are recorded on a straight-line basis over the following estimated useful lives:


Buildings and improvements                  10-39 years, not to exceed lease term
Furniture, fixtures and office equipment    3-7 years
Vehicles, delivery and shop equipment       5-10 years


     Ordinary maintenance and repair costs are charged to expense as incurred.

  Capitalized Interest

     Interest cost incurred on capital expenditures for assets constructed by the Company is capitalized and included in the cost of such assets. Total interest cost incurred by the Company was $21,146,000 and $760,000 for the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997, respectively. Total interest capitalized was $83,000 for the year ended December 31, 1998. There was no interest capitalized in the period from August 14, 1997 (inception) to December 31, 1997.

  Intangible Assets Related to Acquired Businesses

     Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives of five years for covenants not to compete and 40 years for goodwill. The accumulated amortization of intangible assets was approximately $5,337,000 and $180,000 at December 31, 1998 and 1997, respectively. Amortization expense of intangible assets was $5,157,000 and $180,000 for the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997, respectively.

  Long-Lived Assets

     The carrying value of long-lived assets, including goodwill, is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that long-lived assets will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the long-lived assets will be reduced by the amount by which carrying value exceeds fair value.

  Fair Value of Financial Instruments

     The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these accounts. The fair value of long-term debt is determined using current applicable interest rates as of the balance sheet date and approximates the carrying value of such debt because the underlying instruments are at variable rates that are repriced frequently. The fair value of the Senior Subordinated Notes approximates carrying value based on the Company's estimate of the current market for similar debt.

                               NATIONSRENT, INC.

  Revenue Recognition

     Rental revenue is recognized on a straight-line basis as earned during the rental contract period. Equipment rentals in the consolidated statements of income includes revenue earned on equipment rentals, rental equipment delivery and pick-up fees and fuel sales. Revenue from the sale of used equipment, parts and supplies and retail merchandise is recognized at the time of delivery to, or pick-up by, the customer. When rental equipment is sold, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the sale and the related book value of the equipment sold are reported as revenue from sales of equipment, merchandise, service, parts and supplies and cost of sales of equipment, merchandise, service, parts and supplies, respectively, in the statements of income.

  Advertising


     Advertising costs are charged to expense as incurred. The Company incurred advertising costs of $2,339,000 and $171,000 for the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997, respectively.


  Income Taxes


     The Company accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods. The Company and its wholly-owned subsidiaries file a consolidated federal income tax return.


  Computation of Earnings Per Share

     Earnings per share is calculated in accordance with the requirements of SFAS No. 128, "Earnings Per Share," as well as Staff Accounting Bulletin No. 98 (issued by the Securities and Exchange Commission in February 1998), which amends the determination of and accounting for "cheap stock" in periods prior to an initial public offering. The effect of dilutive securities is computed using the treasury stock method.

  Stock Split


     In June 1998, the Company effected a 2,500-for-one split of its common stock. The accompanying consolidated financial statements reflect the stock split on a retroactive basis from the beginning of the periods presented.


  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts

                               NATIONSRENT, INC.

receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Stock Based Compensation

     The Company accounts for stock compensation arrangements in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and accordingly, recognizes no compensation expense for the stock compensation arrangements since the stock options are granted at exercise prices at or greater than the fair value of the shares at the date of grant.

  Seasonality

     The Company's revenue and income are dependent upon the activity in the construction industry in the markets served by the Company. Construction activity is dependent upon weather and the traditional seasons for construction work. Because of this variability in demand, the Company's quarterly revenue may fluctuate, and revenue for the first quarter of each year can be expected to be lower than the remaining quarters. Although the Company believes that the historical trend in quarterly revenue for the second, third and fourth quarters of each year is generally higher than the first quarter, there can be no assurance that this will occur in future periods. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any quarter or for the full year.

  Reclassification

     Certain amounts presented for the period from August 14, 1997 (inception) to December 31, 1997 have been reclassified to conform to the 1998 presentation.

  Impact of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." The Company adopted SFAS No. 130 during the quarter ended June 30, 1998. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The objective of SFAS No. 130 is to report a measure (comprehensive income) of all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. The adoption of SFAS No. 130 did not impact the Company's consolidated financial statements, as comprehensive income was equal to net income for all periods presented.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company adopted SFAS No. 131 during the quarter ended December 31, 1998. SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the Company's consolidated financial position, results of operations or financial statement disclosures, as the Company operates only one business segment.

                               NATIONSRENT, INC.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. SOP 98-1 is effective for all transactions entered into in fiscal years beginning after December 15, 1998. The Company will adopt SOP 98-1 prospectively effective January 1, 1999. The Company does not believe that the adoption of SOP 98-1 will have a material effect on the Company's financial position or results of operations.


     In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all non-governmental entities expense costs of start-up activities, including pre-operating, pre-opening and organization activities, as those costs are incurred. The Company will adopt SOP 98-5 effective January 1, 1999. The Company does not believe that the adoption of SOP 98-5 will have a material effect on the Company's financial position or results of operations.


2. ACQUISITIONS


     The Company is building a nationally branded network of equipment rental locations. Pursuant to this strategy, the Company made 32 acquisitions of equipment rental businesses during 1998. The aggregate consideration for these acquisitions was $545,087,000 and consisted of (i) $347,217,000 of cash, (ii) $115,821,000 of subordinated convertible debt, (iii) $29,634,000 of subordinated debt, (iv) $4,235,000 of future contractual cash payments, (v) 5,542,812 shares of the Company's common stock, $0.01 par value per share ("common stock"), (vi) options to purchase 196,293 shares of common stock, and (vii) warrants to purchase 100,000 shares of common stock. The cash portion of the consideration was funded through borrowings under the Company's credit facility, capital contributions by the founders of the Company, the proceeds of a private placement of common stock and the proceeds from the issuance of senior subordinated notes. The Company repaid or assumed outstanding indebtedness of the acquired companies in the aggregate amount of $282,318,000. In addition, in connection with nine of the acquisitions, the Company has agreed to make future payments up to an aggregate of $39,331,000 in cash, subordinated notes, subordinated convertible notes and common stock to the former owners based on the achievement of certain future operating results of the acquired companies or market performance of the common stock. Such payments may be made at various times through December 2001. The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair values as of the date of acquisition. Purchase accounting values for certain acquisitions have been assigned on a preliminary basis, and are subject to adjustment when additional information as to the fair values of the net assets acquired is available. The Company is awaiting information from third-party appraisers as to the fair value of certain rental equipment acquired and the final determination of certain liabilities assumed. The Company does not believe the final assignment of the fair value of the net assets acquired will have a significant impact on future operating results. The operations of the acquired businesses have been included in the Company's consolidated statements of income since the effective date of each respective acquisition.


     The Company made five acquisitions of equipment rental businesses during 1997. The aggregate consideration for these acquisitions was $51,802,000 and consisted of (i) $34,621,000 of cash, (ii) $11,090,000 of subordinated convertible debt and (iii) $6,091,000 of subordinated debt. In

                               NATIONSRENT, INC.

addition, the Company repaid or assumed outstanding indebtedness of the acquired companies in the aggregate amount of $17,905,000.

     The following table sets forth the estimated fair value of the assets acquired and liabilities assumed for the aforementioned acquisitions:

                                                                              PERIOD FROM
                                                                            AUGUST 14, 1997
                                                               YEAR ENDED   (INCEPTION) TO
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------  ---------------
                                                                     (IN THOUSANDS)
Assets, including cash......................................      $390,874      $41,193
Goodwill....................................................       491,067       37,925
Other intangibles...........................................            --          599
Liabilities.................................................       336,854       27,915

     The following table sets forth the unaudited pro forma consolidated results of operations for the years ended December 31, 1998 and 1997 giving effect to the aforementioned acquisitions completed during 1998 and 1997 as if such acquisitions had occurred on January 1, 1997 (in thousands, except per share data):


                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                1998      1997
                                                              --------  --------
Revenue.....................................................  $477,064  $406,493
Net income..................................................    21,249    12,654
Basic and diluted earnings per share........................      0.38      0.23


     The above unaudited pro forma consolidated results of operations are based upon certain assumptions and estimates which the Company believes are reasonable. The unaudited pro forma consolidated results of operations may not be indicative of the operating results that actually would have been reported had the acquisitions been consummated on January 1, 1997, nor are they necessarily indicative of results which will be reported in the future.

3. PROPERTY AND EQUIPMENT

     Property and equipment, net consists of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              -------   ------
                                                               (IN THOUSANDS)
Buildings and improvements..................................  $10,530   $   96
Furniture, fixtures and office equipment....................   10,691      514
Vehicles, delivery and shop equipment.......................   17,819      906
Construction in progress....................................      971      923
                                                              -------   ------
                                                               40,011    2,439
Less -- accumulated depreciation and amortization...........   (2,172)    (105)
                                                              -------   ------
  Property and equipment, net...............................  $37,839   $2,334
                                                              =======   ======

                               NATIONSRENT, INC.

4. DEBT

     Debt consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1998     1997
                                                              --------  -------
                                                               (IN THOUSANDS)
Notes payable to financial institutions:
  Term loan.................................................  $151,000  $18,500
  Revolving credit facility.................................   174,900    1,958
10.375% Senior Subordinated Notes due December 15, 2008 with interest due semi-annually each June 15 and December 15,
  beginning June 15, 1999...................................   175,000       --
Subordinated promissory notes, bearing interest at 6.0% to
  8.5%, interest payable quarterly and maturities through
  November 2002.............................................     2,923    6,091
Subordinated convertible promissory notes, bearing interest
  at 6.0% to 8.5%, interest payable quarterly and maturities
  through October 2004......................................    76,511   11,090
Rental equipment financing obligations, secured by
  equipment, payable in monthly installments, through April
  2002, capitalized by the Company..........................    26,038       --
Note payable, with interest at the commercial paper rate
  plus 2.05% to 2.25%, payable in monthly installments
  through September 2004, secured by equipment..............    14,375       --
Note payable, with interest at the London Interbank Offered
  Rate plus 2.75%, payable in monthly installments through
  March 1999, secured by equipment..........................    32,155       --
Note payable, with interest at 6.63%, payable in quarterly
  installments through July 2001............................     1,566       --
Equipment notes, bearing interest at 6.2% to 9.25%, payable
  in various monthly installments through April 2003,
  secured by equipment......................................    23,240    5,144
Other.......................................................       327      145
                                                              --------  -------
          Total debt........................................  $678,035  $42,928
                                                              ========  =======

     Notes payable to financial institutions at December 31, 1998 consist of amounts due under the Company's credit facility (the "Credit Facility") with a syndicate of lenders to provide for cash borrowings and letters of credit. The Credit Facility can be used to complete permitted acquisitions, make capital expenditures, enter into standby letters of credit, or for working capital and other general corporate purposes. As of December 31, 1998, the Credit Facility included a term loan of $151,000,000 (the "Term Loan") and a revolving credit facility with an aggregate commitment of up to $284,000,000 (the "Revolver"). The Revolver has a three-year term scheduled to expire in June 2001 and the Term Loan has a six-year term scheduled to expire in September 2004. Borrowings under the Revolver bear interest at either the BankBoston base rate plus a percentage ranging from 0.00% to 0.50% or, at the Company's option, the Eurodollar market rate plus a percentage ranging from 2.00% to 2.75%. The Term Loan bears interest ranging from 3.00% to 3.25% over the Eurodollar market rate. The percentage over the BankBoston base rate or the Eurodollar market rate is based on the Company's financial performance as measured by the total funded debt ratio. The interest rate for the Revolver and the Term Loan was 7.9% and 8.5%, respectively, at December 31, 1998. The Credit Facility is secured by a security interest in substantially all of the assets of the Company. The Credit Facility also imposes, among other covenants, a tangible assets to senior debt covenant, a restriction on all of the Company's retained earnings including the declaration and payment of cash dividends, consent requirements on certain acquisitions and a restriction on the

                               NATIONSRENT, INC.

ratio of total funded debt to earnings before interest, income taxes, depreciation and amortization. The Company had no letters of credit outstanding under the Credit Facility at December 31, 1998.

     Notes payable to financial institutions at December 31, 1997 consist of amounts due under (i) a $12,500,000 interest bearing term loan, with interest equal to the prime rate less 0.25%, payable in equal monthly installments of $20,833 and a final payment of $12,000,000 on September 22, 1999, (ii) a $6,000,000 interest bearing term loan, with interest equal to the prime rate less 0.25%, payable in equal monthly installments of $83,333 and a final payment of $5,500,000 on June 18, 1998, and (iii) a $2,000,000 revolving credit agreement, bearing interest equal to the prime rate less 0.25%, with the principal due on September 22, 1999. Each of the above notes were repaid during 1998 with proceeds from the Credit Facility.

     On December 8, 1998, the Company issued $175,000,000 aggregate principal amount of 10.375% Senior Subordinated Notes due 2008 (the "Notes") in a private placement transaction. At any time on or after December 15, 2003, the Notes are redeemable at the option of the Company at redemption prices ranging from 105.188% of par to 100.000% of par. At any time on or prior to December 15, 2001, at the option of the Company, up to 35% of the Notes are redeemable from the proceeds of certain equity offerings at a redemption price of 110.375% of par. The indenture governing the Notes contains covenants restricting additional indebtedness, certain payments, asset sales, liens, mergers and consolidations and transactions with affiliates. The Notes are guaranteed, on a senior subordinated basis, by substantially all of the Company's existing subsidiaries (the "Subsidiary Guarantors"). Each subsidiary that will be organized in the future by the Company, unless such subsidiary is designated as an unrestricted subsidiary, will guarantee the Notes on a senior subordinated basis. The subsidiary guarantees are joint and several, full and unconditional and general unsecured obligations of the Subsidiary Guarantors. At present, the Subsidiary Guarantors comprise all of the direct and indirect wholly-owned subsidiaries of the Company. The subsidiary guarantees are subordinated in right of payment to all existing and future senior debt of the Subsidiary Guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of the Subsidiary Guarantors to the extent of the assets securing such obligations, including the Credit Facility. Furthermore, the indenture governing the Notes permits Subsidiary Guarantors to incur additional indebtedness, including senior debt, subject to certain limitations. The Company has not presented separate financial statements and other disclosures concerning each of the Subsidiary Guarantors because management has determined that such information is not material to investors.


     The subordinated promissory notes and the subordinated convertible promissory notes were issued in connection with the acquisition of certain businesses. The convertible notes have features that allow the holder to convert the principal of the note, or portion thereof, into common stock with various exercise prices between $7.76 and $12.50 per share.


     Rental equipment financing obligations consist of leases which meet the criteria for treatment as capital leases under generally accepted accounting principles. The total amount of assets recorded under these leases is $23,149,000 and the accumulated depreciation related to these assets is $1,468,000 at December 31, 1998. There were no assets recorded under capital leases at December 31, 1997. Future minimum lease payments under capital leases at December 31, 1998 total $8,309,000, $9,496,000, $7,466,000 and $3,047,000 for the years ending December 31, 1999, 2000, 2001 and 2002, respectively. There are no payments under capital leases subsequent to the year

                               NATIONSRENT, INC.

ending December 31, 2002. The amount representing interest relating to these lease payments is $2,280,000. Amortization relating to these assets is included in rental equipment depreciation.

     The aggregate maturities of debt, including the principal portion of rental equipment financing obligations, is $55,482,000, $27,842,000, $188,829,000,
$20,596,000 and $53,335,000 for the five years ending December 31, 1999, 2000,
2001, 2002 and 2003, respectively, and $331,951,000 for 2004 and thereafter. The amortization of deferred financing and debt issuance costs were $451,000 and $3,000 for the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997, respectively.

5. STOCKHOLDERS' EQUITY

  Preferred Stock

     The Company has authorized 5,000,000 shares of $0.01 par value preferred stock. No shares of preferred stock have been issued at December 31, 1998. The rights and preferences of the preferred stock will be fixed by the Board of Directors at the time such shares are issued. The preferred stock, when issued, could have dividend and liquidation preferences over those of the common stockholders.


  Common stock



     During 1998, the founding stockholders of the Company made additional capital contributions in the aggregate amount of $23,400,000. In June 1998, the Company sold an aggregate of 5,118,694 shares of common stock in a private placement for aggregate proceeds of approximately $27,600,000. Investors in the private placement included Company employees and associates of the founding stockholders of the Company.



     In August 1998, the Company consummated its initial public offering of 13,000,000 shares of common stock at $8.00 per share. The Company received net proceeds of approximately $94,395,000 after deducting underwriting discounts and commissions and offering expenses. The Company used all of the net proceeds to repay a portion of the outstanding borrowings of the Company under its Credit Facility.



     In December 1998, the Company converted $50,000,000 of unsecured subordinated convertible promissory notes issued in connection with the acquisition of Ray L. O'Neal, Inc. and Arenco, L.L.C. (collectively "A-1 Rentals") into 6,956,517 shares of common stock at a price of $7.1875 per share.

                               NATIONSRENT, INC.

6. INCOME TAXES

     The components of the provision for federal and state income taxes are summarized as follows:

                                                                             PERIOD FROM
                                                                           AUGUST 14, 1997
                                                             YEAR ENDED    (INCEPTION) TO
                                                            DECEMBER 31,    DECEMBER 31,
                                                                1998            1997
                                                            ------------   ---------------
                                                                    (IN THOUSANDS)
Current...................................................     $2,899           $409
Deferred..................................................      6,709            357
                                                               ------           ----
                                                               $9,608           $766
                                                               ======           ====
Federal...................................................     $8,087           $602
State.....................................................      1,521            164
                                                               ------           ----
                                                               $9,608           $766
                                                               ======           ====

     A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                                                                             PERIOD FROM
                                                                           AUGUST 14, 1997
                                                             YEAR ENDED    (INCEPTION) TO
                                                            DECEMBER 31,    DECEMBER 31,
                                                                1998            1997
                                                            ------------   ---------------
Federal statutory income tax rate.........................      35.0%            34.0%
Add:
  Non-deductible goodwill amortization....................       3.0              3.0
  State income taxes, net of federal tax benefit..........       4.4              6.1
  Other, net..............................................       0.8              0.3
                                                                ----            -----
                                                                43.2%            43.4%
                                                                ====            =====

     Deferred income taxes reflect the tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1998      1997
                                                              --------   -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Accrued liabilities and other reserves....................  $  3,292   $   761
  Bad debt provision not currently deductible...............     1,300       233
  Net operating loss carryforwards..........................     9,071        --
  Alternative minimum tax and other credits.................     3,578        --
  Valuation allowance.......................................    (4,689)       --
                                                              --------   -------
                                                                12,552       994
                                                              --------   -------
Deferred tax liabilities:
  Depreciation and amortization.............................   (18,492)   (2,766)
  Other.....................................................      (444)     (773)
                                                              --------   -------
                                                               (18,936)   (3,539)
                                                              --------   -------
  Net deferred income tax liabilities.......................  $ (6,384)  $(2,545)
                                                              ========   =======

                               NATIONSRENT, INC.

     At December 31, 1998, the Company had net operating loss carryforwards for federal and state income tax purposes of $23,259,000, of which $9,424,000 relate to certain of the Company's acquisitions, that expire in the years 2006 through 2018. The acquired separate company net operating loss carryforwards are subject to restrictions in accordance with Internal Revenue Code Section 382, and the ultimate utilization of the net operating loss carryforwards is further limited based upon the future profitability of the acquired entities. For financial reporting purposes, a valuation allowance of $3,675,000 has been recognized to offset the deferred tax asset related to the net operating loss carryforwards obtained in connection with these acquisitions.

     At December 31, 1998, the Company had alternative minimum tax credit and general business credit carryforwards of $3,578,000, of which $1,014,000 relate to certain of the Company's acquisitions, for federal income tax purposes that are available to offset future regular income tax that is in excess of the alternative minimum tax in such year. Limitations similar to those restricting the use of acquired company net operating loss carryforwards also restrict the use of acquired company tax credit carryforwards. For financial reporting purposes, a valuation allowance of $1,014,000 has been recognized to offset the deferred tax asset related to the tax credit carryforwards obtained in connection with these acquisitions.

     In connection with certain acquisitions, $796,000 of net deferred tax liabilities that were assumed by the Company in the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997 still exist at December 31, 1998.

     The valuation allowance for deferred tax assets is $4,689,000 at December 31, 1998. There was no valuation allowance recorded at December 31, 1997. The valuation allowance for the current year is due to purchase accounting adjustments for certain acquisitions recorded in 1998. The increase in the valuation allowance reduced the net deferred tax assets recorded from these acquisitions. In the event the valuation allowance is not required, a reduction to goodwill will occur in accordance with SFAS No. 109.

                               NATIONSRENT, INC.

7. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                              PERIOD FROM
                                                                            AUGUST 14, 1997
                                                              YEAR ENDED    (INCEPTION) TO
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1998            1997
                                                             ------------   ---------------
Numerator:
  Net income...............................................    $12,654          $ 1,001
  Interest expense on convertible subordinated debt, net of
     income taxes..........................................      1,416               --
                                                               -------          -------
  Numerator -- diluted earnings per share..................    $14,070          $ 1,001
                                                               =======          =======
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares......................     33,999           25,000
  Effect of dilutive securities:
     Convertible subordinated debt.........................      4,381               --
     Employee stock options................................        165                7
                                                               -------          -------
  Denominator for diluted earnings per share -- adjusted
     weighted-average shares...............................     38,545           25,007
                                                               =======          =======
Basic and diluted earnings per share.......................    $  0.37          $  0.04
                                                               =======          =======


     Options and warrants to purchase 1,898,440 and 113,752 shares of common stock were outstanding at December 31, 1998 and December 31, 1997, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average fair value of the common shares and, therefore, the effect would be antidilutive.


8. STOCK OPTIONS


     In August, 1998, the Board of Directors and stockholders of the Company approved the NationsRent 1998 Stock Option Plan (the "1998 Plan"), which authorized the grant of options to directors (employee and non-employee) and employees of the Company for up to 5,000,000 shares of common stock. In addition, the Company has granted to certain employees 1,087,571 of options to purchase shares of common stock prior to the adoption of the 1998 Plan (the "Pre-Plan Options"). The exercise price per share for all options granted was based on the estimated fair value of the Company's common stock at the time of the grant. As such, no compensation cost has been recognized for these stock options. During 1998, a total of 3,496,671 stock options were granted with exercise prices ranging from $4.40 to $8.00 per share.



     In connection with the acquisition of Logan Equipment Corporation ("Logan"), the Company assumed outstanding options to purchase shares of stock in Logan, which were granted under the Logan 1998 Stock Option Plan, and converted them into options to purchase 196,293 shares of common stock with exercise prices of $0.86 per share. See Note 2.


     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock Based Compensation", as if the Company had accounted for its

                               NATIONSRENT, INC.

granted employee stock options under the fair value method of that Statement. The Company's pro forma net income, pro forma earnings per share and pro forma weighted average fair value of options granted (with related assumptions) would have been as follows:

                                                                            PERIOD FROM
                                                                          AUGUST 14, 1997
                                                           YEAR ENDED     (INCEPTION) TO
                                                          DECEMBER 31,     DECEMBER 31,
                                                              1998             1997
                                                          ------------    ---------------
                                                             (IN THOUSANDS, EXCEPT PER
                                                                    SHARE DATA)
Pro forma net income....................................        $9,562        $  978
Pro forma net income per share, basic and diluted.......         $0.28        $ 0.04
Pro forma weighted average fair value of
  options granted.......................................         $5.03        $ 2.86
Expected life (years)...................................             6             7
Risk-free interest rate.................................         5.47%          6.00%
Expected volatility.....................................        78.15%         75.00%
Dividend yield..........................................         0.00%          0.00%


     As of December 31, 1998, a total of 6,188,862 shares of common stock have been reserved for issuance of options to purchase shares of common stock with 2,320,873 remaining available for grant. A summary of the Company's outstanding stock option activity, and related information, for the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997 is as follows:


                                                                               WEIGHTED
                                                                OPTIONS        AVERAGE
                                                              OUTSTANDING   EXERCISE PRICE
                                                              -----------   --------------
Balance at August 14, 1997..................................          --        $  --
  Granted...................................................     282,527         3.54
  Canceled..................................................          --           --
  Exercised.................................................          --           --
                                                               ---------        -----
Balance at December 31, 1997................................     282,527         3.54
  Granted...................................................   3,692,964         6.77
  Canceled..................................................    (107,502)        6.11
  Exercised.................................................          --           --
                                                               ---------        -----
Balance at December 31, 1998................................   3,867,989        $6.55
                                                               =========        =====

     The weighted-average fair market value of options whose exercise price equals and exceeds the market price of the stock on the grant date is $5.10 and $0.68 for the period ended December 31, 1998.

     Generally, options granted have ten year terms and vest in equal increments over a three or four year period commencing on the first anniversary of date of the grant, except for options granted to non-employee directors of the Company which are fully exercisable at the time of grant. At December 31, 1998, 200,000 options had been granted to non-employee directors of the Company. Options granted under the 1998 Plan and Pre-Plan Options expire upon termination of employment

                               NATIONSRENT, INC.

or service on the board. The following table summarizes information concerning outstanding and exercisable options as of December 31, 1998:


                                OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                       -------------------------------------   ----------------------
                                       WEIGHTED
                                       AVERAGE      WEIGHTED                 WEIGHTED
                                      REMAINING     AVERAGE                  AVERAGE
        RANGE OF         NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
     EXERCISE PRICES   OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
     ---------------   -----------   ------------   --------   -----------   --------
      $ 0.86 - 5.75       791,977        9.31        $3.60        70,632      $3.54
        5.77 - 7.00     1,277,572        9.46         6.34            --         --
        8.00 - 8.00     1,798,440        9.59         8.00       200,000       8.00
                        ---------                                -------
                        3,867,989        9.49         6.55       270,632       6.84
                        =========                                =======


9. RELATED PARTY TRANSACTIONS

     The Company leases certain properties from TTG Properties, a general partnership controlled by one of the directors of the Company. Rental expense for such properties totaled $511,000 and $160,000 for the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997, respectively.


     The Company leases certain office space from Florida Panthers Holdings, Inc. ("Panthers Holdings"). Lease payments for such space totaled $313,000 for the year ended December 31, 1998. In addition, the Company leases certain other facilities and related services from the Arena Operating Company, which is controlled by Panthers Holdings, with lease payments totaling $125,000 for the year ended December 31, 1998. There were no lease payments made to Panthers Holdings or the Arena Operating Company in the period from August 14, 1997 (inception) to December 31, 1997. Two of the Company's directors serve as directors of Panthers Holdings, one of which controls a majority of the voting interests of Panthers Holdings.


     The Company has purchased certain building construction services from Alvada Construction, Inc ("Alvada"), which totaled $1,162,000 for the year ended December 31, 1998. There were no payments made to Alvada in the period from August 14, 1997 (inception) to December 31, 1997. The principal shareholder of Alvada is directly related to a certain officer and director of the Company.

     The Company leases certain facilities and related services from South Florida Stadium Corporation at Pro Player Stadium which is owned by one of the Company's directors. Lease payments for such facilities totaled $212,000 for the year ended December 31, 1998. There were no lease payments made to South Florida Stadium Corporation in the period from August 14, 1997 (inception) to December 31, 1997.

     In connection with the acquisition of A-1 Rentals, the Company issued subordinated debt to and leases certain facilities from a previous owner who became an officer of the Company. Interest payments on such subordinated debt totaled $157,000 and lease payments for such facilities totaled $325,000 for the year ended December 31, 1998.

     In connection with the acquisition of Sam's Equipment Rental, Inc. and Gabriel Trailer Manufacturing Company, Inc., the Company issued subordinated debt to a previous owner who became a director of the Company. Interest payments related to this debt totaled $336,000 and

                               NATIONSRENT, INC.

$115,000 for the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997, respectively.

     In May 1998, the Company received an unsecured subordinated loan in the amount of $17,400,000 from Huizenga Investments Limited Partnership, an entity controlled by a director of the Company. This loan represented bridge financing to complete certain acquisitions until the Company's founders could fund the final portion of their original capital commitments. The principal amount of the loan was repaid in June 1998 from an additional equity contribution from the Company's founders. Interest expense related to this loan was $124,000 for the year ended December 31, 1998.

10. RETIREMENT PLAN

     In November 1998, the Company adopted the NationsRent 401(k) Retirement Plan (the "Plan") which allows its eligible employees to make contributions, up to a certain limit, to the Plan on a tax-deferred basis under Section 401(k) of the Internal Revenue Code of 1986, as amended. Eligible employees are those who are expected to complete 1,000 hours of service in each calendar year, are over twenty-one years of age and have 60 days of service with the Company. The Company may, at its discretion, make matching contributions to the Plan out of its profits for the plan year. The Company made matching contributions of $33,000 to the Plan for the year ended December 31, 1998.

11. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases rental equipment, real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments under noncancelable operating leases at December 31, 1998 total $35,664,000, $35,596,000, $34,876,000,
$35,554,000 and $16,926,000 for the years ending December 31, 1999, 2000, 2001,
2002 and 2003, respectively and $20,874,000 thereafter. Rent expense under noncancelable operating leases was $5,681,000 and $410,000 for the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997.

  Legal Matters

     The Company is subject to claims and lawsuits in the ordinary course of its business. In the opinion of management, the Company has adequate legal defenses and/or adequate indemnification or insurance coverage for such matters. If not insured, management believes that such matters will not, in the aggregate, have a material adverse impact upon the Company's consolidated financial position, results of future operations or cash flows.

  Environmental Matters

     The Company and its operations are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. As part of the Company's acquisition due diligence and prior to leasing any new facilities, the Company performs extensive

                               NATIONSRENT, INC.

environmental analysis on the sites to be operated by the Company. Any required remediation has typically been the responsibility of the prior owner or landlord. The Company does not believe there are currently any environmental liabilities which should be recorded or disclosed in its financial statements. The Company believes the possibility is remote that its compliance with various laws and regulations relating to the protection of the environment will have a material effect on its capital expenditures, future earnings or financial position.

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following tables set forth the Company's condensed consolidated statements of income by quarter for the year ended December 31, 1998 and the period from August 14, 1997 (inception) to December 31, 1997.

                                                     FIRST    SECOND     THIRD     FOURTH
                                                    QUARTER   QUARTER   QUARTER   QUARTER
                                                    -------   -------   -------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998
Revenue...........................................  $9,039    $35,359   $68,330   $123,670
Gross profit......................................   3,049     12,268    30,571     48,508
Operating income..................................     845      4,554    15,271     22,049
Net income........................................  $   93    $ 1,200   $ 5,561   $  5,800
                                                    ======    =======   =======   ========
Basic net income per share........................  $ 0.00    $  0.04   $  0.15   $   0.13
                                                    ======    =======   =======   ========
Diluted net income per share......................  $ 0.00    $  0.04   $  0.14   $   0.12
                                                    ======    =======   =======   ========

                                                                     FROM
                                                               AUGUST 14, 1997
                                                                 (INCEPTION)
                                                                   THROUGH         FOURTH
                                                              SEPTEMBER 30, 1997   QUARTER
                                                              ------------------   -------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
1997
Revenue.....................................................        $2,841         $6,464
Gross profit................................................         1,860          2,032
Operating income............................................         1,510          1,017
Net income..................................................        $  806         $  195
                                                                    ======         ======
Basic and diluted net income per share......................        $ 0.03         $ 0.01
                                                                    ======         ======

13. SUBSEQUENT EVENTS


     On January 20, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Rental Service Corporation ("RSC"), a Delaware corporation, pursuant to which the Company was to be merged with and into RSC with RSC continuing as the surviving corporation to be named RSC NationsRent. On May 20, 1999, the Company entered into a Termination and Release Agreement (the "Termination Agreement"), with RSC, pursuant to which the Company and RSC have mutually agreed to terminate the Merger Agreement and to abandon the proposed merger between the parties. As part of the Termination Agreement, RSC paid the Company $6,000,000 as reimbursement of out-of-pocket costs and expenses incurred in connection with or relating to the Merger Agreement and the Termination Agreement and the performance of

                               NATIONSRENT, INC.

the Company's obligations thereunder through May 20, 1999. The Company expects to record a charge to earnings in the second quarter of 1999 related to expenses incurred in connection with the Merger Agreement, which will be partially offset by the $6,000,000 payment received from RSC.



     In February 1999, the Company amended its Credit Facility to increase the total aggregate commitment to $500,000,000. At that time the Term Loan was increased to $180,000,000 and the aggregate commitment under the Revolver was increased to $320,000,000.



     In February 1999, the Company completed an exchange offer to replace its privately issued Notes with publicly registered notes.

                               NATIONSRENT, INC.



                 VALUATION AND QUALIFYING ACCOUNT AND RESERVES


                                  SCHEDULE II


                                 (IN THOUSANDS)



                                                 BALANCE AT   CHARGED TO   ACCOUNTS              BALANCE AT
                                                 BEGINNING    COSTS AND    WRITTEN                  END
DESCRIPTIONS                                     OF PERIOD     EXPENSES      OFF      OTHER(B)    OF YEAR
------------                                     ----------   ----------   --------   --------   ----------
Period ended December 31, 1998
  Allowance for Doubtful Accounts..............     $587        $1,436     $(1,784)    $4,493      $4,732
Period ended December 31, 1997
  Allowance for Doubtful Accounts..............       --(a)         --         (40)       627         587


---------------

(a) August 14, 1997 (Inception)



(b) Represents allowance for doubtful accounts of acquired companies.

                               NATIONSRENT, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               MARCH 31,    DECEMBER 31,
                                                                 1999           1998
                                                              -----------   ------------
                                                              (UNAUDITED)
                           ASSETS
Cash and cash equivalents...................................  $    3,981     $   10,597
Accounts receivable, net....................................      67,973         72,951
Inventories.................................................      25,044         23,147
Prepaid expenses and other assets...........................      27,678         24,451
Rental equipment, net.......................................     404,832        382,573
Property and equipment, net.................................      44,503         37,839
Intangible assets related to acquired businesses, net.......     523,329        524,254
                                                              ----------     ----------
          Total Assets......................................  $1,097,340     $1,075,812
                                                              ==========     ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..........................................  $   50,832     $   68,177
  Accrued compensation and related taxes....................       3,675          4,901
  Accrued expenses and other liabilities....................      30,862         32,970
  Debt......................................................     715,204        678,035
  Income taxes payable......................................         610          3,115
  Deferred income taxes.....................................       8,610          6,384
                                                              ----------     ----------
          Total liabilities.................................     809,793        793,582
                                                              ----------     ----------
Commitments and Contingencies (Note 2)

Stockholders' Equity:
  Preferred stock -- $0.01 par value, 5,000,000 shares
     authorized, no shares issued and outstanding...........          --             --
  Common stock -- $0.01 par value, 250,000,000 shares
     authorized, 55,759,496 shares and 55,618,023 shares
     issued and outstanding at March 31, 1999 and December
     31, 1998, respectively.................................         558            556
  Additional paid-in capital................................     269,017        268,019
  Retained earnings.........................................      17,972         13,655
                                                              ----------     ----------
          Total stockholders' equity........................     287,547        282,230
                                                              ----------     ----------
          Total Liabilities and Stockholders' Equity........  $1,097,340     $1,075,812
                                                              ==========     ==========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               NATIONSRENT, INC.

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               1999      1998
                                                              -------   ------
Revenue:
  Equipment rentals.........................................  $75,100   $5,911
  Sales of equipment, merchandise, service, parts and
     supplies...............................................   27,215    3,128
                                                              -------   ------
          Total revenue.....................................  102,315    9,039
                                                              -------   ------
Cost of revenue:
  Cost of equipment rentals, excluding depreciation.........   29,312    2,661
  Rental equipment depreciation.............................   11,625    1,076
  Cost of sales of equipment, merchandise, service, parts
     and supplies...........................................   18,166    2,252
                                                              -------   ------
          Total cost of revenue.............................   59,103    5,989
                                                              -------   ------
Gross profit................................................   43,212    3,050

Operating expenses:
  Selling, general and administrative expenses..............   19,007    1,758
  Non-rental equipment depreciation and amortization........    4,565      447
                                                              -------   ------
Operating income............................................   19,640      845
                                                              -------   ------
Other (income)/expense:
  Interest expense..........................................   14,446      808
  Other, net................................................   (2,185)    (123)
                                                              -------   ------
                                                               12,261      685
                                                              -------   ------
Income before provision for income taxes....................    7,379      160
  Provision for income taxes................................    3,062       67
                                                              -------   ------
Net income..................................................  $ 4,317   $   93
                                                              =======   ======
Net income per share -- basic and diluted...................  $  0.08   $ 0.00
                                                              =======   ======
Weighted average common shares outstanding:
  Basic.....................................................   55,706   25,000
                                                              =======   ======
  Diluted...................................................   64,776   25,069
                                                              =======   ======

  The accompanying notes are an integral part of these consolidated financial statements.

                               NATIONSRENT, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  4,317   $     93
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Depreciation and amortization.............................    16,574      1,523
  Gain on sale of rental equipment..........................    (3,765)      (200)
  Gain on sale of lift truck dealership.....................    (1,818)        --
  Deferred income tax provision.............................     2,664        420
  Changes in operating assets and liabilities:
          Accounts receivable...............................      (634)       904
          Inventories.......................................    (6,516)       262
          Prepaid expenses and other assets.................      (569)    (1,411)
          Accounts payable..................................   (15,520)     7,547
          Accrued expenses and other liabilities............    (4,870)       349
          Income taxes payable..............................    (2,584)      (848)
                                                              --------   --------
          Net cash (used in) provided by operating
           activities.......................................   (12,721)     8,639
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of business, net of cash acquired..........    (2,216)    (5,221)
     Payment of contingent acquisition consideration........      (500)        --
     Deferred in-process merger costs.......................    (2,256)        --
     Proceeds from sale of lift truck dealership............    23,229         --
     Purchases of rental equipment..........................   (49,760)   (19,584)
     Purchases of property and equipment....................   (10,633)    (1,113)
     Proceeds from sale of rental equipment.................    12,596      1,255
                                                              --------   --------
          Net cash used in investing activities.............   (29,540)   (24,663)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Capital contribution...................................        --      6,000
     Proceeds from debt.....................................    73,240     31,638
     Repayments of debt.....................................   (36,171)   (22,457)
     Debt issuance costs....................................    (1,424)        --
                                                              --------   --------
          Net cash provided by financing activities.........    35,645     15,181
                                                              --------   --------
Net decrease in cash and cash equivalents...................    (6,616)      (843)
Cash and cash equivalents, beginning of period..............    10,597      1,493
                                                              --------   --------
Cash and cash equivalents, end of period....................  $  3,981   $    650
                                                              ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $ 12,400   $    551
                                                              ========   ========
  Cash paid for income taxes................................  $  3,825   $    604
                                                              ========   ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  The Company acquired the net assets and assumed certain
     liabilities of a certain business as follows:
     Total assets, net of cash acquired.....................  $  2,922   $  6,099
     Total liabilities assumed..............................      (106)      (878)
  Amount paid through the issuance of debt..................      (600)        --
                                                              --------   --------
  Net cash paid.............................................  $  2,216   $  5,221
                                                              ========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                               NATIONSRENT, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1999

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited interim consolidated financial statements have been prepared by NationsRent, Inc. (the "Company") and reflect all adjustments of a normal recurring nature which are, in the opinion of management, necessary for a fair presentation of financial results for the three months ended March 31, 1999 and 1998, in accordance with generally accepted accounting principles for interim financial reporting and pursuant to Article 10 of Regulation S-X. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the period ended December 31, 1998 appearing in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results which may be reported for the year ending December 31, 1999.

     The unaudited interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. SOP 98-1 is effective for all transactions entered into in fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 prospectively effective January 1, 1999. The adoption of SOP 98-1 did not have a material effect on the Company's financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all non-governmental entities expense costs of start-up activities, including pre-operating, pre-opening and organization activities, as those costs are incurred. The Company adopted SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 did not have a material effect on the Company's financial position or results of operations.

NOTE 2 -- ACQUISITIONS AND PENDING MERGER

     The Company made one acquisition of an equipment rental business during the three months ended March 31, 1999. The aggregate consideration for this acquisition was $2,922,000 and consisted of (i) $2,322,000 of cash and (ii) $600,000 of subordinated convertible debt. The cash portion of the consideration was funded through borrowings under the Company's revolving credit facility (the "Credit Facility"). This acquisition has been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at

                               NATIONSRENT, INC.

their estimated fair values as of the date of acquisition. Purchase accounting values for this acquisition have been assigned on a preliminary basis, and are subject to adjustment when final information as to the fair values of the net assets acquired is available. The Company is awaiting information from third-party appraisers as to the fair value of certain rental equipment acquired and the final determination of certain liabilities assumed. The Company does not believe the final assignment of the fair value of the net assets acquired will have a significant impact on future operating results. The operations of the acquired business have been included in the Company's consolidated statements of income since the date of acquisition.

     The following table sets forth the estimated fair value of the assets acquired and liabilities assumed for the aforementioned acquisition (in thousands):

Assets, including cash......................................  $  773
Goodwill....................................................   2,255
Liabilities.................................................     106

     The following table sets forth the unaudited pro forma consolidated results of operations for the three months ended March 31, 1999 and 1998 giving effect to the acquisitions completed during 1999 and 1998 as if the acquisitions had occurred on January 1, 1998 (in thousands, except per share data):

                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                            ------------------
                                                              1999      1998
                                                            --------   -------
Revenue...................................................  $102,452   $96,951
Net income................................................     4,232     1,731
Basic and diluted earnings per share......................      0.08      0.03

     The above unaudited pro forma consolidated results of operations are based upon certain assumptions and estimates which the Company believes are reasonable. The unaudited pro forma consolidated results of operations may not be indicative of the operating results that actually would have been reported had the acquisitions been consummated on January 1, 1998, nor are they necessarily indicative of results which will be reported in the future.

     During the three months ended March 31, 1999, the Company paid consideration of $500,000 of cash and 78,973 shares of common stock to the former owners of a previous acquisition related to the achievement of certain operating results. The Company's records amounts paid for contingent payments as additional purchase price once they are incurred since the payments are required regardless of the former owners continued association with the Company.


     On January 20, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Rental Service Corporation ("RSC"), a Delaware corporation pursuant to which the Company was to be merged with and into RSC with RSC continuing as the surviving corporation to be named RSC NationsRent. On May 20, 1999, the Company entered into a Termination and Release Agreement (the "Termination Agreement"), with RSC, pursuant to which the Company and RSC have mutually agreed to terminate the Merger Agreement and to abandon the proposed merger between the parties. As part of the Termination Agreement, RSC paid the Company $6,000,000 as reimbursement of out-of-pocket costs and expenses incurred in connection with or relating to the Merger Agreement and the Termination Agreement and the performance of the Company's obligations thereunder through May 20, 1999.

                               NATIONSRENT, INC.

     The Company expects to record a charge to earnings in the second quarter of 1999 related to expenses incurred in connection with the Merger Agreement, which will be partially offset by the $6,000,000 payment received from RSC.



     On April 5, 1999, United Rentals, Inc. and UR Acquisition Corporation commenced a tender offer for all the issued and outstanding shares of RSC's common stock, at a price of $22.75 per share in cash. As a result of such tender offer, the Company has become involved in certain litigation. See "PART
II -- OTHER INFORMATION -- Item. 1 -- LEGAL PROCEEDINGS."


NOTE 3 -- SEASONALITY

     The Company's revenue and income are dependent upon the activity in the construction industry in the markets served by the Company. Construction activity is dependent upon weather and the traditional seasons for construction work. Because of this variability in demand, the Company's quarterly revenue may fluctuate, and revenue for the first quarter of each year can be expected to be lower than the remaining quarters. Although the Company believes that the historical trend in quarterly revenue for the second, third and fourth quarters of each year is generally higher than the first quarter, there can be no assurance that this will occur in future periods. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any quarter or for the full year.

NOTE 4 -- EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               1999     1998
                                                              ------   -------
Numerator:
  Numerator for basic earnings per share -- net income......  $4,317   $    93
  Interest expense on convertible subordinated debt, net of
     income taxes...........................................     736        --
                                                              ------   -------
  Numerator -- diluted earnings per share...................  $5,053   $    93
                                                              ======   =======
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares.......................  55,706    25,000
  Effect of dilutive securities:
     Convertible subordinated debt..........................   8,773        --
     Employee stock options.................................     297        69
                                                              ------   -------
Denominator for diluted earnings per share -- adjusted
  weighted-average shares...................................  64,776    25,069
                                                              ======   =======
Basic and diluted earnings per share........................  $ 0.08   $  0.00
                                                              ======   =======

                               NATIONSRENT, INC.

NOTE 5 -- DEBT

     In February 1999, the Company amended its Credit Facility to increase the total aggregate commitment to $500,000,000. At that time the term loan (the "Term Loan") was increased to $180,000,000 and the aggregate commitment under the revolving credit facility (the "Revolver") was increased to $320,000,000. The Revolver has a three-year term scheduled to expire in June 2001 and the Term Loan has a six-year term scheduled to expire in September 2004. Borrowings under the Revolver bear interest at either the BankBoston base rate plus a percentage ranging from 0.00% to 0.50% or, at the Company's option, the Eurodollar market rate plus a percentage ranging from 2.00% to 2.75%. The Term Loan bears interest ranging from 3.00% to 3.25% over the Eurodollar market rate. The percentage over the BankBoston base rate or the Eurodollar market rate is based on the Company's financial performance as measured by the total funded debt ratio. The Credit Facility is secured by a security interest in substantially all of the assets of the Company. The Credit Facility also imposes, among other covenants, a tangible assets to senior debt covenant, a restriction on all of the Company's retained earnings including the declaration and payment of cash dividends, consent requirements on certain acquisitions and a restriction on the ratio of total funded debt to earnings before interest, income taxes, depreciation and amortization.

     In February 1999, the Company completed an exchange offer to replace its privately issued 10.375% Senior Subordinated Notes due 2008 with publicly registered notes.

NOTE 6 -- NON-RECURRING GAIN

     In January of 1999, the Company received net proceeds of $23,229,000 related to the sale of a lift truck dealership acquired as part of an acquisition made in April 1998. The carrying value of the tangible assets sold was $15,118,000 resulting in proceeds in excess of carrying value of $8,111,000. The Company recorded a pre-tax gain of $1,818,000 based on the increase in value of the dealership since the date of acquisition. The remaining $6,293,000 of proceeds in excess of carrying value was recorded as a reduction of goodwill. The Company continues to evaluate the carrying value of its goodwill for impairment in accordance with SFAS 121.


NOTE 7 -- COMPREHENSIVE INCOME


     The objective of reporting comprehensive income is to disclose all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. The comprehensive income of the Company was equal to net income for all periods presented.


NOTE 8 -- SUBSEQUENT EVENTS


     The Company has completed two acquisitions of rental equipment businesses since March 31, 1999 for aggregate consideration of $12,549,000. Such consideration consisted of an aggregate (i) $7,974,000 of cash and (ii) $4,575,000 of subordinated convertible debt. The cash portion of the consideration was funded through borrowings under the Credit Facility. In addition, the Company repaid or assumed outstanding indebtedness of the acquired companies in the aggregate amount of $1,466,000. Each of the acquisitions has been accounted for using the purchase method.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To Gabriel Trailer Manufacturing Company, Inc.:


We have audited the accompanying consolidated balance sheets of Gabriel Trailer Manufacturing Company, Inc. and subsidiary (an Ohio corporation) as of March 31, 1997 and August 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended March 31, 1997 and for the period from April 1, 1997 through August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gabriel Trailer Manufacturing Company, Inc. and subsidiary as of March 31, 1997 and August 31, 1997, and the results of their operations and their cash flows for the year ended March 31, 1997 and for the period from April 1, 1997 through August 31, 1997 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 8, 1998.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,     AUGUST 31,
                                                                 1997           1997
                                                              -----------    -----------
                                         ASSETS
Cash and cash equivalents...................................  $    17,186    $   149,742
Accounts receivable, net of allowances for doubtful accounts of $265,000 and $330,000 as of March 31, and August 31,
  1997, respectively........................................    2,044,590      3,335,663
Inventories.................................................      947,322        991,902
Due from affiliates.........................................    1,421,199      1,357,990
Rental equipment, net.......................................   21,788,980     21,885,967
Property, plant and equipment, net..........................    1,208,147      1,145,612
Other assets................................................      186,704        221,186
                                                              -----------    -----------
          Total assets......................................  $27,614,128    $29,088,062
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable..........................................  $ 1,739,231    $   422,591
  Accrued expenses and other liabilities....................    1,667,030      1,759,464
  Debt......................................................   16,100,269     16,558,863
  Income taxes payable......................................    1,491,129      1,423,026
  Deferred income taxes.....................................    2,149,565      3,156,458
                                                              -----------    -----------
          Total liabilities.................................   23,147,224     23,320,402
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 7, 8 and 10)
STOCKHOLDERS' EQUITY:
  Common stock -- no par value, 10,000 shares authorized,
     issued and outstanding.................................          500            500
  Retained earnings.........................................    4,466,404      5,767,160
                                                              -----------    -----------
          Total stockholders' equity........................    4,466,904      5,767,660
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $27,614,128    $29,088,062
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                         FOR THE
                                                                                       PERIOD FROM
                                                                                      APRIL 1, 1997
                                                               FOR THE YEAR ENDED          TO
                                                                 MARCH 31, 1997      AUGUST 31, 1997
                                                               ------------------    ---------------
REVENUE:
  Equipment rentals........................................       $15,327,802          $8,514,810
  Sales of equipment, parts and supplies...................         4,177,194           1,204,708
                                                                  -----------          ----------
                                                                   19,504,996           9,719,518
COST OF REVENUE:
  Cost of equipment rentals, excluding depreciation........         6,029,585           2,192,790
  Rental equipment depreciation............................         3,465,293           1,847,567
  Cost of sales of equipment, parts and supplies...........         2,790,666             984,147
                                                                  -----------          ----------
                                                                   12,285,544           5,024,504
                                                                  -----------          ----------
          Gross profit.....................................         7,219,452           4,695,014
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...............         3,563,930           1,683,311
NONRENTAL DEPRECIATION.....................................           237,905             114,993
                                                                  -----------          ----------
          Operating income.................................         3,417,617           2,896,710
                                                                  -----------          ----------
OTHER INCOME (EXPENSE):
  Interest expense.........................................          (866,284)           (580,107)
  Interest income..........................................            15,941              15,710
  Other, net...............................................           187,044             (77,597)
                                                                  -----------          ----------
          Total other income (expense), net................          (663,299)           (641,994)
                                                                  -----------          ----------
          Income before provision for income taxes.........         2,754,318           2,254,716
PROVISION FOR INCOME TAXES.................................         1,127,416             938,790
                                                                  -----------          ----------
NET INCOME.................................................       $ 1,626,902          $1,315,926
                                                                  ===========          ==========


  The accompanying notes to financial statements are an integral part of these statements.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                               COMMON STOCK
                                            ------------------
                                            NUMBER OF            TREASURY     RETAINED
                                             SHARES     AMOUNT     STOCK      EARNINGS      TOTAL
                                            ---------   ------   ---------   ----------   ----------
BALANCE, March 31, 1996...................   10,000       500           --    2,839,502    2,840,002
  Net income..............................       --        --           --    1,626,902    1,626,902
                                             ------      ----    ---------   ----------   ----------
BALANCE, March 31, 1997...................   10,000       500           --    4,466,404    4,466,904
  Distribution............................       --        --           --      (15,170)     (15,170)
  Net income..............................       --        --           --    1,315,926    1,315,926
                                             ------      ----    ---------   ----------   ----------
BALANCE, August 31, 1997..................   10,000      $500    $      --   $5,767,160   $5,767,660
                                             ======      ====    =========   ==========   ==========


  The accompanying notes to financial statements are an integral part of these consolidated statements.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         FOR THE
                                                                                       PERIOD FROM
                                                                                      APRIL 1, 1997
                                                                FOR THE YEAR ENDED    TO AUGUST 31,
                                                                  MARCH 31, 1997          1997
                                                                ------------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $        1,626,902     $ 1,315,926
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation...........................................             3,703,200       1,962,560
     (Gain) loss on sale of assets..........................               (68,548)         84,020
     Deferred income taxes..................................               809,283       1,006,893
     Changes in operating assets and liabilities:
       Accounts receivable..................................              (688,006)     (1,291,073)
       Inventories..........................................              (187,075)        (44,580)
       Other assets.........................................                 8,601         (93,296)
       Accounts payable.....................................               777,122      (1,316,640)
       Accrued expenses and other liabilities...............               503,630          92,434
       Income taxes payable.................................               318,133         (68,103)
                                                                ------------------     -----------
          Net cash provided by operating activities.........             6,803,242       1,648,141
                                                                ------------------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................              (516,029)        (63,792)
  Proceeds from sale of property and equipment..............                17,560           8,733
  Purchases of rental equipment.............................            (8,101,137)     (1,775,155)
  Proceeds from sale of rental equipment....................             1,326,510         136,685
                                                                ------------------     -----------
          Net cash used in investing activities.............            (7,273,096)     (1,693,529)
                                                                ------------------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt........................................            17,922,405       4,843,858
  Repayments of debt........................................           (14,417,413)     (3,651,766)
  Payments of equipment financings..........................            (1,928,097)     (1,045,871)
  (Advances to) repayments from affiliates, net.............            (1,094,105)         31,723
                                                                ------------------     -----------
          Net cash provided by financing activities.........               482,790         177,944
                                                                ------------------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........                12,936         132,556
CASH AND CASH EQUIVALENTS, beginning of period..............                 4,250          17,186
                                                                ------------------     -----------
CASH AND CASH EQUIVALENTS, end of period....................    $           17,186     $   149,742
                                                                ==================     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................    $          821,349     $   546,085
                                                                ==================     ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Equipment financing.......................................    $        4,637,084     $   387,503
                                                                ==================     ===========
  Property dividends........................................    $               --     $    15,170
                                                                ==================     ===========


  The accompanying notes to financial statements are an integral part of these consolidated statements.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       MARCH 31, 1997 AND AUGUST 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Gabriel Trailer Manufacturing Company, Inc. ("Gabriel") (together with its subsidiary, the "Company") was incorporated in March 1970 to manufacture, buy, sell and deal in trailer equipment, other related equipment and parts and accessories. Gabriel's wholly-owned subsidiary, Sam's Equipment Rental, Inc. was formed for the purpose of renting and leasing construction related equipment. The Company currently rents a broad array of equipment to a diverse customer base including construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new and used equipment, and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash equivalents

     The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. At March 31, 1997 and August 31, 1997, the Company had no cash equivalents.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related rental equipment supplies and accessories. Inventories are stated at the lower of cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is five to seven years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to the rental of equipment is recognized over the contract term.

  Property, plant and equipment

     Property, plant and equipment is recorded at cost and depreciated over the estimated useful life using the straight-line method. The range of useful lives estimated by management for property, plant

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

and equipment is three to forty years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value as of March 31, 1997 and August 31, 1997.

  Income taxes

     The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax effects measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities to the extent that realization of said effects is more likely than not.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits and monitoring procedures.

3. RENTAL EQUIPMENT:

     Rental equipment and related accumulated depreciation consist of the following:

                                                             MARCH 31,     AUGUST 31,
                                                               1997           1997
                                                            -----------    -----------
Rental equipment..........................................  $28,790,435    $30,641,146
Less -- accumulated depreciation..........................    7,001,455      8,755,179
                                                            -----------    -----------
     Rental equipment, net................................  $21,788,980    $21,885,967
                                                            ===========    ===========

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

4. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                             MARCH 31,     AUGUST 31,
                                                               1997           1997
                                                            -----------    -----------
Land......................................................  $    49,863    $    49,863
Building..................................................      757,816        757,816
Furniture and fixtures....................................      355,131        339,593
Vehicles..................................................    1,134,204      1,113,193
                                                            -----------    -----------
                                                              2,297,014      2,260,465
Less -- accumulated depreciation..........................   (1,088,867)    (1,114,853)
                                                            -----------    -----------
          Property, plant and equipment, net..............  $ 1,208,147    $ 1,145,612
                                                            ===========    ===========

5. ACCRUED EXPENSES AND OTHER LIABILITIES:

     Accrued expenses and other liabilities consists of the following:

                                                              MARCH 31,     AUGUST 31,
                                                                 1997          1997
                                                              ----------    ----------
Personal property taxes.....................................  $1,044,423    $1,172,905
Payroll-related.............................................     231,274       188,246
Tax penalties and interest..................................     248,000       248,000
Other.......................................................     143,333       150,313
                                                              ----------    ----------
          Accrued expenses and other liabilities............  $1,667,030    $1,759,464
                                                              ==========    ==========

6. DEBT:

     Debt consists of the following:

                                                             MARCH 31,     AUGUST 31,
                                                               1997           1997
                                                            -----------    -----------
  Lines of credit, with borrowings up to $6.3 million,
     secured by substantially all of the Company's assets,
     interest ranging from 8.25% to 8.50%, payable in
     monthly installments through September 1997..........  $ 4,091,315    $ 5,497,095
  Revolving term loans, secured by substantially all of
     the Company's assets, interest ranging from 8.25% to
     8.90%, payable in monthly installments through
     January 2000.........................................    6,444,444      6,233,334
  Equipment notes, secured by rental equipment, interest
     ranging from 6.90% to 9.00%, payable in monthly
     installments through June 2000.......................    5,312,900      4,656,172
  Mortgages payable, secured by real estate, interest
     ranging from 6.75% to 9.50%, payable in monthly
     installments through August 2005.....................      161,798        113,936
  Note payable to related party, secured by life insurance
     policy on officer, interest at 8.25%, payable in
     monthly installments through August 1998.............       89,812         58,326
                                                            -----------    -----------
          Total debt......................................  $16,100,269    $16,558,863
                                                            ===========    ===========

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

     Maturities of the Company's debt at August 31, 1997, for the years ended August 31, are as follows:

1998........................................................  $14,155,433
1999........................................................    1,677,753
2000........................................................      636,277
2001........................................................        9,853
2002........................................................       10,831
Thereafter..................................................       68,716
                                                              -----------
                                                              $16,558,863
                                                              ===========

7. INCOME TAXES:

     The provision for Federal and state income taxes is as follows:


                                                                                  FOR THE
                                                                                PERIOD FROM
                                                                               APRIL 1, 1997
                                                         FOR THE YEAR ENDED    TO AUGUST 31,
                                                           MARCH 31, 1997          1997
                                                         ------------------    -------------
Current..............................................    $          318,133     $  (68,103)
Deferred.............................................               809,283      1,006,893
                                                         ------------------     ----------
                                                         $        1,127,416     $  938,790
                                                         ==================     ==========
Federal..............................................    $          885,481     $  737,333
State................................................               241,935        201,457
                                                         ------------------     ----------
                                                         $        1,127,416     $  938,790
                                                         ==================     ==========


     A reconciliation of the difference between the expected provision for income taxes using the statutory Federal income tax rate of 34% and the Company's actual provision is as follows:


                                                                                  FOR THE
                                                                                PERIOD FROM
                                                                               APRIL 1, 1997
                                                         FOR THE YEAR ENDED    TO AUGUST 31,
                                                           MARCH 31, 1997          1997
                                                         ------------------    -------------
Provision at the statutory tax rate..................    $          936,468      $766,603
State income taxes...................................               159,677       132,962
Nondeductible expenses...............................                31,271        39,225
                                                         ------------------      --------
                                                         $        1,127,416      $938,790
                                                         ==================      ========


     Deferred income taxes arise primarily due to temporary differences in recognizing certain revenues and expenses for tax purposes and the use of accelerated depreciation for tax purposes. The components of the deferred income tax liabilities are as follows:

                                                              MARCH 31,     AUGUST 31,
                                                                 1997          1997
                                                              ----------    ----------
Depreciation of property and equipment and rental
  equipment.................................................  $2,211,443    $2,708,783
Accrued liabilities.........................................    (871,739)     (349,825)
Accounts receivable.........................................     809,861      (118,830)
Section 481 cash to accrual election change.................          --       916,330
                                                              ----------    ----------
  Deferred income tax liability.............................  $2,149,565    $3,156,458
                                                              ==========    ==========

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

     The Company's income tax returns and related payments for the years ended March 31, 1995, 1996 and 1997 were not filed on a timely basis. It is not possible to predict the ultimate outcome of the Company's penalties for failure to file, and pay on a timely basis and underpayment. The Company has estimated an approximate liability of $175,000, which is included in accrued expenses and other liabilities.

8. COMMITMENTS AND CONTINGENCIES:

  Operating Leases

     The Company leases rental equipment, real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. The leases cover several operating locations and expire at various dates through September 2002. Future minimum lease payments to related and unrelated third parties, by year and in the aggregate, at August 31, 1997 for noncancelable operating leases with initial or remaining terms of one year or more are as follows:

                                                  RELATED PARTY     OTHER        TOTAL
                                                  -------------    --------    ----------
1998............................................   $  480,000      $328,322    $  808,322
1999............................................      368,000       228,866       596,866
2000............................................      256,000        67,821       323,821
2001............................................      192,000            --       192,000
2002............................................        8,000            --         8,000
                                                   ----------      --------    ----------
          Total                                    $1,304,000      $625,009    $1,929,009
                                                   ==========      ========    ==========


     Rent expense under noncancelable operating leases for the year ended March 31, 1997 and the period from April 1, 1997 through August 31, 1997 is $1,098,234 and $423,798, respectively. Included in total rent expense is rent to a related party of approximately $357,000 and $200,000 for the year ended March 31, 1997 and the period from April 1, 1997 through August 31, 1997, respectively.


  Litigation, Claims and Assessments

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

9. EMPLOYEE BENEFIT PLAN:


     The Company has a 401(k) defined contribution profit-sharing plan under which employees having worked a minimum of twelve months are eligible to participate. Employer contributions, which are discretionary and depend on the Company's profitability, were approximately $70,100 and $47,700 for the year ended March 31, 1997 and for the period from April 1, 1997 through August 31, 1997, respectively.


10. SUBSEQUENT EVENT:

     Effective September 1, 1997, all of the outstanding stock of the Company was purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Bode-Finn Company:

We have audited the accompanying balance sheets of The Bode-Finn Company (an Ohio corporation) as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bode-Finn Company as of December 31, 1996 and 1997, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 12, 1998.

                             THE BODE-FINN COMPANY

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------     MARCH 31,
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Cash and cash equivalents...........................  $   244,625    $   398,042    $   887,170
Accounts receivable, net of allowance for doubtful
  accounts of $770,000, $760,000 and $798,180
  (unaudited) for 1996, 1997 and 1998,
  respectively......................................    8,013,745      7,840,930      7,250,208
Inventories, net....................................    4,635,371      3,823,388      4,855,835
Rental equipment, net...............................   20,438,368     21,560,523     21,920,589
Property and equipment, net.........................    1,041,681        956,768        989,588
Other assets........................................      879,378        886,487        849,219
                                                      -----------    -----------    -----------
          Total assets..............................  $35,253,168    $35,466,138    $36,752,609
                                                      ===========    ===========    ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable..................................  $ 3,951,392    $ 2,350,332    $ 3,921,807
  Accrued expenses and other liabilities............    4,623,823      5,374,820      5,094,374
  Debt..............................................   16,407,989     16,086,500     15,839,363
                                                      -----------    -----------    -----------
          Total liabilities.........................   24,983,204     23,811,652     24,855,544
                                                      -----------    -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 2,500 shares
     authorized, 1,250 shares issued and
     outstanding....................................      125,000        125,000        125,000
  Retained earnings.................................   10,144,964     11,529,486     11,772,065
                                                      -----------    -----------    -----------
          Total stockholders' equity................   10,269,964     11,654,486     11,897,065
                                                      -----------    -----------    -----------
          Total liabilities and stockholders'
            equity..................................  $35,253,168    $35,466,138    $36,752,609
                                                      ===========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             THE BODE-FINN COMPANY

                              STATEMENTS OF INCOME

                                                                                FOR THE THREE MONTH
                                                                                   PERIOD ENDED
                                       FOR THE YEAR ENDED DECEMBER 31,               MARCH 31,
                                   ---------------------------------------   -------------------------
                                      1995          1996          1997          1997          1998
                                   -----------   -----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
REVENUE:
  Equipment rentals..............  $18,231,447   $19,772,670   $20,211,679   $ 4,742,679   $ 4,687,176
  Sales of equipment, parts and
     supplies....................   26,599,122    32,722,336    33,821,681     7,324,630     8,254,837
  Service and other..............    5,468,525     6,251,936     7,216,815     1,753,068     1,768,973
                                   -----------   -----------   -----------   -----------   -----------
                                    50,299,094    58,746,942    61,250,175    13,820,377    14,710,986
COST OF REVENUE:
  Cost of equipment rentals,
     excluding depreciation......    4,771,698     5,229,390     4,978,411     1,323,300     1,399,440
  Rental equipment
     depreciation................    5,436,903     6,515,970     7,265,763     1,745,328     1,832,972
  Cost of sales of equipment,
     parts and supplies..........   20,161,831    25,937,735    26,425,012     5,752,417     6,177,680
  Other..........................    2,052,764     1,895,993     2,159,402       589,033       576,602
                                   -----------   -----------   -----------   -----------   -----------
                                    32,423,196    39,579,088    40,828,588     9,410,078     9,986,694
                                   -----------   -----------   -----------   -----------   -----------
          Gross profit...........   17,875,898    19,167,854    20,421,587     4,410,299     4,724,292
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES........   14,093,787    15,443,249    16,596,595     3,755,319     3,964,404
NONRENTAL DEPRECIATION AND
  AMORTIZATION...................      205,564       260,652       256,808        72,853        61,814
                                   -----------   -----------   -----------   -----------   -----------
          Operating income.......    3,576,547     3,463,953     3,568,184       582,127       698,074
                                   -----------   -----------   -----------   -----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense...............   (1,329,494)   (1,494,310)   (1,601,831)     (349,526)     (379,571)
  Other income...................      227,106       212,218       347,947        39,326        85,795
                                   -----------   -----------   -----------   -----------   -----------
          Other income (expense),
            net..................   (1,102,388)   (1,282,092)   (1,253,884)     (310,200)     (293,776)
                                   -----------   -----------   -----------   -----------   -----------
          Income before provision
            for income taxes.....    2,474,159     2,181,861     2,314,300       271,927       404,298
PROVISION FOR INCOME TAXES.......    1,036,771       936,241       929,778       137,461       161,719
                                   -----------   -----------   -----------   -----------   -----------
NET INCOME.......................  $ 1,437,388   $ 1,245,620   $ 1,384,522   $   134,466   $   242,579
                                   ===========   ===========   ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             THE BODE-FINN COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1997

          AND THE THREE MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED)


                                                  COMMON STOCK
                                              ---------------------
                                               NUMBER                                     TOTAL
                                                 OF                     RETAINED      STOCKHOLDERS'
                                               SHARES       AMOUNT      EARNINGS         EQUITY
                                              ---------    --------    -----------    -------------
BALANCE, January 1, 1995....................    1,250      $125,000    $ 7,461,956     $ 7,586,956
  Net income................................       --            --      1,437,388       1,437,388
                                                -----      --------    -----------     -----------
BALANCE, December 31, 1995..................    1,250       125,000      8,899,344       9,024,344
  Net income................................       --            --      1,245,620       1,245,620
                                                -----      --------    -----------     -----------
BALANCE, December 31, 1996..................    1,250       125,000     10,144,964      10,269,964
  Net income................................       --            --      1,384,522       1,384,522
                                                -----      --------    -----------     -----------
BALANCE, December 31, 1997..................    1,250       125,000     11,529,486      11,654,486
  Net income (unaudited)....................       --            --        242,579         242,579
                                                -----      --------    -----------     -----------
BALANCE, March 31, 1998 (unaudited).........    1,250      $125,000    $11,772,065     $11,897,065
                                                =====      ========    ===========     ===========


  The accompanying notes to financial statements are an integral part of these statements.

                             THE BODE-FINN COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                                        FOR THE THREE MONTH
                                             FOR THE YEAR ENDED DECEMBER 31,           PERIOD ENDED MARCH 31,
                                        ------------------------------------------   --------------------------
                                            1995           1996           1997           1997          1998
                                        ------------   ------------   ------------   ------------   -----------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................  $  1,437,388   $  1,245,620   $  1,384,522   $    134,466   $   242,579
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization.....     5,642,467      6,776,622      7,522,571      1,818,181     1,899,786
    Provision for bad debts...........       291,256        413,151        244,184         54,550        57,169
    Provision for inventory
      obsolescence....................            --             --         50,000             --            --
    Gain on sale of rental
      equipment.......................      (618,322)      (712,961)      (800,940)      (121,132)     (131,185)
    (Gain) loss on sale of property
      and equipment...................           740        (22,522)      (230,537)         1,231       (29,649)
    Changes in operating assets and
      liabilities:
      Accounts receivable.............      (220,880)      (810,847)       (71,369)       390,384       533,553
      Inventories.....................    (1,359,110)     1,198,655      1,614,587        553,534      (795,309)
      Other assets....................       275,012        140,938         (7,109)       (16,922)       37,268
      Accounts payable................       604,748      1,179,194     (1,601,060)    (1,008,860)    1,571,475
      Accrued expenses and other
         liabilities..................       383,309       (274,895)       750,997        141,046      (280,446)
                                        ------------   ------------   ------------   ------------   -----------
         Total adjustments............     4,999,220      7,887,335      7,471,324      1,812,012     2,862,662
                                        ------------   ------------   ------------   ------------   -----------
         Net cash provided by
           operating activities.......     6,436,608      9,132,955      8,855,846      1,946,478     3,105,241
                                        ------------   ------------   ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchases of rental equipment...   (10,733,785)   (10,254,290)   (10,364,431)    (2,720,488)   (2,588,134)
      Purchases of property and
         equipment....................      (419,435)      (702,564)      (211,398)       (43,803)     (101,984)
      Proceeds from sale of rental
         equipment....................     1,690,437      1,850,831      1,736,844        283,554       289,142
      Proceeds from sale of property
         and equipment................        16,422         42,378        458,045          1,200        32,000
                                        ------------   ------------   ------------   ------------   -----------
         Net cash used in investing
           activities.................    (9,446,361)    (9,063,645)    (8,380,940)    (2,479,537)   (2,368,976)
                                        ------------   ------------   ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from debt................     8,236,990     10,797,136     17,437,380     18,054,160       758,150
    Repayments of debt................    (5,331,819)   (10,831,673)   (17,758,869)   (17,066,355)   (1,005,287)
                                        ------------   ------------   ------------   ------------   -----------
    Net cash provided by (used in)
      financing activities............     2,905,171        (34,537)      (321,489)       987,805      (247,137)
                                        ------------   ------------   ------------   ------------   -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS....................      (104,582)        34,773        153,417        454,746       489,128
CASH AND CASH EQUIVALENTS, beginning
  of period...........................       314,434        209,852        244,625        244,625       398,042
                                        ------------   ------------   ------------   ------------   -----------
CASH AND CASH EQUIVALENTS, end of
  period..............................  $    209,852   $    244,625   $    398,042   $    699,371   $   887,170
                                        ============   ============   ============   ============   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest..............  $  1,441,462   $ $1,476,730   $  1,582,877   $    349,380   $   373,420
                                        ============   ============   ============   ============   ===========
  Cash paid for income taxes..........  $    832,954   $    915,026   $    812,481   $     98,200   $    88,000
                                        ============   ============   ============   ============   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             THE BODE-FINN COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

1. ORGANIZATION AND BASIS OF PRESENTATION:

     The Bode-Finn Company (the "Company") was incorporated in Ohio in January 1938. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies and others in the states of Ohio, Kentucky, West Virginia and Indiana. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

  Inventories

     Inventories consist of equipment, parts and related supply items. New and used equipment inventories are stated at the lower of cost (determined using a first-in, first-out "FIFO" basis) or market. Parts inventories are determined using a combination of the last-in, first-out "LIFO" and FIFO methods and are stated at replacement cost which approximates market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using an accelerated method. The range of useful lives estimated by management for rental equipment is five to seven years. Rental equipment is depreciated to a salvage value of ten to twenty percent of cost. Rental equipment having a cost of $2,000 or less is expensed at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using an accelerated method. The range of useful lives estimated by management for property and equipment is two to thirty-nine years. Property and equipment is depreciated to a salvage value of zero to twenty percent of cost. Ordinary maintenance and repair costs are charged to operations as incurred.

                             THE BODE-FINN COMPANY

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair value of financial instruments

     The carrying amounts for accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these accounts. The fair value of debt is determined using current interest rates for similar instruments as of December 31, 1996 and 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

  Income taxes

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Interim financial information

     In the opinion of management, the unaudited interim financial information as of March 31, 1998 and for the three month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

                             THE BODE-FINN COMPANY

3. INVENTORIES:

     Inventories are comprised of the following:

                                                   DECEMBER 31,
                                           ----------------------------     MARCH 31,
                                               1996            1997            1998
                                           ------------    ------------    ------------
                                                                           (UNAUDITED)
New and used equipment, FIFO.............  $  2,581,561    $  1,590,860    $  2,319,053
Parts, LIFO..............................       645,076         801,055         747,327
Parts, FIFO..............................       900,780         901,854         921,799
Work in progress, at cost................       682,954         754,619       1,092,656
Allowance for obsolete inventory.........      (175,000)       (225,000)       (225,000)
                                           ------------    ------------    ------------
          Total inventories, net.........  $  4,635,371    $  3,823,388    $  4,855,835
                                           ============    ============    ============

     The current costs, determined by using the FIFO basis, of LIFO inventories was $1,122,383, $1,301,380 and $1,247,652 (unaudited) at December 31, 1996 and
1997 and March 31, 1998.

4. RENTAL EQUIPMENT:

     Rental equipment and related accumulated depreciation consist of the following:

                                                   DECEMBER 31,
                                           ----------------------------     MARCH 31,
                                               1996            1997            1998
                                           ------------    ------------    ------------
                                                                           (UNAUDITED)
Rental equipment.........................  $ 46,719,676    $ 50,299,100    $ 51,198,041
Less -- accumulated depreciation.........   (26,281,308)    (28,738,577)    (29,277,452)
                                           ------------    ------------    ------------
          Rental equipment, net..........  $ 20,438,368    $ 21,560,523    $ 21,920,589
                                           ============    ============    ============

5. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                   DECEMBER 31,
                                           ----------------------------     MARCH 31,
                                               1996            1997            1998
                                           ------------    ------------    ------------
                                                                           (UNAUDITED)
Furniture, fixtures and office
  equipment..............................  $  3,728,682    $  3,588,314    $  3,621,218
Less -- accumulated depreciation.........    (2,687,001)     (2,631,546)     (2,631,630)
                                           ------------    ------------    ------------
          Property and equipment, net....  $  1,041,681    $    956,768    $    989,588
                                           ============    ============    ============

                             THE BODE-FINN COMPANY

6. ACCRUED EXPENSES AND OTHER LIABILITIES:

     Accrued expenses and other liabilities consists of the following:

                                                       DECEMBER 31,
                                                 ------------------------     MARCH 31,
                                                    1996          1997          1998
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Compensation and payroll-related...............  $2,083,332    $2,422,240    $1,723,623
Deferred income-rental and maintenance.........     777,237       955,808       999,391
Taxes..........................................     532,373       698,314       737,698
Medical insurance reserve......................     232,256       302,381       302,381
Other..........................................     998,625       996,077     1,331,281
                                                 ----------    ----------    ----------
Accrued expenses and other liabilities.........  $4,623,823    $5,374,820    $5,094,374
                                                 ==========    ==========    ==========

7. DEBT:

     Debt consists of the following:

                                                     DECEMBER 31,
                                              --------------------------     MARCH 31,
                                                 1996           1997           1998
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
Notes payable, unsecured, interest at 6%,
  payable on demand.........................  $    28,095    $    35,525    $    43,675
Revolving $7,000,000 credit agreement,
  secured by rental equipment and inventory,
  interest at prime, 8.5% at December 31,
  1997 and March 31, 1998 (unaudited), due
  1999......................................           --      2,950,000      3,350,000
Revolving $15,000,000 credit agreement,
  secured by rental equipment and inventory,
  interest at 9.25%, payable in monthly
  installments through February 2003........           --     12,916,670     12,291,674
Revolving $8,000,000 credit agreement,
  secured by rental equipment and inventory,
  interest at prime 8.5% at December 31,
  1997 and March 31, 1998 (unaudited),
  repaid during 1997........................    6,650,000             --             --
Notes payable, secured by rental equipment
  and inventory, interest at prime plus
   1/2% (9.0% at December 31, 1997 and March
  31, 1998 (unaudited)), payable in monthly
  installments, repaid during 1997..........    9,123,939             --             --
Note payable, secured by property and
  equipment, interest at 9.1%, payable in
  monthly installments, repaid during
  1997......................................      317,337             --             --
Rental equipment notes, secured by rental
  equipment and inventory, interest from
  8.5% to 10.5%, payable in various monthly
  installments through 2001.................      288,618        184,305        154,014
                                              -----------    -----------    -----------
          Total debt........................  $16,407,989    $16,086,500    $15,839,363
                                              ===========    ===========    ===========

                             THE BODE-FINN COMPANY

     Maturities of the Company's debt at December 31, 1997 for the years ended December 31, are as follows:

1998........................................................  $ 2,610,563
1999........................................................    5,497,943
2000........................................................    2,536,997
2001........................................................    2,524,034
2002........................................................    2,500,297
2003 and thereafter.........................................      416,666
                                                              -----------
                                                              $16,086,500
                                                              ===========

8. INCOME TAXES:

     The provision (benefit) for Federal and state income taxes is as follows:

                                                                                 FOR THE THREE MONTH
                                                                                    PERIOD ENDED
                                             FOR THE YEAR ENDED DECEMBER 31,          MARCH 31,
                                            ----------------------------------   -------------------
                                               1995         1996        1997       1997       1998
                                            ----------   ----------   --------   --------   --------
                                                                                     (UNAUDITED)
Current...................................  $  800,518   $1,157,016   $828,793   $128,263   $150,404
Deferred..................................     236,253     (220,775)   100,985      9,198     11,315
                                            ----------   ----------   --------   --------   --------
                                            $1,036,771   $  936,241   $929,778   $137,461   $161,719
                                            ==========   ==========   ========   ========   ========
Federal...................................  $  888,321   $  805,329   $789,496   $116,774   $137,462
State and local...........................     148,450      130,912    140,282     20,687     24,257
                                            ----------   ----------   --------   --------   --------
                                            $1,036,771   $  936,241   $929,778   $137,461   $161,719
                                            ==========   ==========   ========   ========   ========

     The deferred income tax results from temporary differences in the recognition of certain items for tax and financial statement purposes, principally from differences in depreciation methods, allowance for doubtful accounts and other expenses not currently deductible for tax purposes. For financial statement purposes, the credit has been recognized in 1997 as a deferred tax asset.

     A reconciliation of the difference between the expected provision for income taxes using the statutory federal income tax rate of 34% and the Company's actual provision is as follows:

                                                                                 FOR THE THREE MONTH
                                                                                    PERIOD ENDED
                                              FOR THE YEAR ENDED DECEMBER 31,         MARCH 31,
                                              --------------------------------   -------------------
                                                 1995        1996       1997       1997       1998
                                              ----------   --------   --------   --------   --------
                                                                                     (UNAUDITED)
Provision at statutory tax rate.............  $  841,214   $741,832   $786,862   $117,225   $137,462
State and local income taxes, net of federal
  benefit...................................      97,977     86,402     92,586     13,653     16,010
Other.......................................      97,580    108,007     50,330      6,583      8,247
                                              ----------   --------   --------   --------   --------
                                              $1,036,771   $936,241   $929,778   $137,461   $161,719
                                              ==========   ========   ========   ========   ========

                             THE BODE-FINN COMPANY

     The components of deferred income tax assets (liabilities) are as follows:

                                                             DECEMBER 31,
                                                      --------------------------     MARCH 31,
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
Reserves and accruals not deductible until paid.....  $   945,915    $ 1,103,736    $ 1,116,255
Depreciation........................................   (1,274,973)    (1,394,170)    (1,320,000)
Alternative minimum tax credit carryforward.........      392,356        252,747        252,747
                                                      -----------    -----------    -----------
          Net deferred tax asset (liability)........  $    63,298    $   (37,687)   $    49,002
                                                      ===========    ===========    ===========

     Net deferred tax assets and net deferred tax liability are reported in the accompanying balance sheets as components of other assets and accrued expenses and other liabilities, respectively.

9. COMMITMENTS AND CONTINGENCIES:

  Operating Leases

     The Company leases rental equipment, real estate and certain office equipment under noncancelable operating leases. These leases expire at various dates through September 30, 2010. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

1998.....................................................  $1,644,419
1999.....................................................   1,055,192
2000.....................................................     568,309
2001.....................................................     356,649
2002.....................................................     166,289
Thereafter...............................................   1,196,538
                                                           ----------
                                                           $4,987,396
                                                           ==========

     Rent expense under noncancelable operating leases for the years ended December 31, 1995, 1996 and 1997 were $1,537,082, $1,598,979 and $1,824,938, respectively.

  Litigation

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying consolidated financial statements.

10. RELATED PARTY TRANSACTIONS:

     The Company leases land and buildings used in its operations from its stockholders and officers. The leases cover several operating locations and expire at various dates through September 30, 2010. The leases require minimum monthly payments plus override amounts when certain conditions are met or exceeded. The total rent expense related to these leases for the years ended December 31, 1995, 1996 and 1997 was $661,481, $739,781 and $768,716,
respectively.

                             THE BODE-FINN COMPANY

11. EMPLOYEE BENEFIT PLANS:

  401(k) Plan

     The Company participates in a 401(k) plan (the "Plan") which covers certain full-time employees over 21 years old who have worked a minimum of one year for the Company. The Plan is funded by employee deferrals of income and discretionary contributions by the Company. The Company's matching contributions totaled $207,982, $262,267 and $302,769 for the years ended December 31, 1995, 1996 and 1997. No amount was due to the Plan as of December 31, 1997.

  Profit Sharing Plan

     All full-time employees over 21 years old who have worked a minimum of one year for the Company may participate in the Company's Profit Sharing Retirement Plan (the "Profit Sharing Plan"). The Profit Sharing Plan is funded by contributions made by the Company. The Company's Board of Directors determines the annual amount of contributions. The Company's Profit Sharing retirement contributions totaled $550,000, $400,000 and $508,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Deferred Compensation Plan

     The Company has deferred compensation agreements with various employees. Under the terms of the agreements, the Company will pay these employees a defined amount for ten years subsequent to their retirement from the Company, if retirement from the Company is after the agreed retirement date. A deferred compensation accrual of approximately $534,226, $539,585 and $539,585 (unaudited) is included in the accompanying balance sheets in accrued expenses and other liabilities at December 31, 1996 and 1997 and March 31, 1998.

12. SUBSEQUENT EVENT:

     Effective May 5, 1998, substantially all of the outstanding stock of the Company was purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To RFL Enterprises, Inc.:

We have audited the accompanying balance sheet of RFL Enterprises, Inc. (an Indiana S corporation) as of December 31, 1997, and the related statements of income, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RFL Enterprises, Inc. as of December 31, 1997, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 8, 1998.

                             RFL ENTERPRISES, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Cash and cash equivalents...................................   $   50,158    $  390,055
Accounts receivable, net of allowances for doubtful accounts of $10,000 and $10,000 (unaudited) as of December 31, 1997
  and March 31, 1998, respectively..........................      215,240       170,300
Inventories.................................................      185,366       180,962
Rental equipment, net.......................................    1,622,404     1,333,136
Property, plant and equipment, net..........................      199,192       197,592
                                                               ----------    ----------
          Total assets......................................   $2,272,360    $2,272,045
                                                               ==========    ==========

                          LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Accounts payable..........................................   $    1,791    $    1,362
  Accrued expenses and other liabilities....................       58,041        54,940
  Debt......................................................      844,871       742,877
                                                               ----------    ----------
          Total liabilities.................................      904,703       799,179
                                                               ----------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)
STOCKHOLDER'S EQUITY:
  Common stock -- no par value, 1,000 shares authorized, 100
     issued and outstanding.................................       10,000        10,000
  Retained earnings.........................................    1,357,657     1,462,866
                                                               ----------    ----------
          Total stockholder's equity........................    1,367,657     1,472,866
                                                               ----------    ----------
          Total liabilities and stockholder's equity........   $2,272,360    $2,272,045
                                                               ==========    ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             RFL ENTERPRISES, INC.

                              STATEMENTS OF INCOME

                                                               FOR THE         FOR THE THREE MONTH
                                                              YEAR ENDED     PERIOD ENDED MARCH 31,
                                                             DECEMBER 31,   -------------------------
                                                                 1997          1997          1998
                                                             ------------   -----------   -----------
                                                                                   (UNAUDITED)
REVENUE:
  Equipment rentals........................................   $  966,277     $241,591      $201,806
  Sales of equipment, parts and supplies...................    1,950,382      522,518       473,635
  Other....................................................      126,511       27,454        33,913
                                                              ----------     --------      --------
                                                               3,043,170      791,563       709,354
COST OF REVENUE:
  Cost of equipment rentals................................      463,165      105,353       102,899
  Rental equipment depreciation............................      261,405       58,259        77,144
  Cost of sales of equipment, parts and supplies...........    1,471,807      334,783       326,984
                                                              ----------     --------      --------
                                                               2,196,377      498,395       507,027
                                                              ----------     --------      --------
          Gross profit.....................................      846,793      293,168       202,327
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...............      208,694       47,470        46,365
NONRENTAL DEPRECIATION.....................................       23,307        1,600         1,600
                                                              ----------     --------      --------
          Operating income.................................      614,792      244,098       154,362
                                                              ----------     --------      --------
OTHER INCOME (EXPENSE):
  Interest expense.........................................      (92,293)     (20,654)      (16,891)
  Interest income..........................................       14,925        2,356           348
                                                              ----------     --------      --------
          Total other income (expense), net................      (77,368)     (18,298)      (16,543)
                                                              ----------     --------      --------
          Net income.......................................      537,424      225,800       137,819
PRO FORMA PROVISION FOR INCOME TAXES.......................      214,970       90,320        55,128
                                                              ----------     --------      --------
PRO FORMA NET INCOME.......................................   $  322,454     $135,480      $ 82,691
                                                              ==========     ========      ========

  The accompanying notes to financial statements are an integral part of these statements.

                             RFL ENTERPRISES, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
                    THREE MONTH PERIOD ENDED MARCH 31, 1998


                                                         COMMON STOCK
                                                         NO PAR VALUE
                                                      -------------------
                                                       NUMBER                RETAINED
                                                      OF SHARES   AMOUNT     EARNINGS      TOTAL
                                                      ---------   -------   ----------   ----------
BALANCE, January 1, 1997............................     100      $10,000   $  940,484   $  950,484
  Distribution......................................      --           --     (120,251)    (120,251)
  Net income........................................      --           --      537,424      537,424
                                                         ---      -------   ----------   ----------
BALANCE, December 31, 1997..........................     100       10,000    1,357,657    1,367,657
  Distribution (unaudited)..........................      --           --      (32,610)     (32,610)
  Net income (unaudited)............................      --           --      137,819      137,819
                                                         ---      -------   ----------   ----------
BALANCE, March 31, 1998 (unaudited).................     100      $10,000   $1,462,866   $1,472,866
                                                         ===      =======   ==========   ==========


  The accompanying notes to financial statements are an integral part of these statements.

                             RFL ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE         FOR THE THREE MONTH
                                                             YEAR ENDED     PERIOD ENDED MARCH 31,
                                                            DECEMBER 31,   -------------------------
                                                                1997          1997          1998
                                                            ------------   -----------   -----------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $   537,424     $ 225,800     $ 137,819
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation.........................................      284,712        59,859        78,744
     Gain on sale of rental equipment.....................     (471,986)     (177,803)     (150,519)
     Changes in operating assets and liabilities:
       Accounts receivable, net...........................       56,067        97,997        44,940
       Inventories........................................      (29,941)       (3,529)        4,404
       Accounts payable...................................          968       174,349          (429)
       Accrued expenses and other liabilities.............       31,674       (11,446)       (3,101)
                                                            -----------     ---------     ---------
          Net cash provided by operating activities.......      408,918       365,227       111,858
                                                            -----------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of rental equipment...........................   (2,077,859)     (616,880)     (110,992)
  Proceeds from sale of rental equipment..................    1,914,038       522,518       473,635
                                                            -----------     ---------     ---------
          Net cash provided by (used in) investing
            activities....................................     (163,821)      (94,362)      362,643
                                                            -----------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of distributions................................     (120,251)     (120,000)      (32,610)
  Repayments of debt......................................     (133,202)     (101,752)     (101,994)
                                                            -----------     ---------     ---------
          Net cash used in financing activities...........     (253,453)     (221,752)     (134,604)
                                                            -----------     ---------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......       (8,356)       49,113       339,897
CASH AND CASH EQUIVALENTS, beginning of period............       58,514        58,514        50,158
                                                            -----------     ---------     ---------
CASH AND CASH EQUIVALENTS, end of period..................  $    50,158     $ 107,627     $ 390,055
                                                            ===========     =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..................................  $    87,293     $  20,654     $  16,891
                                                            ===========     =========     =========

  The accompanying notes to financial statements are an integral part of these statements.

                             RFL ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     RFL Enterprises, Inc. (the "Company") was incorporated in 1983 as an Indiana S corporation. The Company rents a broad array of equipment to a customer base that includes principally construction industry participants and industrial companies. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 1997 and March 31, 1998 (unaudited).

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items and are stated at the lower of average weighted cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is five to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Property, plant and equipment

     Property, plant and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management for property and equipment is five to thirty-nine years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required

                             RFL ENTERPRISES, INC.

under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value as of December 31, 1997 and March 31, 1998 (unaudited).

  Income taxes

     The Company is an S corporation for income tax purposes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax return of the shareholder. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for information purposes only. The pro forma provision for income tax has been provided at the estimated rate of 40%.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Three customers each represent greater than 10% of total accounts receivable. As of December 31, 1997, these accounts represented 40% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Interim financial information

     In the opinion of management, the unaudited interim financial information as of March 31, 1998 and for the three month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year primarily due to seasonal variations.

                             RFL ENTERPRISES, INC.

3. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Rental equipment............................................   $2,161,788    $1,880,998
Less -- accumulated depreciation............................     (539,384)     (547,862)
                                                               ----------    ----------
          Rental equipment, net.............................   $1,622,404    $1,333,136
                                                               ==========    ==========

4. PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment is as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Furniture, fixtures and office equipment....................    $ 20,603      $ 20,603
Building....................................................     140,820       140,820
Land........................................................      80,000        80,000
                                                                --------      --------
                                                                 241,423       241,423
Less -- accumulated depreciation............................     (42,231)      (43,831)
                                                                --------      --------
          Property and equipment, net.......................    $199,192      $197,592
                                                                ========      ========

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Deferred revenues...........................................    $36,000        $36,000
Sales and property tax......................................     12,197         13,183
Other.......................................................      9,844          5,757
                                                                -------        -------
          Accrued expenses and other liabilities............    $58,041        $54,940
                                                                =======        =======

                             RFL ENTERPRISES, INC.

6. DEBT

     Debt consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Line of credit, interest at 8.75%, payable on demand........    $550,000      $ 64,000
Term loan, secured by accounts receivable, inventories and
  equipment, interest at 9.9%, payable in semi annual
  installments through December 1999........................     114,000       500,000
Mortgage, secured by building and land, interest at 9.18%,
  payable in monthly installments through June 2009.........     157,871       155,877
Unsecured note payable to stockholder, interest at 10%,
  payable on demand.........................................      23,000        23,000
                                                                --------      --------
          Total debt........................................    $844,871      $742,877
                                                                ========      ========

     Subsequent to December 31, 1997, the Company retired the line of credit, term loan and note payable to stockholder in connection with its purchase by NationsRent, Inc., an unrelated third party. Maturities of the mortgage at December 31, 1997, for the years ended December 31, are as follows:

1998........................................................  $ 12,000
1999........................................................    12,000
2000........................................................    12,000
2001........................................................    12,000
2002........................................................    12,000
Thereafter..................................................    97,871
                                                              --------
          Total.............................................  $157,871
                                                              ========

7. COMMITMENTS AND CONTINGENCIES

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

8. SUBSEQUENT EVENT

     Effective April 15, 1998, substantially all of the Company's operating assets and liabilities were purchased by NationsRent, Inc. in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Naples Rent-All & Sales Company, Inc.:

We have audited the accompanying balance sheet of Naples Rent-All & Sales Company, Inc. (a Florida S corporation) as of December 31, 1997, and the related statements of income, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Naples Rent-All & Sales Company, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 1, 1998.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Cash and cash equivalents...................................   $   98,660    $   87,208
Accounts receivable, net of allowances for doubtful accounts of $34,035 and $24,072 (unaudited) as of December 31, 1997
  and March 31, 1998, respectively..........................      408,579       447,831
Inventories.................................................      816,397       957,373
Rental equipment, net.......................................      913,137       866,056
Property and equipment, net.................................      119,647       144,475
Other assets................................................       27,259        55,240
                                                               ----------    ----------
          Total assets......................................   $2,383,679    $2,558,183
                                                               ==========    ==========

                          LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Accounts payable..........................................   $  428,714    $  564,619
  Accrued expenses and other liabilities....................      148,452       172,948
  Debt......................................................      176,128       171,420
                                                               ----------    ----------
          Total liabilities.................................      753,294       908,987
                                                               ----------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)
STOCKHOLDER'S EQUITY:
  Common stock -- $10 par value, 5,500 shares authorized,
     5,129 shares issued....................................       51,290        51,290
  Additional paid-in capital................................        6,826         6,826
  Retained earnings.........................................    1,901,639     1,920,450
  Treasury stock -- 1,709 shares at cost....................     (329,370)     (329,370)
                                                               ----------    ----------
          Total stockholder's equity........................    1,630,385     1,649,196
                                                               ----------    ----------
          Total liabilities and stockholder's equity........   $2,383,679    $2,558,183
                                                               ==========    ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                              STATEMENTS OF INCOME

                                                              FOR THE         FOR THE THREE MONTH
                                                             YEAR ENDED     PERIOD ENDED MARCH 31,
                                                            DECEMBER 31,   -------------------------
                                                                1997          1997          1998
                                                            ------------   -----------   -----------
                                                                                  (UNAUDITED)
REVENUE:
  Equipment rentals.......................................   $2,262,014    $  509,684    $  512,784
  Sales of equipment, parts and supplies..................    3,747,704       807,151       867,976
  Other...................................................       57,121        19,900        24,782
                                                             ----------    ----------    ----------
                                                              6,066,839     1,336,735     1,405,542
COST OF REVENUE:
  Cost of equipment rentals, excluding depreciation.......    1,706,311       360,942       394,948
  Rental equipment depreciation...........................      440,152        93,437        94,377
  Cost of sales of equipment, parts and supplies..........    2,967,261       627,675       686,811
                                                             ----------    ----------    ----------
                                                              5,113,724     1,082,054     1,176,136
                                                             ----------    ----------    ----------
          Gross profit....................................      953,115       254,681       229,406
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..............      517,662       109,503       119,820
NONRENTAL DEPRECIATION AND AMORTIZATION...................       44,970         6,981         9,333
                                                             ----------    ----------    ----------
          Operating income................................      390,483       138,197       100,253
                                                             ----------    ----------    ----------
OTHER INCOME (EXPENSE):
  Interest expense........................................      (23,535)       (4,976)       (3,976)
  Other income, net.......................................       52,433        14,907        13,054
                                                             ----------    ----------    ----------
          Total other income (expense), net...............       28,898         9,931         9,078
                                                             ----------    ----------    ----------
          Net income......................................      419,381       148,128       109,331
PRO FORMA PROVISION FOR INCOME TAX........................      167,752        59,251        43,732
                                                             ----------    ----------    ----------
PRO FORMA NET INCOME......................................   $  251,629    $   88,877    $   65,599
                                                             ==========    ==========    ==========

  The accompanying notes to financial statements are an integral part of these statements.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY


                                      COMMON STOCK
                                   -------------------   ADDITIONAL
                                    NUMBER                PAID-IN      RETAINED    TREASURY
                                   OF SHARES   AMOUNT     CAPITAL      EARNINGS      STOCK       TOTAL
                                   ---------   -------   ----------   ----------   ---------   ----------
BALANCE, January 1, 1997.........    5,129     $51,290     $6,826     $1,810,258   $(329,370)  $1,539,004
  Stockholder distributions......       --          --         --       (328,000)         --     (328,000)
  Net income.....................       --          --         --        419,381          --      419,381
                                     -----     -------     ------     ----------   ---------   ----------
BALANCE, December 31, 1997.......    5,129      51,290      6,826      1,901,639    (329,370)   1,630,385
  Stockholder distributions
     (unaudited).................       --          --         --        (90,520)         --      (90,520)
  Net income (unaudited).........       --          --         --        109,331          --      109,331
                                     -----     -------     ------     ----------   ---------   ----------
BALANCE, March 31, 1998
  (unaudited)....................    5,129     $51,290     $6,826     $1,920,450   $(329,370)  $1,649,196
                                     =====     =======     ======     ==========   =========   ==========


  The accompanying notes to financial statements are an integral part of these statements.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                               FOR THE         FOR THE THREE MONTH
                                                              YEAR ENDED     PERIOD ENDED MARCH 31,
                                                             DECEMBER 31,   -------------------------
                                                                 1997          1997          1998
                                                             ------------   -----------   -----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................   $ 419,381      $148,128      $109,331
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................     485,122       100,418       103,710
     Gain on sale of rental equipment......................    (212,328)      (35,288)      (69,563)
     Gain on sale of property and equipment................      (4,637)           --            --
     Changes in operating assets and liabilities:
       Accounts receivable, net............................     (64,496)      (13,733)      (39,252)
       Inventories.........................................      64,926       (17,837)     (140,976)
       Other assets........................................       1,533       (53,435)      (27,981)
       Accounts payable....................................     (18,273)       29,397       135,905
       Accrued expenses and other liabilities..............      31,964       (12,133)       24,496
                                                              ---------      --------      --------
          Net cash provided by operating activities........     703,192       145,517        95,670
                                                              ---------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of rental equipment............................    (560,004)     (112,088)      (85,472)
  Purchases of property and equipment......................     (71,997)       (2,869)      (34,161)
  Proceeds from sale of rental equipment...................     393,040        65,646       107,739
  Proceeds from sale of property and equipment.............      16,320            --            --
                                                              ---------      --------      --------
          Net cash used in investing activities............    (222,641)      (49,311)      (11,894)
                                                              ---------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Stockholder distributions................................    (328,000)      (72,132)      (90,520)
  Proceeds from debt.......................................      65,000        10,632            --
  Repayments of debt.......................................    (188,261)      (35,000)       (4,708)
                                                              ---------      --------      --------
          Net cash used in financing activities............    (451,261)      (96,500)      (95,228)
                                                              ---------      --------      --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......      29,290          (294)      (11,452)
CASH AND CASH EQUIVALENTS, beginning of period.............      69,370        69,370        98,660
                                                              ---------      --------      --------
CASH AND CASH EQUIVALENTS, end of period...................   $  98,660      $ 69,076      $ 87,208
                                                              =========      ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...................................   $  23,535      $  4,976      $  3,976
                                                              =========      ========      ========

  The accompanying notes to financial statements are an integral part of these statements.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Naples Rent-All & Sales Company, Inc. (the "Company") was incorporated in January 1968 to serve as a rental center for homeowners and contractors equipment, lawn and garden equipment, and golf course and turf maintenance equipment. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. As of December 31, 1997 and March 31, 1998 (unaudited), the Company had no cash equivalents.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items. Inventories are stated at the lower of weighted average cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over a five-year life using accelerated methods. Rental equipment is depreciated to a salvage value of five percent of cost. Rental equipment having a cost of $500 or less is expensed at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over an estimated useful life of five years using the straight-line method. Ordinary maintenance and repair costs are charged to operations as incurred. The range of useful lives estimated by management for property and equipment is as follows:

                                                                  YEARS
                                                              -------------
Furniture and fixtures......................................        5
Equipment...................................................        5
Leasehold improvements......................................  Life of lease

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required

                     NAPLES RENT-ALL & SALES COMPANY, INC.

under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities and debt approximate fair value as of December 31, 1997 and March 31, 1998 (unaudited).

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Income taxes

     The Company is an S corporation for tax purposes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax return of the stockholder. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for informational purposes only. The pro forma provision for income tax has been provided at the estimated effective tax rate of 40%.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Interim financial information

     In the opinion of management, the unaudited interim financial information as of March 31, 1998 and for the three month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year primarily due to seasonal variations.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

3. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Rental equipment............................................  $ 2,033,651    $ 2,051,524
Less -- accumulated depreciation............................   (1,120,514)    (1,185,468)
                                                              -----------    -----------
          Rental equipment, net.............................  $   913,137    $   866,056
                                                              ===========    ===========

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Furniture and fixtures......................................   $  32,697      $  32,032
Equipment...................................................     278,072        291,313
Leasehold improvements......................................      36,847         38,362
                                                               ---------      ---------
                                                                 347,616        361,707
Less -- accumulated depreciation............................    (227,969)      (217,232)
                                                               ---------      ---------
          Property and equipment, net.......................   $ 119,647      $ 144,475
                                                               =========      =========

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Payroll-related.............................................    $ 55,247      $ 56,988
Accrued dividends payable...................................      45,000        50,429
Accrued property taxes......................................      15,187         4,978
Other.......................................................      33,018        60,553
                                                                --------      --------
          Accrued expenses and other liabilities............    $148,452      $172,948
                                                                ========      ========

                     NAPLES RENT-ALL & SALES COMPANY, INC.

6. DEBT

     Debt consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Revolving line of credit, with borrowings up to $350,000,
  secured by substantially all of the Company's receivables, interest at prime plus .25% (8.75% at December 31, 1997
  and March 31, 1998), payable in monthly installments
  through November 1998.....................................    $ 50,000      $ 50,000
Equipment notes, secured by equipment, interest at rates
  averaging approximately 7%, payable in monthly
  installments through December 2000........................     126,128       121,420
                                                                --------      --------
          Total debt........................................    $176,128      $171,420
                                                                ========      ========

     Maturities of the Company's debt at December 31, 1997 for the years ended December 31, are as follows:

1998........................................................  $122,090
1999........................................................    36,168
2000........................................................    17,870
                                                              --------
          Total.............................................  $176,128
                                                              ========

7. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases real estate under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

1998........................................................  $221,710
1999........................................................   203,234
                                                              --------
          Total.............................................  $424,944
                                                              ========

     Rent expense under operating leases for the year ended December 31, 1997 and three month periods ended March 31, 1997 and 1998 was approximately $222,000, $58,000 (unaudited) and $55,000 (unaudited), respectively.

  Consulting Agreement

     The Company has a consulting agreement with a former stockholder in which the Company is required to pay the former stockholder $30,000 per year through November 1, 1999. Consulting fees for the year ended December 31, 1997 under the terms of this agreement were $30,000. Subsequent to year-end, all future amounts owed under this agreement were settled in exchange for approximately $40,000.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

  Litigation, Claims and Assessments

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

8. EMPLOYEE BENEFIT PLAN

     The Company has a contributory 401(k) profit-sharing plan under which substantially all full-time employees are eligible to participate. The plan allows for discretionary employer contributions as determined by the Company. Employees vest in contributions made by the employer over a seven-year period. Employer contributions for the year ended December 31, 1997 and three month periods ended March 31, 1997 and 1998 were approximately $17,000, $0 (unaudited) and $3,000 (unaudited), respectively.

9. SUBSEQUENT EVENT

     Effective April 30, 1998, substantially all of the Company's operating assets and liabilities were purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Raymond Equipment Company, Inc.:

We have audited the accompanying balance sheets of Raymond Equipment Company, Inc. (a Kentucky S corporation) as of June 30, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raymond Equipment Company, Inc. as of June 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 13, 1998.

                        RAYMOND EQUIPMENT COMPANY, INC.

                                 BALANCE SHEETS

                                                                  JUNE 30,
                                                          -------------------------    MARCH 31,
                                                             1996          1997          1998
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                                             ASSETS
Cash and cash equivalents...............................  $   749,276   $   224,684   $   427,366
Marketable securities at market value...................    1,227,355       777,860       914,335
Accounts receivable.....................................    3,390,079     3,608,443     2,198,061
Inventories.............................................      644,061       586,321       752,124
Rental equipment, net...................................   28,865,568    32,685,787    33,704,468
Property and equipment, net.............................    2,709,715     2,719,656     2,868,278
Other assets............................................      195,664       399,687       397,243
                                                          -----------   -----------   -----------
          Total assets..................................  $37,781,718   $41,002,438   $41,261,875
                                                          ===========   ===========   ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable......................................  $   974,322   $   793,087   $   883,350
  Accrued expenses and other liabilities................    1,059,130       539,020       328,848
  Debt..................................................   24,498,329    25,883,180    23,468,571
                                                          -----------   -----------   -----------
          Total liabilities.............................   26,531,781    27,215,287    24,680,769
                                                          -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 10)
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 500,000 shares authorized,
     207,650, 209,651 and 210,975 (unaudited) shares
     issued and outstanding at June 30, 1996, 1997 and
     March 31, 1998, respectively.......................      439,116       544,168       629,513
  Retained earnings.....................................   10,461,809    12,969,978    15,442,113
          Net unrealized gain on marketable
            securities..................................      349,012       273,005       509,480
                                                          -----------   -----------   -----------
          Total stockholders' equity....................   11,249,937    13,787,151    16,581,106
                                                          -----------   -----------   -----------
          Total liabilities and stockholders' equity....  $37,781,718   $41,002,438   $41,261,875
                                                          ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                        RAYMOND EQUIPMENT COMPANY, INC.

                              STATEMENTS OF INCOME

                                                                            FOR THE NINE MONTH PERIOD
                                              FOR THE YEAR ENDED JUNE 30,        ENDED MARCH 31,
                                              ---------------------------   -------------------------
                                                  1996           1997          1997          1998
                                              ------------   ------------   -----------   -----------
                                                                                   (UNAUDITED)
REVENUE:
  Equipment rentals.........................  $10,427,708    $11,997,902    $ 8,082,542   $ 9,113,745
  Sales of equipment, parts and supplies....    8,700,165      9,323,810      7,318,745     6,923,388
                                              -----------    -----------    -----------   -----------
                                               19,127,873     21,321,712     15,401,287    16,037,133
COST OF REVENUE:
  Cost of equipment rentals, excluding
     depreciation...........................    3,172,008      3,329,502      2,506,446     2,291,828
  Rental equipment depreciation.............    3,652,589      4,198,076      3,049,772     3,565,429
  Cost of sales of equipment, parts and
     supplies...............................    5,287,538      5,991,061      4,178,088     4,123,883
                                              -----------    -----------    -----------   -----------
                                               12,112,135     13,518,639      9,734,306     9,981,140
                                              -----------    -----------    -----------   -----------
          Gross profit......................    7,015,738      7,803,073      5,666,981     6,055,993
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..................................    2,361,132      2,837,207      1,865,711     1,952,962
NONRENTAL DEPRECIATION AND AMORTIZATION.....      147,637        182,783        150,571       167,226
                                              -----------    -----------    -----------   -----------
          Operating income..................    4,506,969      4,783,083      3,650,699     3,935,805
                                              -----------    -----------    -----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense..........................   (1,670,707)    (1,801,706)    (1,303,290)   (1,429,917)
  Interest income...........................       28,544         23,812         11,619        20,190
  Other, net................................       93,829        121,010        112,418       258,086
                                              -----------    -----------    -----------   -----------
          Total other expense, net..........   (1,548,334)    (1,656,884)    (1,179,253)   (1,151,641)
                                              -----------    -----------    -----------   -----------
          Net income........................    2,958,635      3,126,199      2,471,446     2,784,164
PRO FORMA PROVISION FOR INCOME TAXES........    1,239,454      1,306,480      1,044,578     1,169,665
                                              -----------    -----------    -----------   -----------
PRO FORMA NET INCOME........................  $ 1,719,181    $ 1,819,719    $ 1,426,868   $ 1,614,499
                                              ===========    ===========    ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        RAYMOND EQUIPMENT COMPANY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                NET
                                            COMMON STOCK                     UNREALIZED
                                        --------------------                  GAIN ON         TOTAL
                                        NUMBER OF               RETAINED     MARKETABLE   STOCKHOLDERS'
                                         SHARES      AMOUNT     EARNINGS     SECURITIES      EQUITY
                                        ---------   --------   -----------   ----------   -------------
BALANCE, July 1, 1995.................   202,880    $256,651   $ 8,595,607    $174,455     $ 9,026,713
  Issuance of common stock............     4,770     182,465            --          --         182,465
  Distributions to stockholders.......        --          --    (1,092,433)         --      (1,092,433)
  Net income..........................        --          --     2,958,635          --       2,958,635
  Net increase in unrealized gain on
     marketable securities............        --          --            --     174,557         174,557
                                         -------    --------   -----------    --------     -----------
BALANCE, June 30, 1996................   207,650     439,116    10,461,809     349,012      11,249,937
  Issuance of common stock............     2,001     105,052            --          --         105,052
  Distributions to stockholders.......        --          --      (618,030)         --        (618,030)
  Net income..........................        --          --     3,126,199          --       3,126,199
  Net decrease in unrealized gain on
     marketable securities............        --          --            --     (76,007)        (76,007)
                                         -------    --------   -----------    --------     -----------
BALANCE, June 30, 1997................   209,651     544,168    12,969,978     273,005      13,787,151
  Issuance of common stock
     (unaudited)......................     1,324      85,345            --          --          85,345
  Distributions to stockholders
     (unaudited)......................        --          --      (312,029)         --        (312,029)
  Net income (unaudited)..............        --          --     2,784,164          --       2,784,164
  Net increase in unrealized gain on
     marketable securities
     (unaudited)......................        --          --            --     236,475         236,475
                                         -------    --------   -----------    --------     -----------
BALANCE, March 31, 1998 (unaudited)...   210,975    $629,513   $15,442,113    $509,480     $16,581,106
                                         =======    ========   ===========    ========     ===========


  The accompanying notes to financial statements are an integral part of these statements.

                        RAYMOND EQUIPMENT COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                   FOR THE NINE MONTH PERIOD
                                                     FOR THE YEAR ENDED JUNE 30,        ENDED MARCH 31,
                                                     ---------------------------   --------------------------
                                                         1996           1997          1997           1998
                                                     ------------   ------------   -----------   ------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $  2,958,635   $  3,126,199   $ 2,471,446   $  2,784,164
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization..................     3,800,226      4,380,859     3,200,343      3,732,655
    Gain on sale of rental equipment...............    (1,540,076)    (1,385,381)   (1,195,800)      (867,733)
    Realized gain on sale of marketable
      securities...................................       (27,458)       (73,615)      (73,615)       (50,000)
    Charitable contribution marketable
      securities...................................            --        297,103            --             --
    Changes in operating assets and liabilities:
      Accounts receivable..........................       (83,880)      (218,364)    1,900,804      1,410,382
      Inventories..................................      (239,521)        57,740       103,038       (165,803)
      Other assets.................................        (3,724)      (204,023)       29,620          2,444
      Accounts payable.............................       497,168       (181,235)    1,210,542         90,263
      Accrued expenses and other liabilities.......        48,138       (520,110)     (784,978)      (210,172)
                                                     ------------   ------------   -----------   ------------
         Net cash provided by operating
           activities..............................     5,409,508      5,279,173     6,861,400      6,726,200
                                                     ------------   ------------   -----------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities...............      (490,000)            --            --             --
  Proceeds from the sale of marketable
    securities.....................................        99,997        150,000       150,000        150,000
  Purchases of rental equipment....................   (10,790,192)   (11,300,675)   (7,291,951)    (7,650,313)
  Purchases of property and equipment..............    (1,223,457)      (217,559)     (138,068)      (363,494)
  Proceeds from sale of rental equipment...........     4,258,338      4,678,959     4,295,084      3,947,732
  Proceeds from sale of property and equipment.....       173,075         13,637        13,637         33,850
                                                     ------------   ------------   -----------   ------------
         Net cash used in investing activities.....    (7,972,239)    (6,675,638)   (2,971,298)    (3,882,225)
                                                     ------------   ------------   -----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net of
    issuance costs.................................       182,465        105,052       105,052         85,345
  Proceeds from debt...............................    15,404,343     15,329,825     4,907,186      9,839,377
  Principal payments on debt.......................   (11,416,600)   (13,944,974)   (9,183,049)   (12,253,986)
  Distributions to stockholders....................    (1,092,433)      (618,030)     (246,761)      (312,029)
                                                     ------------   ------------   -----------   ------------
         Net cash provided by (used in) financing
           activities..............................     3,077,775        871,873    (4,417,572)    (2,641,293)
                                                     ------------   ------------   -----------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................       515,044       (524,592)     (527,470)       202,682
CASH AND CASH EQUIVALENTS, beginning of period.....       234,232        749,276       749,276        224,684
                                                     ------------   ------------   -----------   ------------
CASH AND CASH EQUIVALENTS, end of period...........  $    749,276   $    224,684   $   221,806   $    427,366
                                                     ============   ============   ===========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...........................  $  1,653,083   $  1,832,804   $ 1,364,318   $  1,407,413
                                                     ============   ============   ===========   ============

  The accompanying notes to financial statements are an integral part of these statements.

                        RAYMOND EQUIPMENT COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        JUNE 30, 1996 AND JUNE 30, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Raymond Equipment Company, Inc. (the "Company") was incorporated in the state of Kentucky in 1955. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise parts and supplies. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. At June 30, 1996 and 1997 and March 31, 1998 (unaudited), the Company had no cash equivalents.

  Marketable securities

     In accordance with the provisions of Statement of Financial Accounting Standards No. 115, unrealized gains and losses on investments available-for-sale (which are stated at quoted fair value) are included as a separate component of stockholders' equity. All of the Company's marketable securities are held as available-for-sale.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items. Inventories are stated at the lower of weighted average cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is two to ten years. Rental equipment is depreciated to a salvage value of zero to ten percent of cost. All rental equipment is capitalized at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management are as follows:

                                                               YEARS
                                                              -------
Buildings and improvements..................................  20 - 25
Automobiles and trucks......................................   3 - 7
Office furniture and fixtures...............................  5 - 10

                        RAYMOND EQUIPMENT COMPANY, INC.

     Ordinary maintenance and repair costs are charged to operations as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair value of financial instruments

     The carrying amount reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities and debt approximates fair value as of June 30, 1996 and 1997 and March 31, 1998 (unaudited).

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Income taxes

     The Company is an S corporation for income tax purposes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are proportionally included in the individual tax returns of the stockholders. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for informational purposes only. The pro forma provision for income tax has been provided at the estimated effective rate of 40% of taxable net income.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, marketable securities and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits and monitoring procedures.

                        RAYMOND EQUIPMENT COMPANY, INC.

  Interim financial information

     In the opinion of management, the unaudited financial information as of March 31, 1998 and for the nine month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that are necessary for a fair presentation of the results for the interim periods. The results of operations for the nine months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

3. MARKETABLE SECURITIES

     The cost and estimated market value of marketable securities are as follows:

                                                            JUNE 30,
                                                      ---------------------    MARCH 31,
                                                         1996        1997        1998
                                                      ----------   --------   -----------
                                                                              (UNAUDITED)
Cost................................................  $  878,343   $504,855    $404,855
Unrealized gains....................................     349,012    273,005     509,480
                                                      ----------   --------    --------
Estimated market value..............................  $1,227,355   $777,860    $914,335
                                                      ==========   ========    ========

4. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                         JUNE 30,
                                                 -------------------------    MARCH 31,
                                                    1996          1997           1998
                                                 -----------   -----------   ------------
                                                                             (UNAUDITED)
Rental equipment...............................  $35,794,948   $41,753,287   $ 44,188,277
Less -- accumulated depreciation...............   (6,929,380)   (9,067,500)   (10,483,809)
                                                 -----------   -----------   ------------
          Rental equipment, net................  $28,865,568   $32,685,787   $ 33,704,468
                                                 ===========   ===========   ============

5. PROPERTY AND EQUIPMENT

     Property and equipment and related accumulated depreciation consist of the following:

                                                           JUNE 30,
                                                   ------------------------    MARCH 31,
                                                      1996         1997          1998
                                                   ----------   -----------   -----------
                                                                              (UNAUDITED)
Furniture, fixtures and office equipment.........  $3,615,247   $ 3,740,810   $ 3,994,517
Less -- accumulated depreciation.................    (905,532)   (1,021,154)   (1,126,239)
                                                   ----------   -----------   -----------
          Property and equipment, net............  $2,709,715   $ 2,719,656   $ 2,868,278
                                                   ==========   ===========   ===========

                        RAYMOND EQUIPMENT COMPANY, INC.

6. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

                                                            JUNE 30,
                                                      ---------------------    MARCH 31,
                                                         1996        1997        1998
                                                      ----------   --------   -----------
                                                                              (UNAUDITED)
Payroll-related.....................................  $  769,254   $279,162    $ 39,308
Accrued interest....................................     129,231     64,308      86,812
Accrued property taxes..............................     123,830    161,723     200,066
Other...............................................      36,815     33,827       2,662
                                                      ----------   --------    --------
Accrued expenses and other liabilities..............  $1,059,130   $539,020    $328,848
                                                      ==========   ========    ========

7. DEBT

     Debt consists of the following:

                                                          JUNE 30,
                                                  -------------------------    MARCH 31,
                                                     1996          1997          1998
                                                  -----------   -----------   -----------
                                                                              (UNAUDITED)
Equipment notes, secured by equipment, interest
  at an average of approximately 8.00% payable
  in various monthly installments through March
  2002..........................................  $18,977,807   $21,303,549   $19,614,353
Two installment notes with a local bank, secured
  by property, interest at 8.00% and 9.00%,
  payable in various monthly installments
  through December 1998 and June 2006,
  respectively..................................    5,520,522     4,579,631     3,854,218
                                                  -----------   -----------   -----------
                                                  $24,498,329   $25,883,180   $23,468,571
                                                  ===========   ===========   ===========

     Maturities of the Company's debt at June 30, 1997 for the year ended June 30, are as follows:

1998........................................................  $10,670,581
1999........................................................    6,404,076
2000........................................................    6,489,429
2001........................................................    1,743,065
2002........................................................       95,915
Thereafter..................................................      480,114
                                                              -----------
          Total.............................................  $25,883,180
                                                              ===========

8. PROFIT SHARING PLAN

     The Company has a profit sharing plan the ("Plan") that covers substantially all employees. The Plan allows for discretionary employer contributions as determined by the Company's Board of Directors. Employer contributions for the years ended June 30, 1996 and 1997 and the nine months ended March 31, 1997 and 1998 were $150,000, $150,000, $150,000 (unaudited) and
$112,000 (unaudited), respectively.

                        RAYMOND EQUIPMENT COMPANY, INC.

9. COMMITMENTS AND CONTINGENCIES

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

10. SUBSEQUENT EVENT

     Effective May 7, 1998, the Company entered into a definitive agreement for the sale of all of the outstanding stock of the Company to NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To General Rental, Inc.:

We have audited the accompanying division balance sheet for the Florida Panhandle and Southeast Texas Divisions of General Rental, Inc. (a Delaware corporation) as of December 31, 1997, and the related statements of division operations, division equity and division cash flows for the year then ended. These division financial statements are the responsibility of the Divisions' management. Our responsibility is to express an opinion on these division financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the division financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the division financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall division financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the division financial statements referred to above present fairly, in all material respects, the financial position of the Florida Panhandle and Southeast Texas Divisions of General Rental, Inc. as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 29, 1998 (except with respect
  to the matter referred to in Note 11 as
  to which the date is July 10, 1998).

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                            DIVISION BALANCE SHEETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
ASSETS
Cash........................................................  $     7,550    $    10,100
Accounts receivable, net of allowance for doubtful accounts
  of $214,626 and $150,000 (unaudited) for December 31, 1997
  and June 30, 1998, respectively...........................    1,912,175      1,475,197
Inventories.................................................      381,576        246,764
Rental equipment, net.......................................   11,970,725     11,303,294
Property and equipment, net.................................      392,292        361,013
Goodwill, net...............................................    2,067,955      2,032,317
Non-compete agreements, net.................................    1,390,000      1,232,000
Prepaid expenses and other assets...........................       19,402         20,970
                                                              -----------    -----------
          Total assets......................................  $18,141,675    $16,681,655
                                                              ===========    ===========

LIABILITIES AND DIVISION EQUITY
LIABILITIES:
  Accounts payable..........................................  $ 1,462,325    $ 1,138,944
  Accrued expenses and other liabilities....................    1,837,982      1,811,321
  Revolver debt.............................................    4,125,533      4,125,533
  Notes payable.............................................    8,648,739      7,750,466
                                                              -----------    -----------
          Total liabilities.................................   16,074,579     14,826,264
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 8, 9 and 11)
DIVISION EQUITY.............................................    2,067,096      1,855,391
                                                              -----------    -----------
          Total liabilities and division equity.............  $18,141,675    $16,681,655
                                                              ===========    ===========

The accompanying notes to division financial statements are an integral part of these division balance sheets.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                       STATEMENTS OF DIVISION OPERATIONS


                                                                                 FOR THE SIX MONTH
                                                           FOR THE YEAR        PERIOD ENDED JUNE 30,
                                                               ENDED         -------------------------
                                                         DECEMBER 31, 1997      1997          1998
                                                         -----------------   -----------   -----------
                                                                                    (UNAUDITED)
REVENUE:
  Equipment rentals....................................     $7,238,033       $2,172,055    $4,494,090
  Sales of equipment, parts and supplies...............      1,875,624          639,036       656,426
                                                            ----------       ----------    ----------
          Total revenue................................      9,113,657        2,811,091     5,150,516
COST OF REVENUE:
  Cost of equipment rentals, excluding depreciation....      4,017,826        1,077,561     2,519,531
  Rental equipment depreciation........................        941,665          333,806       588,669
  Cost of sales of equipment, parts and supplies.......      1,203,840          402,124       203,817
                                                            ----------       ----------    ----------
          Total cost of revenue........................      6,163,331        1,813,491     3,312,017
                                                            ----------       ----------    ----------
          Gross profit.................................      2,950,326          997,600     1,838,499
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........      1,494,933          505,994       639,828
NONRENTAL DEPRECIATION AND AMORTIZATION................        407,605           87,086       197,025
                                                            ----------       ----------    ----------
          Operating income.............................      1,047,788          404,520     1,001,646
INTEREST EXPENSE.......................................        703,775          211,895       381,442
                                                            ----------       ----------    ----------
          Income before provision for income taxes.....        344,013          192,625       620,204
PROVISION FOR INCOME TAXES.............................        137,605           77,050       256,082
                                                            ----------       ----------    ----------
NET INCOME.............................................     $  206,408       $  115,575    $  364,122
                                                            ==========       ==========    ==========


The accompanying notes to division financial statements are an integral part of these division statements.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                         STATEMENTS OF DIVISION EQUITY

                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE

                SIX MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED)


BALANCE, December 31, 1996..................................  $1,326,099
  Net income................................................     206,408
  Net transfers from corporate..............................     534,589
                                                              ----------
BALANCE, December 31, 1997..................................   2,067,096
  Net income (unaudited)....................................     364,122
  Net distributions to corporate (unaudited)................    (575,827)
                                                              ----------
BALANCE, June 30, 1998 (unaudited)..........................  $1,855,391
                                                              ==========


The accompanying notes to division financial statements are an integral part of these division statements.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                       STATEMENTS OF DIVISION CASH FLOWS


                                                     FOR THE YEAR           FOR THE SIX MONTH
                                                         ENDED          PERIOD ENDED JUNE 30,-----
                                                   DECEMBER 31, 1997       1997           1998
                                                   -----------------    -----------    -----------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................     $   206,408       $   115,575    $   364,122
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization...............       1,349,270           420,892        816,694
     Gain on sale of rental equipment............        (221,170)           (8,616)       (34,877)
     Changes in operating assets and liabilities:
       Accounts receivable.......................        (705,914)         (335,340)       436,978
       Inventories...............................         (91,421)          (24,755)       134,812
       Prepaid expenses and other assets.........         (19,402)         (102,552)        (1,568)
       Accounts payable..........................         368,097           286,347       (323,381)
       Accrued expenses and other liabilities....         243,240           120,067        (26,661)
                                                      -----------       -----------    -----------
          Total adjustments......................         922,700           356,043      1,001,997
                                                      -----------       -----------    -----------
          Net cash provided by operating
            activities...........................       1,129,108           471,618      1,366,119
                                                      -----------       -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash used in acquisitions......................      (4,125,533)       (2,535,956)            --
  Purchases of rental equipment..................      (4,191,992)       (2,197,735)       (71,362)
  Purchases of property and equipment............        (167,407)               --         (3,108)
  Proceeds from sale of rental equipment.........         695,353           136,616        185,001
                                                      -----------       -----------    -----------
     Net cash provided by (used in) investing
       activities................................      (7,789,579)       (4,597,075)       110,531
                                                      -----------       -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolver debt....................       4,125,533         2,535,956             --
  Proceeds from notes payable....................       3,735,697         1,903,638             --
  Repayments of notes payable....................      (1,729,748)         (334,410)      (898,273)
  Net transfers from (distributions to)
     corporate...................................         534,589            21,623       (575,827)
                                                      -----------       -----------    -----------
          Net cash provided by (used in)
            financing activities.................       6,666,071         4,126,807     (1,474,100)
                                                      -----------       -----------    -----------
NET INCREASE IN CASH.............................           5,600             1,350          2,550
CASH, beginning of period........................           1,950             1,950          7,550
                                                      -----------       -----------    -----------
CASH, end of period..............................     $     7,550       $     3,300    $    10,100
                                                      ===========       ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest......................     $   703,775       $   211,895    $   585,442
                                                      ===========       ===========    ===========


The accompanying notes to division financial statements are an integral part of these division statements.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                     NOTES TO DIVISION FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION

     General Rental, Inc. ("General"), a Delaware corporation, was incorporated in 1996. General operates through various geographical divisions including the Florida Panhandle and Southeast Texas Divisions (the "Divisions"). The Divisions consist of six stores in the Florida Panhandle and seven stores in Texas. The principal business of the Divisions is rental of a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies and others in Florida and Texas. The Divisions also engage in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Divisions' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited division balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying division financial statements include only the Florida Panhandle and Southeast Texas Divisions of General. These division financial statements were carved out of the financial statements of General on a specific identification basis or by using the following allocations, as required.

  Allocations

     The accompanying division balance sheets and statements of division operations include allocations of certain liabilities and expenses where specific identification is not practicable. Management of the Divisions believes that the following allocation methods used are reasonable:


FINANCIAL STATEMENT CAPTION                        ALLOCATION METHOD
---------------------------                        -----------------
- Accounts payable             - Portion based on the percentage of revenues related to
                                 the Divisions
- Accrued expenses and         - Portion based on the percentage of revenues or debt
  other liabilities              related to the Divisions
- Revolver debt                - Based on the cash required for acquisitions (see Note 3)
- Notes payable                - Based on the percentage of rental equipment financed
                                 related to the Divisions
- Selling, general and         - Portion based on the percentage of revenues related to
  administrative expenses        the Divisions
- Interest expense             - Based on the average debt balance allocated to the
                                 Divisions using an average interest rate of 9.5%
- Provision for income         - Provided at an assumed income tax rate of 40%, no
  taxes                          benefit is recorded for losses



  Inventories



     Inventories consist of equipment and parts. New equipment and parts inventories are stated at the lower of average cost or market.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment on a straight-line basis. The range of useful lives estimated by management for rental equipment is three to ten years. Rental equipment is depreciated to a salvage value of 20% of cost. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term. Earned but not billed revenue included in accounts receivable was $221,206 at December 31, 1997 and $269,193 (unaudited) at June 30, 1998, respectively.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using a straight-line basis. The range of useful lives estimated by management for property and equipment is three to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Long-lived assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " requires that long-lived assets, including certain identifiable intangibles and the goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. Management has reviewed the long-lived assets of the Divisions and has determined that there are no events requiring impairment loss recognition.

  Fair value of financial instruments

     The carrying amounts for accounts receivable, accounts payable and accrued expenses and other liabilities is not significantly different than fair value due to the short-term nature of these accounts. The fair value of revolver debt and notes payable is determined using current applicable interest rates for similar instruments as of December 31, 1997 and June 30, 1998 (unaudited) and is not significantly different than the carrying value of such debt.

  Division equity

     Division equity represents the difference between division assets and division liabilities. Changes in division equity result from operating results of the Divisions and any net transfers from or net distributions to corporate. These transfers and distributions to and from corporate consist mainly of funding for operating losses, funding of purchases of rental equipment and fixed assets, funding of debt service costs and distributions of excess cash.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

  Concentrations of credit risk

     Financial instruments that potentially subject the Divisions to significant concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Divisions' customer base. No single customer represents greater than 10% of total accounts receivable. The Divisions control credit risk through credit approvals, credit limits, and monitoring, generally without requiring collateral.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the division financial statements and accompanying notes. Actual results could differ from those estimates.

  Interim financial information

     In the opinion of management, the unaudited interim financial information as of June 30, 1998 and for the six month periods ended June 30, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire year.

3. ACQUISITIONS

     During 1997, General purchased the assets and assumed certain liabilities of stores (the "Acquired Stores") which are included in the division financial statements beginning on their dates of acquisition. The acquisitions of the Acquired Stores were accounted for under the purchase method. As a result, the Divisions recorded approximately $1.0 million of goodwill and $1.4 million of non-compete agreement costs. The assets and liabilities of the Acquired Stores at their dates of acquisition are as follows:

Accounts receivable, net of allowance for doubtful accounts
  of $27,361................................................  $   932,877
Inventories.................................................       45,000
Prepaid expenses and other assets...........................      100,000
Rental equipment............................................    6,780,603
Property and equipment......................................       51,760
Goodwill....................................................      977,833
Non-compete agreements......................................    1,430,000
Accounts payable............................................     (348,726)
Accrued expenses and other liabilities......................   (1,386,018)
Notes payable...............................................   (4,457,796)
                                                              -----------
          Cash paid for acquisitions........................  $ 4,125,533
                                                              ===========

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

4. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                            DECEMBER 31,     JUNE 30,
                                                                1997           1998
                                                            ------------    -----------
                                                                            (UNAUDITED)
Rental equipment..........................................  $12,959,442     $12,771,707
Less -- accumulated depreciation..........................     (988,717)     (1,468,413)
                                                            -----------     -----------
          Rental equipment, net...........................  $11,970,725     $11,303,294
                                                            ===========     ===========

5. PROPERTY AND EQUIPMENT

     Property and equipment and related accumulated depreciation consist of the following:

                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
Property and equipment......................................   $ 507,909       $ 510,975
Less -- accumulated depreciation............................    (115,617)       (149,962)
                                                               ---------       ---------
          Property and equipment, net.......................   $ 392,292       $ 361,013
                                                               =========       =========

6. INTANGIBLE ASSETS

     Goodwill and related accumulated amortization consist of the following:

                                                             DECEMBER 31,     JUNE 30,
                                                                 1997           1998
                                                             ------------    -----------
                                                                             (UNAUDITED)
Goodwill...................................................   $2,138,270     $2,138,270
Less -- accumulated amortization...........................      (70,315)      (105,953)
                                                              ----------     ----------
          Goodwill, net....................................   $2,067,955     $2,032,317
                                                              ==========     ==========

     Goodwill amortization expense was $47,930 for the year ended December 31, 1997 and $31,841 (unaudited) and $35,638 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

     Non-compete agreements and related accumulated amortization consist of the following:

                                                             DECEMBER 31,     JUNE 30,
                                                                 1997           1998
                                                             ------------    -----------
                                                                             (UNAUDITED)
Non-compete agreements.....................................   $1,580,000     $1,580,000
Less -- accumulated amortization...........................     (190,000)      (348,000)
                                                              ----------     ----------
          Non-compete agreements, net......................   $1,390,000     $1,232,000
                                                              ==========     ==========

     Non-compete agreements amortization expense was $187,500 for the year ended December 31, 1997 and $38,333 (unaudited) and $158,000 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

     Goodwill and non-compete agreements are amortized over their estimated useful lives of 30 years and 5 years, respectively.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

7. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consist of the following:

                                                             DECEMBER 31,     JUNE 30,
                                                                 1997           1998
                                                             ------------    -----------
                                                                             (UNAUDITED)
Payroll-related accrued expenses...........................   $  181,893     $  179,255
Non-payroll tax-related accrued expenses...................      144,484        142,388
Non-compete agreement liabilities..........................    1,353,412      1,333,780
Other......................................................      158,193        155,898
                                                              ----------     ----------
          Accrued expenses and other liabilities...........   $1,837,982     $1,811,321
                                                              ==========     ==========

8. REVOLVER DEBT AND NOTES PAYABLE

     The revolver debt and notes payable have been allocated from General as discussed in Note 2. All assets of the Divisions are pledged as collateral for General's debt. As a result of cash flow difficulties at General, all such debt is currently in default and is due on demand. The interest rate on such debt was at a variable rate for the revolver debt and a fixed rate for the notes payable, and approximated 9.5% for all periods presented in the accompanying division financial statements.

9. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Divisions lease rental equipment, real estate, vehicles and certain office equipment under noncancelable operating leases. These leases expire at various dates through January 31, 2011. Certain real estate leases require the Divisions to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

1998........................................................  $  764,393
1999........................................................     732,495
2000........................................................     782,424
2001........................................................     449,930
2002........................................................     157,550
Thereafter..................................................     339,099
                                                              ----------
                                                              $3,225,891
                                                              ==========

     Rent expense under noncancelable operating leases was $567,163 for the year ended December 31, 1997 and $149,127 (unaudited) and $365,104 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

10. EMPLOYEE BENEFIT PLAN

     The Divisions participate in a 401(k) plan (the "Plan") which covers certain full-time employees over 21 years old who have worked a minimum of one year for the Divisions. The Plan is funded by employee deferrals of income and matching contributions by the Divisions of $.50 per $1.00 up to a matching contribution of 3% of a participant's compensation. The Divisions' matching

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

contributions totaled $8,000 for the year ended December 31, 1997, and $1,881 (unaudited) and $5,565 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

11. SUBSEQUENT EVENT

     In May 1998, General entered into a definitive agreement to sell the assets of the Divisions to NationsRent, Inc., an unrelated third party, in exchange for cash and the assumption of certain accrued liabilities. General's management intends to utilize the proceeds of the sale to reduce its debt obligations. Such transaction was completed on July 10, 1998.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Associated Rental Equipment Management Company, Inc.:

     We have audited the accompanying balance sheets of Associated Rental Equipment Management Company, Inc. (a Texas Corporation) as of December 31, 1996 and 1997, and the related statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Rental Equipment Management Company, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  June 11, 1998.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                         -------------------------    JUNE 30,
                                                            1996          1997          1998
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
ASSETS
Cash and cash equivalents..............................  $   337,694   $   828,345   $   857,453
Accounts receivable, net of allowances for doubtful
  accounts of $553,000, $461,000 and $558,000
  (unaudited) for 1996, 1997 and 1998, respectively....    2,904,093     4,436,887     4,318,353
Due from stockholder...................................      315,000        75,000        75,000
Marketable securities..................................    2,235,030     2,612,642     2,897,167
Inventories............................................    1,111,530     1,914,717            --
Prepaid expenses and other assets......................      251,809       573,934     1,223,658
Rental equipment, net..................................   35,287,240    59,982,594    77,127,029
Property and equipment, net............................    2,561,625     4,975,581     6,567,816
                                                         -----------   -----------   -----------
          Total assets.................................  $45,004,021   $75,399,700   $93,066,476
                                                         ===========   ===========   ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Accounts payable.....................................  $ 1,156,178   $ 2,027,383   $ 1,552,768
  Accrued expenses and other liabilities...............    2,362,396     2,915,667     2,974,918
  Debt.................................................   36,017,937    61,598,630    78,601,281
                                                         -----------   -----------   -----------
     Total liabilities.................................   39,536,511    66,541,680    83,128,967
                                                         -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES
  (Notes 7, 8 and 11)
STOCKHOLDER'S EQUITY:
  Common stock -- no par value; 1,000 shares
     authorized, issued and outstanding................        1,000         1,000         1,000
  Paid-in capital......................................       25,134        25,134        25,134
  Unrealized gains on marketable securities............       27,934        96,677       331,546
  Retained earnings....................................    5,413,442     8,735,209     9,579,829
                                                         -----------   -----------   -----------
          Total stockholder's equity...................    5,467,510     8,858,020     9,937,509
                                                         -----------   -----------   -----------
          Total liabilities and stockholder's equity...  $45,004,021   $75,399,700   $93,066,476
                                                         ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                              STATEMENTS OF INCOME

                                                                          FOR THE SIX-MONTH PERIOD
                                    FOR THE YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                                ---------------------------------------   -------------------------
                                   1995          1996          1997          1997          1998
                                -----------   -----------   -----------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
REVENUE:
  Equipment rentals...........  $20,726,189   $18,930,099   $24,261,338   $10,095,345   $15,241,684
  Sales of equipment..........    4,167,919     4,827,389    16,527,647    8,809,907      7,431,821
                                -----------   -----------   -----------   -----------   -----------
                                 24,894,108    23,757,488    40,788,985   18,905,252     22,673,505
                                -----------   -----------   -----------   -----------   -----------
COST OF REVENUE:
  Cost of equipment rentals,
     excluding depreciation...    2,390,006     2,341,976     4,972,991    2,733,388      4,999,032
  Rental equipment
     depreciation.............    5,867,435     6,369,939     8,625,665    4,604,572      5,815,385
  Cost of sales of
     equipment................    3,041,939     4,233,657    13,463,673    6,483,611      5,698,587
                                -----------   -----------   -----------   -----------   -----------
                                 11,299,380    12,945,572    27,062,329   13,821,571     16,513,004
                                -----------   -----------   -----------   -----------   -----------
          Gross profit........   13,594,728    10,811,916    13,726,656    5,083,681      6,160,501
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.....    8,114,872     6,751,686     6,144,202    1,593,754      2,250,012
NON-RENTAL DEPRECIATION AND
  AMORTIZATION................      300,697       385,806       466,240      213,577        239,523
                                -----------   -----------   -----------   -----------   -----------
          Operating income....    5,179,159     3,674,424     7,116,214    3,276,350      3,670,966
                                -----------   -----------   -----------   -----------   -----------
OTHER (EXPENSE) INCOME:
  Investment earnings.........       62,767       227,717       344,301       19,762         71,713
  Interest expense............   (2,290,370)   (2,803,824)   (3,748,335)  (1,737,625)    (2,803,998)
  Other, net..................      (66,316)      (14,093)       13,358       16,735          5,939
                                -----------   -----------   -----------   -----------   -----------
          Other (expense)
            income, net.......   (2,293,919)   (2,590,200)   (3,390,676)  (1,701,128)    (2,726,346)
                                -----------   -----------   -----------   -----------   -----------
          Income before
            benefit for income
            taxes.............    2,885,240     1,084,224     3,725,538    1,575,222        944,620
BENEFIT FOR INCOME TAXES......     (836,000)           --            --           --             --
                                -----------   -----------   -----------   -----------   -----------
NET INCOME....................    3,721,240     1,084,224     3,725,538    1,575,222        944,620
PRO FORMA PROVISION FOR INCOME
  TAXES.......................    1,990,096       433,690     1,490,215      890,088        377,848
                                -----------   -----------   -----------   -----------   -----------
PRO FORMA NET INCOME..........  $ 1,731,144   $   650,534   $ 2,235,323   $  685,134    $   566,772
                                ===========   ===========   ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY


                                                          COMMON STOCK
                                                          NO PAR VALUE
                                                       ------------------             UNREALIZED
                                                        NUMBER              PAID-IN    GAINS ON     RETAINED
                                                       OF SHARES   AMOUNT   CAPITAL   SECURITIES    EARNINGS       TOTAL
                                                       ---------   ------   -------   ----------   ----------   -----------
BALANCE, January 1, 1995.............................    1,000     $1,000   $25,134    $     --    $1,144,683   $ 1,170,817
  Net income.........................................       --        --         --          --     3,721,240     3,721,240
                                                         -----     ------   -------    --------    ----------   -----------
BALANCE, December 31, 1995...........................    1,000     1,000     25,134          --     4,865,923     4,892,057
  Unrealized gains on marketable securities..........       --        --         --      27,934            --        27,934
  Dividends to stockholder...........................       --        --         --          --      (536,705)     (536,705)
  Net income.........................................       --        --         --          --     1,084,224     1,084,224
                                                         -----     ------   -------    --------    ----------   -----------
BALANCE, December 31, 1996...........................    1,000     1,000     25,134      27,934     5,413,442     5,467,510
  Unrealized gains on marketable securities..........       --        --         --      68,743            --        68,743
  Dividends to stockholder...........................       --        --         --          --      (403,771)     (403,771)
  Net income.........................................       --        --         --          --     3,725,538     3,725,538
                                                         -----     ------   -------    --------    ----------   -----------
BALANCE, December 31, 1997...........................    1,000     1,000     25,134      96,677     8,735,209     8,858,020
  Unrealized gains on marketable securities
    (unaudited)......................................       --        --         --     234,869            --       234,869
  Dividends to stockholder (unaudited)...............       --        --         --          --      (100,000)     (100,000)
  Net income (unaudited).............................       --        --         --          --       944,620       944,620
                                                         -----     ------   -------    --------    ----------   -----------
BALANCE, June 30, 1998 (unaudited)...................    1,000     $1,000   $25,134    $331,546    $9,579,829   $ 9,937,509
                                                         =====     ======   =======    ========    ==========   ===========


  The accompanying notes to financial statements are an integral part of these statements.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                 FOR THE SIX-MONTH PERIOD
                                                        FOR THE YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                                                   ------------------------------------------   ---------------------------
                                                       1995           1996           1997           1997           1998
                                                   ------------   ------------   ------------   ------------   ------------
                                                                                                (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $  3,721,240   $  1,084,224   $  3,725,538   $  1,575,222   $    944,620
  Adjustments to reconcile net income to net cash
    provided by operating activities --
    Depreciation and amortization................     6,168,132      6,755,745      9,091,905      4,818,149      6,054,908
    Gain on sale of rental equipment.............    (1,125,980)      (593,732)    (3,063,974)    (2,326,296)    (1,733,234)
    Changes in operating assets and liabilities:
      Accounts receivable........................      (259,253)       182,134     (1,532,794)      (871,313)       118,534
      Prepaid expenses and other assets..........      (117,912)       (45,002)      (322,125)      (257,201)      (649,724)
      Accounts payable...........................      (679,218)       351,343        871,205        (93,614)      (474,615)
      Accrued expenses and other liabilities.....       199,573        (73,953)       553,271        687,236         59,251
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by operating
          activities.............................     7,906,582      7,660,759      9,323,026      3,532,183      4,319,740
                                                   ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............      (641,045)    (1,548,066)    (2,880,196)    (2,066,946)    (1,831,758)
  Proceeds from sale of rental equipment.........     4,167,919      4,827,389     16,527,647      8,809,907      7,431,821
  Marketable securities..........................        16,954     (2,207,096)      (308,869)        (7,481)       (49,656)
                                                   ------------   ------------   ------------   ------------   ------------
    Net cash provided by investing activities....     3,543,828      1,072,227     13,338,582      6,735,480      5,550,407
                                                   ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt.............................       469,999      1,718,414     12,326,137      2,521,625      4,305,120
  Repayments of debt.............................   (10,671,000)   (11,758,122)   (34,333,323)   (12,261,899)   (14,046,159)
  Dividends to stockholder.......................            --       (536,705)      (403,771)            --       (100,000)
  Due from stockholder...........................      (191,450)        18,133        240,000             --             --
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash used in financing activities....   (10,392,451)   (10,558,280)   (22,170,957)    (9,740,274)    (9,841,039)
                                                   ------------   ------------   ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................     1,057,959     (1,825,294)       490,651        527,389         29,108
CASH AND CASH EQUIVALENTS, beginning of period...     1,105,029      2,162,988        337,694        337,694        828,345
                                                   ------------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of period.........  $  2,162,988   $    337,694   $    828,345   $    865,083   $    857,453
                                                   ============   ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest, net of capitalization
      of $150,000 in 1997........................  $  2,290,405   $  2,798,349   $  3,419,630   $  1,616,841   $  2,941,867
                                                   ============   ============   ============   ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
    Rental equipment financing with debt.........  $  7,846,334   $ 17,830,405   $ 47,587,879   $ 24,585,645   $ 26,743,690
                                                   ============   ============   ============   ============   ============
    Transfers of rental equipment to (from)
      inventory, net.............................  $         --   $  1,111,530   $    803,187   $     14,119   $ (1,914,717)
                                                   ============   ============   ============   ============   ============

  The accompanying notes to financial statements are an integral part of these statements.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Associated Rental Equipment Management Company, Inc. (the "Company") was incorporated on July 28, 1989 in the state of Texas. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies and others in the states of Texas and Louisiana. The Company also engages in related activities such as selling used rental equipment. The nature of the Company's business is such that short-term obligations are typically met by cash flows generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1996 and 1997 and June 30, 1998 (unaudited), the Company had no cash equivalents.

  Marketable Securities

     In accordance with the provisions of Statement of Financial Accounting Standards No. 115, unrealized gains and losses on investments available-for-sale (which are stated at quoted fair value) are included as a separate component of stockholder's equity. All of the Company's marketable securities are held as available-for-sale.

  Inventories

     Inventories consist of used rental equipment held for resale and are stated at the lower of cost or market.

  Rental Equipment

     Rental equipment is recorded at cost and depreciated to zero salvage value over the estimated useful lives of the equipment on a straight-line basis. The average useful life estimated by management for rental equipment is seven years. Ordinary maintenance and repair costs are charged to operations as incurred. Significant improvements that extend the useful life of rental equipment are capitalized.

  Revenue Recognition

     Revenue related to the sale of rental equipment is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using accelerated methods. The range of useful lives estimated by management for property and equipment is five to forty years. Property and equipment is depreciated to a salvage value of zero to twenty percent. Ordinary maintenance and repair costs are charged to operations as incurred. Interest costs incurred during the construction period are capitalized in accordance with generally accepted accounting principles.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

  Impairment of Long-Lived Assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair Value of Financial Instruments

     The carrying amounts reported in the accompanying balance sheets for accounts receivable, due from stockholder, accounts payable, accrued expenses and other liabilities approximate fair value due to the short-term nature of these accounts. The fair value of debt is determined using current interest rates for similar instruments as of December 31, 1996 and 1997 and June 30, 1998 (unaudited) and approximates the carrying value of these obligations due to the fact that the underlying instruments bear interest at market rates or include provisions to adjust note balances and interest rates to approximate fair market value.

  Income Taxes

     The Company has been an S corporation for income tax purposes since January 1, 1995. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax return of the stockholder. Therefore, no historical provision or liability for Federal and state income taxes has been included in the accompanying financial statements for the years ended December 31, 1996 and 1997.

     Included in the accompanying statement of income for the year ended December 31, 1995 is a benefit for income taxes of $836,000, which represents the reversal of the deferred income tax liability balance as of December 31, 1994 due to the change in the Company's tax status to an S corporation. The deferred income tax liability as of December 31, 1994 arose due to the use of accelerated depreciation methods for income tax reporting purposes.

     An enterprise that changes from taxable C corporation status to nontaxable S corporation status should continue to recognize a deferred tax liability to the extent that the enterprise would be subject to a corporate-level tax on net unrecognized built-in gains, as defined by Federal tax rules. At the time of the change in tax status, the Company determined that it had no net unrecognized built-in gains.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for informational purposes only. The pro forma provision for income taxes has been provided so that the estimated effective Federal and state income rate will be 40% for all periods presented.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Interim Financial Information

     In the opinion of management, the unaudited financial information as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 furnished herein reflects all adjustments, consisting of normal recurring accruals that are necessary for a fair presentation of the results for the interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire year.

  Comprehensive Income

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes standards for reporting and display of comprehensive income. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. Comprehensive income was $3,721,240, $1,112,158, $3,794,281, $1,774,539 (unaudited) and $1,179,489 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

3. MARKETABLE SECURITIES

     The cost and estimated fair market value of marketable securities are as follows:

                                                        DECEMBER 31,
                                                   -----------------------    JUNE 30,
                                                      1996         1997         1998
                                                   ----------   ----------   -----------
                                                                             (UNAUDITED)
Cost.............................................  $2,207,096   $2,515,965   $2,565,621
Unrealized gains.................................      27,934       96,677      331,546
                                                   ----------   ----------   ----------
Estimated market value...........................  $2,235,030   $2,612,642   $2,897,167
                                                   ==========   ==========   ==========

     The Company uses the specific identification method to determine cost of securities upon sale. The net change in unrealized appreciation on the securities available for sale of $27,934, $68,743 and $234,869 (unaudited) for the years ended December 31, 1996 and 1997 and the six-month period ended June 30, 1998, respectively, has been reflected in the accompanying statements of stockholder's equity.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

4. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consists of the following:

                                                      DECEMBER 31,
                                               ---------------------------     JUNE 30,
                                                   1996           1997           1998
                                               ------------   ------------   ------------
                                                                             (UNAUDITED)
Rental equipment.............................  $ 46,551,847   $ 69,017,032   $ 88,319,802
Less -- accumulated depreciation.............   (11,264,607)    (9,034,438)   (11,192,773)
                                               ------------   ------------   ------------
          Rental equipment, net..............  $ 35,287,240   $ 59,982,594   $ 77,127,029
                                               ============   ============   ============

     Net rental equipment under rental equipment financing obligations was $27,801,496, $43,501,198 and $63,116,616 (unaudited) as of December 31, 1996 and
1997 and June 30, 1998, respectively.

5. PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:

                                                                DECEMBER 31,
                                                           -----------------------    JUNE 30,
                                                              1996         1997         1998
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
Land.....................................................  $       --   $  144,013   $  144,013
Buildings................................................      39,244    2,703,212    2,696,472
Leaseholds...............................................     553,616      980,102      963,847
Furniture and fixtures...................................     206,051      383,720      383,720
Machinery and equipment..................................     120,912      171,876      194,876
Vehicles.................................................   1,915,599    2,175,748    2,650,465
Construction in process..................................     849,507           --    1,410,878
                                                           ----------   ----------   ----------
                                                            3,684,929    6,558,671    8,444,271
Less -- accumulated depreciation and amortization........  (1,123,304)  (1,583,090)  (1,876,455)
                                                           ----------   ----------   ----------
  Property and equipment, net............................  $2,561,625   $4,975,581   $6,567,816
                                                           ==========   ==========   ==========

     Buildings include structures and improvements constructed on land that is leased from the stockholder (see Note 9). Interest costs of $150,000 were capitalized in 1997.

6. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities are as follows:

                                                                DECEMBER 31,
                                                           -----------------------    JUNE 30,
                                                              1996         1997         1998
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
Accrued payroll and related expenses.....................  $  125,334   $  161,089   $   67,086
Interest accrual.........................................      25,440      354,145      216,276
Accrued taxes............................................   1,621,679    1,293,892    1,229,114
Bank overdrafts..........................................     584,740    1,096,046    1,435,826
Other....................................................       5,203       10,495       26,616
                                                           ----------   ----------   ----------
          Total accrued expenses and other liabilities...  $2,362,396   $2,915,667   $2,974,918
                                                           ==========   ==========   ==========

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

7. DEBT

     Debt consists of the following:

                                                               DECEMBER 31,
                                                         -------------------------    JUNE 30,
                                                            1996          1997          1998
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
LINES OF CREDIT:
Rental equipment financing line of credit from a
  financing company with borrowings up to $4,000,000
  (increased to $5,484,000 on March 26, 1998); interest
  at 1.25% over the greater of prime or commercial
  paper rates (changed to 3.25% over the commercial
  paper rate effective March 26, 1998) and payable
  monthly; collateralized by equipment held for sale
  and personally guaranteed by the stockholder.........  $        --   $ 2,258,900   $    55,188
Working capital line of credit from a bank with
  borrowings up to $2,000,000; interest at prime plus
  1/2% with interest payable monthly; collateralized by
  accounts receivable, inventory and property and
  equipment and personally guaranteed by the
  stockholder; the underlying credit agreement expires
  September 1, 1998....................................      768,207     1,231,407     1,607,907
Working capital line of credit from a financial
  services institution with borrowings up to
  $2,000,000; interest at 2.40% over the 30-day
  commercial paper rate; collateralized by marketable
  securities; the underlying credit agreement expires
  October 31, 1999.....................................           --            --            --
                                                         -----------   -----------   -----------
          Subtotal.....................................      768,207     3,490,307     1,663,095
NOTES PAYABLE:
Various notes payable, secured by equipment, payable in
  monthly principal and interest installments; interest
  ranging from 3.99% to 7.9%; due between April 1997
  and January 2002.....................................    8,055,522    15,364,724    14,480,226

                                  (CONTINUED)

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                                  (CONTINUED)

                                                               DECEMBER 31,
                                                         -------------------------    JUNE 30,
                                                            1996          1997          1998
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
RENTAL EQUIPMENT FINANCING OBLIGATIONS:
Rental equipment financing obligations, secured by
  equipment, payable in monthly installments,
  capitalized at the Company's incremental borrowing
  rate of approximately 8%, due between January 1998
  and October 2002.....................................   27,194,208    42,743,599    62,457,960
                                                         -----------   -----------   -----------
          Total debt...................................  $36,017,937   $61,598,630   $78,601,281
                                                         ===========   ===========   ===========

     Maturities of the Company's debt at December 31, 1997 for the years ended December 31, are as follows:

                                                            RENTAL EQUIPMENT
                                                               FINANCING
                          LINES OF CREDIT   NOTES PAYABLE     OBLIGATIONS         TOTAL
                          ---------------   -------------   ----------------   -----------
1998....................    $ 3,490,307      $ 4,069,770      $30,934,508      $38,494,585
1999....................             --        5,271,727        6,446,122       11,717,849
2000....................             --        4,058,990        5,393,486        9,452,476
2001....................             --        1,951,908        4,114,374        6,066,282
2002....................             --           12,329        1,863,571        1,875,900
                            -----------      -----------      -----------      -----------
                            $ 3,490,307      $15,364,724       48,752,061       67,607,092
                            ===========      ===========
     Less amount representing interest                         (6,008,462)      (6,008,462)
                                                              -----------      -----------
                                                              $42,743,599      $61,598,630
                                                              ===========      ===========

     Each of the above lines of credit agreements subject the Company to certain restrictive covenants including financial ratios, minimum net worth requirements and payment of dividend restrictions. As of December 31, 1997, the Company was not in compliance with certain of these restrictive covenants. The existence of these events of default permits the lenders to take certain actions, including increasing interest rates and accelerating repayment of the debt obligations. Although the lenders have not exercised any of these rights, there is no assurance that they will not do so in the future.

     Rental equipment financing obligations include leases and rental purchase option agreements, both of which meet the criteria for treatment as capital leases under generally accepted accounting principles. The rental purchase option agreements are noncancellable and have terms up to one year. Substantially all rental equipment is purchased during or at the conclusion of the option period and subsequently refinanced through third party leasing arrangements with terms up to 60 months.

     Interest expense related to rental equipment under rental equipment financing leases for the years ended December 31, 1995, 1996 and 1997 and for the six month period ended June 30, 1998 was $1,884,180, $2,142,810, $2,746,663 and $2,219,911 (unaudited), respectively.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

8. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases real estate, certain office equipment and vehicles under noncancelable operating leases. These leases expire at various dates through September 30, 2002. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

1998.............................................  $  396,813
1999.............................................     414,886
2000.............................................     329,701
2001.............................................     378,199
2002.............................................     295,796
2003 and thereafter..............................      94,046
                                                   ----------
                                                   $1,909,441
                                                   ==========

     Rent expense under noncancelable operating leases for the years ended December 31, 1995, 1996 and 1997 was $312,083, $329,776 and $403,226,
respectively.

  Sales and Use Tax Audit

     During the three years ended December 31, 1997, various taxing authorities conducted and completed audits of sales and use tax with respect to the Company's equipment rental activities. The additional sales and use tax payable by the Company resulting from the ultimate audit settlements was less than the amounts accrued during the periods covered by the audits. The Company recorded these differences in the period in which the settlements were reached. Included in selling, general and administrative expenses for the year ended December 31, 1997 is a $655,000 credit that arose from the reversal of sales and use tax provided for in 1995. The Company believes that its remaining sales and use tax accruals are adequate.

  Litigation, Claims and Disputes

     The Company is involved in routine litigation, claims and disputes arising in the normal course of business. Management has reviewed these matters with legal counsel and believes that the ultimate liability, if any, resulting from these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

9. RELATED PARTY TRANSACTIONS

     The Company leases land and buildings used in its operations from its stockholder. The leases cover several operating locations and expire annually on December 31. The total rent paid related to these leases for the years ended December 31, 1995, 1996 and 1997 was $252,000, $262,500 and $240,000,
respectively.

     The Company leases rental equipment from an affiliated company. The total rent paid for the years ended December 31, 1995, 1996 and 1997 was $322,648, $361,742 and $288,687, respectively.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

The Company also guarantees certain debt of the affiliate. Such debt had a balance of $226,295 at December 31, 1997.

     The Company had the following balances due from/payable to affiliated companies at December 31, 1996 and 1997:

                                                     DECEMBER 31,
                                                  -------------------
                                                    1996       1997
                                                  --------    -------
Due from........................................  $108,861    $62,028
                                                  ========    =======
Payable to......................................  $ 58,624    $61,684
                                                  ========    =======

10. EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan (the "Plan") which covers full-time employees over 21 years old who have worked a minimum of one year for the Company. The Plan is funded by employee deferrals of income and discretionary contributions by the Company. The Company's matching contributions totaled $20,998, $25,741 and $27,675 for the years ended December 31, 1995, 1996 and
1997, respectively. Amounts due to the Plan at December 31, 1996 and 1997 were $25,127 and $29,020, respectively.

11. SUBSEQUENT EVENT

     In June 1998, the stockholder entered into an asset purchase agreement whereby substantially all of the Company's operating assets and liabilities, except for real property and certain equipment, will be purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and a convertible promissory note. Completion of this transaction is subject to customary closing conditions.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Revco Equipment Rentals, Inc.:

     We have audited the accompanying balance sheet of Revco Equipment Rentals, Inc. (a Florida corporation) as of December 31, 1997, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revco Equipment Rentals, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  July 11, 1998.

                         REVCO EQUIPMENT RENTALS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Cash and cash equivalents...................................   $  104,038    $   70,576
Accounts receivable.........................................      283,747       269,246
Inventories.................................................       42,600        51,527
Other assets................................................       51,797        50,629
Rental equipment, net.......................................    1,831,082     1,693,161
Property and equipment, net.................................      303,335       302,575
                                                               ----------    ----------
          Total assets......................................   $2,616,599    $2,437,714
                                                               ==========    ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accrued expenses and other liabilities....................       11,680        11,243
  Debt......................................................    1,525,991     1,336,347
                                                               ----------    ----------
          Total liabilities.................................    1,537,671     1,347,590
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
STOCKHOLDERS' EQUITY:
  Common stock -- $10 par value, 1,000 shares authorized,
     100 issued and outstanding.............................        1,000         1,000
  Treasury stock, at cost...................................     (150,000)     (150,000)
  Additional paid-in capital................................      131,243       131,243
  Retained earnings.........................................    1,096,685     1,107,881
                                                               ----------    ----------
          Total stockholders' equity........................    1,078,928     1,090,124
                                                               ----------    ----------
          Total liabilities and stockholders' equity........   $2,616,599    $2,437,714
                                                               ==========    ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                         REVCO EQUIPMENT RENTALS, INC.

                              STATEMENTS OF INCOME

                                                             FOR THE      FOR THE THREE MONTH PERIOD
                                                            YEAR ENDED         ENDED MARCH 31,
                                                           DECEMBER 31,   --------------------------
                                                               1997          1997           1998
                                                           ------------   -----------    -----------
                                                                          (UNAUDITED)    (UNAUDITED)
REVENUE:
  Equipment rentals......................................   $2,128,701     $566,346       $492,627
  Sales of rental equipment, parts and supplies..........      495,146      154,380         40,314
                                                            ----------     --------       --------
                                                             2,623,847      720,726        532,941
COST OF REVENUE:
  Cost of equipment rentals..............................    1,004,217      240,983        189,115
  Rental equipment depreciation..........................      612,634      133,993        139,390
  Cost of sales of rental equipment, parts and
     supplies............................................      222,818       65,172         27,216
                                                            ----------     --------       --------
                                                             1,839,669      440,148        355,721
                                                            ----------     --------       --------
          Gross profit...................................      784,178      280,578        177,220
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...............................................      312,470       79,465         79,246
NONRENTAL EQUIPMENT DEPRECIATION.........................       24,743        5,438            760
                                                            ----------     --------       --------
          Operating income...............................      446,965      195,675         97,214
                                                            ----------     --------       --------
OTHER INCOME (EXPENSE), net:
  Interest expense.......................................     (122,252)     (32,885)       (31,010)
  Interest income........................................        3,304           --             --
                                                            ----------     --------       --------
          Total other income (expense), net..............     (118,948)     (32,885)       (31,010)
                                                            ----------     --------       --------
          Net income.....................................      328,017      162,790         66,204
PRO FORMA PROVISION FOR INCOME TAX.......................      131,207       65,116         26,482
                                                            ----------     --------       --------
PRO FORMA NET INCOME.....................................   $  196,810     $ 97,674       $ 39,722
                                                            ==========     ========       ========

  The accompanying notes to financial statements are an integral part of these statements.

                         REVCO EQUIPMENT RENTALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                  COMMON STOCK
                               ------------------
                                NUMBER                 TREASURY        ADDITIONAL       RETAINED
                               OF SHARES   AMOUNT   STOCK, AT COST   PAID-IN CAPITAL    EARNINGS      TOTAL
                               ---------   ------   --------------   ---------------   ----------   ----------
BALANCE, January 1, 1997.....     100      $1,000     $(150,000)        $131,243       $  932,030   $  914,273
  Distributions..............      --          --            --               --         (163,362)    (163,362)
  Net income.................      --          --            --               --          328,017      328,017
                                  ---      ------     ---------         --------       ----------   ----------
BALANCE, December 31, 1997...     100       1,000      (150,000)         131,243        1,096,685    1,078,928
  Distributions
     (unaudited).............      --          --            --               --          (55,008)     (55,008)
  Net income (unaudited).....      --          --            --               --           66,204       66,204
                                  ---      ------     ---------         --------       ----------   ----------
BALANCE, March 31, 1998
  (unaudited)................     100      $1,000     $(150,000)        $131,243       $1,107,881   $1,090,124
                                  ===      ======     =========         ========       ==========   ==========


  The accompanying notes to financial statements are an integral part of these statements.

                         REVCO EQUIPMENT RENTALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                          FOR THE       FOR THE THREE MONTH PERIOD
                                                         YEAR ENDED           ENDED MARCH 31,
                                                        DECEMBER 31,    ---------------------------
                                                            1997           1997            1998
                                                        ------------    -----------     -----------
                                                                        (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................   $ 328,017       $ 162,790       $  66,204
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation.....................................     637,377         139,431         140,150
     Gain on sale of rental equipment.................    (229,374)        (93,176)        (10,584)
     Changes in operating assets and liabilities:
       Accounts receivable............................     (49,063)        (47,463)         14,501
       Inventories....................................     (17,942)        (21,300)         (8,927)
       Other assets...................................        (714)             26           1,168
       Accrued expenses and other liabilities.........       1,372              85            (437)
                                                         ---------       ---------       ---------
          Net cash provided by operating activities...     669,673         140,393         202,075
                                                         ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of rental equipment.......................    (948,004)       (140,698)         (9,198)
  Purchases of property and equipment.................     (13,716)             --              --
  Proceeds from sales of rental equipment.............     458,514         150,034          18,313
                                                         ---------       ---------       ---------
          Net cash provided by (used in) investing
            activities................................    (503,206)          9,336           9,115
                                                         ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of distributions............................    (126,792)        (60,212)        (55,008)
  Additional borrowings of debt.......................     716,630         179,158              --
  Repayments of debt..................................    (702,694)       (256,730)       (189,644)
                                                         ---------       ---------       ---------
          Net cash used in financing activities.......    (112,856)       (137,784)       (244,652)
                                                         ---------       ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................      53,611          11,945         (33,462)
CASH AND CASH EQUIVALENTS, beginning of period........      50,427          50,427         104,038
                                                         ---------       ---------       ---------
CASH AND CASH EQUIVALENTS, end of period..............   $ 104,038       $  62,372       $  70,576
                                                         =========       =========       =========
SUPPLEMENTAL DISCLOSURE OF
  NON-CASH TRANSACTIONS:
  Distributions of property and equipment.............   $  36,570       $  36,570       $      --
                                                         =========       =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest..............................   $ 122,252       $  32,885       $  31,010
                                                         =========       =========       =========

  The accompanying notes to financial statements are an integral part of these statements.

                         REVCO EQUIPMENT RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Revco Equipment Rentals, Inc. (the "Company") was incorporated on April 15, 1980, as a Florida S Corporation. The Company rents a broad array of equipment to a customer base that includes principally construction industry participants and industrial companies. The Company also engages in related activities such as selling used rental equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 1997 and March 31, 1998 (unaudited).

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items and are stated at the lower of weighted average cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using an accelerated method. The range of useful lives estimated by management for rental equipment is five to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using an accelerated method. The range of useful lives estimated by management for property and equipment is five to thirty-nine years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Fair value of financial instruments

     The carrying amounts reported in the balance sheets for accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these accounts. The fair value of debt is determined using current applicable interest rates as of

                         REVCO EQUIPMENT RENTALS, INC.

December 31, 1997 and March 31, 1998 (unaudited) and approximates the carrying value of such debt.

  Income taxes

     The Company is an S Corporation for income tax purposes. Accordingly, income, losses, and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax returns of the stockholders. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for information purposes only. The pro forma provision for income tax has been provided at the estimated rate of 40%.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base.

3. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Rental equipment............................................  $ 3,582,745    $ 3,567,215
Less -- accumulated depreciation............................   (1,751,663)    (1,874,054)
                                                              -----------    -----------
          Rental equipment, net.............................  $ 1,831,082    $ 1,693,161
                                                              ===========    ===========

                         REVCO EQUIPMENT RENTALS, INC.

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Furniture, fixtures and office equipment....................   $  33,396      $  33,396
Vehicles....................................................     241,528        241,528
Buildings...................................................     176,810        176,810
Leasehold improvements......................................      27,750         27,750
Land........................................................     101,600        101,600
                                                               ---------      ---------
                                                                 581,084        581,084
Less -- accumulated depreciation............................    (277,749)      (278,509)
                                                               ---------      ---------
          Property and equipment, net.......................   $ 303,335      $ 302,575
                                                               =========      =========

5. DEBT

     Debt consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Term loans, secured by accounts receivable, inventories and
  rental equipment, interest at rates ranging from 6.32% to
  10.9%, payable in monthly installments....................   $1,322,456    $1,137,672
Mortgage, secured by building and land, interest at 8.25%,
  Payable in monthly installments through December 1,
  2007......................................................      120,130       118,167
Unsecured note payable to a former stockholder, interest at
  8.5%, payable in monthly installments through August 25,
  2003......................................................       83,405        80,508
                                                               ----------    ----------
          Total debt........................................   $1,525,991    $1,336,347
                                                               ==========    ==========

     Debt maturities at December 31, 1997, are as follows:

1998........................................................  $  607,270
1999........................................................     435,368
2000........................................................     235,259
2001........................................................     135,976
2002........................................................      28,051
Thereafter..................................................      84,067
                                                              ----------
          Total.............................................  $1,525,991
                                                              ==========

                         REVCO EQUIPMENT RENTALS, INC.

6. COMMITMENTS AND CONTINGENCIES

     The Company leases certain equipment used for rental purposes under a noncancellable operating lease. Future minimum lease payments, by year and in the aggregate, for this lease are as follows:

1998........................................................  $ 37,740
1999........................................................    37,740
2000........................................................    37,740
2001........................................................    37,740
2002........................................................    31,422
                                                              --------
          Total.............................................  $182,382
                                                              ========

7. SUBSEQUENT EVENT

     Effective April 3, 1998, substantially all of the Company's operating assets and liabilities were purchased by NationsRent, Inc. in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To High Reach Company, Inc. and
   High Reach Leasing Company:

     We have audited the accompanying combined balance sheet of High Reach Company, Inc. (a Florida corporation) and High Reach Leasing Company (an unincorporated entity wholly owned by Rodger A. Renzulli) as of September 30, 1997 and the related combined statements of income, stockholder's equity and owner's capital, and cash flows for the year then ended. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of High Reach Company, Inc. and High Reach Leasing Company as of September 30, 1997 and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
   September 4, 1998.

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

                            COMBINED BALANCE SHEETS

                                                              SEPTEMBER 30,     JUNE 30,
                                                                  1997            1998
                                                              -------------    -----------
                                                                               (UNAUDITED)
ASSETS
Cash and cash equivalents...................................   $ 1,314,872     $ 1,642,254
Accounts receivable, net of allowances for doubtful accounts of $90,000 and $110,000 (unaudited) at September 30, 1997
  and June 30, 1998, respectively...........................     2,630,784       3,315,566
Inventories.................................................       355,128         565,973
Trading securities..........................................            --       1,986,971
Due from affiliates.........................................       773,043       1,093,982
Rental equipment, net.......................................    33,678,259      40,677,638
Land, property and equipment, net...........................     4,047,129       5,176,161
Other assets................................................       326,702         166,439
                                                               -----------     -----------
          Total assets......................................   $43,125,917     $54,624,984
                                                               ===========     ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
  AND OWNER'S CAPITAL
LIABILITIES:
  Accounts payable..........................................   $   573,521     $   421,540
  Accrued expenses and other liabilities....................       889,036         870,423
  Debt......................................................    31,071,691      40,663,144
  Deferred income taxes.....................................     2,815,780       3,416,855
                                                               -----------     -----------
          Total liabilities.................................    35,350,028      45,371,962
                                                               -----------     -----------
COMMITMENTS AND CONTINGENCIES (Notes 3, 8 and 11)
STOCKHOLDER'S EQUITY AND OWNER'S CAPITAL:
     Common stock - $1 par value; 7,500 shares authorized;
       100 shares issued and outstanding....................           100             100
     Additional paid-in capital.............................        41,406          41,406
     Retained earnings......................................     7,734,383       9,211,516
                                                               -----------     -----------
          Total stockholder's equity and owner's capital....     7,775,889       9,253,022
                                                               -----------     -----------
          Total liabilities and stockholder's equity and
            owner's capital.................................   $43,125,917     $54,624,984
                                                               ===========     ===========

            The accompanying notes to combined financial statements
             are an integral part of these combined balance sheets.

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

                         COMBINED STATEMENTS OF INCOME

                                                          FOR THE YEAR    FOR THE NINE MONTH PERIOD
                                                              ENDED            ENDED JUNE 30,
                                                          SEPTEMBER 30,   -------------------------
                                                              1997           1997          1998
                                                          -------------   -----------   -----------
                                                                                 (UNAUDITED)
Revenue:
  Equipment rentals.....................................   $15,138,252    $11,048,680   $14,977,675
  Sales of equipment, parts and supplies................     2,551,688      2,223,083     1,787,415
  Other.................................................       532,689        197,831        75,658
                                                           -----------    -----------   -----------
                                                            18,222,629     13,469,594    16,840,748
Cost of revenue:
  Cost of equipment rentals, excluding depreciation.....     6,007,162      4,224,494     5,264,014
  Rental equipment depreciation.........................     3,152,484      2,313,396     3,021,190
  Cost of sales of equipment, parts and supplies........     1,703,227      1,449,352     1,294,022
                                                           -----------    -----------   -----------
                                                            10,862,873      7,987,242     9,579,226
                                                           -----------    -----------   -----------
     Gross profit.......................................     7,359,756      5,482,352     7,261,522
Selling, general and administrative expenses............     2,739,286      2,071,330     2,961,852
Nonrental depreciation and amortization.................       343,627        239,627       267,859
                                                           -----------    -----------   -----------
     Operating income...................................     4,276,843      3,171,395     4,031,811
                                                           -----------    -----------   -----------
Other income (Expense), net:
  Interest expense......................................    (2,185,187)    (1,563,294)   (2,163,455)
  Interest income.......................................        13,014             --        57,042
  Net gain on sale of trading securities................            --             --       152,810
                                                           -----------    -----------   -----------
                                                            (2,172,173)    (1,563,294)   (1,953,603)
                                                           -----------    -----------   -----------
     Income before provision for income taxes...........     2,104,670      1,608,101     2,078,208
Provision for income taxes..............................       720,603        456,000       601,075
                                                           -----------    -----------   -----------
Net income..............................................     1,384,067      1,152,101     1,477,133
Pro forma provision for income taxes....................       220,624        198,759       211,867
                                                           -----------    -----------   -----------
Pro forma net income....................................   $ 1,163,443    $   953,342   $ 1,265,266
                                                           ===========    ===========   ===========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                              AND OWNER'S CAPITAL


                                               COMMON STOCK                          RETAINED EARNINGS
                                            ------------------   ADDITIONAL   -------------------------------
                                             NUMBER               PAID-IN      HIGH REACH       HIGH REACH
                                            OF SHARES   AMOUNT    CAPITAL     COMPANY, INC.   LEASING COMPANY     TOTAL
                                            ---------   ------   ----------   -------------   ---------------   ----------
BALANCE, October 1, 1996..................     100       $100     $41,406      $5,170,712       $1,179,604      $6,391,822
  Net income..............................      --         --          --         832,508          551,559       1,384,067
                                               ---       ----     -------      ----------       ----------      ----------
BALANCE, September 30, 1997...............     100        100      41,406       6,003,220        1,731,163       7,775,889
  Net income (unaudited)..................      --         --          --         947,464          529,669       1,477,133
                                               ---       ----     -------      ----------       ----------      ----------
BALANCE, June 30, 1998 (unaudited)........     100       $100     $41,406      $6,950,684       $2,260,832      $9,253,022
                                               ===       ====     =======      ==========       ==========      ==========


The accompanying notes to combined financial statements are an integral part of these combined statements.

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                          FOR THE NINE MONTH PERIOD
                                                     FOR THE YEAR ENDED         ENDED JUNE 30,
                                                       SEPTEMBER 30,      --------------------------
                                                            1997             1997           1998
                                                     ------------------   -----------   ------------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.........................................     $  1,384,067      $ 1,152,101   $  1,477,133
Adjustments to reconcile net income to net cash
  Provided by operating activities-
       Depreciation and amortization...............        3,496,111        2,553,023      3,289,049
       Deferred income tax provision...............          720,603          456,000        601,075
       Gain on sale of assets......................         (660,854)        (605,423)      (296,577)
       Unrealized loss on trading securities.......               --               --         91,616
       Changes in operating assets and liabilities:
          Accounts receivable......................         (182,467)          (5,544)      (684,782)
          Inventories..............................          (58,376)         (35,065)      (210,845)
          Other assets.............................         (264,762)          19,100        151,448
          Accounts payable.........................           (1,753)        (178,780)      (151,981)
          Accrued expenses and other liabilities...          206,718           20,441        (18,613)
                                                        ------------      -----------   ------------
          Net cash provided by operating
            activities.............................        4,639,287        3,375,853      4,247,523
                                                        ------------      -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of trading securities................               --               --     (2,078,587)
Purchases of property and equipment................       (1,314,334)        (715,555)    (1,413,134)
Proceeds from sale of property and equipment.......           15,234            1,500         32,250
Purchases of rental equipment......................      (12,222,032)      (8,324,695)   (10,582,060)
Proceeds from sale of rental equipment.............        1,600,529        1,401,367        861,659
                                                        ------------      -----------   ------------
          Net cash used in investing activities....      (11,920,603)      (7,637,383)   (13,179,872)
                                                        ------------      -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt, net of costs...................       17,288,784       12,817,335     11,545,773
Repayments of debt.................................       (8,624,596)      (7,638,280)    (1,965,103)
Advances to affiliates, net........................         (422,661)        (463,369)      (320,939)
                                                        ------------      -----------   ------------
       Net cash provided by financing activities...        8,241,527        4,715,686      9,259,731
                                                        ------------      -----------   ------------
Net increase in cash and cash equivalents..........          960,211          454,156        327,382
Cash and cash equivalents, beginning of period.....          354,661          354,661      1,314,872
                                                        ------------      -----------   ------------
Cash and cash equivalents, end of period...........     $  1,314,872      $   808,817   $  1,642,254
                                                        ============      ===========   ============
Supplemental disclosure of cash flow information:
     Cash paid for interest........................     $  2,131,616      $ 1,549,882   $  2,170,418
                                                        ============      ===========   ============
     Cash paid for income taxes....................     $    173,200      $   127,800   $      8,400
                                                        ============      ===========   ============

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               September 30, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     High Reach Company, Inc. was incorporated in 1978 in the State of Florida and High Reach Leasing Company, an unincorporated entity wholly-owned by Rodger
A. Renzulli, was formed in the same year. High Reach Company, Inc. and High Reach Leasing Company, collectively referred to as the "Companies", do business in Florida as High Reach, a dealer/distributor of off-road, hydraulic self-propelled aerial work platforms. The Companies rent, sell and service self-propelled aerial work platforms. Operations are conducted throughout Florida from operating facilities in Sanford, Tampa, Jacksonville, and Deerfield Beach. The customer base includes the construction trades employed in all types of vertical building. Other customers include those in the business of maintaining existing residential, commercial and industrial structures, including Central Florida area attractions and the motion picture and television industries. Rental periods are generally less than one year and the related contracts are cancelable at the discretion of the customer. The nature of the Companies' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying combined balance sheets are presented on an unclassified basis.

     The combined financial statements include High Reach Company, Inc. and High Reach Leasing Company, both of which are wholly owned by the same person. All significant intercompany accounts and transactions have been eliminated in combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     The Companies consider all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 1997 and June 30, 1998, $963,314 and $1,000,990 (unaudited), respectively, of the total cash and cash equivalents was interest bearing.

  Marketable Securities

     In accordance with the provisions of Statement Financial Accounting Standards No. 115, unrealized gains and losses on trading securities (which are stated at quoted fair value) are included in income. All of the Companies marketable securities are classified as trading securities.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related rental equipment supplies and accessories. Inventories are stated at the lower of cost, using the first-in, first-out method, or market.

  Rental Equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The useful lives estimated by management for rental

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

equipment is seven or ten years. Ordinary maintenance and repair costs are charged to operations as incurred. Betterments which substantially extend the useful life of rental equipment are capitalized.

  Land, Property and Equipment

     Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation and are depreciated on the straight-line method using the following estimated useful lives:

Buildings and improvements..................................  7-40 years
Transportation equipment....................................  5-10 years
Office and shop equipment...................................   3-7 years

     The cost of additions and improvements which substantially extend the useful life of a particular asset are capitalized. Upon sale, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income.

  Loan Costs

     Loan costs are amortized on a straight-line basis over the term of the related loan or mortgage, which range from 12 to 120 months.

  Impairment of Long-Lived Assets

     The Companies periodically review their valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Companies record impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair Value of Financial Instruments

     The carrying amounts reported in the accompanying combined balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value as of September 30, 1997 and June 30, 1998 (unaudited) due to the short-term nature of these amounts. The fair value of debt is determined using current applicable interest rates as of September 30, 1997 and June 30, 1998 (unaudited) and approximates the carrying value of such debt.

  Revenue Recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Equipment rental revenue is recognized as earned over the respective contract term.

  Income Taxes

     High Reach Leasing Company, a proprietorship, is not a tax paying entity for purposes of federal and state income taxes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

included in the individual tax return of the proprietor. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying combined financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying combined statements of income is for informational purposes only. The pro forma provision for income tax has been provided at the estimated effective rate of 40% on the proprietorship's income only.

     High Reach Company, Inc. follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax effects measured at enacted rates attributable to deductible temporary differences between the financial statement and income tax bases of assets and liabilities to the extent that realization of said effects is more likely than not.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Companies to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Companies' customer base. No single customer represents greater than 10% of total accounts receivable. The Companies control credit risk through credit approvals, credit limits and monitoring procedures.

  Interim Financial Information

     In the opinion of management, the unaudited interim financial information as of June 30, 1998 and for the nine month periods ended June 30, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods. The results of operations for the nine months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ended December 31, 1998.

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

3. RENTAL EQUIPMENT, NET

     Rental equipment consists of the following:

                                                      SEPTEMBER 30,    JUNE 30,
                                                          1997           1998
                                                      -------------   -----------
                                                                      (UNAUDITED)
Rental equipment, at cost...........................   $42,265,893    $51,656,967
Less- Accumulated depreciation......................    (8,587,634)   (10,979,329)
                                                       -----------    -----------
  Rental equipment, net.............................   $33,678,259    $40,677,638
                                                       ===========    ===========

     Through September 4, 1998, the Companies had purchased or committed to purchase approximately $3,000,000 of additional rental equipment.

4. LAND, PROPERTY AND EQUIPMENT, NET

     Land, property and equipment consist of the following:

                                                       SEPTEMBER 30,    JUNE 30,
                                                           1997           1998
                                                       -------------   -----------
                                                                       (UNAUDITED)
Land.................................................   $   977,623    $1,074,485
Buildings and improvements...........................     1,430,499     2,178,503
Transportation equipment.............................     2,019,086     2,151,203
Office and shop equipment............................       355,274       394,531
Construction in progress.............................       574,371       884,611
                                                        -----------    ----------
                                                          5,356,853     6,683,333
Less - accumulated depreciation......................    (1,309,724)   (1,507,172)
                                                        -----------    ----------
Land, property and equipment, net....................   $ 4,047,129    $5,176,161
                                                        ===========    ==========

     As of September 30, 1997, the Companies were in the process of expanding their Sanford operating facility and were obtaining the permits necessary to begin construction of a Tampa operating facility. The Sanford operating facility was completed in January, 1998 for a total cost of $785,050, excluding land. The total cost incurred on the Tampa facility as of September 4, 1998 was $1,268,969.

     Construction in progress includes $13,346 of capitalized interest in conjunction with the expansion of the Companies' Sanford facilities.

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

                                                        SEPTEMBER 30,    JUNE 30,
                                                            1997           1998
                                                        -------------   -----------
                                                                        (UNAUDITED)
Personal property taxes...............................    $102,547       $282,244
Payroll-related.......................................     212,876        252,310
Interest..............................................     208,523        224,655
Real estate property taxes............................     268,470         28,830
Other.................................................      96,620         82,384
                                                          --------       --------
  Accrued expenses and other liabilities..............    $889,036       $870,423
                                                          ========       ========

6. DEBT

     Debt consists of the following:

                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1997           1998
                                                              -------------   -----------
                                                                              (UNAUDITED)
Revolving credit facility with borrowings up to $27,000,000
  based on specified assets; collateralized by substantially all assets of the Companies and the personal guarantee of
  the sole owner of the
Companies; interest payable monthly at LIBOR plus 2.25%
  (7.97% at September 30, 1997); maturing in June 1999......   $24,065,646    $25,923,660
Equipment obligations with total borrowings up to $7,850,000 and $22,850,000 for 1997 and 1998, respectively;
  collateralized by the related equipment and the personal
  guarantee of the sole owner of the Companies; interest
  payable monthly at rates ranging from 7.97% to 8.50%;
  maturing through September 2004...........................     6,632,261     13,969,902
Mortgage loans; collateralized by land, buildings and
  improvements; payable in monthly installments of $7,788
  and $19,539 as of September 30, 1997 and June 30, 1998,
  respectively; interest at LIBOR plus 2.56% (8.28% at
  September 30, 1997); maturities to May 2003...............       373,784        769,582
                                                               -----------    -----------
                                                               $31,071,691    $40,663,144
                                                               ===========    ===========

     A substantial portion of the Companies' rental fleet is financed under the $27,000,000 revolver. The revolver is renewable annually at the option of the lender. Should the revolver not be renewed, the loan agreement specifies the lender may convert the outstanding balance into a five-year term loan at a mutually agreed upon interest rate.

     The Companies were in compliance with all debt covenants as of September 30, 1997 and June 30, 1998 (unaudited).

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     Maturities of the Companies' debt at September 30, 1997, are as follows:

1998........................................................  $25,716,530
1999........................................................    1,525,887
2000........................................................    1,399,251
2001........................................................    1,290,905
2002........................................................      645,833
  2003 and thereafter.......................................      493,285
                                                              -----------
                                                              $31,071,691
                                                              ===========

7. INCOME TAXES

     The provision for federal and state income taxes for High Reach Company, Inc. is as follows:

                                                                 YEAR ENDED
                                                                SEPTEMBER 30,
                                                                    1997
                                                                -------------
Current.....................................................      $     --
Deferred....................................................       720,603
                                                                  --------
                                                                  $720,603
                                                                  ========
Federal.....................................................      $629,181
State.......................................................        91,422
                                                                  --------
                                                                  $720,603
                                                                  ========

     A reconciliation of the difference between the expected provision for income taxes using the statutory federal income tax rate of 34% and High Reach Company, Inc.'s actual provision is as follows:

                                                               YEAR ENDED
                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
Income tax at federal statutory rate........................    $715,588
Exclusion of proprietorship income..........................    (187,530)
State income tax............................................      45,788
Other, net..................................................     146,757
                                                                --------
                                                                $720,603
                                                                ========

     Deferred income taxes arise primarily due to the carryforward of net operating losses and tax credits, temporary differences in recognizing certain revenues and expenses for tax purposes and the

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

use of accelerated depreciation for tax purposes. The components of the deferred income taxes are as follows:

                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
Deferred tax assets:
  Allowance for doubtful accounts...........................   $   26,341
  Accrued expenses..........................................       29,601
  Federal and state net operating loss carryforwards........      978,382
  Alternative minimum tax credit carryforwards..............      666,726
                                                               ----------
                                                                1,701,050
Deferred tax liability:
  Depreciation..............................................    4,491,953
  Other.....................................................       24,877
                                                               ----------
                                                                4,516,830
                                                               ----------
Net deferred tax liability..................................   $2,815,780
                                                               ==========

     The Corporation has available federal and state net operating loss carryforwards of $351,752 and $2,282,189, which expire in 2011 and 2012, respectively, and federal and state alternative minimum tax credit carryforwards of $593,022 and $73,704, respectively, which do not expire and therefore may be carried forward indefinitely, to reduce regular federal and state income taxes.

8. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Companies lease certain office and service facilities in Tampa and Jacksonville, Florida under operating leases. The Tampa lease was canceled during September 1998 as operations were moved to new Company-owned facilities. Certain real estate leases require the Company to pay maintenance, insurance, taxes, and certain other expenses in addition to the stated rentals.

     Future minimum lease payments to unrelated third parties at September 30, 1997 for the noncancelable operating leases are as follows:

                        FISCAL YEAR
                        -----------
1998........................................................  $ 76,860
1999........................................................    38,340
2000........................................................     6,390
                                                              --------
          Total.............................................  $121,590
                                                              ========

     Under the terms of the above operating leases and other short-term, month-to-month rentals, rent expenses amounted to $71,594 for the year ended September 30, 1997.

  Litigation, Claims and Assessments

     From time to time, the Companies may be engaged in routine litigation and disputes incidental to their business. The Companies do not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying combined financial statements.

                            HIGH REACH COMPANY, INC.
                                      AND
                           HIGH REACH LEASING COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

  Self-Insurance

     Due to the rising cost of insurance, the Companies have elected to be self-insured for a substantial portion of the risk of rental and transportation equipment damage or loss. As of September 30, 1997, coverage by insurance companies for such equipment was $8,000,000.

9. RELATED PARTY TRANSACTIONS

     Various personal expenses and cash advances are periodically paid to the shareholder and the employees of the Companies and are included as due from affiliates in the accompanying combined balance sheets. The receivable from the shareholder is an interest bearing open credit arrangement. Amounts due from affiliates consist of the following:

                                                              SEPTEMBER    JUNE 30,
                                                              30, 1997       1998
                                                              ---------   -----------
                                                                          (UNAUDITED)
Shareholder.................................................  $728,866    $   56,063
Employees...................................................    44,177     1,037,919
                                                              --------    ----------
                                                              $773,043    $1,093,982
                                                              ========    ==========

10. EMPLOYEE BENEFIT PLAN

     High Reach Company, Inc. has adopted a defined contribution employee benefit plan under Section 401(k) of the Internal Revenue Code. All employees who have met minimum age and length of service requirements are qualified to participate. Employee contributions are voluntary and employer contributions are made at the discretion of the Board of Directors in an amount not to exceed the amount deductible for income tax purposes. Plan expense was $68,918 for fiscal year 1997.

11. SUBSEQUENT EVENT

     Effective September 4, 1998, all of the outstanding stock of High Reach Company, Inc. and substantially all of the operating assets and related liabilities of High Reach Leasing Company were purchased by NationsRent, Inc., an unrelated third party, in exchange for cash.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Reliable Rental & Supply Co., Inc.:

     We have audited the accompanying balance sheet of Reliable Rental & Supply Co., Inc. (an Alabama S corporation) as of December 31, 1997, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reliable Rental & Supply Co., Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
   September 18, 1998.

                       RELIABLE RENTAL & SUPPLY CO., INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                           ASSETS
Cash and cash equivalents...................................   $  202,074    $       --
Accounts receivable, net of allowances for doubtful accounts of $25,000 for both December 31, 1997 and June 30, 1998
  (unaudited)...............................................    1,041,815     1,392,179
Inventories.................................................      120,241       191,163
Rental equipment, net.......................................    4,838,244     7,284,873
Property and equipment, net.................................      744,682       917,811
Other assets................................................          800        78,192
                                                               ----------    ----------
          Total assets......................................   $6,947,856    $9,864,218
                                                               ==========    ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable..........................................   $  390,661    $  673,117
  Accrued expenses and other liabilities....................      375,076       455,998
  Debt......................................................    4,602,766     6,859,316
                                                               ----------    ----------
          Total liabilities.................................    5,368,503     7,988,431
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)
STOCKHOLDERS' EQUITY:
  Common stock $1.00 par value, 5,000 shares authorized,
     1,666 shares issued and outstanding....................        1,666         1,666
  Additional paid-in capital................................      343,333       343,333
  Retained earnings.........................................    1,234,354     1,530,788
                                                               ----------    ----------
          Total stockholders' equity........................    1,579,353     1,875,787
                                                               ----------    ----------
          Total liabilities and stockholders' equity........   $6,947,856    $9,864,218
                                                               ==========    ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                       RELIABLE RENTAL & SUPPLY CO., INC.

                              STATEMENTS OF INCOME

                                                                             FOR THE SIX MONTH PERIOD
                                                        FOR THE YEAR ENDED        ENDED JUNE 30,
                                                           DECEMBER 31,      -------------------------
                                                               1997             1997          1998
                                                        ------------------   -----------   -----------
                                                                                    (UNAUDITED)
Revenue:
  Equipment rentals...................................      $8,315,475       $3,896,252    $5,110,775
  Sales of equipment, parts and supplies..............       1,150,832          456,788       552,610
                                                            ----------       ----------    ----------
                                                             9,466,307        4,353,040     5,663,385
Cost of revenue:
  Cost of equipment rentals, excluding depreciation...       4,183,338        1,867,855     2,306,355
  Rental equipment depreciation.......................       1,291,306          652,543       844,370
  Cost of sales of equipment, parts and supplies......         625,438          222,450       282,461
                                                            ----------       ----------    ----------
                                                             6,100,082        2,742,848     3,433,186
                                                            ----------       ----------    ----------
     Gross profit.....................................       3,366,225        1,610,192     2,230,199
Selling, general and administrative
  expenses............................................       2,040,860          917,709     1,237,401
Nonrental depreciation and amortization...............         297,649          144,000       182,000
                                                            ----------       ----------    ----------
     Operating income.................................       1,027,716          548,483       810,798
                                                            ----------       ----------    ----------
Other income (expense), net:
  Interest expense....................................        (419,379)        (196,128)     (228,346)
  Other, net..........................................          15,350           12,446        13,982
                                                            ----------       ----------    ----------
          Total other income (expense), net...........        (404,029)        (183,682)     (214,364)
                                                            ----------       ----------    ----------
Net income............................................         623,687          364,801       596,434
Pro forma provision for income taxes..................         249,475          145,920       238,574
                                                            ----------       ----------    ----------
Pro forma net income..................................      $  374,212       $  218,881    $  357,860
                                                            ==========       ==========    ==========

  The accompanying notes to financial statements are an integral part of these statements.

                       RELIABLE RENTAL & SUPPLY CO., INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                 COMMON STOCK
                                              ------------------   ADDITIONAL
                                               NUMBER               PAID-IN      RETAINED
                                              OF SHARES   AMOUNT    CAPITAL      EARNINGS      TOTAL
                                              ---------   ------   ----------   ----------   ----------
Balance, December 31, 1996..................    1,666     $1,666    $343,333    $1,151,489   $1,496,488
  Net income................................       --         --          --       623,687      623,687
  Distributions.............................       --         --          --      (540,822)    (540,822)
                                                -----     ------    --------    ----------   ----------
Balance, December 31, 1997..................    1,666      1,666     343,333     1,234,354    1,579,353
  Net income (unaudited)....................       --         --          --       596,434      596,434
  Distributions (unaudited).................       --         --          --      (300,000)    (300,000)
                                                -----     ------    --------    ----------   ----------
Balance, June 30, 1998 (unaudited)..........    1,666     $1,666    $343,333    $1,530,788   $1,875,787
                                                =====     ======    ========    ==========   ==========


  The accompanying notes to financial statements are an integral part of these statements.

                       RELIABLE RENTAL & SUPPLY CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                                           FOR THE SIX MONTH PERIOD
                                                      FOR THE YEAR ENDED        ENDED JUNE 30,
                                                         DECEMBER 31,      -------------------------
                                                             1997             1997          1998
                                                      ------------------   -----------   -----------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..........................................  $          623,687   $   364,801   $   596,434
Adjustments to reconcile net income to net cash
  provided by operating activities-
       Depreciation and amortization................           1,588,955       796,543     1,026,370
       (Gain) loss on sale of assets................            (435,347)     (280,834)      108,554
       Changes in operating assets and liabilities:
          Accounts receivable.......................            (240,171)     (102,542)     (350,364)
          Inventories...............................             (25,404)        3,687       (70,922)
          Other assets..............................              21,045         2,227       (77,392)
          Accounts payable..........................            (179,692)     (329,188)      607,730
          Accrued expenses and other liabilities....             177,006       (13,712)       80,922
                                                      ------------------   -----------   -----------
          Net cash provided by operating
            activities..............................           1,530,079       440,982     1,921,332
                                                      ------------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.................            (277,061)      (89,206)     (198,178)
Proceeds from sale of property and equipment........             124,771         7,507         6,398
Purchases of rental equipment.......................          (1,397,815)   (1,201,054)   (3,875,379)
Proceeds from sale of rental equipment..............             684,670       293,948       312,477
                                                      ------------------   -----------   -----------
          Net cash used in investing activities.....            (865,435)     (988,805)   (3,754,682)
                                                      ------------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt..................................  $        3,037,983   $ 1,246,698   $ 6,032,687
  Repayments of debt................................          (2,974,559)     (388,935)   (4,101,411)
  Distributions.....................................            (540,822)     (245,916)     (300,000)
                                                      ------------------   -----------   -----------
          Net cash provided by (used in) financing
            activities..............................            (477,398)      611,847     1,631,276
                                                      ------------------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.......................................             187,246        64,024      (202,074)
Cash and cash equivalents, beginning of period......              14,828        14,828       202,074
                                                      ------------------   -----------   -----------
Cash and cash equivalents, end of period............  $          202,074   $    78,852   $        --
                                                      ==================   ===========   ===========
Supplemental disclosure of cash flow
  information:
     Cash paid for interest.........................  $          410,629   $   192,265   $   194,124
                                                      ==================   ===========   ===========
Supplemental schedule of noncash
  investing and financing activities:
     Rental equipment acquired under capital lease
       obligations..................................  $          543,517   $        --   $        --
                                                      ==================   ===========   ===========
     Transfers of property and equipment to rental
       equipment....................................  $          131,044   $        --   $        --
                                                      ==================   ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                       RELIABLE RENTAL & SUPPLY CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Reliable Rental & Supply Co., Inc. (the "Company") was incorporated in Alabama for the purpose of creating a local diversified equipment rental company in Birmingham, Alabama. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used rental equipment and related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1997 and June 30, 1998 (unaudited), the Company had no cash equivalents.

  Inventories

     Inventory consists of equipment, tools, parts, fuel and related supply items. Inventories are stated at the lower of cost, using the first-in, first-out method, or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is five to seven years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management for property and equipment is three to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

                       RELIABLE RENTAL & SUPPLY CO., INC.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value as of December 31, 1997 and June 30, 1998 (unaudited) due to the short-term nature of these accounts. The fair value of debt at December 31,1997 and June 30, 1998 (unaudited) approximate the carrying value of debt.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Income taxes

     The Company is an S Corporation for income tax purposes. Accordingly, income, losses, and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax returns of the stockholders. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for information purposes only. The pro forma provision for income taxes has been provided at the estimated rate of 40%.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits and monitoring procedures.

  Interim financial information

     In the opinion of management, the unaudited interim financial information as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

                       RELIABLE RENTAL & SUPPLY CO., INC.

3. RENTAL EQUIPMENT, NET

     Rental equipment and related accumulated depreciation consist of the following:

                                                                        JUNE 30,
                                                   DECEMBER 31, 1997      1998
                                                   -----------------   -----------
                                                                       (UNAUDITED)
Rental equipment.................................     $8,147,662       $11,068,825
Less - accumulated depreciation..................     (3,309,418)       (3,783,952)
                                                      ----------       -----------
  Rental equipment, net..........................     $4,838,244       $ 7,284,873
                                                      ==========       ===========

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, consists of the following:

                                                                         JUNE 30,
                                                    DECEMBER 31, 1997      1998
                                                    -----------------   -----------
                                                                        (UNAUDITED)
Furniture, fixtures and office equipment..........  $         636,813   $  647,647
Vehicles..........................................            892,451    1,071,109
Less - accumulated depreciation...................           (784,582)    (800,945)
                                                    -----------------   ----------
  Property and equipment, net.....................  $         744,682   $  917,811
                                                    =================   ==========

5. ACCRUED EXPENSES AND OTHER LIABILITIES:

     Accrued expenses and other liabilities consists of the following:

                                                                          JUNE 30,
                                                     DECEMBER 31, 1997      1998
                                                     -----------------   -----------
                                                                         (UNAUDITED)
Personal property taxes............................  $         155,151    $178,217
Payroll-related....................................            167,557     200,676
Sales and rental taxes.............................             34,019      42,941
Other..............................................             18,349      34,164
                                                     -----------------    --------
     Accrued expenses and other liabilities........  $         375,076    $455,998
                                                     =================    ========

6. DEBT

     Debt consists of the following:

                                                                                   JUNE 30,
                                                              DECEMBER 31, 1997      1998
                                                              -----------------   -----------
                                                                                  (UNAUDITED)
Notes payable, secured by equipment and vehicles, interest
  at 8.50% to 9.67%, payable in various monthly installments
  through June 2001.........................................     $3,561,932       $5,535,168
Capital lease obligation, secured by equipment, with monthly payments of $6,728 plus interest at 6.98%, maturing in
  January 2006..............................................        543,517          521,559
Notes payable to related parties, unsecured, interest at 8%
  to 10%, payable in annual or semi-annual installments
  through December 2000.....................................        497,317          477,315
Bank overdraft..............................................             --          325,274
                                                                 ----------       ----------
                                                                 $4,602,766       $6,859,316
                                                                 ==========       ==========

                       RELIABLE RENTAL & SUPPLY CO., INC.

     Maturities of the Company's debt at December 31, 1997, are as follows:

                                                                           CAPITAL LEASE
                                                           NOTES PAYABLE    OBLIGATION       TOTAL
                                                           -------------   -------------   ----------
1998.....................................................   $1,253,623       $  80,738     $1,334,361
1999.....................................................      892,296          80,738        973,034
2000.....................................................    1,141,969          80,738      1,222,707
2001.....................................................      771,361          80,738        852,099
2002.....................................................           --          80,738         80,738
2003 and thereafter......................................           --         328,877        328,877
                                                            ----------       ---------     ----------
                                                             4,059,249         732,567      4,791,816
Less- amounts representing interest......................           --        (189,050)      (189,050)
                                                            ----------       ---------     ----------
                                                            $4,059,249       $ 543,517     $4,602,766
                                                            ==========       =========     ==========

7. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases real estate for storage and office space and rental equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. The real estate leases cover several operating locations and expire at various dates through December 2002. The rental equipment leases expire at various dates through September 2005. Future minimum lease payments to related and unrelated third parties, by year and in the aggregate, at December 31, 1997 for noncancelable operating leases with initial or remaining terms of one year or more are as follows:

                                                             RELATED       UNRELATED
                                                             PARTIES     THIRD PARTIES     TOTAL
                                                            ----------   -------------   ----------
1998......................................................  $  252,000    $  450,754     $  702,754
1999......................................................     252,000       403,969        655,969
2000......................................................     252,000       403,969        655,969
2001......................................................     252,000       377,278        629,278
2002......................................................     252,000       377,278        629,278
2003 and thereafter.......................................          --       571,191        571,191
                                                            ----------    ----------     ----------
          Total...........................................  $1,260,000    $2,584,439     $3,844,439
                                                            ==========    ==========     ==========

     Rent expense for the storage and office space under noncancellable operating leases for the year ended December 31, 1997 and for the six months ended June 30, 1998 (unaudited) is $293,604 and $141,114, respectively. Included in total rent expense for the year ended December 31, 1997 and for the six months ended June 30, 1998 (unaudited) is rent to a related party of approximately $216,000 and $126,000, respectively.

  Litigation, Claims and Assessments

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

                       RELIABLE RENTAL & SUPPLY CO., INC.

8. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) defined contribution profit-sharing plan under which employees having worked a minimum of twelve months are eligible to participate. Employer contributions, which are discretionary and depend on the Company's profitability, were approximately $33,882 and $18,145 for the year ended December 31, 1997 and the six months ended June 30, 1998 (unaudited), respectively.

9. SUBSEQUENT EVENT

     Effective September 4, 1998, substantially all of the Company's operating assets and related liabilities were purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Ray L. O'Neal, Inc. and Arenco, LLC:

     We have audited the accompanying combined balance sheets of Ray L. O'Neal, Inc. (a Texas S corporation) and Arenco, LLC (a Texas limited liability company) as of December 31, 1996 and 1997, and the related combined statements of income, stockholders' and members' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ray L. O'Neal, Inc. and Arenco, LLC as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  September 4, 1998.

                      RAY L. O'NEAL, INC. AND ARENCO, LLC

                            COMBINED BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------   SEPTEMBER 30,
                                                             1996          1997           1998
                                                          -----------   -----------   -------------
                                                                                       (UNAUDITED)
                         ASSETS
Cash and cash equivalents...............................  $ 2,217,546   $ 2,073,743    $   252,334
Accounts receivable, net of allowances for doubtful
  accounts of $235,000, $300,000 and $384,000
  (unaudited) for December 31, 1996, 1997, and September
  30, 1998, respectively................................    3,998,540     5,593,499      7,010,391
Inventories.............................................    2,015,560     1,689,786      2,230,794
Rental equipment, net...................................   23,156,614    30,316,374     38,277,607
Property, plant and equipment, net......................    2,421,920     2,735,947      2,970,875
Other assets............................................      461,503       718,131      1,919,802
                                                          -----------   -----------    -----------
          Total assets..................................  $34,271,683   $43,127,480    $52,661,803
                                                          ===========   ===========    ===========
   LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY
LIABILITIES:
  Accounts payable......................................  $   954,419   $   820,004    $   920,011
  Accrued expenses and other liabilities................    1,398,433     2,685,278      3,018,734
  Debt..................................................    9,880,862    14,190,466     14,682,708
                                                          -----------   -----------    -----------
          Total liabilities.............................   12,233,714    17,695,748     18,621,453

COMMITMENTS AND CONTINGENCIES
(Notes 8 and 10)
STOCKHOLDERS' AND MEMBERS' EQUITY:
  Voting common stock; no par value, 100,000 shares
     authorized, 60,200 shares issued in 1996; 10,000
     shares authorized, 6,020 shares issued in 1997 and
     1998...............................................       62,000         6,200          6,200
  Nonvoting common stock; 90,000 shares authorized,
     54,180 shares issued in 1997 and 1998..............           --        55,800         55,800
  Members' contributed capital..........................      200,000       200,000        200,000
  Retained earnings.....................................   21,870,944    25,264,707     33,873,325
  Less: treasury stock-at cost: Voting common
     stock -- 838 shares in 1996 and 84 shares in 1997
     and 1998; nonvoting common stock -- 754 shares in
     1997 and 1998......................................      (94,975)      (94,975)       (94,975)
                                                          -----------   -----------    -----------
          Total stockholders' and members' equity.......   22,037,969    25,431,732     34,040,350
                                                          -----------   -----------    -----------
          Total liabilities and stockholders' and
            members' equity.............................  $34,271,683   $43,127,480    $52,661,803
                                                          ===========   ===========    ===========

          The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                      RAY L. O'NEAL, INC. AND ARENCO, LLC

                         COMBINED STATEMENTS OF INCOME


                                                                                               FOR THE
                                                      FOR THE YEAR ENDED               NINE MONTH PERIOD ENDED
                                                         DECEMBER 31,                       SEPTEMBER 30,
                                            ---------------------------------------   -------------------------
                                               1995          1996          1997          1997          1998
                                            -----------   -----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)
REVENUE:
  Equipment rentals.......................  $31,388,940   $33,326,317   $40,690,605   $30,141,995   $37,439,537
  Sales of equipment, parts and
    supplies..............................    4,799,559     6,784,677     7,390,683     4,928,679     7,166,127
  Other...................................       31,615        33,641       159,098       143,555       140,282
                                            -----------   -----------   -----------   -----------   -----------
                                             36,220,114    40,144,635    48,240,386    35,214,229    44,745,946
COST OF REVENUE:
  Cost of equipment rentals, excluding
    depreciation..........................    9,503,785    10,629,936    14,514,537    10,136,211    12,750,436
  Rental equipment depreciation...........    9,732,033    11,383,135    14,740,582    11,115,205    13,761,737
  Cost of sales of equipment, parts and
    supplies..............................    2,079,980     3,200,905     3,608,098     2,294,080     1,957,702
                                            -----------   -----------   -----------   -----------   -----------
                                             21,315,798    25,213,976    32,863,217    23,545,496    28,469,875
                                            -----------   -----------   -----------   -----------   -----------
    Gross profit..........................   14,904,316    14,930,659    15,377,169    11,668,733    16,276,071
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES................................    9,942,586     9,806,372    11,241,495     2,935,079     3,959,783
NONRENTAL DEPRECIATION AND AMORTIZATION...      258,507       390,030       372,108       247,659       238,326
                                            -----------   -----------   -----------   -----------   -----------
    Operating income......................    4,703,223     4,734,257     3,763,566     8,485,995    12,077,962
OTHER INCOME (EXPENSE), net
  Interest expense........................     (602,032)     (524,004)     (698,175)     (550,592)     (788,634)
  Interest income.........................      163,220       266,681       292,536       117,648       124,929
  Other, net..............................       71,118       113,046        35,836        92,461       172,361
                                            -----------   -----------   -----------   -----------   -----------
NET INCOME................................    4,335,529     4,589,980     3,393,763     8,145,512    11,586,618
PRO FORMA PROVISION FOR INCOME TAXES......    1,734,212     1,835,992     1,357,505     3,258,205     5,005,447
                                            -----------   -----------   -----------   -----------   -----------
PRO FORMA NET INCOME......................  $ 2,601,317   $ 2,753,988   $ 2,036,258   $ 4,887,307   $ 6,581,171
                                            ===========   ===========   ===========   ===========   ===========


          The accompanying notes to combined financial statements are an integral part of these combined statements.

                      RAY L. O'NEAL, INC. AND ARENCO, LLC

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                              AND MEMBERS' CAPITAL


                                             COMMON STOCK - NO PAR VALUE
                                      -----------------------------------------
                                      NUMBER OF             NUMBER OF
                                       VOTING               NONVOTING             MEMBERS'    RETAINED     TREASURY
                                       SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     EARNINGS      STOCK        TOTAL
                                      ---------   -------   ---------   -------   --------   -----------   --------   -----------
Balance, January 1, 1995............    60,200    $62,000         --    $     -   $      -   $12,945,435   $(94,975)  $12,912,460
  Net income........................        --         --         --         --         --     4,335,529         --     4,335,529
                                      --------    -------    -------    -------   --------   -----------   --------   -----------
Balance, December 31, 1995..........    60,200     62,000         --         --         --    17,280,964    (94,975)   17,247,989
  Contributions.....................        --         --         --         --    200,000            --         --       200,000
  Net income........................        --         --         --         --         --     4,589,980         --     4,589,980
                                      --------    -------    -------    -------   --------   -----------   --------   -----------
Balance, December 31, 1996..........    60,200     62,000         --         --    200,000    21,870,944    (94,975)   22,037,969
  Recapitalization..................   (54,180)   (55,800)    54,180     55,800         --            --         --            --
  Net income........................        --         --         --         --         --     3,393,763         --     3,393,763
                                      --------    -------    -------    -------   --------   -----------   --------   -----------
Balance, December 31, 1997..........     6,020      6,200     54,180     55,800    200,000    25,264,707    (94,975)   25,431,732
  Distributions (unaudited).........        --         --         --         --         --    (2,978,000)        --    (2,978,000)
  Net income (unaudited)............        --         --         --         --         --    11,586,618         --    11,586,618
                                      --------    -------    -------    -------   --------   -----------   --------   -----------
Balance, September 30, 1998
  (unaudited).......................     6,020    $ 6,200     54,180    $55,800   $200,000   $33,873,325   $(94,975)  $34,040,350
                                      ========    =======    =======    =======   ========   ===========   ========   ===========


          The accompanying notes to combined financial statements are an integral part of these combined statements.

                      RAY L. O'NEAL, INC. AND ARENCO, LLC

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                                                                FOR THE
                                                                      FOR THE YEAR ENDED                NINE MONTH PERIOD ENDED
                                                                         DECEMBER 31,                        SEPTEMBER 30,
                                                          ------------------------------------------   --------------------------
                                                              1995           1996           1997           1997          1998
                                                          ------------   ------------   ------------   ------------   -----------
                                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................  $  4,335,529   $  4,589,980   $  3,393,763   $  8,145,512   $11,586,618
  Adjustments to reconcile net income to net cash
     provided by operating activities --
       Depreciation and amortization....................     9,990,540     11,773,165     15,112,690     11,362,864    14,000,063
       (Gain) loss on sale of assets....................    (2,721,534)    (3,723,363)    (3,640,008)    (1,369,650)   (4,375,680)
       Changes in operating assets and liabilities:
          Accounts receivable...........................      (957,026)       201,512     (1,594,959)    (3,192,318)   (1,416,892)
          Inventories...................................       (95,524)      (697,742)       325,774        255,439      (541,008)
          Other assets..................................        22,768        (26,462)      (256,628)      (241,811)   (1,201,671)
          Accounts payable..............................     1,022,092       (635,211)      (134,415)      (128,828)      100,007
          Accrued expenses and other liabilities........        53,286        100,974      1,286,845      1,864,227       333,456
                                                          ------------   ------------   ------------   ------------   -----------
          Net cash provided by operating activities.....    11,650,131     11,582,853     14,493,062     16,695,435    18,484,893
                                                          ------------   ------------   ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment............      (391,093)    (1,011,024)      (630,768)      (525,079)     (473,254)
  Purchases of rental equipment.........................   (13,828,294)   (15,711,033)   (22,853,187)   (18,543,953)  (23,311,151)
  Proceeds from sale of rental equipment................     2,826,187      4,410,066      4,537,486      2,695,154     5,963,861
                                                          ------------   ------------   ------------   ------------   -----------
          Net cash used in investing activities.........   (11,393,200)   (12,311,991)   (18,946,469)   (16,373,878)  (17,820,544)
                                                          ------------   ------------   ------------   ------------   -----------


                                  (Continued)

                      RAY L. O'NEAL, INC. AND ARENCO, LLC

                       COMBINED STATEMENTS OF CASH FLOWS

                                  (Continued)


                                                                                                               FOR THE
                                                                       FOR THE YEAR ENDED              NINE MONTH PERIOD ENDED
                                                                          DECEMBER 31,                      SEPTEMBER 30,
                                                              -------------------------------------   -------------------------
                                                                 1995         1996         1997          1997          1998
                                                              ----------   ----------   -----------   -----------   -----------
                                                                                                      (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt........................................  $5,883,634   $5,710,619   $10,354,246   $6,112,025    $23,299,072
  Repayments of debt........................................  (4,505,071)  (5,575,127)   (6,044,642)  (4,481,432)   (22,806,830)
  Capital contribution......................................          --      200,000            --           --             --
  Distributions to owners...................................          --           --            --           --     (2,978,000)
                                                              ----------   ----------   -----------   ----------    -----------
     Net cash provided by (used in) financing activities....   1,378,563      335,492     4,309,604    1,630,593     (2,485,758)
                                                              ----------   ----------   -----------   ----------    -----------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS......................................   1,635,494     (393,646)     (143,803)   1,952,150     (1,821,409)
CASH AND CASH EQUIVALENTS, beginning of period..............     975,698    2,611,192     2,217,546    2,217,546      2,073,743
                                                              ----------   ----------   -----------   ----------    -----------
CASH AND CASH EQUIVALENTS, end of period....................  $2,611,192   $2,217,546   $ 2,073,743   $4,169,696    $   252,334
                                                              ==========   ==========   ===========   ==========    ===========
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
     Cash paid for interest.................................  $  600,092   $  519,407   $   654,503   $  456,444    $   532,759
                                                              ==========   ==========   ===========   ==========    ===========
     Cash paid for income taxes.............................  $  121,017   $  211,966   $   233,772   $  233,772    $   207,432
                                                              ==========   ==========   ===========   ==========    ===========


          The accompanying notes to combined financial statements are an integral part of these combined statements.

                      RAY L. O'NEAL, INC. AND ARENCO, LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Ray L. O'Neal, Inc. was incorporated on December 23, 1968 in the State of Texas and Arenco, LLC was formed on August 19, 1996 as a limited liability corporation in the State of Texas. Ray L. O'Neal, Inc. and Arenco, LLC, do business collectively as A-1 Rental (the "Company"). The Company operates thirteen stores in the Dallas/Fort Worth metropolitan area renting a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling new and used rental equipment and related merchandise and parts. Rental periods are generally less than one year and the related contracts are cancelable at the discretion of the customer. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying combined balance sheets are presented on an unclassified basis.

     The accompanying combined financial statements include Ray L. O'Neal, Inc. and Arenco, LLC. Ownership of both entities is closely held. All significant intercompany accounts and transactions have been eliminated in combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. Cash in interest-bearing accounts was $2,178,170 and $1,254,579 as of December 31, 1996 and 1997 at interest rates in the ranges of 3%-5.07% and 3.18%-5.28%, respectively. At December 31, 1996 and 1997 and September 30, 1998 (unaudited), the Company had no cash equivalents.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related merchandise supply items. Inventories are stated at the lower of cost or market. Cost is determined using the weighted average method.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using an accelerated method. The useful life estimated by management for rental equipment is five years. Rental equipment having a cost below a capitalization threshold is charged to rental equipment depreciation expense at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

  Property, plant and equipment

     Property is stated at cost. Plant and equipment are recorded at cost and depreciated over their estimated useful lives using an accelerated method. The range of useful lives estimated by management for plant and equipment is five to thirty nine years. The cost of additions and improvements which substantially extend the useful life of a particular asset is capitalized. Upon sale,

                      RAY L. O'NEAL, INC. AND ARENCO, LLC
the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income. Ordinary maintenance and repair costs are charged to expense as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying combined balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value as of December 31, 1996 and 1997 and September 30, 1998 (unaudited) due to the short term nature of these accounts. The carrying amount of the vendor financing debt approximates fair value due to their short maturity of up to one year. The fair value of notes payable is determined using current applicable interest rates as of December 31, 1996 and 1997 and September 30, 1998 (unaudited) and approximates the carrying value of such debt.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Income taxes

     Ray L. O'Neal, Inc. became an S Corporation for tax purposes effective November 1, 1987. Arenco, LLC is classified as a partnership for income tax purposes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the tax returns of the stockholders of Ray L. O'Neal, Inc. and the members of Arenco, LLC. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying combined financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying combined statements of income is for informational purposes only. The pro forma provision for income taxes has been provided at the estimated effective rate of 40%.

     Ray L. O'Neal, Inc. was liable for income taxes imposed on any built-in gain resulting from the disposition, within 10 years, of any asset held on the first day of the S Corporation election. A built-in gain is the difference between the net book value and the fair market value of an asset, on hand, as of the S Corporation election date. The income tax on the built-in gains is computed at the highest corporate tax rate effective for that year. Provisions for the built-in gains income tax are made in the accompanying combined balance sheet in accrued expenses and other liabilities for the year ended December 31, 1996. No further provision is required for disposition of assets after October 31, 1997.

                      RAY L. O'NEAL, INC. AND ARENCO, LLC

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits and monitoring procedures.

  Interim Financial Information

     In the opinion of management, the unaudited interim financial information as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

3. RENTAL EQUIPMENT, NET

     Rental equipment and related accumulated depreciation consists of the following:

                                                        DECEMBER 31,
                                                  -------------------------   SEPTEMBER 30,
                                                     1996          1997           1998
                                                  -----------   -----------   -------------
                                                                               (UNAUDITED)
Rental equipment................................  $57,292,733   $71,891,633    $83,834,303
Less -- accumulated depreciation................   34,136,119    41,575,259     45,556,696
                                                  -----------   -----------    -----------
  Rental equipment, net.........................  $23,156,614   $30,316,374    $38,277,607
                                                  ===========   ===========    ===========

4. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment consists of the following:

                                                         DECEMBER 31,
                                                    -----------------------   SEPTEMBER 30,
                                                       1996         1997          1998
                                                    ----------   ----------   -------------
                                                                               (UNAUDITED)
Land..............................................  $   78,567   $   78,567    $   78,567
Building and leasehold Improvements...............   3,961,651    4,363,848     4,686,937
Office equipment..................................   1,006,514    1,236,742     1,389,294
Less- accumulated depreciation and amortization...   2,624,812    2,943,210     3,183,923
                                                    ----------   ----------    ----------
     Property, plant and equipment, net...........  $2,421,920   $2,735,947    $2,970,875
                                                    ==========   ==========    ==========

                      RAY L. O'NEAL, INC. AND ARENCO, LLC

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

                                                         DECEMBER 31,
                                                    -----------------------   SEPTEMBER 30,
                                                       1996         1997          1998
                                                    ----------   ----------   -------------
                                                                               (UNAUDITED)
Payroll and related benefits......................  $  432,952   $  519,098    $  428,170
Employee benefit plan.............................     447,817    1,559,100     1,335,846
Sales taxes payable...............................     223,538      276,385       369,410
Accrual for income tax on built-in gains..........      36,535           --            --
Accrued interest..................................      18,352       62,024       317,899
Other.............................................     239,239      268,671       567,409
                                                    ----------   ----------    ----------
  Accrued expenses and other liabilities..........  $1,398,433   $2,685,278    $3,018,734
                                                    ==========   ==========    ==========

6. DEBT

     Debt consists of the following:

                                                         DECEMBER 31,
                                                   ------------------------   SEPTEMBER 30,
                                                      1996         1997           1998
                                                   ----------   -----------   -------------
                                                                               (UNAUDITED)
Notes payable, secured by specific equipment,
  interest at prime minus 50 basis points (8.0%
  at December 31, 1997), payable in monthly
  installments ranging from $21,667 to $77,930
  through March 2002.............................  $4,581,799   $ 8,447,429    $ 2,941,640
Vendor financing, secured by specific equipment,
  non-interest bearing, payable within one
  year...........................................   1,749,063     2,443,037      2,691,068
Notes payable to a related parties substantially
  unsecured, interest at 7.5% and 8.0%, payable
  through January 2002...........................   3,550,000     3,300,000      3,500,000
Lines of credit, with borrowings up to $11.5
  million, secured by specific equipment,
  interest at prime less .50%, payable in monthly
  installments through August 1, 1999............          --            --      5,550,000
                                                   ----------   -----------    -----------
                                                   $9,880,862   $14,190,466    $14,682,708
                                                   ==========   ===========    ===========

     The indebtedness with the related party is, in the opinion of management, at terms not more or less favorable than could have been obtained if the indebtedness was with an unrelated party.

     Maturities of the Company's debt at December 31, 1997, are as follows:

1998........................................................  $ 5,086,558
1999........................................................    4,456,019
2000........................................................    2,393,520
2001........................................................    1,934,719
2002........................................................      319,650
                                                              -----------
          Total debt........................................  $14,190,466
                                                              ===========

                      RAY L. O'NEAL, INC. AND ARENCO, LLC

7. RECAPITALIZATION

     Effective December 29, 1997, the articles of incorporation for Ray L. O'Neal, Inc. were amended to authorize the issuance of voting and nonvoting shares of common stock in lieu of a single class of common stock. The 60,200 common shares issued prior to the amendment were changed and reclassified to 6,020 shares of voting common stock and 54,180 shares of nonvoting common stock. The stated capital of the corporation was not changed by the amendment.

8. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases real estate under operating leases from related parties and from a third party on a month to month basis. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. The leases cover several operating locations and expire at various dates through July 31, 2005. Future minimum lease payments to related parties, by year and in the aggregate, at December 31, 1997 for noncancelable operating leases with initial or remaining terms of one year or more are as follows:

1998........................................................  $  987,616
1999........................................................     918,684
2000........................................................     692,684
2001........................................................     772,116
2002........................................................     704,066
2003 and thereafter.........................................     741,516
                                                              ----------
          Total.............................................  $4,816,682
                                                              ==========

     Rent expense under noncancellable operating leases for the years ended December 31, 1995, 1996 and 1997 was $781,400, $804,476 and $1,027,525,
respectively, all of which was paid to related parties, except for $30,000 paid to an unrelated third party in 1997.

  Litigation, Claims and Assessments

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying combined financial statements.

9. EMPLOYEE BENEFIT PLANS

     The Company has adopted a defined contribution employee benefit plan under
Section 401(k) of the Internal Revenue Code. All employees who have met minimum age and length of service requirements are qualified to participate. Employee contributions are voluntary and employer contributions are made at the discretion of the Board of Directors in an amount not to exceed the amount deductible for income tax purposes. Plan expense was $225,000, $250,000 and $320,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company had a defined benefit pension plan covering substantially all of its employees which was terminated effective December 31, 1997. The benefits were based on years of service and compensation of the employee. Payment of accrued benefits under the plan was only available upon death, disability or retirement. The Company's policy was to annually expense and contribute a

                      RAY L. O'NEAL, INC. AND ARENCO, LLC
minimum required contribution as determined by a consulting actuary. Annual expenses and contributions related to the pension plan were $337,370, $459,768 and $552,796 for the years ended December 31, 1995, 1996 and 1997, respectively. In addition, the estimated cost of terminating the plan of $906,985 was expensed in 1997 and is included in accrued expenses and other liabilities on the accompanying combined balance sheet as of December 31, 1997.

10. SUBSEQUENT EVENT

     Effective September 9, 1998, substantially all of the Company's operating assets and liabilities were purchased by NationsRent, Inc. an unrelated third party, in exchange for cash and debt.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Action Equipment Company, Inc.
and Action Supply Co., Inc.:

     We have audited the accompanying combined balance sheet of Action Equipment Company, Inc. and Action Supply Co., Inc. (the "Companies"), both New Hampshire S Corporations, as of December 31, 1997 and the related combined statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Action Equipment Company, Inc. and Action Supply Co., Inc. as of December 31, 1997 and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Boston, Massachusetts,
   November 13, 1998.

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
CASH AND CASH EQUIVALENTS...................................  $   190,171     $   265,543
ACCOUNTS RECEIVABLE, net of allowances for doubtful accounts of $435,000 and $329,000 at December 31, 1997 and
  September 30, 1998 (unaudited), respectively..............    2,899,637       2,832,781
INVENTORIES.................................................    1,353,174       1,557,659
DUE FROM AFFILIATES.........................................       27,514         461,444
RENTAL EQUIPMENT, NET.......................................    4,267,389       8,649,446
PROPERTY AND EQUIPMENT, NET.................................      722,989         857,301
OTHER ASSETS, NET...........................................      170,087         404,365
                                                              -----------     -----------
          Total assets......................................  $ 9,630,961     $15,028,539
                                                              ===========     ===========

                          LIABILITIES AND STOCKHOLDERS' DEFICIT
DEBT........................................................  $ 6,642,922     $ 9,398,776
OBLIGATIONS UNDER CAPITAL LEASES............................      297,484         259,425
ACCOUNTS PAYABLE............................................    1,574,026       4,162,889
ACCRUED EXPENSES AND OTHER LIABILITIES......................      291,186         511,585
SUBORDINATED DEBT...........................................    1,229,978       1,247,497
                                                              -----------     -----------
          Total liabilities.................................   10,035,596      15,580,172
COMMITMENTS AND CONTINGENCIES (Notes 7, 8, 9 and 13)
PUT WARRANTS................................................      278,700       1,875,000
                                                              -----------     -----------
STOCKHOLDERS' DEFICIT:
  Stockholders' investment..................................    1,529,648       1,633,650
  Accumulated deficit.......................................   (2,212,983)     (4,060,283)
                                                              -----------     -----------
          Total stockholders' deficit.......................     (683,335)     (2,426,633)
                                                              -----------     -----------
          Total liabilities and stockholders' deficit.......  $ 9,630,961     $15,028,539
                                                              ===========     ===========

    The accompanying notes are an integral part of these combined financial statements.

                       ACTION EQUIPMENT COMPANY, INC. AND
                             ACTION SUPPLY CO., INC

                       COMBINED STATEMENTS OF OPERATIONS

                                                                               FOR THE
                                                        FOR THE YEAR      NINE MONTHS ENDED
                                                           ENDED            SEPTEMBER 30,
                                                        DECEMBER 31,   ------------------------
                                                            1997          1997         1998
                                                        ------------   ----------   -----------
                                                                             (UNAUDITED)
REVENUE:
  Equipment rentals...................................  $ 6,114,187    $4,203,380   $ 5,626,434
  Sale of equipment, parts and supplies...............    7,396,734     5,001,628     5,249,394
  Service and Other...................................      334,751       196,791       215,029
                                                        -----------    ----------   -----------
          Total Revenue...............................   13,845,672     9,401,799    11,090,857
COST OF REVENUE:
  Cost of equipment rentals, excluding depreciation...    3,187,304     2,376,958     2,657,283
  Rental equipment depreciation.......................      660,750       314,014       598,236
  Cost of sales of equipment, parts and supplies......    6,315,063     4,224,843     4,689,604
                                                        -----------    ----------   -----------
          Total Cost of Revenue.......................   10,163,117     6,915,815     7,945,123
                                                        -----------    ----------   -----------
          Gross profit................................    3,682,555     2,485,984     3,145,734
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........    3,432,129     2,456,364     2,450,721
NONRENTAL DEPRECIATION AND AMORTIZATION...............      189,636        90,122       153,378
                                                        -----------    ----------   -----------
  Operating income (loss).............................       60,790       (60,502)      541,635
OTHER INCOME (EXPENSE), NET:
  Interest expense....................................     (779,796)     (524,745)   (2,393,725)
  Interest income.....................................       27,608        21,058         4,790
                                                        -----------    ----------   -----------
          Total other expense.........................     (752,188)     (503,687)   (2,388,935)
                                                        -----------    ----------   -----------
          Loss before extraordinary item..............     (691,398)     (564,189)   (1,847,300)
EXTRAORDINARY ITEM :
  Gain on extinguishment of debt......................      651,354            --            --
                                                        -----------    ----------   -----------
NET LOSS..............................................  $   (40,044)   $ (564,189)  $(1,847,300)
                                                        ===========    ==========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                        TOTAL
                                                      STOCKHOLDERS'   ACCUMULATED   STOCKHOLDERS'
                                                       INVESTMENT       DEFICIT        DEFICIT
                                                      -------------   -----------   -------------
  BALANCE, JANUARY 1, 1997..........................   $1,015,163     $(2,172,939)   $(1,157,776)
    Capital contribution............................      514,485             --         514,485
    Net loss........................................           --        (40,044)        (40,044)
                                                       ----------     -----------    -----------
  BALANCE, DECEMBER 31, 1997........................    1,529,648     (2,212,983)       (683,335)
    Capital contribution (unaudited)................      104,002             --         104,002
    Net loss (unaudited)............................           --     (1,847,300)     (1,847,300)
                                                       ----------     -----------    -----------
  BALANCE, SEPTEMBER 30, 1998 (unaudited)...........   $1,633,650     $(4,060,283)   $(2,426,633)
                                                       ----------     -----------    -----------

    The accompanying notes are an integral part of these combined financial statements.

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                             SEPTEMBER 30,
                                                        DECEMBER 31,   -------------------------
                                                            1997          1997          1998
                                                        ------------   -----------   -----------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................  $   (40,044)   $  (564,189)  $(1,847,300)
  Adjustments to reconcile net loss to net cash (used
     in) provided by operating activities --
       Depreciation and amortization..................      850,386        404,136       751,614
       Gain on extinguishment of debt.................     (651,354)            --            --
       Accretion of put warrants......................           --             --     1,596,300
       Accretion of subordinated debt.................        8,678             --        17,519
       Changes in assets and liabilities --
          Accounts receivable.........................   (1,020,433)      (331,889)       66,856
          Inventories.................................      (79,330)        17,841      (204,485)
          Due from affiliates.........................      557,788       (117,635)     (433,930)
          Other assets................................       33,803       (136,802)     (234,278)
          Accounts payable............................     (136,172)      (498,608)    2,588,863
          Accrued expenses and other liabilities......       91,391        (89,948)      220,399
                                                        -----------    -----------   -----------
            Net cash provided by (used in) operating
               activities.............................     (385,287)    (1,317,094)    2,521,558
                                                        -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net purchase of rental equipment....................     (205,215)      (156,000)   (2,200,000)
  Net purchase of property and equipment..............      (66,649)       (50,000)     (197,432)
                                                        -----------    -----------   -----------
            Net cash used in investing activities.....     (271,864)      (206,000)   (2,397,432)
                                                        -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of debt.................     (719,967)        91,431       (48,754)
  Proceeds from subordinated debt issuance............    1,221,300      1,221,300            --
  Issuance of put warrants............................      278,700        278,700            --
                                                        -----------    -----------   -----------
            Net cash provided by (used in) financing
               activities.............................      780,033      1,591,431       (48,754)
                                                        -----------    -----------   -----------
            Net increase in cash and cash
               equivalents............................      122,882         68,337        75,372
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........       67,289         67,289       190,171
                                                        -----------    -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............  $   190,171    $   135,626   $   265,543
                                                        ===========    ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Acquisition of equipment financed by debt and
     capital leases...................................  $ 1,061,398    $   760,188   $ 2,870,551
                                                        ===========    ===========   ===========
  Conversion of debt to capital.......................  $   514,485    $   514,485   $   104,002
                                                        ===========    ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for taxes.................................  $    14,500    $     7,107   $    12,950
                                                        ===========    ===========   ===========
  Cash paid for interest..............................  $   817,485    $   612,509   $   712,852
                                                        ===========    ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Action Equipment Company, Inc. was incorporated in 1980 in the state of New Hampshire. Action Supply Co., Inc. was incorporated in 1985 in the state of New Hampshire. Action Equipment Company, Inc. and Action Supply Co., Inc., collectively referred to hereafter as the "Companies," do business in New Hampshire, Massachusetts, Vermont and Maine. The Companies rent and sell a broad array of equipment to a customer base that includes principally construction industry participants and industrial companies. The nature of the Companies' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

     The combined financial statements include Action Equipment Company, Inc. and Action Supply Co., Inc., both of which are closely held by the same shareholder group. All significant intercompany accounts and transactions have been eliminated in combination.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Interim Financial Information

     The accompanying combined financial statements as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 are unaudited, but in the opinion of management, include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted with respect to the interim periods, although the Companies believe that the disclosures included are adequate to make the information presented not misleading. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

  (b) Cash and Cash Equivalents

     The Companies consider all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. As of December 31, 1997, $82,022 of the total cash and cash equivalents was interest bearing at approximately 2.5%, of which $51,449 was restricted to comply with loan covenants (see Note 6).

  (c) Inventories

     Inventories consist of equipment, tools, parts and related rental equipment supplies and accessories. Inventories are stated at the lower of cost, using the specific identification method, or market.

  (d) Rental Equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The useful lives estimated by management for rental equipment are 3 to 12 years. Ordinary maintenance and repair costs are charged to operations as incurred. Betterments, which substantially extend the useful life of rental equipment, are capitalized.

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Upon sale of rental equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

  (e) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and are depreciated on the straight-line method using the following estimated useful lives:

                                                              3 -- 12
Transportation equipment...............................         years
                                                              5 -- 12
Furniture and fixtures.................................         years
                                                              3 --  5
Computer equipment.....................................         years
Leasehold improvements.................................       5 years

     The cost of additions and improvements, which substantially extend the useful life of a particular asset, is capitalized.

  (f) Other Assets

     Included in other assets are deferred financing costs and costs incurred in relation to the possible sale of the Companies (Note 15). Deferred financing costs are amortized on a straight-line basis over the term of the related loan or mortgage, which ranges from 24 to 84 months.

  (g) Impairment of Long-Lived Assets

     The Companies periodically review the valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts, the Companies record impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  (h) Fair Value of Financial Instruments

     The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value as of December 31, 1997 and September 30, 1998 (unaudited) due to the short-term nature of these amounts. The fair value of debt is determined using current applicable interest rates as of December 31, 1997 and September 30, 1998 (unaudited) and approximates the carrying value of such debt.

  (i) Revenue Recognition

     Revenues from the sales and service of equipment, parts and accessories are recognized upon shipment or as the services are provided. Rental revenues are recognized ratably over the contractual periods, which are typically less than one year. Allowances are established to recognize estimated bad debts and adjustments to revenues.

  (j) Income Taxes

     The Companies have elected under the Internal Revenue Code to be S corporations. For federal income tax purposes, income, losses and other tax attributes are primarily passed through to the stockholders. Therefore, no provision or liability for federal income taxes has been included in the

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

combined financial statements. The Companies have operating facilities in various states and provide for state income tax liability based upon the respective taxable income and statutory requirements of each state.

     The Companies follow Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires, among other things, recognition of future tax effects measured at enacted rates attributable to deductible temporary differences between the financial statement and income tax bases of assets and liabilities to the extent that realization of said effects is more likely than not.

     As of December 31, 1997, the Companies had net operating loss carryforwards of approximately $300,000 and tax credits of $20,000, which begin to expire in 1998. The deferred tax asset associated with these tax attributes has a 100% offsetting valuation allowance due to the uncertainty of usage prior to expiration.

  (k) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (l) Concentrations of Credit Risk

     Financial instruments that potentially subject the Companies to significant concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Companies maintain cash and cash equivalents with high-quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Companies' customer base. No single customer represents greater than 10% of total accounts receivable. The Companies control credit risk through credit approvals, credit limits and monitoring procedures.

(3) RENTAL EQUIPMENT

     Rental equipment consists of the following:

                                                         DECEMBER 31,   SEPTEMBER 30,
                                                             1997           1998
                                                         ------------   -------------
                                                                         (UNAUDITED)
Rental equipment.......................................  $ 6,102,028     $10,790,160
Less accumulated depreciation..........................   (1,834,639)     (2,140,714)
                                                         -----------     -----------
Rental equipment, net..................................  $ 4,267,389     $ 8,649,446
                                                         ===========     ===========

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(4) PROPERTY AND EQUIPMENT, NET

     Property and equipment consists of the following:

                                                         DECEMBER 31,   SEPTEMBER 30,
                                                             1997           1998
                                                         ------------   -------------
                                                                         (UNAUDITED)
Transportation equipment...............................  $   921,322     $ 1,091,689
Furniture and fixtures.................................      303,265         303,883
Computer equipment.....................................       48,195          52,956
Leasehold improvements.................................       38,731         123,609
                                                         -----------     -----------
                                                           1,311,513       1,572,137
Less accumulated depreciation..........................     (588,524)       (714,836)
                                                         -----------     -----------
Property and equipment, net............................  $   722,989     $   857,301
                                                         ===========     ===========

(5) ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consist of the following:

                                                         DECEMBER 31,   SEPTEMBER 30,
                                                             1997           1998
                                                         ------------   -------------
                                                                         (UNAUDITED)
Interest...............................................  $    39,241     $    97,617
Professional Fees......................................      136,181         197,699
Payroll-related........................................       37,793          21,130
Deferred Taxes.........................................       30,000          30,000
Inventory received, but not invoiced...................       24,604         113,081
Other..................................................       23,367          52,058
                                                         -----------     -----------
                                                         $   291,186     $   511,585
                                                         ===========     ===========

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(6) DEBT

     Debt consists of the following:

                                                         DECEMBER 31,   SEPTEMBER 30,
                                                             1997           1998
                                                         ------------   -------------
                                                                         (UNAUDITED)
Lines of credit. Revolving loan with borrowings up to
  $2,000,000 ($1,996,780 at December 31, 1997); final
  maturity November 1999; variable rate (10% at
  December 31, 1997); collateralized by all personal
  property; guaranteed by stockholders and Action
  Supply Co., Inc......................................  $ 1,996,780     $ 1,985,274
Demand note ($154,000 at December 31, 1997) with
  variable rate (10.5% at December 31, 1997);
  collateralized by inventories and receivables;
  guaranteed by stockholders...........................      154,000         140,000
Equipment obligations; collateralized by the related
  equipment and the personal guarantee of the majority
  owner of the Companies; interest payable monthly at
  rates ranging from 3.21% to 22.91% at December 31,
  1997.................................................    3,604,993       6,484,197
Note Payable; interest at prime plus 1.5% (10.0% at
  December 31, 1997); monthly payments of $10,000
  principal plus interest maturing March 2002;
  collateralized by equipment, life insurance policy
  and certificate of deposit; guaranteed by stockholder
  and affiliated companies.............................      887,149         789,305
                                                         -----------     -----------
          Debt.........................................  $ 6,642,922     $ 9,398,776
                                                         ===========     ===========

     The terms of some of the Companies' debt instruments contain financial covenants with respect to total net worth, current ratio, debt to equity ratio, debt service coverage and other debt and capital ratios. As of December 31, 1997 the Companies are not in compliance with such requirements. The Companies have received waivers from their creditors with respect to compliance with these covenants.

     Maturities of long-term debt for each of the next five years as of December 31, 1997 are as follows:

1998.....................................................  $4,026,469
1999.....................................................   1,244,401
2000.....................................................     696,227
2001.....................................................     497,107
2002.....................................................     178,718
                                                           ----------
          Total..........................................  $6,642,922
                                                           ==========

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(7) LEASE OBLIGATIONS

  (a) Capital Leases

     The Companies have entered into long-term capital lease agreements related to certain revenue-earning equipment. As of December 31, 1997, the present value of future minimum lease payments under the capital leases was as follows:

1998.....................................................  $  79,086
1999.....................................................     79,086
2000.....................................................     79,086
2001.....................................................     79,086
2002.....................................................     58,959
                                                           ---------
Total future minimum lease payments......................    375,303
Less amounts representing interest.......................    (77,819)
                                                           ---------
Present value of net minimum capital lease payments......  $ 297,484
                                                           =========

  (b) Operating Leases

     The Companies have obligations under operating leases primarily for office space and equipment that expire through August 2001 including obligations to related parties. Rent expense for 1997 amounted to $251,720, including $184,600 paid to a related party.

     Minimum future rental obligations for noncancellable operating leases as of December 31, 1997 are as follows:

                                            EQUIPMENT    PROPERTY                RELATED
                YEAR ENDED                    LEASES      LEASES      TOTAL       PARTY
                ----------                  ----------   --------   ----------   --------
  1998....................................  $ 497,506    $223,300   $  720,806   $247,420
  1999....................................    479,526     229,300      708,826    253,420
  2000....................................    411,064     218,100      629,164    242,220
  2001....................................    381,255     107,100      488,355    131,220
  2002....................................    150,374          --      150,374     20,100
                                            ----------   --------   ----------   --------
Total future minimum lease payments.......  $1,919,725   $777,800   $2,697,525   $894,380
                                            ==========   ========   ==========   ========

(8) SUBORDINATED DEBT AND COMMON STOCK PUT WARRANTS

     In August 1997, the Company issued 12% subordinated debentures maturing August 2004 to a venture capital firm. Principal payments, which are subordinate to all senior debt, are subject to mandatory or optional prepayment under certain conditions, as defined. In conjunction with the debentures, common stock purchase warrants were issued for 39,588 shares of common stock for each company, respectively. Both the exercise price ($10.93 per share for Action Equipment Company, Inc. and $2.19 per share for Action Supply Co., Inc.) and the number of shares available are subject to adjustment based upon certain terms. The warrant certificates fully expire in August 2007.

     Under the warrant agreement, the warrant holder may put the warrant back to the Companies at any time after August 31, 2004, or earlier if the debenture has been repaid in full. The put feature expires at the earlier of the event of an initial public offering of stock by the Companies from which the Companies receive net proceeds in excess of $10,000,000 and in which the price per share of common stock would yield net proceeds in respect of shares covered by the warrants in excess of

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

$3,000,000, or the expiration date. The redemption price, in the event of a put, is equal to the appraised fair market value of the Companies multiplied by the shares issuable under the warrant, divided by the total shares outstanding at the time of the put, plus the number of shares represented by the warrant, or will be based on a formula in which the fair value of the Companies is determined based on six times EBITDA, less the amount of outstanding debt at the time of redemption.

     The initial allocation of value assigned to the notes and warrants was determined using the Black-Scholes option valuation model. The assumptions used were as follows: dividend yield of 0%, risk-free interest rate of 6.13%, expected warrant life of 10 years, and expected volatility of 25%.

     As a result of this valuation of the warrants, the Companies have recorded a discount on the subordinated note and are accreting this discount using the effective yield method over the term of the debt. The Companies recognize changes in the estimated fair value of the warrants in earnings. During the period ended September 30, 1998 the Company recognized $1,596,300 of interest related to an increase in the estimated fair value of the warrants.

(9) COMMITMENTS AND CONTINGENCIES

  Litigation, Claims and Assessments

     From time to time, the Companies may be engaged in routine litigation and disputes incidental to their business. The Companies do not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying combined financial statements.

(10) RELATED PARTY TRANSACTIONS AND BALANCES

     By virtue of common ownership and/or control, the Companies have several relationships with certain entities. Some entities are involved in services or sales within the construction industry, while others provide administrative services or lease real estate. Sales and services charged to related parties were approximately $1.4 million for 1997, while approximately $3.3 million in products and services were purchased from related parties in 1997 and included as cost of equipment rentals. Management believes these to be arm's-length transactions done at fair market value.

     In addition, the Companies hold various notes receivable, a note payable, and open accounts with related parties, which are included within due to/from related parties.

(11) CAPITAL STOCK

     Common stock consists of the following:

                                                          ACTION
                                                        EQUIPMENT       ACTION SUPPLY
                                                      COMPANY, INC.       CO., INC.
                                                     ----------------  ----------------
Common stock, no par value:
  Authorized.......................................  1,000,000 shares  1,000,000 shares
  Issued and outstanding...........................     65,000 shares     65,000 shares

     In August 1997, both Companies increased their authorized common stock, no par value, from 300 shares to 1,000,000 shares. In conjunction with the subordinated debt and common stock warrant issuance (Note 8), the Companies declared a stock split (303.3 shares for each share held by Action Equipment Company, Inc. stockholders; 650 shares for each share held by Action Supply, Inc. stockholders), and each company reserved 39,588 shares for common stock warrants.

                       ACTION EQUIPMENT COMPANY, INC. AND
                            ACTION SUPPLY CO., INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1997, the majority stockholder assumed $514,485 of debt owed by the Companies to related parties. In 1998, the majority stockholder forgave $104,002 of the Companies' debt. Both transactions are recorded as capital contributions in the combined statements of stockholders' deficit.

(12) EXTRAORDINARY ITEM

     In 1997, a settlement of an outstanding note payable was negotiated with the lender, resulting in a gain of $651,354, included as extraordinary income.

(13) CHAPTER 11 PLAN OF REORGANIZATION

     On October 18, 1990, Action Equipment Company, Inc. filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of New Hampshire. On January 31, 1992, the Bankruptcy Court confirmed the Plan of Reorganization, which included provision for installment payments on certain priority tax claims and equipment obligations, pro-rata payout on unsecured obligations, and subordinated debt issuance of $514,485. Future installments of approximately $20,000 for tax claims are included within accrued expenses at December 31, 1997.

(14) EMPLOYEE BENEFIT PLAN

     The Companies have adopted a defined contribution employee benefit plan under Section 401(k) of the Internal Revenue Code. All employees who have met minimum age and length of service requirements are qualified to participate. Employee contributions are voluntary and the Companies do not match employee contributions.

(15) SUBSEQUENT EVENTS

     In August 1998, the Companies purchased certain rental equipment assets from related parties for approximately $2.5 million. Prior to the acquisition, the Companies leased the equipment from the sellers which were used in the Companies' operations. The Companies issued debt to the sellers as consideration. This asset purchase is subject to a call provision if the Companies do not enter into an agreement to be acquired by November 15, 1998. Under the terms of this call provision, the seller has the option to reacquire these assets in return for the consideration received from the Companies. This feature is subject to certain requirements and expires on October 31, 1998. Included in the December 31, 1997 and September 30, 1998 statement of operations is $1,459,200 and $844,420, respectively, of rent expense related to the operating leases of these assets.

     Effective October 1998, the Companies signed a letter of intent for substantially all of the Companies' operating assets and liabilities to be purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
  Logan Equipment Corporation:

     We have audited the accompanying balance sheet of Logan Equipment Corporation (the Company) as of December 31, 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Logan Equipment Corporation at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Ernst & Young LLP

February 20, 1998,
  Boston, Massachusetts.

                          LOGAN EQUIPMENT CORPORATION

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,    SEPTEMBER 30,
                                                                    1997            1998
                                                                  -------          -------
                                                                                 (UNAUDITED)
ASSETS
Cash........................................................      $   240          $ 1,760
Accounts receivable, net of allowance for doubtful accounts
  of $33 and $274 for December 31, 1997 and September 30,
  1998, respectively........................................        6,068            8,169
Inventories.................................................        2,735            5,871
Other assets................................................          105              785
Rental equipment inventory, net of accumulated depreciation
  of $3,505 and $5,950 for December 31, 1997 and September
  30, 1998, respectively....................................       18,439           35,343
Property and equipment, net of accumulated depreciation of
  $380 and $1,109 for December 31, 1997 and September 30,
  1998, respectively........................................          978            2,396
Goodwill, net of accumulated amortization of $31............           --            1,831
                                                                  -------          -------
          Total assets......................................      $28,565          $56,155
                                                                  =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accounts payable and other accrued expenses.................      $ 3,011          $ 8,882
Bank debt and other obligations.............................       22,871           42,359
                                                                  -------          -------
          Total liabilities.................................       25,882           51,241
                                                                  -------          -------
Redeemable preferred stock..................................          200               --

STOCKHOLDERS' EQUITY:
  Common stock, no par value; 100 shares authorized, issued
     and outstanding........................................            5                5
  Additional paid-in capital................................          507              507
  Retained earnings.........................................        1,971            4,402
                                                                  -------          -------
          Total stockholders' equity........................        2,483            4,914
                                                                  -------          -------
          Total liabilities and stockholders' equity........      $28,565          $56,155
                                                                  =======          =======

                            See Accompanying Notes.

                          LOGAN EQUIPMENT CORPORATION

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                               FOR THE NINE
                                                                FOR THE        MONTHS ENDED
                                                               YEAR ENDED      SEPTEMBER 30,
                                                              DECEMBER 31,   -----------------
                                                                  1997        1997      1998
                                                              ------------   -------   -------
                                                                                (UNAUDITED)
REVENUES:
  Equipment rentals.........................................    $ 5,882      $ 4,536   $12,881
  Sales of equipment........................................      7,297        4,419    13,250
  Sales of merchandise, parts and service...................      2,335        1,382     4,798
                                                                -------      -------   -------
          Total revenues....................................     15,514       10,337    30,929

COST OF REVENUES:
  Depreciation, equipment rentals...........................      1,297          927     3,253
  Cost of sales equipment...................................      6,200        3,659    10,779
  Cost of sales of merchandise, parts and service...........      1,018          714     2,709
  Cost of equipment rentals, excluding depreciation.........        358          310       360
  Direct operating expenses.................................        839          616     1,747
                                                                -------      -------   -------
          Total cost of revenues............................      9,712        6,226    18,848
                                                                -------      -------   -------
          Gross profit......................................      5,802        4,111    12,081
Selling, general and administrative expense.................      3,466        2,463     7,518
Nonrental depreciation and amortization.....................         74           52       176
                                                                -------      -------   -------
Operating income............................................      2,262        1,596     4,387
Interest expense............................................        922          606     1,912
                                                                -------      -------   -------
Income before income taxes..................................      1,340          990     2,475
Provision for income taxes..................................         --           --        44
                                                                -------      -------   -------
          Net income........................................    $ 1,340      $   990   $ 2,431
                                                                =======      =======   =======

                            See Accompanying Notes.

                          LOGAN EQUIPMENT CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                       COMMON STOCK     ADDITIONAL                  TOTAL
                                                      ---------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                                      SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                      ------   ------   ----------   --------   -------------
Balance at December 31, 1996........................    100      $5        $507       $  631       $1,143
  Net income........................................     --      --          --        1,340        1,340
                                                       ----      --        ----       ------       ------
Balance at December 31, 1997........................    100       5         507        1,971        2,483
  Net income (unaudited)............................     --      --          --        2,431        2,431
                                                       ----      --        ----       ------       ------
Balance at September 30, 1998 (unaudited)...........    100      $5        $507       $4,402       $4,914
                                                       ====      ==        ====       ======       ======


                            See Accompanying Notes.

                          LOGAN EQUIPMENT CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                            FOR THE NINE MONTH
                                                               FOR THE         PERIOD ENDED
                                                              YEAR ENDED       SEPTEMBER 30,
                                                             DECEMBER 31,   -------------------
                                                                 1997         1997       1998
                                                             ------------   --------   --------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income...............................................      $  1,340     $    990   $  2,431
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Depreciation and amortization.......................         1,371          979      3,429
     Gain on sale of equipment...........................        (1,099)        (367)      (875)
     Provision for losses on accounts receivable.........            18           --         --
     Changes in operating assets and liabilities, net of
       effects of asset acquisition:
     Accounts receivable.................................        (1,880)        (350)    (1,341)
     Inventories.........................................           321           (6)    (2,701)
     Other current assets................................           (91)          (5)      (534)
     Accounts payable and other accrued expenses.........         1,291          760      5,571
                                                               --------     --------   --------
     Net cash provided by operating activities...........         1,271        2,001      5,980
INVESTING ACTIVITIES
Purchases of equipment...................................       (10,126)      (4,944)   (16,361)
Cash acquired from asset acquisition.....................           134           --        242
Capital expenditures.....................................          (187)        (133)      (749)
Proceeds from sale of equipment..........................         7,320        1,810      4,818
                                                               --------     --------   --------
          Net cash used in investing activities..........        (2,859)      (3,267)   (12,050)
FINANCING ACTIVITIES
Payments to preferred stockholders.......................            --           --       (200)
Proceeds from bank debt and long-term obligations........         1,635        1,343      7,790
                                                               --------     --------   --------
Net cash provided by financing activities................         1,635        1,343      7,590
                                                               --------     --------   --------
Net increase in cash and cash equivalents................            47           77      1,520
Cash and cash equivalents at beginning of year...........           193          193        240
                                                               --------     --------   --------
Cash and cash equivalents at end of year.................      $    240     $    270   $  1,760
                                                               ========     ========   ========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest............................................      $    919     $    606   $  1,912
                                                               ========     ========   ========
     Income taxes........................................      $     37     $     --   $     44
                                                               ========     ========   ========
Noncash investing and financing activities:
  Acquisition of assets, net of cash received............      $ 13,963     $     --   $ 11,757
                                                               ========     ========   ========
Liabilities incurred as a result of asset acquisition....      $ 14,097     $     --   $ 11,998
                                                               ========     ========   ========

                            See Accompanying Notes.

                          LOGAN EQUIPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Logan Equipment Corporation (Logan or Company), was founded in 1963. The Company operates in a single industry segment: the short-term rental and sale of equipment, including sales of parts, supplies and service through a network of full service center locations in Massachusetts, Rhode Island, Vermont and Maine. The nature of the Company's business is such that short-term obligations are generally met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheet is presented on an unclassified basis.

  Revenue Recognition

     Equipment rental revenue is recorded as earned over the contract term. Revenue from the sale of equipment, parts and service is recorded at the time of delivery to or pick-up by the customer.

  Inventory and Rental Equipment

     Inventory consists of new equipment, parts and accessories held for sale. Fleet rental equipment inventory is depreciated to a salvage value of 20% of cost. Depreciation is provided on the fleet rental equipment using the straight-line method over the estimated useful lives of the assets, generally 5 to 7 years. Inventory is recorded at the lower of cost using the first-in, first-out (FIFO) method or market.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation is provided using the straightline method over the estimated useful lives of the assets, generally 3 to 10 years.

  Income Taxes

     The Company uses the liability method of accounting for income taxes as set forth in the Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not to be realized in future periods.

  Fair Value of Financial Instruments

     The carrying amounts reported in the balance sheet for cash, accounts receivable, and accounts payable and other accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of the revolving credit agreement is determined using current interest rates as of the balance sheet date and approximates the carrying value of such debt because the underlying instruments are at variable rates which are repriced frequently.

                          LOGAN EQUIPMENT CORPORATION

  Concentrations of Credit Risk

     The Company maintains cash with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions and limits the amount of exposure with any institution.

     The Company's customers are located throughout New England and are concentrated in the construction industry. No single customer accounted for greater than 10% of the Company's revenues and there were no accounts receivable from any single customer greater than 10% of total accounts receivable. The Company reviews a customer's credit history before extending credit. The Company's allowance for doubtful accounts is based upon factors surrounding the credit risk of its customers, historical trends and other information.

  Collective Bargaining Agreements

     At December 31, 1997, the Company had approximately 115 employees. Approximately 15% of the Company's employees are covered by collective bargaining agreements negotiated with a local union that is affiliated with an international union. The Agreement has a three-year term that expires in August 2000. The Company is currently negotiating with the same local union to cover an additional 15% of its employees. The Company considers its relationship with its employees and the representatives of the union to be excellent.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in its financial statements and accompanying notes. Actual results could differ from these estimates.

2. ACQUISITION OF BUSINESS

     On January 31, 1998, the Company completed its acquisition of a company that sells and rents equipment to the construction industry. The effective date of the acquisition was December 31, 1997.

                          LOGAN EQUIPMENT CORPORATION

     The following pro forma balance sheet reflects the purchase accounting adjustments included in the December 31, 1997 balance sheet. The following pro forma balance sheet also reflects the borrowings entered into on January 31, 1998 to effect the transaction as more fully described in Note 4:

                            PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)

                                                                          CONSOLIDATED
                                              LOGAN          ACQUIRED        LOGAN        PRO FORMA
                                            EQUIPMENT        COMPANY       EQUIPMENT     ADJUSTMENTS      PRO FORMA
                                           DECEMBER 31,    DECEMBER 31,   DECEMBER 31,       FOR         DECEMBER 31,
                                               1997            1997           1997       REFINANCING         1997
                                           ------------    ------------   ------------   ------------    ------------
ASSETS
Cash.....................................    $   106         $   134(a)     $   240                        $   240
Accounts receivable, net.................      3,289           2,779(a)       6,068                          6,068
Inventories..............................      1,016           1,719(a)       2,735                          2,735
Other current assets.....................        100               5(a)         105                            105
Rental equipment, net....................      9,282           9,157(a)      18,439                         18,439
Property and equipment, net..............        675             303(a)         978                            978
                                             -------         -------        -------                        -------
        Total assets.....................    $14,468         $14,097(a)     $28,565                        $28,565
                                             =======         =======        =======                        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued
  expenses...............................    $ 2,411         $   600(b)     $ 3,011        $  (320)(b)     $ 2,691
Long-term debt/revolving credit
  agreement..............................      9,374          13,497(c)      22,871            520(c)       23,391
                                             -------         -------        -------        -------         -------
        Total liabilities................     11,785          14,097         25,882            200          26,082
Redeemable preferred stock...............        200                            200           (200)(d)           0
Stockholder's equity:
  Common stock, no par value; 100 shares
    authorized, issued and outstanding...          5                              5                              5
  Additional paid-in capital.............        507                            507                            507
  Retained earnings......................      1,971                          1,971                          1,971
                                             -------         -------        -------                        -------
        Total stockholders' equity.......      2,483                          2,483                          2,483
                                             -------         -------        -------                        -------
        Total liabilities and
          stockholders' equity...........    $14,468         $14,097        $28,565                        $28,565
                                             =======         =======        =======                        =======

                          LOGAN EQUIPMENT CORPORATION

     The following pro forma income statement is intended to reflect the results of operations of the Company as if the transaction had occurred at the beginning of the year:

                           PRO FORMA INCOME STATEMENT
                                 (IN THOUSANDS)

                                       LOGAN         ACQUIRED
                                     EQUIPMENT       COMPANY                      PRO FORMA
                                    DECEMBER 31,   DECEMBER 31,    PRO FORMA     DECEMBER 31,
                                        1997           1997       ADJUSTMENTS        1997
                                    ------------   ------------   -----------    ------------
REVENUES:
  Equipment rentals...............    $ 5,882        $ 4,848                       $10,730
  Sales of equipment..............      7,297         10,177                        17,474
  Sales of merchandise, parts and
     service......................      2,335          4,367                         6,702
                                      -------        -------        -------        -------
          Total revenues..........     15,514         19,392                        34,906
COST OF REVENUES:
  Depreciation, equipment
     rentals......................      1,297          3,141        $(1,786)(e)      2,652
  Cost of sales equipment.........      6,200          7,237                        13,437
  Cost of sales of merchandise,
     parts and service............      1,018          2,944                         3,962
  Cost of equipment rentals,
     excluding depreciation.......        358                                          358
  Direct operating expenses.......        839            841                         1,680
                                      -------        -------        -------        -------
          Total cost of
            revenues..............      9,712         14,163         (1,786)        22,089
                                      -------        -------        -------        -------
Gross Profit......................      5,802          5,229          1,786         12,817
Selling, general and
  administrative costs............      3,466          3,789                         7,255
Nonrental depreciation and
  amortization....................         74            114                           188
                                      -------        -------        -------        -------
          Operating income........      2,262          1,326          1,786          5,374
Interest expense..................        922            441            717(f)       2,080
                                      -------        -------        -------        -------
Income before income taxes........      1,340            885          1,069(g)       3,294
Provision for income taxes........         --            250                           250
                                      -------        -------        -------        -------
          Net income..............    $ 1,340        $   635        $ 1,069        $ 3,044
                                      =======        =======        =======        =======

---------------

(a) All current assets were recorded at their respective fair values on the date of acquisition and the remaining purchase price of $9,157,000 has been allocated to rental equipment.

(b) Reflects expenses incurred in connection with the purchase of which $320,000 was paid with proceeds from the financing described in Note (c) below.

(c) Reflects payment of $9,273,000 in various debt instruments bearing interest at rates ranging from 8% to 11.25% payable in various installments through 2001. Adjustment also reflects the issuance of $23,290,000 in new debt in the form of a revolving credit facility of $21,290,000 bearing interest at the Prime Rate (currently 8.5%) with payment of interest only until maturity in February 2001, and $2,000,000 in subordinated debt bearing interest at the LIBOR rate plus 4% (currently 10%) with payment of interest only until maturity in February 2000.

                          LOGAN EQUIPMENT CORPORATION

(d) Reflects the payment of $200,000 in preferred stock.

(e) Adjustments reflect charges to conform acquired company depreciation policies to those of Logan Equipment.

(f) Reflects interest expense under the new credit facilities, assuming they had been in place since January 1, 1997.

(g) There has been no pro forma income tax provision due to the Company's net operating loss carryforwards.

3. REVOLVING LINE OF CREDIT AGREEMENT

     The Company had a $600,000 revolving line of credit agreement with First Massachusetts Bank, of which $600,000 was outstanding at December 31, 1997. Under the terms of the agreement, the Company could borrow 80% of accounts receivable less than 90 days old at the Prime Rate plus 1.5% (10.0% at December 31, 1997). The line is secured by accounts receivable and parts inventory. This loan was repaid with the initial advance from the revolving credit facility described in Note 2.

4. BANK DEBT AND LONG-TERM OBLIGATIONS

     Prior to the refinancing described in Note 2, the Company had $9,374,000 in bank debt and other long-term obligations payable to ten lenders and related parties with interest rates ranging from 0% to 12% and various maturities through December 2002. Subsequent to December 31, 1997, all of the above loans were repaid with the initial advance from the line described in Note 2.

     Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of the long-term debt approximates its carrying value.

     On January 31, 1998, the Company entered into a Credit Facilities Agreement with Deutsche Financial Services Corp. The total amount of credit available under the Agreement is limited to the lesser of $25 million or a borrowing base consisting of eligible receivables, inventory and vehicles. The credit facility bears interest at the prime rate as defined in the agreement (currently 8.5%). The Agreement expires on January 31, 2001. The obligation of the lender to make advances under the Agreements is subject to certain customary conditions. In addition the Agreement contains financial covenants for the Company regarding interest coverage, maximum indebtedness, minimum net worth, maximum inventory and capital expenditures and minimum fleet utilization. Borrowings under the Agreement are secured by all the real and personal property of the Company. The Agreement also restricts the Company from making certain distributions, including cash dividends. on its common stock.

                          LOGAN EQUIPMENT CORPORATION

5. PROPERTY AND EQUIPMENT

     Fixed assets consist of the following at December 31, 1997:

                                                                (IN THOUSANDS)
                                                                --------------
Motor vehicles..............................................        $  380
Furniture and fixtures......................................            33
Communications and computer equipment.......................           190
Shop equipment..............................................            35
Leasehold improvements......................................           720
                                                                    ------
                                                                     1,358
Less accumulated depreciation and amortization..............          (380)
                                                                    ------
                                                                    $  978
                                                                    ======

6. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases certain operating premises and equipment under operating leases. The property leases require the Company to pay maintenance, insurance, taxes and other expenses in addition to the rental amounts. Rental expense under such operating leases totaled $306,000 for the year ended December 31, 1997. Future minimum lease payments, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

                                                              (IN THOUSANDS)
                        YEAR ENDING                               AMOUNT
                        -----------                           --------------
1998........................................................       $201
1999........................................................        183
2000........................................................        124
2001........................................................        106
2002........................................................         30
Thereafter..................................................          6
                                                                   ----
          Total.............................................       $650
                                                                   ====

7. INCOME TAXES

     The components of income tax expense for the year ended December 31, 1997 are as follows:

                                                                (IN THOUSANDS)
                                                                    AMOUNT
                                                                --------------
Current:
  Federal...................................................         $ 42
  State.....................................................           35
                                                                     ----
          Total.............................................           77
Deferred:
  Federal...................................................          (42)
  State.....................................................          (35)
                                                                     ----
                                                                      (77)
                                                                     ----
          Income tax expense................................         $  0
                                                                     ====

                          LOGAN EQUIPMENT CORPORATION

     Deferred taxes are principally attributable to temporary differences relating to basis differences of the rental fleet, resulting in a deferred tax liability of $1,200,000, and net operating loss carryforwards, resulting in a deferred tax asset of $1,280,000. The Company has recorded a 100% valuation allowance on the net deferred tax assets. For federal income tax purposes, the Company has net operating loss carryforwards of approximately $3,200,000 and tax credit carryforwards of approximately $200,000 at December 31, 1997. Accordingly, because of the use of the net operating loss carryforwards, there is no tax provision recorded for the year ended December 31, 1997. These carryforwards will expire at various times from 2005 to 2008.

8. RELATED-PARTY TRANSACTIONS

     At December 31, 1994, $395,203 of related-party debt was converted to equity along with $111,600 of loans payable to officers. This amount of $506,803 has been classified in the equity section of the balance sheet at December 31, 1997 as "Additional Paid-In Capital."

     Included in long-term debt are $322,689 of notes payable to related parties of the stockholders of the Company at December 31, 1997 which were paid off as part of the refinancing described in Notes 2 and 4.

     The Company leases its headquarters in Shrewsbury, Massachusetts and a branch facility in Boston, Massachusetts from one of its stockholders. These leases are on a "tenant-at-will" arrangement. Real estate taxes and operating costs are included in the base monthly rent. Rental expense for 1997 was approximately $101,000,

9. REDEEMABLE PREFERRED STOCK

     As part of a debt restructuring with Concord Commercial Corporation, the Company issued 200 shares of $.01 par value preferred stock on April 27, 1992. The stock was redeemable upon the termination of the debt with the lender, and was repaid subsequent to December 31, 1997, with the initial advance from the revolving credit facility described in Note 2.

10. SUBSEQUENT EVENT

     On January 20, 1998, the Articles of Incorporation of the Company were amended to change the authorized number of shares outstanding from 100 shares of no par common stock and 200 shares of $.01 preferred stock to 100,000 shares of no par common stock.

------------------------------------------------------
------------------------------------------------------


  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                            ------------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary...................     1
Risk Factors.........................     8
Use of Proceeds......................    13
Dividend Policy......................    13
Selected Consolidated Historical
  Financial Information and
  Operations Data....................    14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    16
Business.............................    27
Management...........................    36
Certain Relationships and
  Transactions.......................    44
Principal Stockholders...............    47
Selling Stockholders.................    48
Plan of Distribution.................    52
Description of Capital Stock.........    53
Legal Matters........................    55
Experts..............................    55
Additional Information...............    56
Index to Pro Forma Consolidated
  Statement of Operations............  PF-1
Index to Consolidated Financial
  Statements.........................   F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               51,529,357 SHARES

                             NATIONSRENT, INC. LOGO

                                  COMMON STOCK

                          ----------------------------
                                   PROSPECTUS
                          ----------------------------

                                           , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses and costs payable by the Company (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement. All amounts are estimated except for the SEC registration fee.


                                                                AMOUNT
                                                              -----------
Registration fee under Securities Act.......................  $ 26,123.39+
Legal fees and expenses.....................................    25,000.00*
Accounting fees and expenses................................    25,000.00*
Printing and engraving expenses.............................    22,000.00*
Miscellaneous expenses......................................     5,000.00*
                                                              -----------
          Total.............................................  $103,123.39*
                                                              ===========


     --------------------


     + Previously paid.

     * estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Certificate of Incorporation, as amended (the "Certificate") provides that the Company shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Bylaws provides that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.


     Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

     The Company intends to obtain primary and excess insurance policies insuring the directors and officers of the Company and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

     Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of the Company, its directors and officers who sign the Registration Statement and persons who control the Company, under certain circumstances.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     Since its formation in August 1997, the Company has issued securities in the following transactions. Each of these transactions was intended to be exempt from the registration requirements of the Securities Act by virtue of either
Section 4(2) thereunder based on being issued in a transaction not involving a public offering to a limited number of accredited investors or Section 3(b) thereunder based on being issued to a limited number of non-executive employees pursuant to written contracts relating to compensation of such persons.


     In September 1997, the Company issued 12,000,000 shares of common stock to
H. Family Investments, Inc. and 12,000,000 shares to James L. Kirk in exchange for an aggregate of approximately $47.1 million of equity capital which was funded at various times from September 1997 through June 2, 1998 as required to complete acquisitions.



     In September 1997, in connection with the acquisition of Sam's Equipment Rental, Inc. and Gabriel Trailer Manufacturing Company, Inc., the Company issued promissory notes in an aggregate principal amount of $7,690,000, which are convertible into shares of common stock at the option of the holder at the initial public offering price.



     From November 1997 to April 1998, the Company granted options to certain of its employees to purchase an aggregate of 1,087,571 shares of common stock at exercise prices ranging from $2.96 to $6.69 per share and a weighted average exercise price of $5.33 per share. These options vest over a four year period at the rate of 25% per year beginning on the first anniversary of the date of grant.



     In December 1997, in connection with the acquisition of certain assets of C&E Rental Services, Inc., the Company issued a promissory note in the principal amount of $2,000,000, which is convertible into shares of common stock at the option of the holder at the initial public offering price.



     In December 1997, in connection with the acquisition of certain assets of Titan Rentals, Inc., the Company issued promissory notes in an aggregate principal amount of $1,399,998, which are convertible into shares of common stock at the option of the holders at the initial public offering price.



     In April 1998, in connection with the acquisition of certain assets of Revco Equipment Rentals, Inc., the Company issued a promissory note in the principal amount of $900,000, which is convertible into shares of common stock at the option of the holder at the initial public offering price.

     In April 1998, in connection with the acquisition of certain assets of Naples Rent-All and Sales Company, Inc., the Company issued a promissory note in the principal amount of $1,000,000, which is convertible into shares of common stock at the option of the holder at the initial public offering price.



     In May 1998, in connection with the acquisition of The Bode-Finn Company, the Company issued promissory notes in an aggregate principal amount of $10,000,000, which are convertible into shares of common stock at the option of the holder at the initial public offering price. The Company also issued warrants to purchase a number of shares of common stock equal to $800,000 divided by the initial public offering price at an exercise price equal to the initial public offering price and with a term of five years commencing 18 months following the consummation of the Offering.



     In May 1998, in connection with the acquisition of certain assets of U-Rent-It Company, Inc., the Company issued a promissory note in the principal amount of $500,000, which was convertible into shares of common stock at the option of the holder at the initial public offering price. In February 1999, the Company issued to the holder of the convertible promissory note 62,500 shares of common stock upon conversion of $500,000 principal amount of such note at a conversion price of $8.00 per share.



     In June 1998, the Company issued an aggregate of 5,118,694 shares of common stock to accredited investors in a private placement transaction for aggregate proceeds of $27.6 million.



     In June 1998, in connection with the acquisition of A-Action Rentals, Inc., the Company issued a promissory note in the principal amount of $1,000,000, which is convertible into shares of common stock at the option of the holder at the initial public offering price.



     In June 1998, in connection with the acquisition of Raymond Equipment Co. (d/b/a Job Rentals and Sales Incorporated) (d/b/a Raymond Auto Sales), the Company issued promissory notes with an aggregate principal amount of $12,000,000, which are convertible into shares of common stock at the option of the holder at the initial public offering price.



     In July 1998, in connection with the acquisition of J. Kelly Co., the Company issued a promissory note in the principal amount of $2,500,000, which is convertible into shares of common stock at the option of the holder at the initial public offering price.



     In July 1998, in connection with the acquisition of certain assets of Associated Rental Equipment Management Company, Inc., the Company issued a promissory note in the principal amount of $10,000,000, which is convertible into shares of common stock at the option of the holder at the initial public offering price.



     In September 1998, in connection with the acquisition of Agstar, Inc. and Lightnin' Truck Rental, Inc., the Company issued 827,827 shares of common stock.



     In September 1998, in connection with the acquisition of Reliable Rental & Supply Co., Inc., the Company issued a promissory note in the principal amount of $2,500,000, which is convertible into shares of common stock at the option of the holder at a price of $9.43 per share.



     In September 1998, in connection with the acquisition of Sheffield Equipment Co., Inc., the Company issued a promissory note in the principal amount of $850,000, which is convertible into shares of common stock at the option of the holder at a price of $7.76 per share.



     In September 1998, in connection with the acquisition of Villella Holding Company and Gold Coast Aerial Lift, Inc., the Company issued 413,814 shares of common stock. In January 1999, the

Company issued an aggregate of 78,973 shares of common stock to the stockholders of these companies.



     In September 1998, in connection with the acquisition of Tennessee Tool and Supply, Inc., the Company issued a promissory note in the principal amount of $3,100,000, which is convertible into shares of common stock at the option of the holders at a price of $8.23 per share.



     In October 1998, in connection with the acquisition of Southeast Rental & Leasing, Inc., the Company issued promissory notes in the aggregate principal amount of $675,000, which are convertible into shares of common stock at the option of the holders at a price of $8.21 per share.



     In November 1998, in connection with the acquisition of Acme Rental, Inc., the Company issued a promissory note in the principal amount of $1,095,017.39, which is convertible into shares of common stock at the option of the holder at a price of $10.00 per share.



     In December 1998, in connection with the acquisition of Logan Equipment Corp., the Company issued 3,270,000 shares of common stock and promissory notes in the aggregate principal amount of $8,442,775, which are convertible into shares of common stock at the option of the holders at a price of $12.50 per share.



     In December 1998, in connection with the acquisition of certain assets of Action Supply Co., Inc. and Action Equipment Company, Inc., the Company issued 433,600 shares of common stock and promissory notes in the aggregate principal amount of $3,098,000, which are convertible into shares of common stock at the option of the holders at a price of $12.50 per share.



     In December 1998, in connection with the acquisition of Ray L. O'Neal, Inc. and Arenco LLC, collectively doing business as A-1 Rentals, the Company issued promissory notes in the aggregate principal amount of $50,000,000, which were converted into 6,956,517 shares of common stock on December 16, 1998.



     In December 1998, in connection with the acquisition of certain assets of EP Company, Inc., the Company issued a promissory note in the principal amount of $1,000,000 which is convertible into shares of common stock at the option of the holder at a price of $8.40 per share.



     In December 1998, in connection with the acquisition of certain assets of River City Rentals, Inc., the Company issued 597,572 shares of common stock and a promissory note in the principal amount of $5,500,000 which is convertible into shares of common stock at the option of the holder at a price of $10.00 per share.



     In December 1998, in connection with the acquisition of Advanced Construction Equipment, Inc., the Company issued a promissory note in the principal amount of $610,000, which is convertible into shares of common stock at the option of the holder at a price of $8.00 per share.



     In December 1998, in connection with the acquisition of certain assets of Prime Enterprises, Inc., the Company issued a promissory note in the amount of $1,050,000 which is convertible into shares of common stock at the option of the holder at a price of $8.34 per share.



     In February 1999, in connection with the acquisition of Hudson Rental Center, Inc., the Company issued promissory notes in the aggregate principal amount of $600,000, which are convertible into shares of common stock at the option of the holder at a price of $10.00 per share.



     In April 1999, in connection with the acquisition of the assets of J.R. Equipment, Inc. d/b/a Howe Rental & Sales, the Company issued promissory notes in the aggregate principal amount of $3,075,000, which are convertible into shares of common stock at the option of the holder at a price of $10.00 per share.

     In April 1999, in connection with the acquisition of the assets of Placer Equipment Rentals, Inc., the Company issued a promissory note in the principal amount of $1,500,000, which is convertible into shares of common stock at the option of the holder at a price of $10.00 per share.



     In June 1999, in connection with the acquisition of Pierce & Associates, Inc., the Company issued promissory notes in the aggregate principal amount of $2,000,000, which are convertible into shares of common stock at the option of the holder at a price of $10.00 per share.



     From August 1998 to April 30, 1999, the Company granted options to certain of its employees to purchase an aggregate of 2,700,000 shares of common stock at exercise prices ranging from $5.50 to $8.00 per share. These options generally vest over a four year period at the rate of 25% per year beginning on the first anniversary of the date of grant.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following documents are filed as exhibits to this registration statement:




EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
2.1        --  Agreement and Plan of Merger, dated as of January 20, 1999, between the Company and Rental Service Corporation.(7)
2.2        --  Stock Option Agreement, dated as of January 20, 1999,
               between the Company and Rental Service Corporation.(7)
2.3        --  Stock Option Agreement, dated as of January 20, 1999,
               between Rental Service Corporation and the Company.(7)
2.4        --  Voting Agreement, dated as of January 20, 1999, between Kirk
               Holdings Limited Partnership, H. Family Investments, Inc.
               and Huizenga Investments Limited Partnership, as
               shareholders, and Rental Service Corporation.(7)
2.5        --  Termination and Release Agreement, dated May 20, 1999, between the Company and Rental Service Corporation.(8)
2.6        --  Stock Option Termination Agreement, dated May 20, 1999, between the Company and Rental Service Corporation.(8)
3.1        --  Amended and Restated Certificate of Incorporation of the
               Company.(2)
3.2        --  Amended and Restated By-Laws of the Company.(1)
4.1        --  Unregistered 10 3/8% Global Senior Subordinated Note due
               2008.(6)
4.2        --  Registered 10 3/8% Senior Subordinated Notes due 2008.(3)
4.3        --  Senior Subordinated Guarantee dated December 11, 1998 of the
               Guarantors.(6)
4.4        --  Indenture, dated December 11, 1998, by and among Company, the Guarantors and The Bank of New York.(6)
4.5        --  Registration Rights Agreement, dated December 11, 1998, by and among the Company, the Guarantors and the Initial
               Purchasers as defined therein.(6)
4.6        --  Third Amended and Restated Revolving Credit and Term Loan
               Agreement, dated as of February 11, 1999, by and among the
               Company, its subsidiaries, BankBoston, N.A., LaSalle
               National Bank, Fleet Bank, N.A., NationsBank, N.A., and
               other lending institutions named therein(9)
4.7        --  First Amendment to Third Amended and Restated Revolving
               Credit and Term Loan Agreement, dated March 24, 1999, by and among the Company, its subsidiaries, BankBoston, N.A.,
               LaSalle National Bank, Fleet Bank, N.A., NationsBank, N.A.,
               and other lending institutions named therein(9)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
4.8        --  Security Agreement, dated as of March 18, 1998, between the
               Company and BankBoston, N.A.(1)
4.9        --  Omnibus Amendment to Security Documents, dated as of June
               29, 1998, among the Company, its subsidiaries and
               BankBoston, N.A.(1)
4.10       --  Omnibus Amendment No. 2 to Security Documents, dated as of
               September 24, 1998, among the Company, its subsidiaries and
               BankBoston, N.A.(4)
4.11       --  Omnibus Amendment No. 3 to Security Documents, dated as of
               February 11, 1999, by and among the Company, its
               subsidiaries and BankBoston, N.A.(9)
5.1++      --  Opinion of Akerman, Senterfitt & Eidson, P.A.
10.1       --  Stock Purchase Agreement, dated August 15, 1997, by and among the Company, Sam's and the shareholders of Sam's,
               together with Amendment Nos. 1-6.(1)
10.2       --  Form of Unsecured Subordinated Promissory Notes -- Sam's.(1)
10.3       --  Form of Unsecured Convertible Promissory Notes -- Sam's.(1)
10.4       --  Form of Unsecured Contingent Convertible Subordinated
               Promissory Notes -- Sam's.(1)
10.5       --  Agreement, dated September 22, 1997, between the Company and
               Gary L. Gabriel.(1)
10.6       --  Asset Purchase Agreement, dated December 8, 1997, by and among NationsRent of Ohio, Inc., R&R Rental, Inc. ("R&R")
               and the sole shareholder of R&R, together with an Amendment dated December 10, 1997.(1)
10.7       --  Form of Unsecured Subordinated Promissory Note -- R&R.(1)
10.8       --  Asset Purchase Agreement, dated December 8, 1997, as
               amended, among NationsRent of Indiana, Inc. and C&E Rental and Service, Inc. ("C&E"), together with an Amendment dated
               December 23, 1997.(1)
10.9       --  Form of Unsecured Convertible Subordinated Promissory Note
               C&E.(1)
10.10      --  Stock Purchase Agreement, dated December 20, 1997, as
               amended, among NationsRent of West Virginia, Inc., Titan
               Rentals, Inc. ("Titan") and the shareholder of Titan,
               together with an Amendment dated December 31, 1997.(1)
10.11      --  Form of Unsecured Convertible Subordinated Promissory
               Note -- Titan.(1)
10.12      --  Stock Purchase Agreement, dated March 24, 1998, among the
               Company, Bode-Finn Limited Partnership ("Bode-Finn") and the
               shareholders of Bode-Finn, together with Amendment No. 1,
               dated April 6, 1998, and Amendment No. 2, dated April 17,
               1998.(1)
10.13      --  Form of Unsecured Convertible Subordinated Promissory
               Notes -- Bode-Finn.(1)
10.14      --  Form of Warrant -- Bode-Finn.(1)
10.15      --  Registration Rights Agreement, dated May 5, 1998, among the
               Company, Bode-Finn, and Raymond E. Mason Foundation.(1)
10.16      --  Asset Purchase Agreement, dated March 25, 1998, among
               NationsRent of Indiana, Inc., RFL, Enterprises, Inc. and the
               sole shareholder of RFL Enterprises, Inc. ("RFL").(1)
10.17      --  Asset Purchase Agreement, dated April 21, 1998, among
               NationsRent of Florida, Inc. and Naples Rent-All and Sales
               Company, Inc. ("Naples").(1)
10.18      --  Form of Unsecured Convertible Subordinated Promissory
               Note -- Naples.(1)
10.19      --  Stock Purchase Agreement, dated May 7, 1998, among the
               Company, Raymond Equipment Co. ("Raymond Equipment") and the
               shareholders of Raymond Equipment.(1)
10.20      --  Form of Unsecured Subordinated Promissory Notes -- Raymond
               Equipment.(1)
10.21      --  Form of Unsecured Convertible Subordinated Promissory
               Notes -- Raymond Equipment.(1)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.22      --  Asset Purchase Agreement, dated May 14, 1998, among the
               Company and General Rental, Inc.(1)
10.23      --  Stock Purchase Agreement, dated May 30, 1998, among the
               Company, J. Kelly Co., Inc. ("J. Kelly") and the
               shareholders of J. Kelly.(1)
10.24      --  Form of Unsecured Convertible Subordinated Promissory
               Note -- J. Kelly.(1)
10.25      --  Form of Registration Rights Agreement among the Company and the shareholders of J. Kelly.(1)
10.26      --  Asset Purchase Agreement, dated June 7, 1998, among the
               Company, Associated Rental Equipment Management Company,
               Inc. ("Associated") and the sole shareholder of
               Associated.(1)
10.27      --  Form of Unsecured Convertible Subordinated Promissory
               Note -- Associated.(1)
10.28      --  Form of Registration Rights Agreement -- Associated.(1)
10.29      --  Form of Subscription Agreement, dated May 1998, between the
               Company and certain subscribers.(1)
10.30      --  NationsRent 1998 Stock Option Plan.(2)
10.31      --  Form of Stock Option Agreement.(1)
10.32      --  Amended and Restated Purchase Agreement, dated as of
               September 9, 1998, by and among NationsRent, Inc., Ray L.
               O'Neal, Inc., Arenco, L.L.C., Don R. O'Neal, Elizabeth M.
               O'Neal and the O'Neal Revocable Trust dated December 29,
               1987.(5)
10.33      --  Unsecured Convertible Subordinated Promissory Note, dated as of October 23, 1998, from the Company to Ray L. O'Neal,
               Inc.(5)
21.1+      --  Subsidiaries of the Company
23.1+      --  Consent of Arthur Andersen LLP
23.2+      --  Consent of Ernst & Young LLP
23.3++     --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in
               Exhibit 5.1 above)
24.1++     --  Powers of Attorney


---------------


 +  Filed with this Registration Statement.



++  Previously filed with this Registration Statement.



(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended, Commission File No. 333-56233.



(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1998.



(3) Included in Exhibit 4.4 hereto as Exhibit A.2.



(4) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998.



(5) Incorporated by reference to the Company's Current Report on Form 8-K filed on November 9, 1998.



(6) Incorporated by reference to the Company's Registration Statement on Form S-4, Commission File No. 333-69691.



(7) Incorporated by reference to the Company's Current Report on Form 8-K filed on April 8, 1999.



(8) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 21, 1999.

(9) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999.



     (b) Financial Statement Schedule. The following financial statement schedule is filed on page F-27 herewith:



        Financial Statement Schedule II, Valuation and Qualifying Accounts and Reserves, for the Periods Ended December 31, 1998 and 1997.


     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June 28, 1999.


                                          NATIONSRENT, INC.

                                          By:                  *
                                            ------------------------------------
                                              James L. Kirk
                                              Chairman of the Board and Chief
                                              Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

*                                                    Chairman of the Board and Chief      June 28, 1999
---------------------------------------------------  Executive Officer (principal
James L. Kirk                                        executive officer)

                /s/ GENE J. OSTROW                   Executive Vice President and         June 28, 1999
---------------------------------------------------  Chief Financial Officer
                  Gene J. Ostrow                     (principal financial officer)

*                                                    Vice President and Controller        June 28, 1999
---------------------------------------------------  (principal accounting officer)
Kris E. Hansel

*                                                    Director                             June 28, 1999
---------------------------------------------------
Thomas H. Bruinooge

*                                                    Director                             June 28, 1999
---------------------------------------------------
Gary L. Gabriel

*                                                    Director                             June 28, 1999
---------------------------------------------------
H. Wayne Huizenga

*                                                    Director                             June 28, 1999
---------------------------------------------------
Harris W. Hudson

              *By: /s/ GENE J. OSTROW
   ---------------------------------------------
                Gene J. Ostrow, as
                 attorney-in-fact